    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 10, 2000



                                                      REGISTRATION NO. 333-42814

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                 INNOVEDA, INC.
             (Exact Name of Registrant as Specified in its Charter)

                DELAWARE                                    7372                                   93-1137888
      (State or Other Jurisdiction              (Primary Standard Industrial                    (I.R.S. Employer
   of Incorporation or Organization)            Classification Code Number)                  Identification Number)

                            ------------------------

                           293 BOSTON POST ROAD WEST
                         MARLBORO, MASSACHUSETTS 01752
                                 (508) 480-0881
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                         ------------------------------

                                PETER T. JOHNSON
          VICE PRESIDENT, BUSINESS DEVELOPMENT AND CHIEF LEGAL OFFICER
                                 INNOVEDA, INC.
                           293 BOSTON POST ROAD WEST
                         MARLBORO, MASSACHUSETTS 01752
                                 (508) 480-0881
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                         ------------------------------

                                   COPIES TO:

          JOHN A. BURGESS, ESQ.                       LAWRENCE GENNARI, ESQ.
            HALE AND DORR LLP                           GADSBY HANNAH LLP
             60 STATE STREET                           225 FRANKLIN STREET
       BOSTON, MASSACHUSETTS 02109                 BOSTON, MASSACHUSETTS 02110
        TELEPHONE: (617) 526-6000                   TELEPHONE: (617) 345-7000
         TELECOPY: (617) 526-5000                    TELECOPY: (617) 345-7050

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and certain other conditions under the Agreement and Plan of Merger and Reorganization are met or waived.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________


    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              PADS SOFTWARE, INC.
                               165 FOREST STREET
                         MARLBORO, MASSACHUSETTS 01752


                                                                 August 11, 2000


Dear PADS Software, Inc. Stockholders:

    I am writing you today about our proposed merger with Innoveda, Inc. This merger will create a combined company capable of creating and marketing software tools for the design of electronic products at the system level, a comprehensive environment for printed circuit board design and tools for electromechanical design. We are very excited about the opportunities we envision for the combined company. The board of directors of PADS has determined that the terms and conditions of the merger are fair to you and in your best interests and has unanimously recommended that you approve the merger.

    In the merger, Innoveda will issue 6,473,136 shares of its common stock and expects to pay approximately $1.7 million to the PADS stockholders. The number of shares of Innoveda common stock and the cash consideration which each PADS stockholder will receive in exchange for their shares of PADS capital stock will be determined at the effective time of the merger based on the number of shares and options of PADS capital stock then outstanding. Based upon the outstanding PADS capital stock as of August 1, 2000, it is expected that each share of PADS capital stock will be exchanged for approximately 1.9 shares of Innoveda common stock and $.51 in cash. In addition, each outstanding option to purchase shares of PADS common stock will be converted into an option to purchase 2.0355 shares of Innoveda common stock, with the option exercise price to be adjusted accordingly.


    Innoveda common stock is traded on the Nasdaq National Market under the trading symbol "INOV" and closed at a sale price of $4.4375 per share on August 9, 2000. The terms and conditions of the merger are described more fully in this consent solicitation statement/prospectus.


    We are asking holders of PADS preferred stock to consent to the adoption of the merger agreement by executing the enclosed written consent in lieu of a meeting. The adoption of the merger agreement must be approved by the holders of at least two-thirds in interest of the outstanding shares of PADS series A preferred stock and PADS series B preferred stock, voting together as a single class. Prior to the mailing of this consent solicitation statement/prospectus, a holder of PADS series A preferred stock who owns approximately 90% of the outstanding shares of PADS preferred stock agreed to consent to the adoption of the merger agreement. Therefore, adoption of the merger agreement is assured.

    This consent solicitation statement/prospectus provides detailed information about Innoveda and the merger. Please give all of this information your careful attention. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS.


    Holders of PADS capital stock have the right under Delaware law to require an appraisal of their shares and to demand payment of fair value for their shares. These rights, generally known as "appraisal rights," are summarized in this document. In addition, a copy of Section 262 of the Delaware General Corporation Law, which governs appraisal rights, is attached to this consent solicitation statement/prospectus. We urge you to read both the summary and the statutory provision carefully. If you wish to demand an appraisal of your shares, you must strictly comply with the statutory requirements, including sending your written demand for appraisal to PADS before August 31, 2000.



    Pursuant to the merger agreement, Innoveda will not be obligated to proceed with the merger if stockholders holding more than three percent of the outstanding shares of PADS capital stock demand appraisal of their shares. Accordingly, we request that holders of PADS nonvoting common stock sign and return the enclosed waiver to PADS by August 31, 2000 in order to inform us that they do not plan to exercise their appraisal rights. You should be aware, however, that failure to return a waiver will not, in itself, constitute a demand for appraisal of your shares.

    IF YOU CHOOSE TO WAIVE YOUR RIGHT TO DEMAND AN APPRAISAL OF YOUR SHARES UNDER DELAWARE LAW, PLEASE SIGN THE ENCLOSED WAIVER AND RETURN IT IN THE ACCOMPANYING POSTAGE PAID ENVELOPE.

    The boards of directors of PADS and Innoveda are furnishing you this document to provide you with important information about the merger and about Innoveda. You should read this information carefully prior to making any decision regarding adoption of the merger agreement or exercise of your appraisal rights.

                                          Sincerely,
                                          Kenneth L. Tepper
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


    This consent solicitation statement/prospectus is dated August 11, 2000 and is first being mailed to PADS stockholders of record as of August 1, 2000 on or about August 11, 2000.

THE INFORMATION IN THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. INNOVEDA MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

         PADS SOFTWARE, INC.                      INNOVEDA, INC.
          165 FOREST STREET                  293 BOSTON POST ROAD WEST
    MARLBORO, MASSACHUSETTS 01752          MARLBORO, MASSACHUSETTS 01752

                   CONSENT SOLICITATION STATEMENT/PROSPECTUS

    Innoveda, Inc. has entered into a merger agreement with PADS Software, Inc. The merger agreement provides that a wholly owned subsidiary of Innoveda will merge with and into PADS, with PADS surviving as a wholly owned subsidiary of Innoveda following the merger.

    In the merger, Innoveda will issue 6,473,136 shares of its common stock and expects to pay approximately $1.7 million to the PADS stockholders. The number of shares of Innoveda common stock and the cash consideration which each PADS stockholder will receive in exchange for their shares of PADS capital stock will be determined at the effective time of the merger based on the number of shares and options of PADS capital stock then outstanding. Based upon the outstanding PADS capital stock as of August 1, 2000, it is expected that each share of PADS capital stock will be exchanged for approximately 1.9 shares of Innoveda common stock and $.51 in cash. In addition, each outstanding option to purchase shares of PADS common stock will be converted into an option to purchase 2.0355 shares of Innoveda common stock, with the option exercise price to be adjusted accordingly.

    Innoveda is providing this consent solicitation statement/prospectus to PADS stockholders of record as of August 1, 2000 with respect to the shares of its common stock to be issued in the merger in exchange for the outstanding PADS capital stock.


    PADS is providing this consent solicitation statement/prospectus to its stockholders of record as of August 1, 2000 in connection with the solicitation of an action by written consent adopting the merger agreement and the decision by its stockholders as to whether to exercise their appraisal rights under Delaware law. Accordingly, we request that holders of PADS nonvoting common stock sign and return the enclosed waiver to PADS by August 31, 2000. If you wish to demand an appraisal of your shares, you must strictly comply with the statutory requirements, including sending your written demand for appraisal to PADS before August 31, 2000.



    Innoveda common stock is quoted on the Nasdaq National Market under the symbol "INOV." On August 9, 2000, its last reported sale price was $4.4375 per share.

                            ------------------------

    THE PROPOSED MERGER IS A COMPLEX TRANSACTION. PLEASE READ AND CONSIDER CAREFULLY THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS IN ITS ENTIRETY, INCLUDING THE MATTERS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 8.
                            ------------------------

    Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved these securities or determined if this consent solicitation statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                      REFERENCES TO ADDITIONAL INFORMATION

    This consent solicitation statement/prospectus incorporates important business and financial information about Innoveda from documents that are not included in or delivered with this consent solicitation statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain certain documents incorporated by reference in this consent solicitation statement/prospectus by requesting them in writing or by telephone from Innoveda at the following address and telephone number:

                                 INNOVEDA, INC.
                           293 BOSTON POST ROAD WEST
                         MARLBORO, MASSACHUSETTS 01752
                           TELEPHONE: (508) 480-0881
                       ATTENTION: PETER T. JOHNSON, ESQ.
                     VICE PRESIDENT, BUSINESS DEVELOPMENT,
                       CHIEF LEGAL OFFICER AND SECRETARY

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
QUESTIONS AND ANSWERS ABOUT THE MERGER......................      1
SUMMARY.....................................................      3
RISK FACTORS................................................      8
  Risks Relating to the Merger..............................      8
  Risks Relating to Innoveda................................     10
  Risks Relating to PADS....................................     17
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  STATEMENTS................................................     22
SELECTED HISTORICAL CONSOLIDATED AND UNAUDITED PRO FORMA
  COMBINED FINANCIAL INFORMATION............................     23
  Innoveda Historical Condensed Financial Data..............     24
  PADS Historical Condensed Financial Data..................     25
  Unaudited Innoveda and PADS Pro Forma Combined Condensed
    Historical Financial Data...............................     26
COMPARATIVE PER SHARE DATA..................................     27
MARKET PRICE INFORMATION....................................     28
  Innoveda Market Price Information.........................     28
  PADS Market Price Information.............................     28
  Recent Closing Prices.....................................     28
  Dividends.................................................     29
THE MERGER..................................................     30
  Background of the Merger..................................     30
  Innoveda's Reasons for the Merger.........................     32
  PADS' Reasons for the Merger; Recommendation of the PADS
    Board of Directors......................................     33
  Interests of Executive Officers and Directors of PADS in
    the Merger..............................................     35
  Treatment of PADS Common Stock and PADS Preferred Stock...     36
  Accounting Treatment of the Merger........................     36
  Regulatory Approvals......................................     36
  Material United States Federal Income Tax
    Considerations..........................................     36
  Nasdaq National Market Quotation..........................     38
  Resales of Innoveda Common Stock Issued in Connection with
    the Merger; Voting and Transfer Restriction Agreement...     38
  Consent in Lieu of Meeting; Waiver of Appraisal Rights....     38
  Appraisal Rights..........................................     39
  Appraisal Rights Procedures...............................     39
THE MERGER AGREEMENT........................................     43
  General...................................................     43
  The Exchange Ratio and Treatment of PADS Capital Stock....     43
  Treatment of Unvested and Restricted Stock of PADS........     43
  Treatment of PADS Stock Options...........................     43
  Exchange of Certificates..................................     44
  Representations and Warranties............................     45
  Certain Covenants.........................................     45
  Related Matters After the Merger..........................     47
  Conditions to Obligations to Effect the Merger............     47
  Termination; Expenses and Termination Fees................     48
  Amendment.................................................     49
  Voting and Transfer Restriction Agreement.................     49
INNOVEDA'S BUSINESS.........................................     51

                                                                PAGE
                                                              --------
INNOVEDA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................     63
PADS' BUSINESS..............................................     69
PADS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................     73
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
  STATEMENTS................................................     84
  Unaudited Pro Forma Combined Condensed Balance Sheet......     86
  Unaudited Pro Forma Combined Condensed Statements of
    Operations..............................................     87
  Unaudited Pro Forma Combined Condensed Statements of
    Operations..............................................     88
  Notes to Unaudited Pro Forma Combined Condensed Financial
    Statements..............................................     89
PADS MANAGEMENT.............................................     92
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND
  MANAGEMENT OF PADS........................................     93
COMPARISON OF STOCKHOLDER RIGHTS............................     95
LEGAL MATTERS...............................................    100
EXPERTS.....................................................    100
WHERE YOU CAN FIND MORE INFORMATION.........................    100
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..................    F-1

ANNEXES
Annex A--Agreement and Plan of Merger and Reorganization....    A-i
Annex B--Voting and Transfer Restriction Agreement..........    B-1
Annex C--Section 262 of the Delaware General Corporation
  Law.......................................................    C-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHY ARE THE COMPANIES PROPOSING TO MERGE?

A: Innoveda and PADS are proposing to merge because we believe the resulting combination will create a stronger, more competitive company capable of achieving greater financial strength, operational efficiencies, earning power and growth potential than either company would have on its own.

    We believe that PADS and Innoveda together will be positioned to deliver a comprehensive environment for printed circuit board and advanced integrated circuit packaging design, in addition to Innoveda's other environments for system-level design, design capture and electromechanical design. The environments are backed by Innoveda's comprehensive consulting services, and sold through an experienced worldwide direct sales force and value added reseller channel.

Q:  HOW WILL THESE TWO COMPANIES MERGE?

A: Innoveda will combine with PADS under a merger agreement providing that a wholly owned subsidiary of Innoveda will merge with and into PADS, with PADS surviving the merger as a wholly owned subsidiary of Innoveda.

Q:  WHAT WILL I RECEIVE IN THE MERGER?

A: If the merger is completed, you will receive a combination of shares of Innoveda common stock and cash consideration for each share of PADS common stock that you own. The number of shares of Innoveda common stock and the cash consideration which each PADS stockholder will receive in exchange for their shares of PADS capital stock will be determined at the effective time of the merger based on the number of shares and options of PADS capital stock then outstanding. Based upon the outstanding PADS capital stock as of August 1, 2000, it is expected that each share of PADS capital stock will be exchanged for approximately 1.9 shares of Innoveda common stock and $.51 in cash. Innoveda will not issue fractional shares of its common stock. Instead, you will receive the number of shares of Innoveda common stock to which you would have been entitled rounded up or down to the nearest whole number with a fractional interest equal to .5 rounded to the nearest odd number. No cash payment in lieu of fractional shares will be made.

Q:  WHEN DO YOU EXPECT TO COMPLETE THE MERGER OF INNOVEDA AND PADS?

A: We are working to complete the merger as quickly as possible. We expect to complete the merger by the end of the third calendar quarter of 2000. However, we cannot predict the exact timing, because the merger is subject to governmental and other regulatory approvals. In addition, if necessary or desirable, Innoveda and PADS may agree to complete the merger at a later date.

Q:  WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER?

A: The merger is intended to qualify as a reorganization under the Internal
    Revenue Code. Accordingly, no gain or loss will generally be recognized by Innoveda, PADS or the Innoveda subsidiary that is being merged into PADS solely as a result of the merger. Additionally, no gain or loss will be recognized by PADS stockholders to the extent they receive shares of Innoveda common stock in the merger. In general, however, PADS stockholders will recognize taxable gain to the extent they receive cash in the merger. PADS stockholders should consult their tax advisors for a full understanding of the tax consequences of the merger.

Q:  WHO MUST APPROVE THE MERGER?

A: In addition to the approvals by the Innoveda board of directors and the PADS board of directors, each of which has already been obtained, and governmental and other regulatory approvals, the PADS stockholders must approve the merger.

Q:  WHAT STOCKHOLDER APPROVAL IS REQUIRED TO APPROVE THE MERGER?

A: The affirmative approval of the holders of at least two-thirds in interest of the outstanding shares of PADS series A preferred stock and PADS series B preferred stock, voting together as a single class, is required to approve the merger. Prior to mailing this consent solicitation statement/ prospectus, a holder of PADS series A preferred stock who owns approximately 90% of the outstanding shares of PADS preferred stock agreed to consent to the adoption of the merger agreement. Therefore, adoption of the merger agreement is assured.

Q:  DO THE INNOVEDA STOCKHOLDERS HAVE TO APPROVE THE MERGER?

A: No. Innoveda stockholder approval is not required to approve the merger.

Q: DOES THE PADS BOARD OF DIRECTORS RECOMMEND APPROVAL OF THE MERGER AGREEMENT AND THE MERGER?

A: Yes. After careful consideration, the PADS board of directors unanimously recommended that its stockholders approve the merger. For a more complete description of the recommendation of the PADS board of directors, see the section entitled "The Merger--PADS' Reasons for the Merger; Recommendation of the PADS Board of Directors" on page 33.

Q:  WHAT DO I NEED TO DO NOW?

A: We urge you to read carefully this consent solicitation statement/prospectus, including its annexes and the documents incorporated herein by reference as noted on page 101 carefully, and to consider how the merger will affect you as a stockholder. You also may want to review the other documents referenced under "Where You Can Find More Information" on page 100.

Q:  HOW DO I APPROVE THE MERGER?

A: To approve the merger you should answer this consent solicitation statement/ prospectus in writing by signing and returning the consent form.

Q:  WHOM MAY I CONTACT WITH ANY ADDITIONAL QUESTIONS?

A: You may call Richard T. Finigan, the investor relations contact for PADS at
    (508) 485-4300.

Q:  ARE THERE ANY RISKS ASSOCIATED WITH THE MERGER?

A: The merger does involve risks. For a discussion of risk factors that should be considered in evaluating the merger, see "Risk Factors" beginning on page 8.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT, THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU AND THE DOCUMENTS INCORPORATED BY REFERENCE HERETO. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 100. WE HAVE INCLUDED PAGE REFERENCES PARENTHETICALLY TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS IN THIS SUMMARY.

                                 THE COMPANIES

INNOVEDA, INC.
293 BOSTON POST ROAD WEST
MARLBORO, MASSACHUSETTS 01752
(508) 480-0881

    Innoveda, Inc. is a leading provider of innovative software and services that help engineers visualize, design and build advanced electronic systems. In March 2000, Innoveda was formed through the merger of Viewlogic Systems, Inc. and Summit Design, Inc. The foundation of Innoveda's business is comprehensive e-Product, or electronic products, software solutions for system-level design, printed circuit board design and electromechanical design. Headquartered in Marlboro, Massachusetts, Innoveda has offices worldwide.

PADS SOFTWARE, INC.
165 FOREST STREET
MARLBORO, MASSACHUSETTS 01752
(508) 357-8000

    PADS Software, Inc. provides interconnect design software that automates and optimizes the design, verification and manufacture of complex interconnect systems, such as printed circuit boards, multi-chip modules and advanced integrated circuit packages. PADS' software enables electronic design and manufacturing professionals to automatically place components, route interconnects, perform signal analysis and rapidly prepare products for volume manufacturing. PADS licenses its products and provides support services in multiple markets worldwide across a number of industries for electronic, computer, aerospace, telecommunications, medical, education, military and consumer applications. PADS' products operate on Windows and Windows/NT operating systems running on Intel or compatible processors. Its principal product, PowerPCB, is an industry leading, shape-based printed circuit board layout system.

                                   THE MERGER

    Upon the consummation of the merger, PADS will become a wholly owned subsidiary of Innoveda. PADS stockholders will receive a combination of Innoveda common stock and cash consideration in exchange for their shares of PADS capital stock. The merger agreement is attached to this consent solicitation statement/ prospectus as Annex A. We encourage you to read the merger agreement as it is the document that governs the merger.

                         AFFIRMATIVE APPROVAL REQUIRED
                                   (PAGE 39)

    Adoption of the merger agreement requires the affirmative approval of the holders of at least two-thirds in interest of the outstanding shares of PADS series A preferred stock and PADS series B preferred stock, voting together as a single class. A holder of PADS series A preferred stock who owns approximately 90% of the outstanding shares of PADS preferred stock has agreed to consent to the adoption of the merger agreement. Therefore, adoption of the merger agreement is assured.

                      PADS RECOMMENDATION TO STOCKHOLDERS
                                   (PAGE 33)

    The PADS board of directors has voted to approve the merger. The PADS board of directors believes that the merger is advisable and in your best interest and recommends that you execute the written consent to approve the merger.

                       WHAT HOLDERS OF PADS CAPITAL STOCK
                                  WILL RECEIVE
                                   (PAGE 43)

    PADS stockholders will receive an aggregate of 6,473,136 shares of Innoveda common stock and approximately $1.7 million in cash. The number of shares of Innoveda common stock and the cash consideration which each PADS stockholder will receive in exchange for their shares of PADS capital stock will be determined at the effective time of the merger based on the number of shares and options of PADS capital stock then outstanding. Based upon the outstanding PADS capital stock as of August 1, 2000, it is expected that each share of PADS capital stock will be exchanged for approximately 1.9 shares of Innoveda common stock and $.51 in cash. Innoveda will not issue fractional shares of Innoveda common stock in connection with the merger, and no cash will be paid in lieu of fractional shares. Instead, Innoveda will round any fractional shares to the nearest whole share with any fractional interest equal to .5 rounded to the nearest odd number.

                            CONDITIONS TO THE MERGER
                                   (PAGE 47)

    The completion of the merger depends upon meeting a number of conditions, including:

    - the approval of PADS stockholders;

    - the number of shares represented by PADS stockholders who have not approved the merger and who have demanded appraisal of their shares shall not exceed three percent of the outstanding PADS capital stock on a fully diluted basis;

    - the receipt of legal opinions regarding the treatment of the merger as a reorganization; and

    - other customary contractual conditions specified in the merger agreement.

    Some of the conditions to the merger may be waived by the party entitled to assert the condition.

                            NO SOLICITATION BY PADS
                                   (PAGE 46)
    PADS has agreed that until December 2, 2000 neither it nor any of its subsidiaries will:

    - solicit, initiate, intentionally encourage or otherwise facilitate any proposal that might lead to an alternative proposal or offer for any merger, reorganization, business combination, sale of stock or substantially all of its assets, or other similar business transaction with any entity other than Innoveda;

    - engage in negotiations or discussions concerning any similar transaction;
      or

    - provide any non-public information to any person relating to any such acquisition of PADS capital stock or assets.

    PADS has further agreed to cause each of its officers, directors, employees, financial advisors, representatives and agents, as well as the officers, directors, employees, financial advisors, representatives and agents of its subsidiaries, not to take any of these actions.

                      TERMINATION OF THE MERGER AGREEMENT
                                   (PAGE 48)

    Innoveda and PADS can mutually agree to terminate the merger agreement without completing the merger, and either Innoveda or PADS can terminate the merger agreement upon the occurrence of a number of events, including if:

    - the other party materially breaches any representation, warranty or covenant in the merger agreement and fails to cure the breach within 15 days of receiving notice of the breach;

    - the merger is not completed by December 2, 2000; or

    - PADS stockholders do not approve the merger.

    If the merger agreement is terminated under some circumstances, either Innoveda or PADS may be required to pay the other a termination fee of $2,000,000, or actual damages, if greater.

                         UNVESTED AND RESTRICTED STOCK
                                   (PAGE 43)

    At the effective time of the merger, each unvested share of PADS common stock granted by PADS under any of its plans or arrangements will be converted into unvested shares of Innoveda common stock based on the exchange ratio and will remain subject to the same terms, restrictions and vesting schedules as were applicable prior to the effective time of the merger. Innoveda will assume any rights PADS held prior to the effective time of the merger to repurchase these unvested shares.

                                 STOCK OPTIONS
                                   (PAGE 43)


    In connection with the merger agreement, Innoveda will assume all options, whether vested or unvested, to purchase PADS common stock, issued under PADS' stock option plans. Each option to purchase shares of PADS common stock outstanding immediately prior to the closing date will be considered an option to acquire, on the same terms, 2.0355 shares of Innoveda common stock, with the option exercise price to be adjusted accordingly.


                      INTERESTS OF EXECUTIVE OFFICERS AND
                        DIRECTORS OF PADS IN THE MERGER
                                   (PAGE 35)

    In considering the recommendation of the PADS board of directors, you should be aware of the interests that PADS executive officers and directors have in the merger. These include:

    - Kenneth L. Tepper, an executive officer of PADS, will become an officer of Innoveda, and Hiroshi Hashimoto, a director of PADS, will become a director of Innoveda.

    - James L. Gennari, an executive officer of PADS, and Naotada Kushitani, an executive officer and director of PADS, will receive retention and separation benefits.

    - At the closing of the merger, the stock options held by any PADS officer or director will be assumed by Innoveda and each option to purchase a share of PADS common stock will be converted into an option to purchase
      2.0355 shares of Innoveda common stock, on the same terms, with the option exercise price to be adjusted accordingly.

    - At the closing of the merger, each unvested share of PADS common stock held by any PADS officer or director will be converted into unvested shares of Innoveda common stock based on the exchange ratio.

    - PADS officers and directors have customary rights to indemnification against specified liabilities.


    In considering the fairness of the merger to PADS stockholders, the PADS board of directors took into account these interests. Some of these interests are different from and in addition to your and their interests as stockholders. As of August 1, 2000, the executive officers of PADS held options to acquire an aggregate of 25,000 shares of PADS common stock, of which options to acquire 18,750 shares are subject to vesting. These options will be converted in the merger into options to acquire approximately 50,888 shares of Innoveda common stock. In addition, as of August 1, 2000, the executive officers held 2,500 restricted shares of PADS common stock which are subject to vesting. These shares will be converted in the merger into approximately 4,750 shares of Innoveda common stock.


                              ACCOUNTING TREATMENT
                                   (PAGE 36)

    Innoveda will account for the merger using the purchase method of accounting, which means that the assets and liabilities of PADS, including intangible assets, will be recorded at their fair value and the results of operations of PADS will be included in Innoveda's results from the date of acquisition.

                         MATERIAL UNITED STATES FEDERAL
                           INCOME TAX CONSIDERATIONS
                                   (PAGE 36)

    We have structured the merger in order to qualify it as a reorganization under the Internal Revenue Code. It is our intention that no gain or loss generally will be recognized by PADS stockholders for federal income tax purposes on the exchange of shares of PADS common stock and PADS preferred stock solely for shares of Innoveda common stock. PADS stockholders, however, will recognize gain for federal income tax purposes on the cash consideration.

    Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

                     APPRAISAL RIGHTS OF PADS STOCKHOLDERS
                                   (PAGE 39)

    Under Delaware law, PADS stockholders who have not approved the merger and who have perfected their right to appraisal under the procedures established under the Delaware General Corporation Law are entitled to obtain appraisal of their shares of PADS capital stock and to demand payment of fair value for these same shares. Fair value will be determined by a Delaware court and may be more than, the same as, or less than the value of the consideration to be paid to the other PADS stockholders.


    These rights, generally known as "appraisal rights," are summarized in this document. In addition, a copy of Section 262 of the Delaware General Corporation Law, which governs appraisal rights, is attached as Annex C to this consent solicitation statement/prospectus. We urge you to read both the summary and statutory provision carefully. The right to demand appraisal of your shares depends upon strict compliance with the statutory requirements, including sending your written demand for appraisal to PADS before August 31, 2000.


                      HOW THE RIGHTS OF PADS STOCKHOLDERS
                      WILL DIFFER AS INNOVEDA STOCKHOLDERS
                                   (PAGE 96)

    The rights of PADS stockholders as stockholders of Innoveda after the merger will be governed by Innoveda's corporate charter and by-laws. Those rights differ from the rights of PADS stockholders under PADS' corporate charter and by-laws.

                           FORWARD-LOOKING STATEMENTS
                              MAY PROVE INACCURATE
                                   (PAGE 22)

    We have made forward-looking statements in this document (and in documents that are incorporated in this document by reference) that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of Innoveda, including the anticipated cost savings and revenue enhancements from the merger. Also, when we use words such as "believes," "expects," "anticipates," "plans" or similar expressions, we are making forward-looking statements. PADS stockholders should note that many factors could affect the future financial results of Innoveda and PADS, and could cause these results to differ materially from those expressed in our forward-looking statements. These factors include the following:

    - the risk that Innoveda is unable to achieve the anticipated cost savings and revenue enhancements from the merger;

    - the risk that Innoveda encounters greater than expected costs and difficulties related to the integration of the businesses of Innoveda and PADS or prior businesses that Innoveda has recently acquired;

    - the risk that customers of Innoveda and PADS may delay or cancel orders as a result of concerns over the merger;

    - the risk that Innoveda may be unable to firmly develop, introduce and gain customer acceptance of new products;

    - economic, political and competitive forces affecting Innoveda's businesses;

    - the risk that Innoveda's analyses of these risks could be incorrect and/or that the strategies developed to address them could be unsuccessful; and

    - all of the risks listed under "Risk Factors" in this document.

                           INNOVEDA PRICE INFORMATION
                                   (PAGE 28)


    Shares of Innoveda common stock are quoted on the Nasdaq National Market. On June 1, 2000, the last full trading day prior to the public announcement of the proposed merger, Innoveda common stock closed at a sale price of $4.375 per share. On August 9, 2000, Innoveda common stock closed at a sale price of $4.4375 per share.


                             PADS PRICE INFORMATION
                                   (PAGE 28)

    PADS is a private company, and, therefore, its shares are not listed on any securities exchange.

    The following table summarizes the ownership of Innoveda common stock immediately following the merger. The table is based on shares and options outstanding as of August 1, 2000 and assumes the exercise of all outstanding options as of that date.


                                                                  AS OF
                                                              AUGUST 1, 2000   AFTER THE MERGER
                                                              --------------   ----------------
Current Innoveda stockholders...............................       100%              84.8%
PADS stockholders...........................................        --               15.3%
Total.......................................................       100%               100%


    This consent solicitation statement/prospectus contains trademarks of Innoveda and PADS and may contain trademarks which are the property of their respective owners.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING MATTERS BEFORE YOU DECIDE WHETHER TO EXECUTE THE CONSENT TO APPROVE THE MERGER. YOU SHOULD ALSO CONSIDER THE OTHER INFORMATION IN THIS CONSENT SOLICITATION STATEMENT/ PROSPECTUS AND THE ADDITIONAL INFORMATION IN INNOVEDA'S OTHER REPORTS ON FILE WITH THE SEC AND IN THE OTHER DOCUMENTS INCORPORATED BY REFERENCE INTO THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 100.

RISKS RELATING TO THE MERGER

  NO ADJUSTMENT TO THE MERGER TERMS WILL BE MADE AS A RESULT OF CHANGES IN THE MARKET PRICE OF INNOVEDA'S COMMON STOCK.

    Under the merger agreement, the number of shares of Innoveda common stock that PADS stockholders will receive is unaffected by the share price of Innoveda common stock. Increases in the value of Innoveda common stock will result in a higher price being paid by Innoveda for PADS and more value received by PADS stockholders in the merger. Decreases in the value of Innoveda common stock will result in a lower price being paid by Innoveda for PADS and less value received by PADS stockholders in the merger. You will not know the value of Innoveda common stock to be issued in the merger at the time you execute the written consent or decide whether to exercise your appraisal rights. Under the merger agreement, neither Innoveda nor PADS will have the right to terminate the merger agreement as a result of any increase or decrease in the value of Innoveda common stock.

  INNOVEDA'S STOCK PRICE IS VOLATILE, AND THE VALUE OF THE INNOVEDA COMMON STOCK ISSUED IN THE MERGER WILL DEPEND ON ITS MARKET PRICE AT THE TIME OF THE MERGER.


    The market price of Innoveda's common stock, like that for the shares of many other technology companies, has been and may continue to be volatile. For example, from July 1, 1999 to August 9, 2000, the Innoveda common stock closed as high as $9.375 per share and as low as $2.125 per share. Recently, the stock market in general and the shares of technology companies in particular have experienced significant price fluctuations. The market price may continue to fluctuate significantly in response to various factors, including:


    - quarterly variations in operating results or growth rates;

    - the announcement of technological innovations;

    - the introduction of new services or offerings by Innoveda and its competitors;

    - changes in estimates by securities analysts;

    - market conditions in the industry;

    - announcements and actions by competitors;

    - regulatory and judicial actions; and

    - general economic conditions.

  SIGNIFICANT MERGER-RELATED CHARGES AGAINST EARNINGS WILL INCREASE INNOVEDA'S LOSSES IN THE QUARTER IN WHICH INNOVEDA CONSUMMATES THE MERGER AND DURING THE POST-MERGER PERIOD.

    Innoveda intends to record an expense for the purchase of in-process research and development that it currently estimates at approximately
$3.1 million in the quarter in which the merger is completed. In addition, Innoveda expects to record restructuring and non-recurring charges related primarily to the consolidation of duplicative facilities and related costs. Innoveda anticipates that these costs associated with the merger will negatively impact results of operations in the quarter the merger is completed. Also, the merger will create approximately $53.5 million in goodwill and other intangible assets that must be amortized over their respective useful lives of three to seven years. This amortization expense will negatively impact results of operations for that period.

  SIGNIFICANT CASH RESOURCES WILL BE USED FOR THE MERGER.

    As part of the merger, Innoveda is required to repay approximately
$7.5 million of PADS' debt plus the cash payment of approximately $1.7 million to PADS shareholders, as explained elsewhere in this document. Innoveda expects to partially fund these amounts by using PADS' cash, which totaled approximately $3.8 million as of June 30, 2000. The expected repayment amounts, net of the PADS' cash, represented approximately 25% of Innoveda's cash and equivalent balances as of July 1, 2000.

  IF INNOVEDA DOES NOT SUCCESSFULLY INTEGRATE PADS OR THE MERGER'S BENEFITS DO NOT MEET THE EXPECTATIONS OF FINANCIAL OR INDUSTRY ANALYSTS, THE MARKET PRICE OF INNOVEDA COMMON STOCK MAY DECLINE.

    The market price of Innoveda common stock may decline as a result of the merger if:

    - the integration of Innoveda and PADS is unsuccessful;

    - Innoveda does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts; or

    - the effect of the merger on Innoveda's financial results is not consistent with the expectations of financial or industry analysts.

  IF INNOVEDA CANNOT SUCCESSFULLY INTEGRATE SUMMIT DESIGN AND VIEWLOGIC SYSTEMS, THE ANTICIPATED ADVANTAGES OF THE BUSINESS COMBINATION BETWEEN INNOVEDA AND PADS MAY NOT BE REALIZED, IN FULL, IF AT ALL.

    Innoveda was formed by the merger of Viewlogic Systems and Summit Design in March 2000. The integration of Summit and Viewlogic will require the dedication of Innoveda management resources. This may distract management's attention from the effort to integrate PADS into Innoveda and to manage the day-to-day business of Innoveda. Retention of key employees by Innoveda and the combined company of Innoveda and PADS has been, and will remain, critical to ensure continued advancement, development and support of the companies' technologies, and ongoing sales and marketing efforts. The inability to retain key technical, sales or marketing personnel after the Summit and Viewlogic combination and the merger of Innoveda and PADS would adversely affect the combined company's business.

  FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT THE VALUE OF INNOVEDA COMMON STOCK AND PADS CAPITAL STOCK AND THE COMPANIES' RESPECTIVE OPERATING RESULTS.

    If the merger is not completed for any reason, Innoveda and PADS may be subject to a number of material risks, including:

    - either PADS or Innoveda may be required to pay the other a termination fee of $2,000,000, or actual damages, if greater; and

    - costs related to the merger, such as legal and accounting fees, must be paid even if the merger is not completed.

    If the merger is terminated and PADS' board of directors seeks another merger or business combination, PADS cannot be certain that it will be able to find a party willing to pay an equivalent or more attractive price than the price to be paid by Innoveda in the merger.

  UNCERTAINTIES ASSOCIATED WITH THE MERGER MAY CAUSE INNOVEDA AND PADS TO LOSE KEY PERSONNEL.

    Current and prospective Innoveda and PADS employees may experience uncertainty about their future roles with Innoveda. This uncertainty may adversely affect Innoveda's and PADS' ability to attract and retain key management, sales, marketing and technical personnel.

  CUSTOMERS OF INNOVEDA AND PADS MAY DELAY OR CANCEL ORDERS AS A RESULT OF CONCERNS OVER THE MERGER.

    The announcement and closing of the merger could cause customers (including resellers) and potential customers of Innoveda and PADS to delay or cancel orders for products or services as a result of customer concerns and uncertainty over the evolution, integration and support of Innoveda's or PADS' products and services. Such a delay or cancellation of orders could have a material adverse effect on the business, operating results and financial condition of Innoveda or PADS.

  PADS MAY NOT BE ABLE TO ENTER INTO A MERGER OR BUSINESS COMBINATION WITH ANOTHER PARTY AT A FAVORABLE PRICE BECAUSE OF RESTRICTIONS IN THE MERGER AGREEMENT.

    While the merger agreement is in effect, the merger agreement prohibits PADS from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, tender offer, sale of shares of capital stock or other similar transactions with any entity other than Innoveda. As a result of this prohibition, PADS may not be able to enter into an alternative transaction at a favorable price.

  PADS IS SUBJECT TO PENDING LITIGATION WHICH INNOVEDA WILL ASSUME IN THE MERGER AND MAY BE REQUIRED TO EXPEND SUBSTANTIAL FINANCIAL AND MANAGEMENT RESOURCES TO DEFEND ITS INTERESTS.

    Upon the consummation of the merger, Innoveda will assume responsibility for, and any potential liability arising from, an action filed against PADS on April 7, 2000 by Protel International and a wholly owned subsidiary of Protel alleging violations of the Lanham Act. This litigation, whether or not decided in favor of Innoveda, has been, and following the merger may continue to be, costly because of the expense of litigation and the attendant diversion of employee and management resources from the day-to-day operation of the business. The prospect of the award of substantial financial damages, however likely or unlikely, also must be considered. An adverse determination could result in treble damages under the Lanham Act and/or punitive damages under some of the state claims, subjecting Innoveda to significant liabilities. In addition, neither PADS nor its stockholders have undertaken any obligation under the merger agreement to indemnify Innoveda for any exposure from this litigation. Although Innoveda intends to defend against these claims vigorously, there can be no assurance that its efforts will be adequate. At this early state in the litigation, it is difficult to express an opinion as to its likely outcome.

RISKS RELATING TO INNOVEDA

  IF INNOVEDA AND VIEWLOGIC CANNOT BE SUCCESSFULLY INTEGRATED, THE ANTICIPATED ADVANTAGES OF THE RECENT MERGER OF SUMMIT AND VIEWLOGIC MAY NOT BE REALIZED.

    Innoveda was formed by the merger of Viewlogic and Summit in March 2000. In order to improve profitability Innoveda will need to successfully integrate and streamline overlapping functions of Summit and Viewlogic. The desired cost savings may not be achieved and the integration of Summit's and Viewlogic's operations may not be accomplished smoothly, expeditiously or successfully. Each of Summit and Viewlogic has recently completed other business acquisitions. Integration of Summit and Viewlogic may be complicated by the need to integrate these acquisitions and combine multiple corporate cultures, as well.

  THE INTEGRATION OF SUMMIT'S AND VIEWLOGIC'S BUSINESSES MAY DISTRACT MANAGEMENT FROM ACHIEVING ITS OPERATIONAL OBJECTIVES WHICH COULD LIMIT INNOVEDA'S ABILITY TO RETAIN ITS EMPLOYEES

    The integration of Summit's and Viewlogic's businesses will require the dedication of management resources. This may distract management's attention from the day-to-day business of Innoveda. Employee uncertainty and lack of focus during integration may also disrupt the business of Innoveda. The retention by Innoveda of key employees is critical to ensure continued advancement, development and support of Innoveda's technologies as well as on-going sales and marketing efforts. During the integration phase, competitors may intensify their efforts to recruit key employees. Innoveda may not be able to retain key technical, sales or marketing personnel which would adversely affect Innoveda's business.

  INNOVEDA'S QUARTERLY RESULTS WILL LIKELY FLUCTUATE AND AFFECT THE MARKET PRICE OF INNOVEDA'S COMMON STOCK.

    Innoveda's quarterly operating results and cash flows have fluctuated in the past and have fluctuated significantly in certain quarters. These fluctuations resulted from several factors, including, among others:

    - the size and timing of orders;

    - large one-time charges incurred as a result of an acquisition or consolidation;

    - seasonal factors;

    - the rate of acceptance of new products;

    - product, customer and channel mix;

    - lengthy sales cycles; and

    - level of sales and marketing staff.

    These fluctuations will likely continue in future periods because of the above factors. Additional factors potentially causing fluctuations include, among others:

    - corporate acquisitions, any resulting large one-time charges and the integration of acquired entities;

    - the timing of new product announcements and introductions by Innoveda and Innoveda's competitors;

    - the rescheduling or cancellation of customer orders;

    - the ability to continue to develop and introduce new products and product enhancements on a timely basis;

    - the level of competition;

    - purchasing, payment and pricing policies of competitors;

    - product quality issues;

    - currency fluctuations; and

    - general economic conditions.

  INNOVEDA'S REVENUE IS DIFFICULT TO FORECAST BECAUSE OF THE TIMING OF REVENUE RECOGNITION AND UNPREDICTABLE NATURE OF CUSTOMER BEHAVIOR.

    Innoveda's revenue is difficult to forecast for several reasons. Innoveda typically ships its products shortly after it receives orders. Consequently, product backlog at the beginning of any quarter has in the past represented only a small portion of that quarter's expected revenue. Correspondingly, license fee revenue in any quarter is difficult to forecast, because it is substantially dependent on orders booked and shipped in that quarter. Moreover, Innoveda generally recognizes a substantial portion of its revenue in the last month of a quarter, frequently in the latter part of that month. Any significant deferral of purchases of Innoveda's products could have a material adverse affect on its business, financial condition and results of operations in any particular quarter. If significant sales occur earlier than expected, operating results for subsequent quarters may also be adversely affected. Quarterly license fee revenue is difficult to forecast also, because Innoveda's typical sales cycle ranges from six to nine months and varies substantially from customer to customer. In addition, Innoveda makes a portion of its sales through indirect channels, and these sales can be difficult to predict.

  SHORTFALLS IN REVENUE COULD ADVERSELY IMPACT QUARTERLY OPERATING RESULTS.

    Innoveda establishes its expenditure levels for product development, sales and marketing and other operating activities based primarily on its expectations as to future revenue. Because a high percentage of Innoveda's expenses are relatively fixed in the near term, if revenue in any quarter falls below expectations, expenditure levels could be disproportionately high as a percentage of revenue and materially adversely affect Innoveda's operating results.

  INNOVEDA'S OPERATING RESULTS WILL LIKELY FLUCTUATE, AND FLUCTUATION MAY ADVERSELY AFFECT THE STOCK PRICE OF INNOVEDA COMMON STOCK.

    Innoveda believes that its quarterly revenue, expenses and operating results will likely vary significantly from quarter to quarter. Innoveda also believes that period-to-period comparisons of Innoveda's operating results are not necessarily meaningful. As a result, you should not rely on these comparisons as indications of Innoveda's future performance. In addition, Innoveda operates with high gross margins, and a downturn in revenue has, in the past, had a significant impact on income from operations and net income. If Innoveda's results of operations are below investors' and market makers' expectation, it could have a material adverse effect on the market price of Innoveda's common stock.

  IF THE SYSTEM DESIGN PORTION OF THE ELECTRONIC DESIGN AUTOMATION INDUSTRY ON WHICH INNOVEDA PRIMARILY FOCUSES DOES NOT GROW, INNOVEDA'S BUSINESS MAY SUFFER.

    Innoveda intends to focus on the system-level, printed circuit board and electromechanical design automation markets while most major competitors focus their resources on the application-specific integrated circuit and integrated circuit design automation markets. Innoveda has adopted this focus, because it believes that the increased complexity of application-specific integrated circuits and other integrated circuits, and the resulting increase in design time, will cause electronic product manufacturers to differentiate their products at the system level. If the system design portion of the electronic design automation industry does not grow, it could have a material adverse effect on Innoveda's business, financial condition, results of operations or cash flows.

  INNOVEDA FACES INTENSE COMPETITION IN THE INDUSTRY AND MUST COMPETE SUCCESSFULLY IN VARIOUS ASPECTS OR ITS BUSINESS MAY SUFFER.

    The electronic design automation industry is highly competitive, and Innoveda expects competition to increase as other electronic design automation companies introduce products. In the electronic design automation market, Innoveda principally competes with Mentor Graphics and Cadence and a number of smaller firms. Indirectly, Innoveda also competes with other firms that offer alternative products. These other firms could also offer more directly competitive products in the future. Some of these companies have significantly greater financial, technical and marketing resources and larger installed customer bases than Innoveda. Some of Innoveda's current and future competitors offer a more complete range of electronic design automation products.

    Innoveda competes on the basis of various factors including, among others:

    - product capabilities;

    - product performance;

    - price;

    - support of industry standards;

    - ease of use;

    - first to market; and

    - customer technical support and service.

    Innoveda believes that its products are competitive overall with respect to these factors. However, in particular cases, Innoveda's competitors may offer products with functionality sought by Innoveda's prospective customers and which differs from those Innoveda offers. In addition, some competitors may achieve a marketing advantage by establishing formal alliances with other electronic design automation vendors. Further, the electronic design automation industry in general has experienced significant consolidation in recent years, and the acquisition of one of Innoveda's competitors by a larger, more established electronic design automation vendor could create a more significant competitor.

    Innoveda may not compete successfully against current and future competitors. Innoveda's current and future competitors may develop products comparable or superior to Innoveda's or more quickly adapt new technologies, evolving industry trends or customer requirements. Increased competition could result in price reductions, reduced margins and loss of market share, all of which could have a material adverse effect on Innoveda's business, financial condition, results of operations or cash flows.

  INNOVEDA'S DEPENDENCE ON THE ELECTRONICS INDUSTRY MAKES IT VULNERABLE TO GENERAL INDUSTRY-WIDE DOWNTURNS.

    Innoveda's future operating results may reflect substantial fluctuations from period to period as a consequence of industry patterns, general economic conditions affecting the timing of orders from customers and other factors. The electronics industry involves:

    - rapid technological change;

    - short product life cycles;

    - fluctuations in manufacturing capacity; and

    - pricing and margin pressures.

    Correspondingly, certain segments, including the computer, semiconductor, semiconductor test equipment and telecommunications industries, have experienced sudden and unexpected economic downturns. During these periods, capital spending often falls, and the number of design projects often decreases. Because Innoveda's sales depend upon capital spending trends and new design projects, negative factors affecting the electronics industry could have a material adverse effect on Innoveda's business, financial condition, results of operations, or cash flows.

  INNOVEDA DEPENDS ON THIRD PARTIES FOR PRODUCT INTEROPERABILITY, AND THAT MAKES INNOVEDA VULNERABLE IF THESE THIRD PARTIES' REFUSE TO COOPERATE WITH INNOVEDA ON ECONOMICALLY FEASIBLE TERMS.

    Because Innoveda's products must interoperate, or be compatible, with electronic design automation products of other companies, Innoveda must have timely access to third party software to perform development and testing of products. Although Innoveda has established relationships with a variety of electronic design automation vendors to gain early access to new product information, any of these parties may terminate these relationships with limited notice. In addition, these relationships are with companies that are Innoveda's current or potential future competitors, including Mentor Graphics and Cadence. If any of these relationships terminate and Innoveda were unable to obtain, in a timely manner, information regarding modifications of third party products, Innoveda would not have the ability to modify its software products to interoperate with these third party products. As a result, Innoveda could experience a significant increase in development costs, the development process would take longer, product introductions would be delayed, and Innoveda's business, financial condition, results of operations or cash flows could be materially adversely affected.

  IF INNOVEDA CANNOT DEVELOP NEW PRODUCTS TO KEEP PACE WITH TECHNOLOGICAL CHANGE AND EVOLVING INDUSTRY STANDARDS, INNOVEDA'S BUSINESS WILL SUFFER.

    If Innoveda cannot, for technological or other reasons, develop and introduce products in a timely manner in response to changing market conditions, industry standards or other customer requirements, particularly if Innoveda has pre-announced the product releases, its business, financial condition, results of operations or cash flows will be materially adversely affected. The electronic design automation industry is characterized by extremely rapid technological change, frequent new product introductions and evolving industry standards. The introduction of products with new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. In addition, customers in the electronic design automation industry require software products that allow them to reduce time to market, differentiate their products, improve their engineering productivity and reduce their design errors. Innoveda's future success will depend upon its ability to enhance its current products, develop and introduce new products that keep pace with technological developments and emerging industry standards and address the increasingly sophisticated needs of Innoveda's customers. Innoveda may not succeed in developing and marketing product enhancements or new products that respond to technological change or emerging industry standards. It may experience difficulties that could delay or prevent the successful development, introduction and marketing of these products. Innoveda's products may not adequately meet the requirements of the marketplace and achieve market acceptance.

  INNOVEDA'S SOFTWARE MAY HAVE DEFECTS.

    Innoveda's software products may contain errors that may not be detected until late in the product's life cycle. Innoveda has in the past discovered software errors in certain of its products and has experienced delays in shipment of products during the period required to correct these errors. Despite testing by Innoveda and by current and prospective customers, errors may persist, resulting in loss of, or delay in, market acceptance and sales, diversion of development resources, injury to Innoveda's reputation or increased service and warranty costs, any of which could have a material adverse effect on its business, financial condition, results of operations or cash flows.

  INNOVEDA DEPENDS ON ITS DISTRIBUTORS TO SELL ITS PRODUCTS, ESPECIALLY INTERNATIONALLY, BUT THESE DISTRIBUTORS MAY NOT DEVOTE SUFFICIENT EFFORTS TO SELLING INNOVEDA'S PRODUCTS OR THEY MAY TERMINATE THEIR RELATIONSHIPS WITH INNOVEDA.

    DISTRIBUTORS' CONTINUED VIABILITY. If any of Innoveda's distributors fails, Innoveda's business may suffer. Innoveda relies on distributors for licensing and support of Innoveda's products, particularly in Japan and other parts of Asia. Innoveda depends on the relationships with its distributors to maintain or increase sales. Since Innoveda's products are used by skilled design engineers, distributors must possess sufficient technical, marketing and sales resources and must devote these resources to a lengthy sales cycle, customer training and product service and support. Only a limited number of distributors possess these resources. Accordingly, Innoveda depends on the continued viability and financial stability of these distributors.

    DISTRIBUTORS' EFFORTS IN SELLING INNOVEDA'S PRODUCTS. Innoveda's distributors may offer products of several different companies, including Innoveda's competitors. Innoveda's current distributors may not continue to market or service and support Innoveda's products effectively. Any distributor may discontinue to sell Innoveda's products or devote its resources to products of other companies. The loss of, or a significant reduction in, revenue from Innoveda's distributors could have a material adverse effect on its business, financial condition, results of operations or cash flows.

  JAPAN. Innoveda has exclusive distribution agreements with two distributors in Japan, which collectively cover all of Innoveda's products in Japan. If either of these distributors terminates its relationship with Innoveda, it could have a material adverse effect on Innoveda's business, financial condition, results of operations or cash flows.

  INNOVEDA FACES THE RISKS ASSOCIATED WITH INTERNATIONAL SALES AND OPERATIONS, INCLUDING ITS BUSINESS ACTIVITIES IN ISRAEL, EUROPE AND ASIA.

    International revenue and expenses represent a significant portion of Innoveda's total revenue and expenses and Innoveda expects this trend to continue. International sales and operations involve numerous risks, including, among others:

    - fluctuations in the value of the dollar relative to foreign currencies can make Innoveda's products and services more expensive in foreign markets or increase Innoveda's expenses;

    - tariff regulations and other trade barriers;

    - requirements for licenses, particularly with respect to the export of certain technologies;

    - collectability of accounts receivable;

    - changes in regulatory requirements; and

    - difficulties in staffing and managing foreign operations and extended payment terms.

    These factors may have a material adverse effect on Innoveda's future international sales and operations and, consequently, on its business, financial condition, results of operations or cash flows. In addition, financial markets and economies in Asia have been experiencing adverse conditions and these adverse economic conditions may worsen. Demand for and sales of Innoveda's products in this region may decrease.

    In order to successfully expand international sales, Innoveda may need to establish additional foreign operations, hire additional personnel and recruit additional international distributors. This will require significant management attention and financial resources and could adversely affect Innoveda's operating margins. In addition, to the extent that Innoveda cannot effect these additions in a timely manner, Innoveda can only generate limited growth in international sales, if any. Innoveda may not maintain or increase international sales of its products, and failure to do so could have a material adverse effect on its business, financial condition, results of operations or cash flows.

  INNOVEDA MUST MANAGE GROWTH AND ACQUISITIONS EFFECTIVELY, OR ITS FINANCIAL CONDITION OR RESULTS OF OPERATIONS MAY SUFFER.

    Innoveda's ability to achieve significant growth will require it to implement and continually expand its operational and financial systems, recruit additional employees and train and manage current and future employees. Innoveda expects any growth to place a significant strain on its operational resources and systems. Failure to effectively manage any growth would have a material adverse effect on Innoveda's business, financial condition, results of operations or cash flows.

    Innoveda regularly evaluates acquisition opportunities. Innoveda's future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, and large one-time charges which could materially adversely affect Innoveda's results of operations. Product and technology acquisitions entail numerous risks, including difficulties in the assimilation of acquired operations, technologies and products, diversion of management's attention to other business concern, risks of entering markets in which Innoveda has no or limited prior experience and potential loss of key employees of acquired companies. Innoveda may not integrate successfully the operations, personnel or products that have been acquired or that might be acquired in the future, and the failure to do so could have a material adverse affect on its results of operations.

  INNOVEDA FACES THE RISKS ASSOCIATED WITH OPERATIONS IN ISRAEL, INCLUDING POLITICAL AND COORDINATION RISKS.

    POLITICAL RISKS AND GOVERNMENTAL REGULATIONS. Innoveda's research and development operations related to Visual HDL and Visual SLD products are located in Israel. Economic, political and military conditions may affect Innoveda's operations in that country. Hostilities involving Israel, for example, could materially adversely affect Innoveda's business, financial condition and results of operations. Restrictions on Innoveda's ability to manufacture or transfer outside of Israel any technology developed under research and development grants from the government of Israel further heightens the impact.

    COORDINATION RISKS. In addition, coordination with and management of the Israeli operations requires Innoveda to address differences in culture, regulations and time zones. Failure to successfully address these differences could disrupt Innoveda's operations.

  INNOVEDA DEPENDS ON ITS KEY PERSONNEL, AND FAILURE TO HIRE OR RETAIN QUALIFIED PERSONNEL COULD CAUSE INNOVEDA'S BUSINESS TO SUFFER.

    Innoveda's future success will depend in large part on its key technical, sales, marketing and management personnel and its ability to continue to attract and retain highly-skilled technical, sales, marketing and management personnel. Innoveda's business could be seriously harmed if it lost the services of its President, Chief Executive Officer and Chairman of the Board, William J. Herman, or if it fails to attract and retain other key personnel.

    Competition for personnel in the software industry, including the electronic design automation industry, is intense. Thus, over the past year, Innoveda's employee turnover rate has increased significantly. Innoveda has in the past experienced difficulty in recruiting qualified personnel. Innoveda may fail to retain its key personnel or attract and retain other qualified technical, sales, marketing and management personnel in the future. The loss of any key employees or the inability to attract and retain additional qualified personnel may have a material adverse effect on Innoveda's business, financial condition, results of operations or cash flows. Additions of new personnel and departures of existing personnel, particularly in key positions, can be disruptive and can result in departures of additional personnel, which could have a material adverse effect on Innoveda's business, financial condition, results of operations or cash flows.

  IF INNOVEDA FAILS TO EXPAND AND TRAIN ITS SALES AND MARKETING ORGANIZATIONS, ITS BUSINESS MAY SUFFER.

    Innoveda's success will depend on its ability to build and expand its sales and marketing organizations. Innoveda's future success will depend in part on its ability to hire, train and retain qualified sales and marketing personnel and the ability of these new persons to rapidly and effectively transition into their new positions. Competition for qualified sales and marketing personnel is intense, and Innoveda may not be able to hire, train and retain the number of sales and marketing personnel needed, which would have a material adverse effect on its business, financial condition, results of operations or cash flows.

  INNOVEDA MUST CONTINUE TO ADD VALUE TO ITS CURRENT PRODUCTS TO SERVE ITS INSTALLED CUSTOMER BASE OR ITS REVENUE DERIVED FROM MAINTENANCE AGREEMENTS WILL DECREASE.

    A substantial portion of Innoveda's revenue is derived from maintenance agreements for existing products. In order to maintain that revenue, Innoveda must continue to offer those customers updates for those products or convert those customers to new products. Innoveda may not be able to do so. During 1999 several major customers did not renew their maintenance contracts due to the fact they were using Innoveda's products in applications related to integrated circuit design, which is no longer fully supported by Innoveda, and to a lesser extent a number of customers migrated their products from the version based on the Unix operating system to the version based on the Windows/NT operating system, which have lower maintenance prices. Innoveda can give no assurances that this trend will not continue.

  INNOVEDA HAS SUBSTANTIAL SECURED DEBT, WHICH MAY SUBSTANTIALLY RESTRICT INNOVEDA'S ABILITY TO REACT TO THE RAPIDLY CHANGING ENVIRONMENT OF THE ELECTRONIC DESIGN AUTOMATION INDUSTRY, AND WHICH IT MAY NOT BE ABLE TO REPLACE.

    As of July 1, 2000, Innoveda had cash and cash equivalents of $21.7 million and had borrowings of approximately $10.0 million under its credit facility. Borrowings under the credit facility are secured by substantially all of Innoveda's assets. The credit facility contains limitations on additional indebtedness and capital expenditures, and includes financial covenants, which include but are not limited to the maintenance of minimum levels of profits, interest and debt service coverage ratios and maximum leverage ratios. Collectively, these limitations and covenants may substantially restrict the flexibility of Innoveda's management in quickly adjusting its financial and operational strategies to react to changing economic and business conditions and may compromise Innoveda's ability to react to the rapidly evolving environment of the electronic design automation industry. To avoid default under this credit facility, Innoveda must remain in compliance with these limitations and covenants and make all required repayments or Innoveda must obtain replacement financing. Innoveda may not be able to secure replacement financing on terms acceptable to it or to its stockholders, or at all. In the event of a default by Innoveda, Innoveda's lender may enforce its security interest and take possession of substantially all or some of Innoveda's assets.

RISKS RELATING TO PADS

    As a stand-alone company, PADS' business is subject to numerous risks and uncertainties, including those described below. PADS stockholders should understand that these and other risks will continue to apply to PADS' business if the merger is not completed.

  PADS' QUARTERLY OPERATING RESULTS HAVE HISTORICALLY FLUCTUATED, AND PADS EXPECTS THAT THEY WILL CONTINUE TO FLUCTUATE.

    Factors that could cause these fluctuations include:

    - the size, number and timing of orders;

    - timing and market acceptance of new products or product enhancements by PADS or its competitors;

    - changes in PADS' operating expenses;

    - competition;

    - the mix of software and service revenue in any period; and

    - general economic and market conditions.

    PADS generally ships products within a short time after it receives an order. PADS usually obtains and ships orders in the same quarter. However, PADS did have a backlog of orders at the three months ended March 31, 2000. PADS frequently ships more products in the third month of each quarter than in either of the first two months of the quarter. Similarly, PADS often ships more products toward the end of the third month than earlier in the month. PADS has in the past, and may in the future, realize higher revenue in the fourth quarter due to the seasonal purchasing patterns of its customers and its year-end sales compensation incentives, which are typical in technology companies.

    Most of PADS' expenses, particularly employee compensation and rent, are relatively fixed. As a result, variations in the timing of revenue could cause significant variations in its operating results from quarter to quarter and could result in quarterly losses. As a result of these factors, quarter-to-quarter comparisons of its operating results are not necessarily meaningful.

  PADS RELIES ON REVENUE FROM THE POWERPCB PRODUCT AS ITS LARGEST SOURCE OF REVENUE.

    Since January 1996, a majority of PADS' revenue has come from its PowerPCB product and providing related support and maintenance services. PADS anticipates that PowerPCB will provide its largest source of revenue for the foreseeable future. PADS believes that many factors will be necessary for PowerPCB to continue to maintain broad market acceptance. These factors include performance, price, interoperability with existing systems and customer satisfaction with our technical, service and support capabilities. PADS' success also depends directly on its ability to introduce new versions of PowerPCB or other products to meet the market's evolving needs for printed circuit board layout design software. PADS' revenue from PowerPCB as a percentage of total revenue was 62% in the three months ended March 31, 2000, 60% in 1999, 74% in 1998 and 73% in 1997.

  PADS IS DEPENDENT ON RESELLERS AS A PRIMARY DISTRIBUTION CHANNEL.

    PADS relies on resellers (such as value added resellers and distributors) as a primary distribution channel. PADS' revenue from resellers as a percentage of total revenue was 51% in the three months ended March 31, 2000, 51% in 1999, 58% in 1998 and 65% in 1997.

    PADS' success depends in large part on its ability to maintain its existing reseller arrangements and establish additional reseller relationships. The termination of any significant reseller relationships or any significant reduction in sales through its resellers could have a material adverse effect on PADS' business, operating results and financial condition.

    PADS' reliance on resellers as a primary distribution channel has many related risks. PADS' resellers generally install and support products offered by other companies as well as its products, and therefore PADS must compete for the focus and sales efforts of its resellers. PADS does not directly control its resellers, and they can discontinue marketing PADS' products at any time. Additionally, selling through indirect channels limits its direct contact with end-users. As a result, its ability to forecast revenue accurately, evaluate customer satisfaction and recognize emerging customer requirements may be hindered. Any of these factors could have a material adverse effect on its business, operating results and financial condition.

  PADS IS DEPENDENT ON A THIRD-PARTY DEVELOPMENT CONTRACTOR.

    Since 1991, PADS has contracted with Milena to perform software design, development, quality assurance and bug fixes on its products. Milena is a Massachusetts corporation from which PADS currently contracts 36 software developers and quality assurance engineers who are based in Russia. The sole owner of Milena is a PADS' employee who serves as Director of International Development. PADS' current agreement with Milena expires on January 31, 2002 and can be terminated by either party with or without cause upon six months' prior notice. The services provided by Milena are critical to PADS' success. If PADS loses access to the software developers employed by Milena, PADS may be unable to find alternative sources, on a timely and cost-effective basis, for the services provided by Milena.

    Uncertainties relating to third-party software development services in foreign countries give rise to additional risks. These risks include potential misappropriation of PADS' intellectual property rights, potential economic, political and military instability and changing legal and regulatory conditions. While Milena has obtained non-disclosure and assignment of inventions agreements from each current employee who has performed work for PADS, these agreements may not be respected by Russian law.

If its intellectual property is misappropriated, PADS may have little or no recourse against Milena or its employees.

  PADS IS DEPENDENT ON THE ELECTRONICS AND OTHER INDUSTRIES.

    PADS depends on expenditures by companies in the electronics and other industries that develop products incorporating electronics. During economic downturns, PADS' customers may reduce or curtail expenditures, decrease design projects or experience production over-capacity and price erosion. PADS' operations may in the future reflect substantial fluctuations from period to period as a consequence of these industry patterns, general economic conditions affecting the timing of orders from customers and other factors affecting spending by our customers.

  THE ELECTRONIC DESIGN AUTOMATION SOFTWARE INDUSTRY IS INTENSELY COMPETITIVE AND IS CHARACTERIZED BY CONTINUED AND RAPID ADVANCES IN TECHNOLOGY.

    Many of PADS' current and potential competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition and larger customer bases than PADS. PADS' competitors may be able to develop products comparable or superior to its products, adapt more quickly to new technologies, evolving trends or customer requirements or devote greater resources to developing, promoting and selling their products than PADS does. PADS' principal competitors are Cadence Design Systems, Mentor Graphics and Zuken-Redac.

    PADS' current competitors have established and may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of its existing and prospective customers. As a result of these alliances, PADS could face increased competition. Moreover, the electronic design automation software industry has become increasingly concentrated in recent years due to numerous mergers and acquisitions. PADS expects that competition may increase as a result of the increased consolidation. Competition could cause PADS to lose market share, increase expenditures or reduce prices, any of which could have a material adverse effect on its business, operating results and financial condition.

  PADS FACES RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS.

    PADS' revenue from international sales as a percentage of total revenue was 23% in the three months ended March 31, 2000, 25% in 1999, 25% in 1998 and 33% in 1997.

    PADS' international revenue is generated primarily by selling products and services into Europe and Asia. PADS' international business may be subject to a variety of risks and uncertainties not generally encountered in the United States, including:

    - fluctuations in economic conditions in foreign countries;

    - seasonal purchasing patterns in different markets;

    - increased costs associated with international marketing efforts;

    - longer payment cycles;

    - difficulties enforcing contractual obligations and intellectual property rights, potential misappropriation of its intellectual property or difficulties in obtaining U.S. export licenses; and

    - unforeseen changes in legal and regulatory requirements.

    PADS' international sales are primarily denominated in U.S. dollars. An increase in the value of the U.S. dollar relative to foreign currencies could make its products relatively more expensive and potentially less competitive in those markets. In addition, a material portion of its international sales are generated in Asia. Asian countries have recently experienced economic turmoil. Asian economic turmoil could continue to result in increased price competition, reduced sales to our customers in Asia or other problems with respect to its business in Asia.

  IF PADS' BLAZEROUTER PRODUCT, INTRODUCED IN APRIL 2000, DOES NOT ACHIEVE MARKET ACCEPTANCE, THEN PADS REVENUES MAY BE ADVERSELY AFFECTED.


    PADS released its BlazeRouter product in April 2000. This product removes PADS' reliance on Cadence Design Systems for the distribution of router technology. Since December 1995, PADS has distributed versions of Cadence's Specctra autorouter with every copy of PADS' PowerPCB and PowerBGA products. As of April 30, 2000, PADS ceased distribution of Cadence's Specctra autorouter and has instead distributed a copy of PADS BlazeRouter with every copy of PowerPCB and PowerBGA products. PADS business, operating results and financial condition will be materially and adversely affected if BlazeRouter does not enjoy market acceptance, PADS is unable to introduce timely and enhanced versions of BlazeRouter or if new versions do not meet customer needs.


  PADS IS DEPENDENT ON KEY PERSONNEL AND MUST CONTINUE TO MANAGE ITS GROWTH.

    PADS' business has grown significantly in size and complexity in recent years. Total revenue increased to $25.7 million for 1999, from $21.9 million in 1998 and $17 million in 1997. The number of PADS' employees increased from 60 on January 1, 1997 to 151 on June 30, 2000. Total revenue for the three months ended March 31, 2000 was $7.2 million.

    PADS anticipates that continued growth, if any, will require it to recruit and hire many new research and development, sales and marketing and administrative personnel. Competition for the limited number of qualified personnel, especially software engineers, is intense. PADS has at times experienced, and PADS continues to experience, difficulty in hiring qualified personnel. In addition, competitors may attempt to recruit its key employees. PADS' employees are not bound by employment or noncompetition agreements or covered by "key man" life insurance policies. The loss of any key management, technical, sales or marketing personnel or the failure to hire and retain such personnel successfully in the future could have a material adverse effect on its business, operating results and financial condition. In addition, PADS relies on the continued contributions by Milena's software development and quality assurance engineers.

    PADS' ability to compete effectively and to manage future growth, if any, will depend on its ability to continue to implement and improve its products on a timely basis and to expand, train, motivate and manage its work force. PADS' personnel, systems, procedures and controls may be unable to support its operations adequately.

  PADS MUST ADAPT TO TECHNOLOGICAL CHANGE AND CONTINUE TO DEVELOP NEW PRODUCTS.

    PADS' success depends in part on its ability to develop new and enhanced software and related products to meet rapidly evolving requirements for interconnect design software. Factors that could materially and adversely affect its business, operating results and financial condition include:

    - rapidly changing technology;

    - evolving industry standards, including both formal and de facto standards relating to electronic design automation software;

    - emerging competition;

    - changing customer requirements;

    - failing to anticipate or respond adequately to changing market conditions;

    - delays in product development or introduction; and

    - other factors that could cause PADS' customers to delay or decide against purchasing PADS' products.

    Furthermore, PADS' software could contain errors or "bugs" that could adversely affect its performance and cause revenue losses due to delays in releasing products, costs of correcting the bugs or injury to PADS' business reputation.

  PADS FACES RISKS ASSOCIATED WITH RECENT ACQUISITIONS.

    PADS has in the past acquired businesses that could provide additional new products, additional industry expertise, a broader client base or an expanded geographic presence. In May 1997, PADS acquired the assets of HyperLynx, a provider of signal integrity and electromagnetic compliance analysis software for interconnect design. In August 1998, PADS acquired Advanced CAM Technologies, a provider of computer aided manufacturing tools.

    Acquisitions involve a number of operating risks that could have a material adverse effect on PADS' business, operating results and financial condition. These risks include the diversion of management attention to assimilate the operations, products and personnel of the acquired companies and the potential loss of key employees of the acquired companies. Furthermore, PADS may be unable to identify and acquire businesses on reasonable terms or operate acquired businesses profitably.

  PADS FACES RISKS ASSOCIATED WITH PROTECTING ITS PROPRIETARY TECHNOLOGY AND INTELLECTUAL PROPERTY.

    PADS' success depends heavily on its proprietary technology. PADS relies principally on trade secret, copyright and trademark laws, nondisclosure and other contractual agreements and technical measures to protect its technology. For example, PADS generally enters into confidentiality and assignment of inventions contracts with its employees. PADS also enters into license agreements with its distributors and customers. PADS' software is shipped with a software security device that limits software access to authorized users. In addition, PADS does not license or release its source code to its customers or resellers. However, PADS discloses its source code to a third-party software contractor under an agreement intended to protect its intellectual property.

    Nonetheless, these steps may not be effective in deterring misappropriation of PADS' technology. These steps may also not preclude competitors from developing products with functionality or features similar to our products. In addition, PADS does not currently have any patents. Furthermore, third parties could independently develop competing technologies that are more functional or less expensive than PADS' technologies. PADS may be subject to additional risks where intellectual property laws are not well developed or are difficult to enforce. Legal protections of PADS' proprietary rights may be ineffective in such countries.

    PADS may initiate claims against third parties to establish the validity of its proprietary rights, or infringement claims could be asserted against PADS and its customers in the future. Any claims or litigation, with or without merit, could be time consuming and costly, divert management resources, cause product shipment delays or require PADS to enter into royalty or licensing arrangements. Such royalty or licensing arrangements, if required, may not be available on terms acceptable to PADS, if at all.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

    Innoveda and PADS believe this document and the documents incorporated by reference herein contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management of Innoveda and PADS, based on information currently available to each company's management. When we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," "likely" or similar expressions, we are making forward-looking statements, but not all forward-looking statements contain those words. Forward-looking statements include the information concerning possible or assumed future results of operations of Innoveda or PADS set forth under:

    - "Summary," "Selected Historical Consolidated and Unaudited Pro Forma Combined Financial Information," "Risk Factors," "The Merger--Background of the Merger," "The Merger--Innoveda's Reasons for the Merger," "The Merger--PADS' Reasons for the Merger; Recommendation of the PADS Board of Directors," "Innoveda's Business," "Innoveda Management's Discussion and Analysis of Financial Condition and Results of Operations," "PADS' Business," "PADS Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Combined Condensed Financial Statements"; and

    - "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Innoveda's Annual Report on
      Form 10-K/A and Quarterly Reports on Form 10-Q incorporated by reference into this document.

    Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of Innoveda or PADS may differ materially from those expressed in the forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. PADS stockholders are cautioned not to put undue reliance on any forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

    For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under "Risk Factors" beginning on page 8. In addition to the risk factors and other important factors discussed elsewhere in this document and the documents which are incorporated by reference into this consent solicitation statement/prospectus, you should understand that the following important factors could affect the future results of Innoveda and could cause results to differ materially from those suggested by the forward-looking statements:

    - increased competitive pressures, both domestically and internationally, which may affect sales of Innoveda's products and services and impede Innoveda's ability to maintain its market share;

    - changes in United States, global or regional economic conditions which may affect sales of Innoveda's products and services and increase costs associated with distributing such products;

    - changes in United States and global financial and equity markets, including significant interest rate fluctuations, which may increase the cost of external financing for Innoveda's operations, and currency fluctuations, which may negatively impact Innoveda's reportable income;

    - changes in laws or regulations, third party relations and approvals and decisions of courts, regulators and governmental bodies which may adversely affect Innoveda's business or ability to compete; and

    - other risks and uncertainties as may be detailed from time to time in Innoveda's public announcements and Securities and Exchange Commission filings.

    This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

                 SELECTED HISTORICAL CONSOLIDATED AND UNAUDITED
                    PRO FORMA COMBINED FINANCIAL INFORMATION

    The following selected historical annual financial data of Innoveda and PADS has been derived from their respective historical financial statements and should be read in conjunction with those consolidated financial statements and the notes related to those financial statements. The consolidated financial statements for Innoveda for the fiscal years ended January 1, 2000, January 2, 1999, and December 31, 1997 are incorporated by reference and for PADS for the fiscal years ended December 31, 1999 are included elsewhere in this consent solicitation statement/prospectus.

    The financial information of Innoveda for the fiscal years presented prior to December 31, 1997 represent revenue and expenses derived from the historical financial statements of an entity of which the Innoveda business was previously a part. Innoveda does not have balance sheet data for its business prior to December 31, 1997. For further discussion on this point, please refer to Innoveda Management's Discussion and Analysis of Financial Condition and Results of Operations on page 63.

    Innoveda was created by the merger of Summit Design, and Viewlogic Systems, which was consummated on March 23, 2000. The merger was accounted for as a reverse acquisition as former shareholders of Viewlogic owned a majority of the outstanding capital stock of Summit subsequent to the merger. Therefore, for accounting purposes, Viewlogic is deemed to have acquired Summit. All pre-merger financial information presented represents the financial results for Viewlogic.

    The unaudited selected historical financial information as of April 1, 2000, and for the three month periods ended April 1, 2000 and April 3, 1999 of Innoveda and the unaudited selected historical financial information of PADS as of March 31, 2000, and for the three month periods ended March 31, 2000 and 1999 are derived from their respective unaudited financial statements and should be read in conjunction with those consolidated financial statements and the notes related to those financial statements which are incorporated by reference or included elsewhere, in this consent solicitation statement/prospectus, and in the opinion of Innoveda's and PADS' respective management, reflect all normal and recurring adjustments necessary for the fair presentation of the unaudited interim financial information. The results of operations for those interim periods are not necessarily indicative of the results to be expected for the entire year.

    The business combination will be accounted for under the purchase method of accounting. Accordingly, the unaudited pro forma combined condensed balance sheet data at April 1, 2000 includes the accounts of Innoveda on a historical cost basis and the assets and liabilities of PADS at acquisition cost, allocated by relative estimated fair value as of the date of the acquisition. The estimated purchase price allocations have been made on a preliminary basis and may change as additional information becomes known. The unaudited pro forma combined statements of operations data have been presented as if the business combination took place at the beginning of the periods presented. All of the unaudited pro forma combined condensed historical financial data has been derived from the unaudited pro forma combined condensed financial statements and the related notes thereto included elsewhere in this consent solicitation statement/prospectus and should be read in conjunction with those financial statements and related notes. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the business combination had been consummated at the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position.

                  INNOVEDA HISTORICAL CONDENSED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  AT AND FOR YEAR ENDED
                                   ----------------------------------------------------    AT AND FOR THREE
                                                                                             MONTHS ENDED
                                            DECEMBER 31,            JANUARY    JANUARY    -------------------
                                   ------------------------------      2,         1,      APRIL 3,   APRIL 1,
                                    1995       1996      1997(1)      1999       2000      1999        2000
                                   --------   --------   --------   --------   --------   --------   --------
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Total revenue....................  $74,981    $69,626    $ 63,987   $55,237    $53,499    $13,984    $ 14,385
Total costs and operating
  expenses.......................   61,462     60,770      65,983    43,385     51,317     12,329      19,584
Income (loss) from operations....   13,519      8,856      (1,996)   11,852      2,182      1,655      (5,199)
Net income (loss)................                          (1,199)    5,867        259        740      (4,442)
Net income per diluted share.....                                   $   .73    $   .01    $   .05    $   (.57)
Number of shares used in
  computing diluted earnings
  (loss) per share...............                                     7,999     22,945     13,889       7,837
CONSOLIDATED BALANCE SHEET DATA:
Working capital (deficit)........                         (14,719)   (6,509)    (7,959)                11,452
Total assets.....................                          25,377    24,892     31,445                103,630
Long-term debt, less current
  portion........................                             130    15,873     14,379                 12,245
Redeemable convertible preferred
  stock..........................                              --    32,000     32,000                     --
Stockholders' equity (deficit)...                          (5,629)  (47,845)   (45,399)                36,235

------------------------

(1) Statement of Revenue and Expense Data

                    PADS HISTORICAL CONDENSED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                    THREE MONTHS
                                                                                                        ENDED
                                                        YEAR ENDED DECEMBER 31,                       MARCH 31,
                                          ----------------------------------------------------   -------------------
                                            1995       1996       1997       1998       1999       1999       2000
                                          --------   --------   --------   --------   --------   --------   --------
Revenue:
Software................................  $ 7,324    $ 8,106    $11,464    $14,975    $16,352     $3,647     $4,615
Services................................    3,383      3,324      4,777      7,002      9,348      2,163      2,535
Other...................................    1,075      1,241        799         --         --         --         --
                                          -------    -------    -------    -------    -------     ------     ------
Total Revenues..........................   11,782     12,671     17,040     21,977     25,700      5,810      7,150
                                          -------    -------    -------    -------    -------     ------     ------
Cost Of Revenues:
Software................................    1,480      1,955      2,770      3,815      4,056        922        578
Services................................      613        676      1,135      1,236      1,532        347        364
Other...................................      949      1,060        601         --         --         --         --
                                          -------    -------    -------    -------    -------     ------     ------
Total Cost Of Revenues..................    3,042      3,691      4,506      5,051      5,588      1,269        942
                                          -------    -------    -------    -------    -------     ------     ------
Gross Profit............................    8,740      8,980     12,534     16,926     20,112      4,541      6,208

Costs And Expenses:
Selling and Marketing...................    4,209      5,037      6,618      7,978      9,373      2,230      2,620
Research and Development................    2,550      2,316      2,900      4,751      6,227      1,522      1,532
General and Administrative..............    1,183      1,095      1,650      2,989      3,968        864      1,093
Purchased Research & Development........       --         --        374      2,400         --         --         --
                                          -------    -------    -------    -------    -------     ------     ------
Total Operating Expenses................    7,942      8,448     11,542     18,118     19,568      4,616      5,245
                                          -------    -------    -------    -------    -------     ------     ------
Income(Loss) From Operations............      798        532        992     (1,192)       544        (75)       963

Other Income(Expense):
Interest Expense........................      (90)      (142)      (193)      (226)      (229)       (60)       (65)
Foreign Exchange Gain (Loss) & Other....     (101)       229        204       (836)      (731)       290         62
                                          -------    -------    -------    -------    -------     ------     ------
Total Other Income(Expense).............     (191)        87         11     (1,062)      (960)       230         (3)
Income(Loss) Before Income Taxes........      607        619      1,003     (2,254)      (416)       155        960
                                          -------    -------    -------    -------    -------     ------     ------
Provision (Credit) for Income Taxes.....       27         15       (193)      (151)       (72)        27        240
                                          -------    -------    -------    -------    -------     ------     ------
Net Income (Loss).......................  $   580    $   604    $ 1,196    $(2,103)   $  (344)    $  128     $  720
                                          =======    =======    =======    =======    =======     ======     ======

                                                             DECEMBER 31,                            MARCH 31,
                                         ----------------------------------------------------   -------------------
                                           1995       1996       1997       1998       1999       1999       2000
                                         --------   --------   --------   --------   --------   --------   --------
BALANCE SHEET DATA:
Cash and cash equivalents..............  $   732    $   503    $ 1,120    $   907    $ 1,824    $ 1,353    $ 3,624
Working capital (deficiency)...........   (1,790)    (1,956)    (1,225)    (1,600)    (2,003)    (1,385)    (1,609)
Total assets...........................    4,391      5,431      7,729     14,309     15,198     13,876     15,939
Long term debt.........................    2,967      3,047      3,274      7,676      7,315      7,286      7,134
Series A convertible preferred stock...       20         20         20         20         20         20         20
Stockholders' equity (deficiency)......   (3,457)    (2,822)    (1,658)    (1,008)    (1,304)      (881)      (582)

 UNAUDITED INNOVEDA AND PADS PRO FORMA COMBINED CONDENSED HISTORICAL FINANCIAL
                                      DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                YEAR ENDED      THREE MONTHS ENDED
                                                              JANUARY 1, 2000     APRIL 1, 2000
                                                              ---------------   ------------------
PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME DATA:
Total revenue...............................................     $109,434            $ 24,996
Total costs and operating expenses..........................      127,960              39,854
Income (loss) from operations...............................      (18,526)            (14,858)
Net income (loss)...........................................      (19,909)            (12,515)
Net income (loss) per diluted share.........................     $  (0.52)           $  (0.32)
Shares used in computing diluted earnings (loss) per
  share.....................................................       38,489              38,632

                                                                   AS OF
                                                               APRIL 1, 2000
                                                               -------------
PRO FORMA COMBINED CONDENSED BALANCE SHEET DATA:
Cash and cash equivalents...................................     $ 21,523
Working capital.............................................          741
Total assets................................................      157,965
Long term debt, less current portion........................       12,430
Stockholders' equity........................................       63,421

                           COMPARATIVE PER SHARE DATA

    The following table summarizes certain unaudited historical per share information of Innoveda and PADS and the combined per share data on an unaudited pro forma basis. The information presented in the following table is derived from and should be read in conjunction with the selected consolidated financial data and the unaudited pro forma combined financial data included elsewhere, in this consent solicitation statement/prospectus. The pro forma combined financial data are not necessarily indicative of the operating results of future operations or the actual results that would have occurred if the acquisition of PADS had been consummated as of the beginning of the period presented, nor is it necessarily indicative of the future operating results or financial positions of the combined companies. The unaudited pro forma condensed combined statement for the year ended January 1, 2000 and three months ended April 1, 2000 include the effect of the Viewlogic-Summit merger as of the beginning of the periods presented, as the historical statements of operations for Innoveda do not include the operations of Summit prior to March 23, 2000. The unaudited pro forma condensed combined balance sheet as of April 1, 2000 includes the financial balances associated with Summit.

                                                 YEAR ENDED JANUARY 1, 2000   QUARTER ENDED APRIL 1, 2000
                                                 --------------------------   ---------------------------
INNOVEDA

HISTORICAL:
Net income (loss) per share-basic and
  diluted......................................            $ 0.01                        $(0.57)
Book value per share(1)........................            $(8.39)                       $ 1.12

PRO FORMA COMBINED:
Net income (loss) per share--basic and
  diluted......................................            $(0.52)                       $(0.32)
Book value per share(2)........................            $ 1.66                        $ 1.64

PADS

HISTORICAL:
Net income (loss) per share-
  Basic........................................            $(0.57)                       $ 1.17
  Diluted......................................            $(0.57)                       $ 0.21
Book value per share(1)........................            $(2.06)                       $(0.92)

EQUIVALENT PRO FORMA COMBINED (3):
Net income (loss) per share--basic and
  diluted......................................            $(0.98)                       $(0.62)
Book value per share(1)........................            $ 3.16                        $ 3.12

------------------------

(1) Book value is computed by dividing total stockholders' equity by the number of common shares outstanding and does not reflect the possible exercise of stock options and warrants.

(2) Innoveda's pro forma combined book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of Innoveda common stock which would have been outstanding had the merger been consummated as of each balance sheet date.

(3) PADS' equivalent pro forma combined book value per share are calculated by multiplying Innoveda's pro forma combined per share amounts and book value by the expected exchange ratio of approximately 1.9 shares of Innoveda common stock.

                            MARKET PRICE INFORMATION

INNOVEDA MARKET PRICE INFORMATION

    Innoveda common stock has traded on the Nasdaq National Market under the symbol "INOV" since March 24, 2000. From October 18, 1996 through March 23, 2000, it traded under the symbol "SMMT."

    The table below sets forth, for the periods indicated, the reported high and low sale prices per share of Innoveda common stock on the Nasdaq National Market.


                                                                   INNOVEDA
                                                                 COMMON STOCK
                                                              -------------------
                                                                HIGH       LOW
                                                              --------   --------
FISCAL 1998
        Quarter ended March 31, 1998........................  $16.625    $ 9.438
        Quarter ended June 30, 1998.........................  $17.125    $ 13.50
        Quarter ended September 30, 1998....................  $15.375    $ 5.875
        Quarter ended December 31, 1998.....................  $ 9.625    $  4.75

FISCAL 1999
        Quarter ended March 31, 1999........................  $ 9.563    $ 3.313
        Quarter ended June 30, 1999.........................  $ 3.938    $ 2.469
        Quarter ended September 30, 1999....................  $ 3.625    $ 2.250
        Quarter ended December 31, 1999.....................  $ 4.188    $ 2.125

FISCAL 2000
        Quarter ended April 1, 2000.........................  $ 9.375    $ 3.438
        Quarter ended July 1, 2000..........................  $ 6.094    $ 3.188
        Quarter ending September 30, 2000 (through August 9,
          2000).............................................  $ 4.875    $3.9688


PADS MARKET PRICE INFORMATION

    Because there is no established trading market for shares of PADS capital stock, information with respect to the market prices of PADS capital stock is omitted.

RECENT CLOSING PRICES


    The following table sets forth the closing per share sale price of Innoveda common stock as reported on the Nasdaq National Market on June 1, 2000, the last full trading day prior to the public announcement that Innoveda and PADS had entered into the merger agreement, and August 9, 2000, the last full trading day for which closing prices were available at the time of the printing of this consent solicitation statement/prospectus.



                                                                INNOVEDA
DATE                                                          COMMON STOCK
----                                                          ------------
June 1, 2000................................................    $ 4.375
August 9, 2000..............................................    $4.4375


    PADS stockholders are advised to obtain current market quotations for Innoveda common stock. No assurance can be given as to the market prices of Innoveda common stock at any time before the consummation of the merger or as to the market price of Innoveda common stock at any time after the merger. Because the number of shares of Innoveda common stock that PADS stockholders and optionholders will receive is fixed, PADS stockholders and optionholders will not receive additional shares of Innoveda common stock if the market price of Innoveda common stock decreases which could occur before the merger becomes effective. In the event the market price of Innoveda common stock decreases or increases prior to the consummation of the merger, the value of the Innoveda common stock to be received in the merger in exchange for PADS common stock would correspondingly decrease or increase.

DIVIDENDS

    In connection with its October 1998 recapitalization, Viewlogic paid to Synopsys, then its sole stockholder, a cash dividend of an aggregate of $30 million. Other than this cash dividend, Innoveda has never declared or paid cash dividends on its common stock. Innoveda currently intends to retain earnings, if any, to support its growth strategy and does not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Innoveda board of directors after taking into account various factors, including Innoveda's financial condition, operating results, current and anticipated cash needs and plans for expansion.

    PADS has never declared or paid cash dividends on its common stock. PADS currently intends to retain earnings, if any, to support its growth strategy and does not anticipate paying cash dividends in the foreseeable future.

                                   THE MERGER

    THIS SECTION OF THE CONSENT SOLICITATION STATEMENT/ PROSPECTUS DESCRIBES THE MATERIAL ASPECTS OF THE PROPOSED MERGER. THE SUMMARY DESCRIPTION IS NOT COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT. WE URGE ALL PADS STOCKHOLDERS TO READ THE MERGER AGREEMENT IN ITS ENTIRETY FOR A MORE COMPLETE DESCRIPTION OF THE TERMS AND CONDITIONS OF THE MERGER AND RELATED MATTERS.

BACKGROUND OF THE MERGER

    During the period from June 1997 through December 1999, William J. Herman, the Chief Executive Officer of Viewlogic Systems, now a wholly owned subsidiary of Innoveda, and other representatives of Viewlogic held numerous meetings with Richard T. Finigan, then the Chief Executive Officer of PADS, and other representatives of PADS. The primary purpose of those meetings was to discuss the status of PADS product development efforts and various strategic relationships, including the merger of the two companies and the acquisition of PADS by Viewlogic. However, those discussions were primarily exploratory in nature and did not lead to any material negotiations towards either the merger of the two companies or the acquisition of PADS by Viewlogic.

    From November 1999 through March 2000, Mr. Herman had numerous discussions with various individual members of the Viewlogic (and, subsequent to March 23, 2000, Innoveda) board of directors regarding the possible acquisition of PADS.

    On November 16, 1999, Mr. Herman met with Mr. Finigan and Kenneth L. Tepper, then PADS' Vice President of Research and Development. Mr. Finigan informed
Mr. Herman that PADS' proposed initial public stock offering was "on-hold" and discussed PADS' desire to look seriously at a merger or acquisition opportunity with Viewlogic. Mr. Finigan also informed Mr. Herman that Mr. Tepper would be named PADS' President and Chief Executive Officer in the coming weeks.

    On November 29, 1999 there was a meeting to review the status of the PADS' router product. The meeting was attended by Richard Lucier, Viewlogic's Chief Operating Officer, Larry Ruben, Viewlogic's Vice President of Research and Development, Brad Griffin, one of Viewlogic's engineering managers, Mr. Tepper, Mark Gallant, PADS' Technical Definition Manager for the router, and Vitaly Bystrov, PADS' Engineering Project Leader for the router.

    On December 21, 1999, Mr. Herman reviewed the status of the PADS acquisition discussions at a regularly scheduled meeting of the board of directors of Viewlogic.

    On December 31, 1999, Mr. Herman met with Mr. Tepper. Mr. Tepper and
Mr. Herman each expressed an interest in merging the companies. They discussed financial plans, management roles and product synergies for the combined company. Mr. Tepper also discussed the status of the PADS' router product.

    From January 2000 through June 2000, there were numerous other meetings and conference calls among representatives of the companies to discuss the status of PADS' product development efforts, valuation, management roles and other terms of the proposed transaction.

    On January 24, 2000, Mr. Herman met with Mr. Tepper. They discussed the respective valuations of PADS and Viewlogic and developed a relative value model.

    On February 1, 2000, Mr. Herman reviewed the status of the PADS acquisition discussions at a regularly scheduled meeting of the board of directors of Viewlogic.

    On March 14, 2000, Mr. Herman, Kevin O'Brien, Viewlogic's Chief Financial Officer, and Mr. Tepper held a conference call to discuss valuation further.


    On March 22, 2000, Mr. Herman and Mr. Tepper held a conference call. They discussed the effects of the pending merger of Summit Design and Viewlogic on the proposed business combination between Viewlogic and PADS. There was further discussion about headcount, management roles and various other terms of the proposed business combination.


    On April 13, 2000, Mr. Herman reviewed the status of the PADS acquisition discussions at a regularly scheduled meeting of the board of directors of Innoveda.

    On April 13, 2000, Mr. Tepper met with the PADS board of directors in Japan to review the status of the proposed merger with Innoveda and evaluate other business combinations, the electronic design automation market in general and the competitive prospects for the combined company if PADS merged with Innoveda.

    On April 26, 2000, Mr. Herman met with Mr. Tepper to discuss the transaction structure and the involvement of Kyoden Company, PADS' majority stockholder. Issues pertaining to Japanese distributors, sales compensation, severance payments for terminated employees, and management were discussed.

    On May 1, 2000, Mr. Herman met with Mr. Tepper. They discussed the management of the combined company and the requirement that PADS retain a new law firm for this transaction due to the fact that PADS' current law firm was also representing Innoveda.

    On May 4, 2000, Innoveda and PADS entered into a confidentiality agreement and an agreement to work exclusively with each other towards the closing of the acquisition through May 31, 2000. Subsequently, Innoveda instructed its outside counsel, Hale and Dorr LLP, to draft a merger agreement and other appropriate documentation.

    From May 8, 2000 through June 2, 2000, representatives of Innoveda and PADS and their respective legal counsel were in frequent contact to negotiate the terms of the merger agreement and the related definitive documentation, including:

    - the indemnification obligations of Kyoden;

    - the conditions required for termination of the merger agreement and related termination fees;

    - the representations and warranties to be made by each of Innoveda and PADS; and

    - the covenants regarding the conduct of PADS' business during the period after the execution of the merger agreement and prior to the completion of the merger.

    On May 10, 2000, Hiroshi Hashimoto, the Chairman of the Board of Directors of PADS and President of Kyoden, Nastada Kushitani, PADS' Senior Vice President, Mr. Tepper and Mr. Herman met to discuss the proposed transaction.
Mr. Hashimoto expressed his desire for the combined company, and the group discussed ways to achieve it.

    On May 19, 2000, Mr. Herman met with Mr. Tepper and Richard A. Almeida, PADS' Vice President of Marketing, to discuss PADS' worldwide business plans.

    On May 30, 2000, there was a meeting to discuss the details of the merger agreement. The meeting included Mr. Herman, Mr. O'Brien, Joseph Suyemoto, Innoveda's Corporate Counsel, Mr. Tepper, James L. Gennari, PADS' Vice President of Finance and representatives from each of their respective outside counsel.

    On May 31, 2000, Mr. Tepper, Mr. Suyemoto, Mr. O'Brien, Mr. Herman and
Mr. Gennari met to discuss the rights to use PADS' trade name and distribution channels in Korea and other details of the merger agreement.

    On May 31, 2000, Mr. Herman reviewed the status of the PADS acquisition discussions and the merger agreement with the board of directors of Innoveda. The board of directors of Innoveda approved the merger and authorized Innoveda's management to finalize and execute the merger agreement.

    On June 1, 2000, Mr. Herman, Mr. O'Brien, Mr. Suyemoto, Mr. Tepper and representatives of Gadsby Hannah LLP, PADS' outside counsel, and of Hale and Dorr LLP, Innoveda's outside counsel, discussed the merger agreement.

    On June 1, 2000, Mr. Herman, Mr. Suyemoto and representatives of PADS' outside counsel met to discuss specific issues having to do with actual and potential litigation involving PADS.

    On June 2, 2000, Mr. Herman and Mr. Tepper met and executed the merger agreement.

INNOVEDA'S REASONS FOR THE MERGER

    The Innoveda board of directors unanimously voted to approve the merger. The decision of the Innoveda board of directors was based on several potential benefits of the merger that it believes will contribute to the success of Innoveda as a growing company in the electronic design automation industry. These potential benefits include:

    - The products of the two companies are highly complementary, with little overlap, allowing Innoveda to offer a more complete set of software tools for the design and testing of printed circuit boards, including products for design entry, simulation, layout, routing, analysis and interface to manufacturing.

    - The PADS' BlazeRouter product is based on the latest router technology and allows Innoveda to integrate its high-speed analysis products in order to develop a product for high-performance printed circuit board design.

    - The business combination offers Innoveda the opportunity to port the PADS' products which are primarily designed for use on Windows-based personal computers for use on UNIX-based workstations, thus providing for a wider distribution of those products.

    - Combining Innoveda's talented and experienced research and development team with that of PADS will create a stronger basis for the development of future products.

    - The combined company will have greater financial strength.

    The Innoveda board of directors reviewed a number of factors in evaluating the merger, including, but not limited to, the following:

    - the technical capabilities and status of the PADS' router product;

    - historical information concerning Innoveda's and PADS' respective business focus, financial performance and condition, operations, technology and management;

    - Innoveda management's view of the financial condition, results of operations and businesses of Innoveda and PADS before and after giving effect to the merger and the determination by the Innoveda board of directors of the merger's positive effect on stockholder value;

    - current financial market conditions and historical stock market prices, volatility and trading information;

    - the consideration PADS stockholders will receive in the merger in light of comparable merger transactions;

    - the terms of the merger agreement, including the indemnification obligations of Kyoden;

    - the impact of the merger on Innoveda's customers and employees;

    - the results of the due diligence investigation of PADS conducted by Innoveda's management, accountants and counsel; and

    - the expectation that the merger will be accounted for as a purchase.

    The Innoveda board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger including the following:

    - the risk that the potential benefits of the merger may not be realized;

    - the possibility that the merger may not be consummated, even if approved by the PADS stockholders; and

    - other applicable risks described in this consent solicitation statement/prospectus under "Risk Factors."

    The Innoveda board of directors concluded, however, that, on balance, the merger's potential benefits to Innoveda and its stockholders outweigh the associated risks. The discussion of the information and factors considered by the Innoveda board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, the Innoveda board of directors did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination.

PADS' REASONS FOR THE MERGER; RECOMMENDATION OF THE PADS BOARD OF DIRECTORS

    The PADS board of directors has determined that the terms of the merger and the merger agreement are fair to, and in the best interests of, PADS and its stockholders. Accordingly, the PADS board of directors has approved the merger agreement and the consummation of the merger and unanimously recommends that you approve the merger.

    In reaching its decision, the PADS board of directors identified several potential benefits of the merger, the most important of which included:

    - an opportunity for a strategic step forward in PADS becoming a leading provider of electronic product design solutions;

    - opportunities to realize significant benefits and long-term value to PADS stockholders resulting from the combination of PADS' printed circuit board technology together with Innoveda's electronic design automation expertise, Innoveda's greater size and resources and the complementary nature of PADS' and Innoveda's products and services;

    - the potential for accelerating new product development and features for current and future electronic product design solutions;

    - opportunities for PADS to offer its printed circuit board design technology to a larger, more diverse customer base;

    - the potential of an increased ability to compete effectively in an intensely competitive, rapidly consolidating industry;

    - the increased trading liquidity for PADS stockholders by receiving shares of Innoveda common stock; and

    - the expectation that the merger will be treated as a reorganization to PADS and its stockholders.

    The decision of the PADS board of directors was the result of its careful consideration of a range of strategic alternatives in pursuit of PADS' long-term business strategy, including potential business combinations and relationships with Innoveda and other companies. In reaching its decision to approve the merger, the PADS board of directors consulted with PADS' senior management, as well as its legal counsel and independent accountants. Among the factors considered by the PADS board of directors in its deliberations were the following:

    - the current and prospective economic and industry environment in which PADS operates;

    - the continued trend for consolidation in the electronic design automation industry;

    - the ability of larger industry participants to increase market share;

    - the trend of such companies toward offering a complete spectrum of electronic design automation products and services;

    - the historical information concerning PADS', Innoveda's and certain other potential acquirors' respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including public reports of Innoveda filed with the Securities and Exchange Commission;

    - the complementary nature of the technology, products, services and customer base of PADS and Innoveda;

    - the consideration to be received by PADS stockholders in the proposed merger and the relationship between the market value of the Innoveda common stock to be issued in exchange for the PADS common stock and a comparison of comparable merger transactions;

    - the prospects of PADS as an independent company;

    - the potential for parties, other than Innoveda, to acquire or enter into strategic relationships with PADS;

    - the comparison of financial condition, results of operations and business of PADS before and after giving effect to a merger with each potential acquiror;

    - financial market conditions and historical stock market prices, volatility and trading information;

    - the belief that the terms of the merger agreement are reasonable;

    - the impact of the merger on PADS' customers and employees;

    - the results of the due diligence investigation of Innoveda conducted by PADS' management and financial advisors; and

    - the fairness and reasonableness to PADS of the terms of the merger agreement and related agreements, which were the product of extensive arm's length negotiations.

    In particular, the PADS board of directors considered:

    - the events triggering payment of a termination fee to be paid to Innoveda;

    - the limitations on PADS' ability to negotiate an alternative transaction with other companies;

    - the potential effect of these provisions on PADS receiving alternative proposals that could be superior to the merger; and

    - the limitations on the conduct of PADS' business during the period after the execution of the merger agreement and before the closing of the merger.

    Because the PADS board of directors conducted an extensive review of its strategic alternatives prior to entering into the merger agreement, and because the merger provisions of the reorganization agreement were required by Innoveda in order for it to enter into the merger agreement, the PADS board of directors determined that the value for PADS stockholders represented by the merger justified the limitations and restrictions imposed on PADS by the merger agreement.

    The PADS board of directors also identified and considered a number of uncertainties and risks concerning the merger, including:

    - the financial risks resulting from the fact that the number of shares issued to PADS' stockholders and optionholders will not be adjusted for changes in the market price of Innoveda common stock;

    - the risk that the merger might not be consummated;

    - the risk that the benefits sought in the merger might not be fully achieved;

    - the difficulty of and risks associated with the integration of a different management and organizational structure;

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
    - the risk that PADS might suffer employee attrition or fail to attract key personnel due to uncertainties associated with the merger;

    - the risks that PADS might face if it remains independent; and

    - the other applicable risks described in this consent solicitation statement/prospectus under "Risk Factors."

    As a result of the foregoing considerations, the PADS board of directors determined that the potential advantages of the merger outweighed the benefits of remaining as a separate company. The PADS board of directors believes that the combined company will have far greater opportunity than PADS alone to compete in its industry.

    In view of the variety of factors considered in connection with its evaluation of the merger, the PADS board of directors did not find it practicable to, and accordingly did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, many of the factors contained elements which may have both a positive and negative effect on the fairness of the merger. Except as described above, the PADS board of directors, as a whole, did not attempt to analyze each individual factor separately to determine its impact on the fairness of the merger. Consequently, individual members of the PADS board of directors may have given different weight to different factors and may have viewed differently each factor's effect on the fairness determination.

    FOR THE REASONS DISCUSSED ABOVE, THE PADS BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND HAS DETERMINED THAT THE MERGER IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, PADS AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT PADS STOCKHOLDERS ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS OF PADS IN THE MERGER

    In considering the recommendation of the PADS board of directors with respect to the merger, you should be aware that some executive officers and directors of PADS have interests in the merger that are different from, or in addition to, your interests as a stockholder of PADS generally. The PADS board of directors was aware of these potential conflicts and considered them in approving the merger.

    Following the completion of the merger, Kenneth L. Tepper, the President and Chief Executive Officer of PADS will be given a senior management position with Innoveda. He will receive a base compensation nominally higher than his current compensation, and he will be eligible to receive a bonus based upon accomplishing determined management objectives. In addition, Hiroshi Hashimoto, the Chairman of the Board of Directors of PADS, will become a director of Innoveda.

    Following the completion of the merger, James Gennari, the Vice President of Finance of PADS, will continue to receive his current salary and medical and dental benefits for nine months and will receive accelerated vesting of his stock options. In contemplation of the closing of the merger, Naotada Kushitani, a Senior Vice President and director of PADS, has entered into a separation agreement with PADS pursuant to which he will remain an employee of PADS until December 29, 2000 and, following his termination, receive his current salary and medical and dental benefits for 14 weeks and a termination bonus of $6,250.


    As of August 1, 2000, the executive officers of PADS held options to acquire an aggregate of 25,000 shares of PADS common stock, of which options to acquire 18,750 shares are subject to vesting. These options will be converted in the merger into options to acquire approximately 50,888 shares of Innoveda common stock. In addition, as of August 1, 2000, the executive officers held 2,500 restricted shares of PADS common stock. These shares will be converted in the merger into approximately 4,750 shares of Innoveda common stock.

    The merger agreement provides that for a period of three years after the effective time of the merger, Innoveda will cause the surviving corporation to honor its obligations to indemnify each present and former director and officer of PADS against any costs or expenses pertaining to matters existing or occurring at or prior to the effective time of the merger.

TREATMENT OF PADS COMMON STOCK AND PADS PREFERRED STOCK


    In the merger, Innoveda will issue 6,473,136 shares of its common stock and expects to pay approximately $1.7 million to the PADS stockholders. The number of shares of Innoveda common stock and the cash consideration which the PADS stockholders will receive in exchange for their shares of PADS common stock or PADS preferred stock will be determined at the effective time of the merger based on the number of shares and options of PADS capital stock then outstanding. Based upon the outstanding PADS capital stock as of August 1, 2000, it is expected that each share of PADS common stock or PADS preferred stock will be exchanged for approximately 1.9 shares of Innoveda common stock and $.51 in cash. In addition, each outstanding option to purchase shares of PADS common stock will be converted into an option to purchase 2.0355 shares of Innoveda common stock, with the option exercise price to be adjusted accordingly.


ACCOUNTING TREATMENT OF THE MERGER

    The merger will be accounted for by Innoveda using the purchase method of accounting for a business combination. Under this method of accounting, the assets and liabilities of PADS, including intangible assets, will be recorded at their fair market value and included in the financial statements of Innoveda. The results of operations and cash flows of PADS will be included in Innoveda's financial statements prospectively as of the consummation of the merger.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    In the opinion of Hale and Dorr LLP, counsel to Innoveda, described below are certain material United States federal income tax considerations generally applicable to United States holders of PADS capital stock who, pursuant to the merger, exchange their PADS capital stock for Innoveda common stock and cash. The opinion of Hale and Dorr LLP described in the preceding sentence is included in exhibit 8.1 to the registration statement of which this consent solicitation statement/prospectus forms a part.

    The discussion below is, and the opinion of Hale and Dorr LLP will be, based upon current provisions of the Internal Revenue Code, currently applicable U.S. Treasury regulations promulgated thereunder, and judicial and administrative decisions and rulings. The opinion of Hale and Dorr LLP will be based on the facts, representations and assumptions set forth or referred to in such opinions, including representations contained in certificates executed by officers of Innoveda and PADS. The opinion is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will not take a contrary view. No ruling from the Internal Revenue Service has been or will be sought. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth herein, and any such changes or interpretations could be retroactive and could affect the tax consequences of the merger to the stockholders of Innoveda and PADS.

    This discussion and the opinion of Hale and Dorr LLP do not purport to deal with all aspects of federal income taxation that may affect particular stockholders in light of their individual circumstances, and are not intended for stockholders subject to special treatment under federal income tax law. Stockholders subject to special treatment include insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign persons, stockholders who hold their stock as part of a hedge, appreciated financial position, straddle or conversion transaction, stockholders who are subject to the alternative minimum tax, stockholders who do not hold their stock as capital assets and stockholders who have acquired their stock upon the exercise of employee options or otherwise as compensation. This discussion and such opinions also do not consider the tax consequences to holders of options or warrants to acquire PADS capital stock. In addition, this discussion and such opinions do not consider the effect of any applicable state, local or foreign tax laws.

    Each holder of PADS capital stock is urged to consult its own tax advisor as to the particular tax consequences to it of the transaction described herein, including the applicability and effect of any state, local or foreign tax laws, and of changes in applicable tax laws.

    The merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code. Accordingly, subject to the limitations and qualifications referred to herein, the following tax consequences will result:

    - No gain or loss will be recognized by Innoveda, PADS or the wholly owned subsidiary of Innoveda solely as a result of the merger.

    - A PADS stockholder will recognize gain, but not loss, to the extent of the lesser of (a) the excess of the sum of the cash and the fair market value, as of the effective time of the merger, of the Innoveda common stock received, over the PADS stockholder's adjusted basis in the PADS capital stock surrendered in exchange therefor, and (b) the amount of cash received by the PADS stockholder.

    - Solely for purposes of determining the character of the gain, if any, recognized by a PADS stockholder in the merger, cash received by a PADS stockholder in exchange for PADS capital stock will be treated as if Innoveda issued Innoveda common stock in the merger with a value equal to such cash and then redeemed such shares, subject to the provisions of
      Section 302 of the Internal Revenue Code. If the deemed redemption of shares has the effect of a distribution of a dividend (applying
      Section 302 and the constructive ownership rules of Section 318(a) of the Internal Revenue Code), then the gain shall be taxable as ordinary income to the extent of the PADS stockholder's ratable share of undistributed accumulated earnings and profits of PADS. If the deemed redemption does not have the effect of the distribution of a dividend (applying Sections 302 and 318(a) of the Internal Revenue Code), but rather is a redemption treated as an exchange, then such gain shall be taxable as capital gain.

    - Capital gain will be long-term capital gain (or loss) if such shares of Innoveda common stock are treated, based on the rules set forth below, as having been held for more than one year at the effective time of the merger.

    - The aggregate tax basis of the Innoveda common stock actually received by PADS stockholders in the merger will be equal to the aggregate tax basis of the PADS capital stock surrendered in the exchange reduced by the amount of the cash consideration received in the exchange and increased by the amount treated as a dividend and the amount of gain recognized by the PADS stockholder.

    - The holding period of the Innoveda common stock received by each PADS stockholder in the merger will include the holding period for the PADS capital stock surrendered in exchange, provided that the PADS capital stock surrendered is held as a capital asset at the effective time of the merger.

    A successful Internal Revenue Service challenge to the "reorganization" status of the merger would result in a PADS stockholder recognizing gain or loss with respect to each share of PADS capital stock surrendered in the merger equal to the difference between the PADS stockholder's basis in such share and the fair market value, as of the effective time of the merger, of the Innoveda common stock and the cash consideration received in exchange therefor. In such event, a PADS stockholder's aggregate tax basis in the Innoveda common stock received would equal its fair market value, and the PADS stockholder's holding period for such stock would begin the day after the merger.

    PADS STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICATION OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND POSSIBLE FUTURE CHANGES IN SUCH LAWS AND THE INTERPRETATION THEREOF, WHICH MAY HAVE RETROACTIVE EFFECT.

NASDAQ NATIONAL MARKET QUOTATION

    Innoveda filed a notification form for listing of additional shares with the Nasdaq National Market on July 12, 2000 with respect to the shares of Innoveda common stock to be issued in the merger.

RESALES OF INNOVEDA COMMON STOCK ISSUED IN CONNECTION WITH THE MERGER; VOTING
  AND TRANSFER RESTRICTION AGREEMENT

    Innoveda common stock issued in connection with the merger will be freely transferable, except that shares of Innoveda common stock received by persons who are deemed to be "affiliates," as such term is defined by Rule 144 under the Securities Act, of PADS at the effective time of the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Certain executive officers and directors of PADS have executed a voting and transfer restriction agreement providing, among other things, that such person will not offer, sell, transfer or otherwise dispose of any of the shares of Innoveda common stock obtained as a result of the merger except in compliance with the Securities Act and the related rules and regulations.

    Under the terms of these agreements, their shares of Innoveda common stock issued pursuant to the merger are subject to a "lock-up," wherein a percentage of each person's shares will become eligible for sale at intervals throughout the one year period following the effective date of the closing of the merger. More specifically, and subject to compliance with Securities Act and the related rules and regulations:

    - 20% of the shares of Innoveda common stock issued to them under the terms of the merger will be freely tradable immediately as of the effective time of the merger;

    - an additional 40% will become freely tradable after six months has elapsed from the effective time of the merger; and

    - the remaining 40% will become freely tradable after twelve months has elapsed from the effective date of the merger.

CONSENT IN LIEU OF MEETING; WAIVER OF APPRAISAL RIGHTS

    The adoption of the merger agreement must be approved by holders of at least two-thirds in interest of the outstanding shares of PADS series A preferred stock and PADS series B preferred stock, voting together as a single class. Because these classes of stock are held by a limited number of holders, PADS is requesting that these holders of voting stock vote to adopt the merger agreement by executing a written consent in lieu of holding a special meeting of stockholders. Prior to the mailing of this consent solicitation statement/prospectus, a holder of PADS series A preferred stock who owns approximately 90% of the outstanding shares of PADS preferred stock agreed to consent to the adoption of the merger agreement. Therefore, adoption of the merger agreement is assured.

    PADS expects to pay approximately $500 for the solicitation of the written consents.

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
    PADS stockholders are entitled, under Delaware law, to require an appraisal of their shares and to demand the payment of fair value for their shares. These rights, generally known as "appraisal rights," are described in detail in the section entitled "Appraisal Rights" and a copy of Section 262 of the Delaware General Corporation Law, which governs appraisal rights, is attached as Annex C to this consent solicitation statement/prospectus. You should read both the summary and the statutory provision carefully when making your decision because the statutory requirements are complex.


    Under the merger agreement, Innoveda is not obligated to proceed with the merger if stockholders holding more than three percent of the outstanding shares of PADS capital stock have demanded an appraisal with respect to their shares. Under Delaware law, stockholders have the right to demand an appraisal of their shares within 20 days after notice of the merger has been mailed to them. PADS is requesting that all stockholders, including holders of PADS nonvoting common stock, sign and return a waiver of appraisal rights by August 31, 2000 so that the stockholders may clearly inform PADS that they do not plan to demand appraisal with respect to their shares. The failure of a stockholder to return a waiver of appraisal rights will not, in itself, constitute a demand for appraisal of his, her or its shares. Stockholders must strictly comply with the statutory requirements to exercise their right to demand appraisal of their shares.


APPRAISAL RIGHTS

    Delaware law does not grant appraisal rights to Innoveda stockholders.

    Delaware law grants appraisal rights in the merger to the holders of PADS capital stock. Under Delaware law, a PADS stockholder may perfect his, her or its appraisal rights by delivering to PADS a demand in writing for the appraisal of its shares and not voting for or consenting in writing to the merger agreement or the merger. PADS stockholders considering seeking appraisal should recognize that the fair value of shares could be determined to be more than, the same as, or less than the value of the Innoveda shares to which stockholders are entitled if they do not exercise their appraisal rights. Stockholders who elect to exercise appraisal rights must comply strictly with all of the procedures set forth in Section 262 of the Delaware General Corporation Law to preserve those rights. We have attached a copy of Section 262 of the Delaware General Corporation Law, which sets forth these appraisal rights, as Annex C to this consent solicitation statement/prospectus.

    Section 262 of the Delaware General Corporation Law sets forth the required procedure a stockholder seeking appraisal must follow. Perfecting your appraisal rights can be complicated. The procedural rules are specific and must be followed completely. Failure to comply with the procedure may cause you to lose your appraisal rights. The following is only a summary of your rights and the procedure relating to appraisal rights and is qualified in its entirety by the provisions of Section 262 of the Delaware General Corporation Law. Please review
Section 262 for the complete procedure. PADS will not give you any notice other than as described in this consent solicitation statement/prospectus and as required by Delaware law.

APPRAISAL RIGHTS PROCEDURES

    If you are a PADS stockholder and you wish to exercise your appraisal rights, you must satisfy the following provisions of Section 262 of the Delaware General Corporation Law.

    - YOU MUST MAKE A WRITTEN DEMAND FOR APPRAISAL. You must deliver a written demand for appraisal to PADS within 20 days of the mailing date of this consent solicitation statement/prospectus. Failing to sign the waiver alone will not constitute a demand for appraisal.

    - YOU MUST NOT VOTE FOR OR CONSENT IN WRITING TO THE MERGER. You must not consent to or vote for the adoption of the merger agreement. If you vote for or consent by written consent to the adoption of the merger agreement, you will not be entitled to any right to seek appraisal.

    - YOU MUST CONTINUOUSLY HOLD YOUR PADS SHARES.You must continuously hold your shares of PADS capital stock from the date you make the demand for appraisal through the completion of the merger. If you are the record holder of PADS capital stock on the date you make a written demand for appraisal but then transfer your shares before the merger, you will lose any right to appraisal in respect of those shares.

    YOU SHOULD READ THE PARAGRAPHS BELOW FOR MORE DETAILS ON MAKING A DEMAND FOR APPRAISAL.

    A written demand for appraisal of PADS capital stock must be executed by or on behalf of a stockholder of record and must reasonably identify the stockholder and that he, she or it intends to demand appraisal of his, her or its shares. If you own PADS capital stock in a fiduciary capacity, such as a trustee, guardian or custodian, the demand for appraisal must be executed by or for the record owner.

    If you own PADS capital stock with one or more persons, such as in a joint tenancy or tenancy in common, the demand for appraisal must be executed by or for all joint owners. An authorized agent, which could include one or more of the joint owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose who the stockholder of record is and that the agent is signing the demand as that stockholder's agent.

    If you are a record owner, such as a broker, who holds PADS capital stock as a nominee for others, you may exercise a right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such a case, you should specify in the written demand the number of shares as to which you wish to demand appraisal. If you do not expressly specify the number of shares, we will assume that your written demand covers all the shares of PADS capital stock that are in your name.

    If you are an PADS stockholder who elects to exercise appraisal rights, you should mail or deliver by hand a written demand to:

    PADS SOFTWARE, INC.
    165 FOREST STREET
    MARLBORO, MASSACHUSETTS 01752
    ATTN: PRESIDENT


    It is important that PADS receive all written demands before August 31, 2000. As explained above, this written demand should be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of capital stock owned, and that the stockholder is thereby demanding appraisal of his, her or its shares. The failure to waive your appraisal rights by not signing the waiver will not constitute a written demand for appraisal rights.


    If you fail to comply with any of these conditions and the merger becomes effective, you will only be entitled to receive the merger consideration provided in the merger agreement.

    WRITTEN NOTICE. Within 10 days after the completion of the merger, PADS must give written notice setting forth the date the merger has become effective to each stockholder who has fully exercised his, her or its appraisal rights in full compliance with the conditions of Section 262 of the Delaware General Corporation Law.

    PETITION WITH THE CHANCERY COURT. Within 120 days after the completion of the merger, either PADS or any stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware Court of Chancery. Any stockholder who files such a petition must provide PADS a copy of the petition demanding that the Chancery Court determine the value of the shares of PADS stock held by all of the stockholders who are entitled to appraisal rights. PADS has no present intention of filing an appraisal petition. Accordingly, if you intend to exercise your rights of appraisal, you should file a petition in the Chancery Court. Because PADS has no obligation to file a petition, if you do not file a petition within 120 days after the completion of the merger, you will lose your rights of appraisal.

    WITHDRAWAL OF DEMAND. If you change your mind and decide you no longer want to assert appraisal rights, you may withdraw your demand for appraisal rights at any time within 60 days after the closing of the merger. You may also withdraw your demand for appraisal rights after 60 days after the closing of the merger, but only with the written consent of PADS. If you effectively withdraw your demand for appraisal rights, you will receive the merger consideration provided in the merger agreement.

    REQUEST FOR APPRAISAL RIGHTS STATEMENT. If you have complied with the conditions of Section 262, you are entitled to receive a statement from PADS which sets forth the number of shares held by stockholders who have demanded appraisal rights, and the number of stockholders who own those shares. To receive this statement, you must send a written request to PADS within 120 days after the completion of the merger. PADS has 10 days after receiving a request to mail you the statement.

    CHANCERY COURT PROCEDURES. If you properly file a petition for appraisal in the Chancery Court and deliver a copy to PADS, PADS will then have 20 days to provide the Chancery Court with a list of the names and addresses of all stockholders who have demanded appraisal rights and have not reached an agreement with PADS as to the value of their shares. At a hearing on the petition, the Chancery Court will determine which stockholders, if any, have fully complied with Section 262 of the Delaware General Corporation Law and whether they are entitled to appraisal rights under Section 262. The Chancery Court may also require you to submit your stock certificates to the Registry in Chancery so that it can note on the certificates that an appraisal proceeding is pending. If you do not follow the Chancery Court's directions, you may be dismissed from the proceeding.

    APPRAISAL OF SHARES. After the Chancery Court determines which stockholders are entitled to appraisal rights, it will consider factors relevant to a determination of the fair value of your shares except for any appreciation or depreciation due to any expectation or accomplishment of the merger. After the Chancery Court determines the fair value of their shares, it will direct PADS to pay that value to the stockholders who sought to have their shares appraised. The Chancery Court can also direct PADS to pay interest, simple or compound, on that value if the Chancery Court determines that interest is appropriate. In order to receive your payment for your shares, you must then surrender your stock certificates to PADS.

    The Chancery Court could determine that the fair value of shares of stock is more than, the same as or less than the merger consideration. In other words, if you demand appraisal rights, you could receive less consideration than you would under the merger agreement.

    COSTS AND EXPENSES OF APPRAISAL PROCEEDING. The costs and expenses of the appraisal proceeding may be assessed against PADS and/or the stockholders participating in the appraisal proceeding, as the Chancery Court deems equitable under the circumstances. You may also request that the Chancery Court allocate the expenses of the appraisal action incurred by any stockholder pro rata against the value of all of the shares entitled to appraisal.

    LOSS OF STOCKHOLDER'S RIGHTS. If you demand appraisal rights, after the completion of the merger you will not be entitled to:

    - vote shares of stock, for any purpose, for which you have demanded appraisal rights;

    - receive payment of dividends or any other distribution with respect to such shares, except for dividends or distributions, if any, that are payable to holders of record as of a record date prior to the effective time of the merger; or

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
    - receive the payment of the consideration provided for in the merger agreement, unless you properly withdraw your demand for appraisal.

    If no petition for an appraisal is filed within 120 days after the completion of the merger, your right to seek an appraisal will cease, and you will be entitled to receive the consideration that all other holders of PADS capital stock received in the merger. You may withdraw your demand for appraisal and accept the merger consideration by delivering to PADS a written withdrawal of your demand, except that:

    - any attempt to withdraw made more than 60 days after the completion of the merger will require the written approval of PADS; and

    - an appraisal proceeding in the Chancery Court cannot be dismissed unless the Chancery Court approves.

    If you fail to comply strictly with the procedures described above you will lose your appraisal rights. Consequently, if you wish to exercise your appraisal rights, we strongly urge you to consult a legal advisor.

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
                              THE MERGER AGREEMENT

    THE FOLLOWING IS A BRIEF SUMMARY OF THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS ANNEX A TO THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS, WHICH IS INCORPORATED BY REFERENCE INTO THIS SUMMARY. THE SUMMARY DESCRIPTION IS NOT COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE AGREEMENT. WE URGE ALL PADS STOCKHOLDERS TO READ THE MERGER AGREEMENT IN ITS ENTIRETY FOR A MORE COMPLETE DESCRIPTION OF THE TERMS AND CONDITIONS OF THE MERGER AND RELATED MATTERS.

GENERAL

    Following the adoption of the merger agreement and approval of the merger by the PADS stockholders and the satisfaction or waiver of the other conditions to the merger, a wholly owned subsidiary of Innoveda will merge with and into PADS. PADS will survive the merger as a wholly owned subsidiary of Innoveda. If all conditions to the merger are satisfied or waived, the merger will become effective at the time of the filing by the surviving corporation of a duly executed certificate of merger with the Secretary of State of Delaware.

THE EXCHANGE RATIO AND TREATMENT OF PADS CAPITAL STOCK


    At the effective time of the merger, each issued and outstanding share of PADS capital stock will be converted into the right to receive shares of Innoveda common stock and cash consideration. However, shares held in the treasury of PADS and shares held by Innoveda, or any wholly owned subsidiary of either Innoveda or PADS, will be cancelled without conversion. Innoveda will adjust the exchange ratio for any stock split, stock dividend, reorganization or other similar change with respect to Innoveda common stock occurring before the effective time.



    Innoveda will issue 6,473,136 shares of its common stock and expects to pay approximately $1.7 million to the PADS stockholders. The number of shares of Innoveda common stock and the cash consideration which the PADS stockholders will receive in exchange for their shares of PADS capital stock will be determined at the effective time of the merger based on the number of shares and options of PADS capital stock then outstanding. Based upon the outstanding PADS capital stock as of August 1, 2000, it is expected that each share of PADS capital stock will be exchanged for approximately 1.9 shares of Innoveda common stock and $.51 in cash.


TREATMENT OF UNVESTED AND RESTRICTED STOCK OF PADS

    At the effective time of the merger, each unvested share of PADS common stock granted by PADS under any of its stock plans or similar arrangements will be converted into unvested shares of Innoveda common stock based on the exchange ratio and will remain subject to the same terms, restrictions and vesting schedules as were applicable prior to the effective time of the merger. Innoveda will assume any rights PADS held prior to the effective time of the merger to repurchase these unvested shares.

TREATMENT OF PADS STOCK OPTIONS

    At the effective time of the merger, Innoveda will assume each outstanding option to purchase shares of PADS common stock, whether vested or unvested, previously granted by PADS under its stock option plans and convert them into options to purchase shares of Innoveda common stock on the same terms and conditions. The number of shares of Innoveda common stock issuable upon the exercise of PADS stock options assumed by Innoveda in the merger will be adjusted based on the option exchange ratio of 2.0355. Any fractional shares of Innoveda common stock resulting from such adjustment will be rounded down to the nearest whole number. The exercise price per share of Innoveda common stock issuable under each PADS stock option will also be adjusted based on the option exchange ratio. The exercise price will be rounded up to the nearest whole cent.

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
    Innoveda will reserve for issuance a sufficient number of shares of its common stock for delivery if a PADS optionholder exercises its options as described above. After the effective time of the merger, Innoveda will file a registration statement on Form S-8 with respect to the assumed PADS stock options. During the period that any options remain outstanding, Innoveda will use its best efforts to maintain the effectiveness of any registration statement on Form S-8.

EXCHANGE OF CERTIFICATES

    DELIVERY OF CERTIFICATES AT CLOSING; NO FURTHER OWNERSHIP RIGHTS. At the closing of the merger, each PADS stockholder will deliver and surrender to Innoveda the certificate(s) representing its shares of PADS capital stock. The surrendered certificates representing shares of PADS capital stock will be cancelled. After the effective time of the merger, under the merger agreement, each certificate representing shares of PADS capital stock that has not been surrendered will only represent the right to receive:

    - shares of Innoveda common stock, with a fractional interest rounded to the nearest whole number, provided that any fractional interest equal to .5 shall be rounded to the nearest odd number;

    - cash consideration per share of PADS capital stock; and

    - any dividends or distributions.

    Following the effective time of the merger, PADS will not register any transfers of its capital stock on its stock transfer books.

    NO FRACTIONAL SHARES. Innoveda will not issue any fractional shares of Innoveda common stock in the merger. Instead, Innoveda will round to the nearest whole share, with a fractional interest equal to .5 rounded to the nearest odd number, any fractional shares of Innoveda stock to which each holder of shares of PADS capital stock would otherwise be entitled. No cash will be paid in lieu of fractional shares.

    DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made on or after the effective date of the merger with respect to shares of Innoveda common stock will be paid to the holder of any unsurrendered PADS certificate with respect to the shares of Innoveda common stock that the holder is entitled to receive, and no cash payment per share owned of PADS capital stock will be paid to any such holder until the holder surrenders its PADS certificate as provided above and provides customary representations and certifications as are requested. Upon surrender, Innoveda will pay to the person, in whose name the PADS certificate representing such shares of Innoveda common stock will be issued, without interest, any dividends or distributions with respect to the shares of Innoveda common stock which have a record date on or after the closing date of the merger and have become payable between the effective time of the merger and the time of surrender.

    LOST CERTIFICATES. If any certificate representing shares of PADS capital stock are lost, stolen or destroyed, a PADS stockholder must provide an appropriate affidavit of that fact. Innoveda may require the PADS stockholder to deliver a bond as indemnity against any claim that may be made against Innoveda with respect to such certificates alleged to have been lost, stolen or destroyed.

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
REPRESENTATIONS AND WARRANTIES

    The merger agreement contains representations and warranties of Innoveda, PADS and the wholly owned subsidiary of Innoveda which will merge into PADS. These representations and warranties include representations and warranties relating to:

    - their organization, existence, good standing, corporate power and similar corporate matters;

    - their capitalization;

    - the authorization, execution, delivery, performance and the enforceability of the merger agreement and related matters;

    - any filings with the Securities and Exchange Commission;

    - their financial statements;

    - the absence of certain changes in their business;

    - the absence of conflicts, violations and defaults under their corporate charters and by-laws and other agreements and documents;

    - litigation;

    - intellectual property;

    - taxes and tax returns;

    - environmental matters;

    - brokers and related fees; and

    - employee benefit plans.

    PADS also made other representations and warranties including representations and warranties as to:

    - owned and leased real properties;

    - material contracts;

    - licenses and permits;

    - insurance;

    - assets;

    - accounts receivable;

    - warranties;

    - compliance with laws;

    - subsidiaries;

    - employees; and

    - customers.

CERTAIN COVENANTS

    CONDUCT OF PADS' BUSINESS PRIOR TO THE MERGER. Until the closing of the merger, PADS has agreed that it and its subsidiaries will carry on their business in the ordinary course in substantially the same manner as previously conducted. Specifically, PADS has agreed that neither it nor any of its subsidiaries will, without the prior written consent of Innoveda:

    - declare, set aside or pay any dividends or other distributions on its shares of capital stock;

    - effect a stock split, combine or reclassify any of its capital stock or authorize the issuance of any other securities in substitution of its shares of capital stock;

    - with certain exceptions, purchase, redeem or otherwise acquire any shares of its capital stock;

    - issue, deliver, sell, grant, pledge or otherwise dispose of any shares of capital stock or other securities;

    - amend its charter or bylaws;

    - acquire or divest any assets that are material, in the aggregate, to PADS and any of its subsidiaries, taken as a whole, other than any assets PADS purchases in the ordinary course of its business, consistent with past practice;

    - sell or dispose of any assets material to PADS and its subsidiaries, taken as a whole, including any accounts, leases, contracts or intellectual property or any assets or the stock of any subsidiaries, but excluding the sale of product in the ordinary course of business consistent with past practice;

    - create, incur or assume any indebtedness or guarantee, indebtedness or obligations of another person;

    - make any capital expenditure in excess of $25,000 per item or $100,000 in the aggregate for PADS and its subsidiaries, taken as a whole;

    - institute or settle any legal proceedings;

    - except as required to comply with applicable law, plans or agreements existing as of June 2, 2000, take any action with regard to any plans or agreements related to employee matters, including, adopting or terminating any employee benefit plan or employment or severance arrangement, materially increasing the compensation or fringe benefits of, or pay any bonus to, any director, officer or key employee, or accelerating the payment or vesting of any compensation or benefits;

    - initiate or settle any material litigation or arbitration proceeding;

    - change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP; and

    - take or agree to take any action which would result in PADS' representations and warranties being untrue or incorrect in any material respect or that would result in the conditions of the merger set forth in the merger agreement being satisfied in a material way.

    Innoveda and PADS have each agreed to use reasonable best efforts to:

    - to take all appropriate action to consummate the transactions contemplated by the merger agreement;

    - to obtain any consents, licenses, permits, waivers, approvals, authorizations or orders from governmental entities or other third parties required in connection with the transactions contemplated by the merger agreement; and

    - to make all necessary filings and submissions with respect to the transactions contemplated by the merger agreement under federal and state securities laws, antitrust laws and other applicable laws.

    Innoveda and PADS have also agreed to use reasonable best efforts to obtain any governmental clearances or approvals required under antitrust laws before the closing of the merger. Innoveda is not required either to hold separately or divest any of its businesses or assets to obtain such clearances or approvals.

    PADS IS RESTRICTED FROM TRYING TO SELL TO ANOTHER PARTY. PADS has agreed that neither it nor any of its subsidiaries will, directly or indirectly through their officers, directors, employees, financial advisors or agents:

    - solicit, initiate, or encourage any proposal that could reasonably be expected to lead to a proposal or offer for any merger, reorganization, consolidation, recapitalization, business combination, sale of stock or material assets, or similar business transaction involving PADS;

    - engage in any negotiations or discussions with any party concerning such a transaction; or

    - agree to or recommend any such acquisition proposal to the PADS stockholders.

    PADS has agreed to notify Innoveda in reasonable detail within one business day of receipt of any acquisition proposal or request for non-public information.

    DIRECTOR AND OFFICER INDEMNIFICATION. The merger agreement provides that for a period of three years after the effective time of the merger, Innoveda will cause the surviving corporation to honor its

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
obligations to indemnify each present and former director and officer of PADS against any costs or expenses pertaining to matters existing or occurring at or prior to the effective time of the merger.

RELATED MATTERS AFTER THE MERGER

    At the effective time of the merger, the wholly owned subsidiary of Innoveda will be merged into PADS. PADS will become the surviving corporation in that merger and a wholly owned subsidiary of Innoveda. Each share of common stock of the wholly owned subsidiary of Innoveda issued and outstanding immediately prior to the merger will be converted into one validly issued, fully paid and nonassessable share of common stock of the surviving corporation. The certificate of incorporation of the wholly owned subsidiary of Innoveda, in effect immediately prior to the time of the merger, will become the certificate of incorporation of the surviving corporation, except that the name shall be changed to the name of PADS Software, Inc. The by-laws of the wholly owned subsidiary of Innoveda will become the by-laws of the surviving corporation, except that the name shall be changed to the name of PADS Software, Inc.

CONDITIONS TO OBLIGATIONS TO EFFECT THE MERGER

    The obligations of Innoveda and PADS to effect the merger are subject to the satisfaction or waiver of the following conditions:

    - The PADS stockholders must have approved and adopted the merger agreement and the merger.

    - The registration statement must have become effective and not be the subject of a stop order or other similar proceeding.

    In addition, the obligations of Innoveda and the wholly owned subsidiary of Innoveda to effect the merger are subject to the satisfaction or waiver of the following conditions:

    - The number of dissenting shares shall not exceed three percent of the outstanding shares of PADS capital stock at the time of the closing.

    - PADS must have obtained all waivers, permits, approvals or other authorizations or consents.

    - The representations and warranties of PADS in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, unless the representations and warranties are made as of another date, in which case they must be true and correct as of such date.

    - PADS must have performed in or complied with all material respects all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger.

    - Innoveda must have received an opinion from its counsel (or from PADS' counsel if Innoveda's counsel does not provide such an opinion) to the effect that the merger will be treated as a reorganization for federal income tax purposes under Section 368(a) of the Internal Revenue Code.

    - PADS must have obtained a "comfort letter" from Deloitte & Touche LLP addressed to Innoveda.

    - No legal proceeding shall be pending or, to PADS' knowledge, threatened in writing which would prevent the merger, cause the merger to be rescinded at a future point of time, or have a materially adverse effect on the combined company of PADS and Innoveda.

    - Innoveda must have received copies of the resignations of each PADS director and officer, including the directors and officers of the PADS subsidiaries.

    - Former employees of PADS to be employed by Innoveda must have executed and delivered Inventions and Non-disclosure Agreements in a form approved by Innoveda.

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
    - Innoveda must have obtained consent from Fleet National Bank under its loan facility with the bank.

    - PADS must have available cash of not less than $3.0 million as of the effective time of the closing.

    - The amount of PADS' debt at the effective time of the closing must not exceed the amount of debt at the time of the execution of the merger agreement.

    - PADS must conduct its business, from the date of the execution of the merger agreement until the effective time of the closing, in accordance with PADS' Approved 2000 Revenue and Profit Plan, dated as of April 19, 2000.

    - PADS must have delivered all certificates and instruments reasonably requested by Innoveda.

    In addition, the obligation of PADS to effect the merger is subject to the satisfaction of the following conditions:

    - The representations and warranties of Innoveda and the wholly owned subsidiary of Innoveda in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, unless the representations and warranties are made as of another date, in which case they must be true as of such date.

    - Innoveda and the wholly owned subsidiary of Innoveda must have performed in or complied with all material respects all obligations required to be performed by them under the merger agreement at or prior to the effective time of the merger.

    - PADS must have received an opinion from its counsel (or from Innoveda's counsel if PADS' counsel does not provide such an opinion) to the effect that the merger will be treated as a reorganization for federal income tax purposes under Section 368(a) of the Internal Revenue Code.

    - No legal proceeding shall be pending or, to Innoveda's knowledge, threatened in writing, which would prevent the merger, cause the merger to be rescinded at a future point of time, or have a materially adverse effect on the combined company of PADS and Innoveda.

    - Innoveda must have effected all registrations, filings or notices with government entities required to consummate the merger.

    - Innoveda must have delivered all certificates and instruments reasonably requested by PADS.

TERMINATION; EXPENSES AND TERMINATION FEES

  TERMINATION

    The merger agreement may be terminated by the mutual consent of the parties or by written notice by the terminating party under the following circumstances at any time prior to the effective time of the merger:

    - by either Innoveda or PADS, if the merger has not closed by December 2, 2000, unless the delay was due to the terminating party's failure to fulfill any obligation under the merger agreement;

    - by either Innoveda or PADS, if the PADS stockholders do not approve the merger by the requisite vote (unless the terminating party is in breach of the merger agreement); or

    - by either Innoveda or PADS, if there has been a breach of any representation, warranty, covenant or agreement by the other party which is not cured within 15 days after the breaching party receives a written notice of the breach.

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
    If either Innoveda or PADS terminates the merger agreement because of any of the reasons above, all obligations of the parties under the merger agreement will terminate (with certain exceptions) and there will be no liability, except for any liability for willful breaches of the merger agreement, on the part of Innoveda, PADS, the wholly owned subsidiary of Innoveda or any of their respective officers, directors, stockholders or affiliates. In addition, certain representations and warranties, including a mutual confidentiality covenant between Innoveda and PADS, will survive any termination of the merger agreement.

  EXPENSES

    Innoveda and PADS will bear their own expenses incurred in connection with the merger, other than expenses incurred in connection with Kyoden's indemnification obligations under Article VI of the merger agreement.

  TERMINATION FEES

    Either Innoveda or PADS may become entitled to a termination fee of $2,000,000 or actual damages, if greater, under the following circumstances:

    - PADS, where Innoveda has breached any representation, warranty or covenant or agreement, which breach causes specified conditions to PADS' obligation to effect the merger not to be satisfied, and is not cured within 15 days after Innoveda receives a written notice of the breach from PADS; and

    - Innoveda, where PADS has breached any representation, warranty or covenant or agreement, which breach causes specified conditions to Innoveda's obligation to effect the merger not to be satisfied, and is not cured within 15 days after PADS receives a written notice of the breach from Innoveda.

AMENDMENT

    Generally, the board of directors of each of Innoveda and PADS may mutually amend the merger agreement at any time prior to the effective time. However, after the PADS stockholders approve the merger agreement, any amendment will be restricted by the Delaware corporation statute. Amendments must be in writing and signed by all parties.

VOTING AND TRANSFER RESTRICTION AGREEMENT

    THE FOLLOWING IS A BRIEF SUMMARY OF THE MATERIAL PROVISIONS OF THE VOTING AND TRANSFER RESTRICTION AGREEMENT, A COPY OF WHICH IS ATTACHED AS ANNEX B TO THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS WHICH IS INCORPORATED BY REFERENCE INTO THIS SUMMARY. THE SUMMARY DESCRIPTION IS NOT COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE VOTING AND TRANSFER RESTRICTION AGREEMENT.

  GENERAL

    In connection with the merger agreement, Innoveda and PADS' stockholders, individually, who beneficially own an aggregate of 225,000 shares of PADS nonvoting common stock and 2,500,000 shares of PADS series A preferred stock, entered into a voting and transfer restriction agreement. Under the terms of that agreement, the stockholders agreed to vote to approve the merger and to adopt the merger agreement.

    In addition, the same PADS stockholders agreed to irrevocably appoint Innoveda as the stockholders' lawful attorney and proxy to vote on all matters relating to the merger agreement. The proxy gives Innoveda, or any nominee of Innoveda, the limited right to vote such stockholders' shares of PADS capital stock to the extent such shares may be voted, as lawful attorney and proxy at every PADS stockholders meeting and every written consent in lieu of such meeting, in favor of adoption of the merger agreement and approval of the merger, against any matter inconsistent with the merger transaction and against any other acquisition (whether by way of merger, consolidation, share exchange, stock purchase, asset purchase or otherwise) of all or a majority of the outstanding capital stock or assets of PADS.

  RESTRICTIONS ON TRANSFER OF INNOVEDA COMMON STOCK

    Those PADS stockholders further agreed to "lock up" their shares, precluding them from selling their shares of Innoveda common stock received in the merger for as much as one year after the effective time of the merger. More specifically:

    - during the first six months after the effective time of the merger, the stockholders are permitted to sell a maximum of 20% of the shares of Innoveda common stock received in the merger;

    - six months after the effective time of the merger, the stockholders are permitted to sell an additional 40% of the shares of Innoveda common stock received in the merger;

    - and one year after the effective time of the merger, the stockholders may sell the remainder of their shares of Innoveda common stock received in the merger.

    Even where those PADS stockholders' shares of Innoveda common stock are not subject to the lockup, however, those PADS stockholders further agreed under the terms of this agreement not to offer, sell, transfer or otherwise dispose of any of the shares of Innoveda common stock obtained as a result of the merger, except in compliance with the Securities Act and the related rules and regulations. In particular, those PADS stockholders agreed that, to the extent they qualify as "affiliates" of PADS at the effective time of the merger, as such term is defined by Rule 144 under the Securities Act, their Innoveda shares obtained through the merger may be resold only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act.

  TERMINATION

    The voting and transfer restriction agreement terminates at the time the merger agreement terminates under its terms.

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
                              INNOVEDA'S BUSINESS

    Innoveda offers productivity enhancing software and services for the electronic design automation market. Innoveda's products automate the design entry, analysis and testing of any electronic products (including their components and systems). An electronic product is a product that is differentiated from competitive products through its electronic content, including:

    - entire electronic systems or products;

    - electrical devices, known as printed circuit boards, that contain multiple chips and other components to create larger electrical functions;

    - high-speed components;

    - cabling and interconnects;

    - field programmable gate arrays;

    - application-specific standard parts; and

    - less complicated field programmable gate arrays known as programmable logic devices.

    Innoveda's service offerings help large organizations developing electronic products become more productive, adopt new methods for designing their products and accelerate their adoption of new software tools.

    Innoveda markets and supports its software and services worldwide through direct and indirect distribution channels to the communications, networking, consumer electronics, computer, medical, industrial and automotive industries. The electronic products developed by companies in these industries include everything from cellular telephones and personal organizers to network equipment, personal computers and laptop computers, modems, automated teller machines, televisions, video cassette recorders and even automobiles and airplanes.

INDUSTRY BACKGROUND

    Electronic design automation software is software that automates the tasks and process of designing electronic products and their related components and systems. This software has played a critical role in accelerating the dramatic advances in the electronics industry over the past two decades. For most of this period, the need for more advanced electronic design automation tools has been driven by the rapid increase in complexity of integrated circuits or chips, which are found in virtually all electronic products. An integrated circuit, or chip, is an electrical device consisting of various components, connections and switches that can be designed to perform a specific function. The increase in complexity of integrated circuits has been compounded by the scarcity of engineers skilled in the design and testing of chips. Moreover, the increase in the complexity of chips lengthens their development cycle. As a result, a greater number of engineering hours are required to design many of today's more complex chips, leading to either longer development schedules or the need for larger design teams. At the same time, competitive pressures shorten the life cycles of the electronic products that incorporate chips.

    Innoveda believes that time to market pressures and the complexity of designing chips will cause manufacturers of electronic products to move towards differentiating their products at the system level--a design abstraction that involves the design of the entire electronic system or subsystem--rather than at the chip level and plans to focus on providing tools for that purpose.

    Electronic design automation has come to mean hardware design automation, and Innoveda believes that term alone is no longer appropriate to describe the breadth of the market for software

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
tools used to automate the design of electronic products. The scope of this expanded market can be defined by the stages of the electronic design process that it includes, as shown in Figure 1.

             FIGURE 1. ELECTRONIC PRODUCT DESIGN AUTOMATION MARKET

                    [Graphic Depiction of Electronic Product
                           Design Automation Market]

    The system-level design automation phase of development is comprised of the software and services that serve the needs of designers designing electronic products that are composed of hardware, software and the interconnection between hardware components. This system-level design is based on the cooperative design of both hardware and software for the completed electronic product. An increasing number of electronic products now include software as a major component of the product. Therefore, system-level design involves managing tradeoffs among the following factors:

    - system performance and features;

    - system memory requirements;

    - processor selection;

    - chip area and cost;

    - product cost;

    - system power and battery life;

    - effects of cables and connectors;

    - system programmability; and

    - project schedule.

    It is also the stage of a project where decisions are usually made about adopting new design partners, methodologies, policies and automation tools. These decisions include choices regarding software development tools, strategies needed for the design and test of hardware and software components together, chip vendors and electronic design automation tools and processes. In addition, refinements to the processes and tools that are created to help large design teams work together efficiently also emerge at this phase of development.

    In addition to the move towards differentiating products at the system level rather than at the chip level, in recent years the lengthening design cycles for chips and significant time-to-market pressures for electronic products have influenced a shift in the choice of chip technologies away from fully customized integrated circuits and partially pre-designed integrated circuits, also known as application-specific integrated circuits, to more flexible technologies that shorten the design cycle. These more flexible technologies include:

    - chips whose function can be changed with software-like programming, known as field programmable gate arrays;

    - chips created to provide a fixed function for a specific application, known as application-specific standard parts; and

    - multi-purpose processing chips that actually run software programs, known as embedded processors.

    These integrated circuit choices help to provide greater flexibility and faster time to market for companies that design electronic products. They also present new design automation challenges, including designing and testing systems that contain significant embedded software programs.

    Further complicating the design task is the effect that faster chips have on overall system design. Fast-switching signals (when an electrical signal changes voltage beyond a predetermined amount) are required to achieve the very fast processor speeds we now take for granted. These fast signals can cause electrical signals to radiate from the chip or printed circuit board on which the chips are placed and cause unintentional negative effects on other signals on the chip or printed circuit board, potentially causing the system to fail. If the necessary analysis and testing is not performed before the system is manufactured, these problems can affect the quality of the final system in which the chips are embedded. This situation has created the need for sophisticated tools to design and test the wires on the chip and those that connect the chips and other components within electronic products.

    These emerging design challenges, driven by faster, more complex chips, create many new problems for the manufacturers of electronic products and opportunities for companies that provide tools for the design of electronic products. The objectives of electronic design automation are to reduce time to market and the costs associated with product design, analysis, testing and optimization, while permitting the development of a greater number of product designs of higher speed and greater complexity that can be manufactured reliably.

INNOVEDA STRATEGY

    Innoveda's strategic objective is to become the leading provider of software and services that help automate the design of electronic products by focusing on those products and services that are targeted at system-level product design, the design of printed circuit boards and certain components thereof, and the design and analysis of certain electro-mechanical components and systems. Innoveda plans to sell its products and services to electronic product design companies worldwide, primarily in the following industry segments:

    - communications and networking;

    - consumer electronics;

    - computers and related devices;

    - automotive; and

    - industrial and medical.

    Innoveda intends to compete in these segments by developing differentiated products and services that address the special requirements for the design of electronic products by companies in these industries.


    Two key issues dominate the design of electronic products today. First, unprecedented design complexity has exceeded man's ability to efficiently address design issues unaided, requiring increased automation of the process for the design of electronic products. Second, design problems are occurring in the gaps between design stages as indicated in Figure 1 on page 52.


    Innoveda intends to become the leading provider of design automation software and services for electronic products by virtue of its product and market strengths and its focus on addressing key electronic product design challenges. Innoveda believes that the greatest advances in producing a competitive electronic product will not come solely through incremental improvements in the chip design process, but rather by creating an electronic product design environment that enables design and testing at a more conceptual level and across design stages and engineering disciplines. To achieve this electronic product design automation environment takes a special focus.

    Innoveda has chosen to focus on the system-level design, printed circuit board design and electromechanical design markets. Most major competitors have focused their resources on solving the challenges of application-specific integrated circuit design automation.

    Innoveda's market strategy is to focus on the following application segments:

    - SYSTEM-LEVEL DESIGN AUTOMATION: the determination of whether functions should be performed by hardware (and the type of hardware) or software;

    - PRINTED CIRCUIT BOARD DESIGN: the design of printed circuit boards and programmable components used with printed circuit boards;

    - INTERCONNECT DESIGN: the design of cables and the connections of various devices within an electronic product; and

    - COLLABORATIVE DESIGN: Internet-enabled design data management, component information management, component library development and maintenance, the re-use of designs and integration with other systems within the design environment.

INNOVEDA PRODUCTS

    Innoveda's software products enable electrical engineers to design state-of-the-art electronic products, and their components and systems, more efficiently, while reducing development costs and reducing the time to get products to market. These software products help designers to translate their ideas into designs and verify the accuracy and manufacturability of those designs.

  EPRODUCT DESIGNER

    eProduct Designer, Innoveda's umbrella design environment, offers engineers a user interface running on the Windows environment and under UNIX on workstations. eProduct Designer also has been created as an "Internet-aware" suite of tools. This enables the product design and related data to be located anywhere on the Internet. The related data can consist of many disparate data sources such as engineering, purchasing and manufacturing that are merged and presented in an accessible format through eProduct Designer. Data management tools enable versions of designs to be created and enable teams of engineers to work simultaneously on the same design data from any site in the world.

    Through Innoveda's eProduct Designer design capture environment, engineers can enter and maintain their design throughout the entire design process. Innoveda's tool suites are organized around the specific challenges systems designers face, including printed circuit board design, field programmable gate array design, high-speed design, design verification and enterprise integration.

    The printed circuit board design portion of Innoveda's eProduct Designer environment is based on ViewDraw, used for graphical capture and manipulation of the design, itself. With ViewDraw, ViewSim (one of Innoveda's simulation tools) and the company's printed circuit board Netlisters (the software tools that convert the graphical design into a format readable by other design tools) form the backbone of Innoveda's design methodology. Additionally, Innoveda offers the Fusion co-simulation products, SpeedWave and ViewAnalog. Innoveda also sells and supports other simulation products such as VCSi and VCS Express under a license agreement with Synopsys.

    New product offerings in eProduct Designer include:

    - EPLANNER. A new product that simulates electrical characteristics before producing the printed circuit board. ePlanner allows the user to enter overall product design constraints into the software tool and to specify many physical design aspects of a printed circuit board long before committing the design to manufacturing.

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    - EARCHITECT. A product for design specification and determining whether functions should be performed by hardware or software and making other critical system-level tradeoffs during the early stages of the electronic product design process.

    - DX VARIANT MANAGER. A product that provides web-based capabilities that enable designs to be reused and customized.

    In August 1999, Innoveda acquired Transcendent Design Technology. Innoveda plans to merge Transcendent's products into Innoveda's eProduct Designer tools to provide solutions from concept through the manufacturing of complex systems. The Transcendent product family includes:

    - TRANSCABLE, a design environment for the design of cables and connectors;

    - TRANSDATABOOK, a parts library (containing previously designed cables and connectors) browser system;

    - TRANSLAYOUT, for synthesizing cable connectors;

    - interfaces to mechanical computer aided design systems; and

    - TRANSANALYSIS, for simulating the electronic effects of wire harness and cable systems within electronic products.

  VISUAL HDL

    Visual HDL is a graphical design entry tool that allows engineers to conceptualize and capture a design. It provides system design management, graphical design creation, graphical level simulation, automatic code generation and high speed compiled code simulation of the design. It assists design engineers in meeting the market demands for rapid time to market, increased product functionality and lower product cost while providing the companies that employ these engineers an efficient way to document, revise and distribute the highly valuable intellectual property they create. Visual HDL automates manual design entry and verification by enabling design engineers to create and verify designs using familiar graphical paradigms rather than less intuitive textual code. Visual HDL allows engineers to quickly determine the cause of a bug by highlighting the specific line of text and the related graphical representation where the error exists, thereby significantly shortening the time to debug a program. Visual HDL has become an industry leader for graphical design creation, analysis and intellectual property management and is available for use on both UNIX workstations and personal computers.

    Visual HDL is designed to provide the following key benefits:

    - increased design productivity;

    - highly interactive cause and effect feedback for design debugging;

    - enhanced documentation of designs algorithms;

    - graphical presentation to allow new developers to better understand a design; and

    - complete and understandable design archives for future design revisions.

  TEXT TO GRAPHICS

    Text To Graphics converts a design model initially created in an all-text style to the graphical representation of Visual HDL where it can be visualized by those new to the design team and used for making modifications to the model. Text to Graphics provides companies who purchase Visual HDL with an automated methodology to convert their existing designs into the Visual HDL format. Prior to development of this product, Visual HDL was only purchased for doing new designs. Existing

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text-based designs, which can contain thousands of lines of code, had to be reviewed line by line to understand how a model worked. Text to graphics thus expanded the use of Visual HDL by making it easy to convert text-based code to a graphics-based presentation. Working from a graphics representation is especially useful to international users who may not understand the nuances of the common English programming constructs.

    Text to Graphics provides the following key benefits:

    - automatic conversion from a text-based design to a graphical representation of the design which can be used in Visual HDL for design analysis and simulation; and

    - Re-constructs the design graphically so that new users can easily grasp the designs concepts and algorithms.

  VISUAL IP

    Visual IP provides a method of packaging design models, a common form of intellectual property, so they may be re-used in, and thus reducing the design time for, subsequent versions or other designs. Companies spend significant amounts in developing and testing models, and re-use is a key strategy for many companies to leverage their existing technology. Visual IP provides a mechanism for distributing these highly confidential simulation models to other users, either within the organization or externally, while at the same time protecting the intellectual property value through encryption. The protection is not only so they cannot be copied, but so that internal users cannot change the source code which represents the design, thus eliminating the value of all the prior testing that has been done on the model.

    Visual IP is designed to provide the following benefits:

    - encryption of intellectual property for design reuse;

    - generation of models which can be used with any simulator;

    - generation of models which can be executed stand-alone allowing the user to apply his own criteria to a model before selecting it for reuse; and

    - providing a safe mechanism for companies to provide soft versions of their design while maintaining the proprietary nature of their intellectual property.

  HIGH-SPEED SYSTEM DESIGN PRODUCTS

    As the speed at which electronic products run continually increases and the speed at which the signals in the product continually drop, traditional system design methods are no longer adequate. Innoveda's High-Speed System Design products allow designers to consider high-speed effects early and throughout the design process so that they can eliminate this type of design error before being prototyped in manufacturing.

    Innoveda's High-Speed System Design product line includes:

    - BLAST: for analyzing the speed of various parts of the design to ensure that the product will function correctly;

    - XTK: for analyzing the effects that one connection on the printed circuit board may have on another;

    - QUIET and QUIET EXPERT: for analyzing the potential for electrical radiation from a wire;

    - AC GRADE: for analyzing the effect of large ground-plane signal changes on the rest of the printed circuit board; and

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    - ISIS PREVIEW: for producing a graphical diagram of how chips are located on the printed circuit board and relocating those chips as needed.

  FIELD PROGRAMMABLE GATE ARRAY DESIGN PRODUCTS

    Innoveda's IntelliFlow automated process manager pulls the entire field programmable gate array solution together. With IntelliFlow, users can control their design process from a single, easy-to-use graphical interface. IntelliFlow manages the tools and data throughout the entire field programmable gate array design process, even running the applicable device vendor's place and route tools--those tools used for the final physical design of the chip.

    Innoveda's Field Programmable Gate Array products include:

    - HDLPAD: for editing the textual description of the field programmable gate array;

    - VIEWDRAW: for graphical entry of the design;

    - STATECAD: for a high-level graphical description of the function of the field programmable gate array; and

    - FUSION: for simulation of designs to test whether the function of the design matches its expectations.

    For field programmable gate array synthesis (to translate and optimize the design), Innoveda partners with Synopsys to sell and support FPGA Express.

  HDL SCORE

    HDL Score is a verification tool that verifies how well a particular test or tests have exercised a design. It provides a quantitative measure of the quality of simulation tests that have been applied to an entire design model or to selected portions of a design. Simply stated, HDL Score answers the question "have I adequately tested my design with the tests I have developed?" To answer this question, HDL Score provides a percentage measurement of how much of the design has been exercised with the tests. At the end of any simulation, the user can get the "score" (or coverage) he has accomplished. HDL Score works with all popular simulation environments and fits seamlessly into the design verification process. In addition, HDL Score provides a graphic user interface that displays exactly which statements in the model have been executed and, more importantly, which statements have not been executed.

    HDL Score is designed to provide the following benefits:

    - determine how much of the design has been tested;

    - provide graphical display of untested areas of the design;

    - provide a percentage of the design covered by each test so that tests that are redundant can be eliminated to save simulation time; and

    - provide test ordering capability so high coverage tests can be simulated first, thus exposing potential errors early in the simulation run.

  V-CPU

    V-CPU is a co-verification tool that allows the system designer to execute software code against a simulated model of a chip or system. It is used for hardware/software co-verification to ensure the software design works properly on the proposed hardware before the chip is produced. V-CPU allows embedded-system designers to analyze and validate the interaction between hardware and software early in the development process, while design options are still open. Co-verification of software can

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begin as soon as there is an executable description of the software and hardware. This early integration allows problems to be detected while they are still easy to fix. With V-CPU, software developers can test software against simulated hardware at high execution rates, and hardware developers can validate the system architecture with stimulus provided by the software. In short, V-CPU allows early simulation of hardware with the actual software before the hardware is built.

    V-CPU is designed to provide the following benefits:

    - use of the actual software to test the hardware under design, exposing potential miscommunication between hardware and software groups;

    - encourage early design communication between hardware and software groups when co-verification displays unexpected results;

    - minimize the activity in the hardware simulator allowing for faster run times; and

    - provide a specific interface to the hardware simulator to allow use of standard programming languages to create test suites.

  DESIGN EXCHANGE

    To enhance productivity in a geographically diverse company or enterprise, Innoveda has a set of Internet-enabled design data management tools called Design Exchange. These tools include:

    - DX DATABOOK: for chip search and selection from a local or corporate database;

    - DX LIBRARY STUDIO: for centralized chip and model (an electrical description of the chip) management; and

    - DX DATA MANAGER: for team-based, work-in-progress design data management.

    Design Exchange tools allow disperse teams of designers to work together over the Internet or an Intranet and link to a customer's other systems, so that design teams can work with the approved library of electronic components and with manufacturing groups within their company.

INNOVEDA CUSTOMERS

    Users of Innoveda's products range from small companies to some of the world's largest manufacturing organizations. Industries represented include computers, consumer electronics, semiconductors, telecommunications, military/defense, aerospace, industrial, medical equipment and universities. In 1999, 1998 and 1997, no single customer accounted for more than 10% of total revenue.

INNOVEDA BACKLOG

    Innoveda generally ships its products within 30 days after acceptance of a customer purchase order and execution of a license agreement. Accordingly, Innoveda does not believe that its backlog at any particular point in time is indicative of future sales levels.

INNOVEDA SALES

    Innoveda has developed multiple distribution channels, including a direct sales organization, telesales, independent distributors, value-added resellers, and strategic sales alliances with certain significant semiconductor and printed circuit board layout software vendors.

    DIRECT SALES ORGANIZATION. Innoveda markets its products in North America, Europe and China primarily through a direct sales organization, which consisted of 119 salespersons and application engineers as of July 1, 2000. Innoveda currently has 30 sales offices located throughout North America, Europe and the Far East.

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    Direct sales teams, generally consisting of one salesperson and one application engineer, focus on large accounts in assigned territories. These sales teams are responsible for all sales activities within their assigned territories and coordinate the activities of distributors and value-added resellers. Application engineers specializing in certain products are assigned to each sales territory and support individual sales teams. Each member of Innoveda's direct sales and support teams is assigned sales quotas and has a significant portion of their compensation based on sales performance. Approximately 50% and 30% of expected compensation for salespersons and application engineers, respectively, are typically based on sales performance.

    TELESALES. The telesales channel consists of telesales representatives covering assigned geographic territories in North America and Europe. These representatives are an inside counterpart to the field, focusing on upgrading and servicing the installed customer base. They provide sales support for renewal maintenance, software sales and otherwise upgrade existing customers by selling additional seats. Approximately 45% of expected compensation for a telesales representative is based on sales performance.

    DISTRIBUTORS. Innoveda appoints independent distributors to market its products to customers not served by Innoveda's direct sales organization. Innoveda uses distributors as its principal distribution channel in much of Asia, and currently has distributors covering Japan, Israel, Taiwan, Korea, Australia, Singapore, China and India. Distributors are also appointed in the United States and Europe to supplement Innoveda's direct sales efforts by focusing on customers not served by direct sales teams.

    VALUE ADDED RESELLER. Innoveda has established a broad-based value added reseller distribution network. This group primarily focuses on selling Innoveda's software tools to the small and medium size accounts in North America.

INNOVEDA MARKETING

    Innoveda's marketing organization performs the product marketing, technical marketing, corporate communications and strategic marketing functions. The group consists of 28 marketing professionals with specialized technical knowledge and experience in the design automation software business. The marketing organization:

    - develops strategy and identifies target markets;

    - keeps abreast of customer design methodologies;

    - identifies customer requirements and new product opportunities;

    - establishes product vision and direction for both existing products and new products;

    - provides the sales channel with training, competitive analyses, pricing, packaging, collateral materials, demonstrations and reference accounts; and

    - provides marketing communications support for branding, visibility and lead generation through press relations, advertising, direct mail, promotions, trade shows, seminars and web sites.

INNOVEDA COMPETITION

    The electronic design automation industry is highly competitive and Innoveda expects competition to increase as other electronic design automation companies continue to introduce new software tools used to design electronic products. Innoveda principally competes with Cadence Design Systems, Mentor Graphics and a number of smaller firms. Indirectly, Innoveda also competes with other firms that offer alternatives to electronic product design automation tools and could potentially offer more directly competitive products in the future. Certain of these companies have significantly greater financial, technical, sales and marketing resources and a larger installed customer bases than Innoveda. They also have established relationships with many customers, which can increase the complexity, difficulty and time required to compete for business from these customers. Some of Innoveda's current

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and future competitors offer or may offer a more complete range of electronic design automation products and may distribute products that directly compete with Innoveda's products.

    Innoveda competes on the basis of various factors including:

    - product capabilities;

    - product performance and capacity;

    - availability of electronic chip information;

    - price;

    - support of industry standards;

    - ease of use;

    - first to market; and

    - customer technical support and service.

    Innoveda believes that it competes favorably overall with respect to these factors. However, in particular cases, Innoveda's competitors may offer products with functionality which is sought by Innoveda's prospective customers and which differs from that offered by Innoveda. In addition, some competitors may achieve a marketing advantage by establishing formal alliances with other electronic design automation vendors and chip manufacturers. Further, the electronic design automation industry in general has experienced significant consolidation in recent years, and the acquisition of one of Innoveda's competitors by a larger, more established, electronic design automation vendor could create a more significant competitor. Innoveda may not be able to compete successfully against current and future competitors. Innoveda's current and future competitors may be able to develop products comparable or superior to those developed by Innoveda or adapt more quickly than Innoveda to new technologies, evolving industry trends or customer requirements. Increased competition could result in price reductions, reduced margins and loss of market share, all of which could have a material adverse effect on Innoveda's business, financial condition, results of operations or cash flows.

INNOVEDA PRODUCT DEVELOPMENT

    Innoveda's product development efforts are focused on integrating products acquired in recent acquisitions and enhancing and broadening its current line of products, including the development of new products and the release of improved versions of existing products on a regular basis. As of July 1, 2000, Innoveda's product development and customer support staff consisted of 163 persons. Innoveda's product development staff receives support from both Innoveda's consulting services personnel and its product and industry marketing organization to enable it to develop products that satisfy market requirements.

    Innoveda maintains cooperative relationships with most major hardware vendors on which Innoveda's products operate, as well as with new hardware vendors who desire Innoveda to modify its products for operation on their computer systems. Innoveda believes that these relationships allow it to design products that respond to emerging trends in computing, graphics and networking technologies. In certain instances, these relationships include joint marketing agreements that primarily outline a procedure for communication between Innoveda and the vendor with respect to technology and possible sales leads.

    During the fiscal years ended December 31, 1997, January 2, 1999 and
January 1, 2000, Innoveda's research and development expenses were approximately $15.0 million, $10.0 million and $11.3 million, respectively. Innoveda believes that it must continue to commit substantial resources to enhance and extend its product line to remain competitive. Innoveda intends to continue to devote substantial

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resources to its internally-funded product development and, if appropriate, to enter into development agreements with third parties.

INNOVEDA SERVICE AND SUPPORT

    A key part of Innoveda's strategy to help make its customers successful is to provide a wide range of support services including on-site and hot-line support for designers, in-house and on-site training on all products, and consulting services for specialized tool development, tool and methodology training and design work. Innoveda believes its focus on customer service has helped it achieve a high degree of customer satisfaction.

    Product support is provided pursuant to maintenance agreements that generally extend for one year after the expiration of the product warranty, which is generally thirty days, and are renewable annually thereafter. The standard annual maintenance fee charged to customers is currently 15% of the then-current list price for the product. Innoveda's distributors and strategic sales partners charge their customers for maintenance and remit a negotiated portion to Innoveda. Training and consulting services are generally not included in Innoveda's software license or maintenance fees and are usually provided on a separately negotiated basis.

    PRODUCT REVISIONS AND UPGRADES. Customers with maintenance agreements receive all product revisions without additional charge. Product upgrades, which add significant new product functionality, are provided to customers for a fee that is generally equal to the difference between the list price for the upgrade and the license fee previously paid by the customer for the applicable product.

    ON-SITE AND HOTLINE SUPPORT. Support is available to Innoveda's software users on both a pre- and post-sale basis. Application engineers work directly with Innoveda's direct sales force to provide on-site support that is often needed during critical stages of the user's evaluation and design process.

    The majority of Innoveda's customers requiring support contact Innoveda through Innoveda's toll-free hotlines, which allow users access to engineers who are knowledgeable in the use of the product. Support is available from 8:30 a.m. to 8:00 p.m., Eastern Standard Time, Monday through Friday, excluding holidays. In addition to the hotline, questions or suggestions can be submitted by fax, an electronic bulletin board or the Internet network mail system.

    In addition, post-sales product application support is provided to customers through a series of automated support channels, including:

    - a quarterly technical support newsletter providing answers to common questions;

    - an electronic bulletin board system (a web-based support system) providing a forum for exchanging data and ideas; and

    - a fax-on-demand system enabling customers to retrieve faxes of technical application notes.

    An automatic call distribution system connects North American support callers with technical support personnel based in Marlboro, Massachusetts, San Jose, California and Camarillo, California. Additionally, technical support personnel based in California, Massachusetts, the United Kingdom, Israel and Japan have immediate access to shared, problem-solving technical information via a sophisticated on-line software support system.

    CUSTOMER TRAINING. Innoveda offers a variety of training programs for users ranging from introductory, broad-based courses to advanced and specialized courses. Training is offered at Innoveda's facilities in Marlboro, Massachusetts; San Jose, California; London, England; Marseilles, France; Munich, Germany; and Tokyo, Japan. On-site training is also available.

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    INNOVEDA CONSULTING SERVICES.  The Innoveda Consulting Services Group is a
global consulting organization staffed by experts in electronic design. The goal of the Innoveda Consulting Services Group is to meet the diverse and demanding needs of customers designing today's complex systems. The Innoveda Consulting Services Group provides a complete line of consulting services including training, product jumpstart programs, product design methodology assessment and partial or full design implementation. Other specialized services include systems integration, design database translation and custom library development.

INNOVEDA PROPRIETARY RIGHTS

    Innoveda relies on a combination of contracts, patents, copyright and trade secret laws to establish and protect proprietary rights in its technology. Innoveda generally licenses and distributes its products under agreements providing for non-exclusive licenses. The licensed software may be used solely for internal operations on designated computers or networks. The source code of Innoveda's products is protected both as a trade secret and as an unpublished copyrighted work and is not generally made available to third parties. Despite these precautions, third parties may unlawfully copy or otherwise obtain and use Innoveda's products or technology without authorization.

    Innoveda provides its products to end-users primarily under "shrink-wrap" license agreements included within the software or as part of the packaging for the software. In addition, Innoveda delivers certain of its verification products electronically under an electronic version of a "shrink-wrap" license agreement. These agreements are not negotiated with or signed by the licensee, and thus may not be enforceable in certain jurisdictions. In addition, the laws of some foreign countries do not protect Innoveda "s proprietary rights as fully as do the laws of the United States. Innoveda "s means of protecting its proprietary rights in the United States or abroad may not be adequate, and competitors may independently develop similar technology. Innoveda could be increasingly subject to infringement claims as the number of products and competitors in Innoveda "s industry segment grows, the functionality of products in its industry segment overlaps and an increasing number of software patents are granted by the United States Patent and Trademark Office. Although Innoveda is not aware of any threatened litigation or infringement claims, a third party may claim such infringement by Innoveda with respect to current or future products. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product delays or require Innoveda to enter into royalty or licensing agreements. Such royalty or license agreements, if required, may not be available on terms acceptable to Innoveda or at all. Failure to protect its proprietary rights or claims of infringement could have a material adverse effect on Innoveda "s business, financial condition, results of operations or cash flows.

INNOVEDA EMPLOYEES


    As of July 1, 2000, Innoveda had 397 employees, including 147 in marketing and sales, 147 in product research and development, 40 in customer support, consulting and training, 16 in manufacturing and sales administration and 47 in general and administrative activities. None of Innoveda's employees is represented by a labor union or is subject to a collective bargaining agreement. Innoveda has never experienced a work stoppage and believes that its employee relations are excellent.


INNOVEDA PROPERTIES

    Innoveda occupies 74,683 square feet of space at its headquarters in Marlboro, Massachusetts under a lease expiring in 2002, subject to Innoveda's right to extend the lease for up to six additional years. Innoveda also leases 14,397 square feet in Herzlia, Israel, 16,965 square feet in San Jose, California, 21,000 square feet in Camarillo, California, 13,829 square feet of office space in the United Kingdom and a number of small sales and support offices in locations in North America, Europe and Asia.

INNOVEDA LEGAL PROCEEDINGS

    Innoveda is not a party to any material legal proceedings.

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                INNOVEDA MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    Innoveda, a publicly traded Delaware corporation, was created by the merger of Summit Design and Viewlogic Systems which was completed on March 23, 2000. The merger of Summit with Viewlogic on March 23, 2000 was accounted for as a reverse acquisition as the former stockholders of Viewlogic owned a majority of the outstanding stock of Summit subsequent to the merger. For accounting purposes, Viewlogic is deemed to have acquired Summit.

    At the effective time of the merger of Summit and Viewlogic, a wholly owned subsidiary of Summit merged with and into Viewlogic, with Viewlogic surviving as a wholly owned subsidiary of Summit. In connection with that merger, Summit changed its name to Innoveda. Pursuant to that merger, Summit issued 16,337,979 shares of its common stock to Viewlogic stockholders in exchange for all the outstanding capital stock of Viewlogic (24,051,963 outstanding shares) at a
 .67928-to-1 exchange ratio. After the transaction, Viewlogic stockholders owned 50.6% of the outstanding common stock of Innoveda, and the former Summit shareholders owned the remaining 15,941,418 shares of Innoveda common stock.

    All financial information presented herein for the periods prior to March 23, 2000 represents only the financial results for Viewlogic. This discussion should be read in conjunction with the fiscal 1999 consolidated financial statements of Viewlogic and Summit, the Innoveda Current Report on Form 8-K dated March 23, 2000, as filed with the SEC on April 17, 2000 and as amended on May 15, 2000, the Innoveda Quarterly Report on Form 10-Q for the quarter ended April 1, 2000, as filed with the SEC on May 16, 2000 and the other financial information incorporated by reference in this consent solicitation statement/prospectus.


    On December 4, 1997, a company which offered two primary product lines, tools used by engineers designing integrated circuits and tools used by engineers designing printed circuit boards and complete systems, became a wholly owned subsidiary of Synopsys in a transaction accounted for as a pooling of interests. That company was also called Viewlogic Systems, and we refer to it as the Prior Viewlogic. On January 1, 1998, the Prior Viewlogic transferred the integrated circuit design tools business and other assets to Synopsys leaving only the printed circuit board and complete system design tools business in the Prior Viewlogic. Synopsys created a new legal entity to conduct the printed circuit board and complete system design tools business of the Prior Viewlogic, which became Viewlogic in a corporate reorganization on March 31, 1998. For the period from December 4, 1997 through October 2, 1998, Viewlogic operated as a wholly owned subsidiary of Synopsys and some treasury services were provided by Synopsys at no charge. The fair value of these services was not significant. On October 2, 1998, a group of investors purchased 16,000,000 shares of Viewlogic's preferred stock for $32.0 million and Viewlogic borrowed $18.0 million from a commercial bank. Synopsys received the proceeds from these financings through a recapitalization of Viewlogic. As a result of these transactions, the investors owned 80.1% of the capital stock of Viewlogic, and Synopsys owned 19.9%. These transactions were accounted for as a recapitalization.


    The results of operations for the year ended December 31, 1997 represent the results of the printed circuit board and complete system design tools business derived from the historical financial statements of the Prior Viewlogic and exclude the integrated circuit design tools business. During 1997, the Prior Viewlogic established separate departments to capture product development, technical support and product marketing expenses of both the printed circuit board and complete system design tools business and the integrated circuit design tools business. In addition, the Prior Viewlogic segregated its revenue and product costs and created income statements for each business. Prior to December 4, 1997, the Prior Viewlogic centralized many administrative, marketing and other services. In addition, the Prior Viewlogic distributed both its integrated circuit design tools and printed circuit board and complete system design tools products primarily through one combined sales force.

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Accordingly, Innoveda has made allocations of these expenses based on revenue, personnel, space, estimates of time spent to provide services or other appropriate bases. Innoveda's management believes that the Prior Viewlogic made these allocations on a reasonable basis. However, they are not necessarily indicative of the costs that would have been incurred on a stand-alone basis.

    Before 1997, the Prior Viewlogic did not prepare internal income statements for the integrated circuit design tools and the printed circuit board and complete system design tools businesses and therefore did not capture revenue and costs in the same manner as it did in 1997. To prepare the financial data for the printed circuit board and complete system design tools business for the years ended December 31, 1995 and December 31, 1996, Viewlogic made assumptions in order to classify revenue as related to either printed circuit board and complete system design tools or integrated circuit design tools. Where possible, the identifiable direct costs of printed circuit board and complete system design tools revenue have been reflected as direct expenses. In addition to these direct expenses, all expenses which could not be clearly identified as integrated circuit design tools or printed circuit board and complete system design tools expenses have been allocated on bases which Innoveda's management believes are appropriate, similar to the manner in which it allocated expenses in 1997. Based on this methodology, Innoveda's management believes the income statements for 1995 and 1996 reasonably approximate the revenue, costs and expenses of the printed circuit board and complete system design tools business on a historical basis.

    At the end of 1997, the Prior Viewlogic restructured its operations, and 222 employees were retained by the printed circuit board and complete system design tools business, 291 employees transferred to Synopsys and 217 people were terminated. During the nine months of calendar year 1998, during which Viewlogic was a wholly owned subsidiary of Synopsys, its primary goal was to optimize short-term profitability. Viewlogic sought to achieve this goal by reducing its consulting, sales, marketing and research and development expenditures and focusing its remaining resources primarily on servicing its installed base of customers. Since October 2, 1998, through January 1, 2000, Viewlogic increased staffing from 219 to 272. Viewlogic's management believes this increase was appropriate in order to build its business for the long term.

    Innoveda operates in the United States and international markets developing, marketing and providing a comprehensive family of software tools used by engineers in the design of advanced electronic products and systems and services related to those software tools. Innoveda currently markets and sells its products worldwide through multiple distribution channels, including independent distributors, value added resellers, a direct sales organization, telesales and strategic sales alliances with original equipment manufacturer partners.

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
RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, the percentage of revenue of certain items in Innoveda's consolidated statements of operations:


                                                                  DECEMBER 31,
                                                         ------------------------------   JANUARY 2,   JANUARY 1,
                                                           1995       1996       1997        1999         2000
                                                         --------   --------   --------   ----------   ----------
Revenue:
Software...............................................     57%        50%        45%          41%          45%
Services and other.....................................     43         50         55           59           55
                                                           ---        ---        ---          ---          ---
Total Revenue..........................................    100        100        100          100          100
                                                           ---        ---        ---          ---          ---
Cost and expenses:
Cost of software.......................................      9          8          5            9           11
Cost of services and other.............................     11         13         12            9           12
Sales and marketing....................................     42         42         39           34           42
Research and development...............................     13         17         23           18           21
General and administrative.............................      7          8          6            7            7
Amortization...........................................     --         --         --           --            2
Non-recurring charges..................................     --         --         18            1           --
                                                           ---        ---        ---          ---          ---
Total cost and expenses................................     82         88        103           78           95
                                                           ---        ---        ---          ---          ---
Income (loss) from operations..........................     18         12         (3)          22            5
Other income (expense), net............................                            0           (3)          (3)
Income (loss) before income taxes......................                           (3)          19            2
Provision for income taxes.............................                           (1)           7            1
                                                           ---        ---        ---          ---          ---
Net income (loss)......................................                           (2)%         12%           1%
                                                           ===        ===        ===          ===          ===


TWELVE MONTHS ENDED JANUARY 2, 1999 AND JANUARY 1, 2000

  REVENUE

    For the twelve months ended January 2, 1999 and January 1, 2000, total revenue decreased 3% from $55.2 million to $53.5 million. The decrease in revenue was primarily due to a 9% decrease in service revenue which was offset by an increase in software license revenue. As a percentage of total revenue, software license revenue increased from 41% for the twelve months ended
January 2, 1999 to 45% for the twelve months ended January 1, 2000. Software license revenue for the twelve months ended January 2, 1999 and January 1, 2000 increased 5% from $22.7 million to $23.9 million. Service revenue decreased from $32.6 million for the twelve months ended January 2, 1999 to $29.6 million for the twelve months ended January 1, 2000 primarily due to decreased maintenance revenues. This was primarily attributable to several major customers not renewing maintenance contracts due to the fact they were using products in applications related to integrated circuit design tools, which are no longer fully supported by Innoveda. Additionally, a number of customers migrated their products from the version based on the Unix operating system to the version based on the Windows/NT operating system, which have lower maintenance prices. Training and consulting revenues remained relatively unchanged for the twelve months ended January 2, 1999 and January 1, 2000.

    Revenue generated from European operations was $8.7 million and $8.8 million for the twelve months ended January 2, 1999 and January 1, 2000, respectively, or 16% of total revenue in each period. Revenue from Japan was $4.7 million and $4.5 million, or 9% and 8% of total revenue, respectively, in each period. No customer accounted for more than 10% of revenue in either period.

  COST OF SOFTWARE REVENUE

    Cost of software revenue increased 18% from $5.1 million for the twelve months ended January 2, 1999 to $6.0 million for the twelve months ended January 1, 2000, primarily due to increased royalty costs payable to Synopsys resulting from new licensing agreements. The amortization of capitalized software included in cost of software revenue for the twelve months ended January 2, 1999 and January 1, 2000 was approximately $1.0 million.

  COST OF SERVICES AND OTHER

    Cost of service revenue increased 25% from $5.1 million to $6.4 million and, as a percentage of service revenue, increased from 16% to 22% for the twelve months ended January 2, 1999 and January 1, 2000. The increase was primarily due to an increase in the consulting staff in anticipation of future growth in this area.

  SALES AND MARKETING

    Sales and marketing expenses increased 19% from $18.9 million for the twelve months ended January 2, 1999 to $22.5 million for the twelve months ended January 1, 2000. The increase was primarily attributable to higher personnel-related costs due to an increase in the number of worldwide sales and marketing personnel from 104 in December 1998 to 115 in December 1999. Selling and marketing expenses, as a percentage of total revenue, increased from 34% to 42% for the twelve months ended January 2, 1999 and January 1, 2000.

  RESEARCH AND DEVELOPMENT

    Research and development costs increased 13% from $10.0 million to $11.3 million for the twelve months ended January 2, 1999 and January 1, 2000. The increase in research and development expenses primarily reflects higher personnel-related costs associated with investment in new product development and enhancement of existing products. This includes the addition of staff associated with the purchase of assets from Omniview, which was completed during the first quarter of 1999, as well as the acquisition of Transcendent Design Technology which was completed in August 1999. Research and development expense as a percentage of total revenue was 18% for the twelve months ended January 2, 1999 and 21% for the twelve months ended January 1, 2000. The amount of software development costs capitalized for the twelve months ended January 2, 1999 was $1.3 million or 12% of research and development costs for that period, and for the twelve months ended January 1, 2000 was $1.1 million or 9% of total research and development costs for that period.

  GENERAL AND ADMINISTRATIVE

    General and administrative expense increased from $3.7 million to $3.9 million for the twelve months ended January 2, 1999 to January 1, 2000. This was primarily due to efforts to continue to build infrastructure to support future growth. General and administrative expense as a percentage of total revenue remained at 7% for the twelve months ended January 2, 1999 and January 1, 2000.

  AMORTIZATION OF INTANGIBLES

    On March 16, 1999, Viewlogic purchased substantially all of the assets and intellectual property of Omniview. The purchase price consisted of $1.1 million in cash, 400,000 shares of Viewlogic common stock and acquisition expenses and was allocated to the assets based on their fair value, including $1.2 million of intangible assets. On August 15, 1999, Viewlogic purchased Transcendent Design Technology by means of a subsidiary merger in which Viewlogic issued 724,000 shares of common stock and assumed options exercisable into 78,000 additional shares of Viewlogic common stock. The allocation of the purchase price in this transaction resulted in $2.6 million of intangible assets. The intangibles created in these two transactions resulted in $670,000 of amortization expense for the twelve months ended January 1, 2000.

  INTEREST EXPENSE, NET

    Interest expense, net of interest income, increased to $1.2 million for the twelve months ended January 1, 2000 compared to $171,000 for the twelve months ended January 2, 1999, primarily due to increased borrowings under Viewlogic's credit facility. In addition, during 1999 Viewlogic entered into capital lease agreements to finance the purchases of computer equipment and software increasing its capital lease obligation, which also contributed to the increase in interest expense.

  OTHER INCOME (EXPENSE), NET

    Other income (expense) consists of gains or losses on the disposal of property and equipment, foreign currency gains and losses and amortization of professional fees incurred in connection with Viewlogic's credit facility. Other expense was $1.8 million for the twelve months ended January 2, 1999 and was $404,000 for the twelve months ended January 1, 2000. During 1998 Viewlogic's Japanese subsidiary repaid an amount that had previously been treated as a long-term investment. The repayment of this amount resulted in a realized transaction loss of $1.4 million.

  INCOME TAXES

    The provision for federal and state income taxes decreased 93% from $4.1 million for the twelve months ended January 2, 1999 to $281,000 for the twelve months ended January 1, 2000, primarily due to the drop in income before taxes. The effective tax rate for the twelve months ended January 2, 1999 was 41%, compared to 52% for the twelve months ended January 1, 2000.

LIQUIDITY, CAPITAL RESOURCES AND FINANCIAL CONDITION

    Prior to October 1998, Viewlogic funded its activities primarily through operations. In connection with the recapitalization of Viewlogic, on October 2, 1998, Viewlogic entered into a $24.0 million credit facility with Fleet Bank consisting of a $6.0 million revolving line of credit and an $18.0 million term loan. Borrowings under the credit facility are secured by substantially all of Innoveda's assets. The credit facility contains limitations on additional indebtedness and capital expenditures, and includes financial covenants, including covenants related to the maintenance of minimum levels of profitability, interest and debt service coverage ratios and maximum leverage ratios. Innoveda was in compliance with the covenants at April 1, 2000.

    Viewlogic's operating activities provided cash of approximately $438,000 for the twelve months ended January 1, 2000. Cash generated from operations for the twelve months ended January 1, 2000 was attributable primarily to net income of $259,000, non-cash depreciation and amortization of $4.0 million, and an increase in deferred revenue of approximately $1.6 million, which were offset in part by an increase in accounts receivable of $4.5 million, a decrease in deferred income taxes of $70,000 and a decrease in accounts payable of $1.1 million.

    Net cash used in investing activities was approximately $3.2 million for the twelve months ended January 1, 2000. Viewlogic used $1.2 million in cash for the twelve months ended January 1, 2000 for the purchase of certain assets of Omniview and the remainder being used for property and equipment and capitalized software. Net cash used in financing activities for the twelve months ended January 1, 2000 was approximately $1.2 million, primarily to repay long-term debt.

    As of July 1, 2000, Innoveda had cash and cash equivalents of approximately $21.7 million and borrowings of approximately $10.0 million under its credit facility. Assuming the merger is completed, Innoveda expects to pay approximately $1.7 million to PADS' stockholders and is required to pay off approximately $7.5 million of PADS' debt. Innoveda expects to partially fund these amounts by using PADS' cash available at the closing. As of March 31, 2000, PADS had approximately $3.6 million in cash. Innoveda believes that its current cash and cash equivalents combined with its current line of credit, and together with funds expected to be generated from operations, will satisfy anticipated cash requirements for at least the next twelve months.

RECENT DEVELOPMENT

    On July 28, 2000 Innoveda entered into an agreement with Synopsys in which Synopsys agreed to acquire Innoveda's VirSim electronic design software tool and related assets for a purchase price of $7.0 million. VirSim is used as a debugging and analysis environment with hardware description language simulators, including the Synopsys' VCS Verilog simulator. The sale was completed on August 1, 2000.

    Previously, Synopsys licensed VirSim from Innoveda on an original equipment manufacturer basis. Innoveda has retained rights to the product source code and plans to integrate the functionality of VirSim with its suite of verification tools. Other VirSim original equipment manufacturer agreements have been transferred to Synopsys. Innoveda customers who purchased VirSim bundled with other products from Innoveda will have continued support from Innoveda and will be transitioned to integrated version of the technology over time. The sale will reduce anticipated revenues for the balance of the year by approximately
$1.2 million due to the elimination of revenue from VirSim royalities.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." The SAB summarizes certain of the SEC's views in applying revenue recognition in financial statements. The provisions of SAB No. 101 are effective in the fourth quarter of our fiscal year beginning January 2, 2000. We have not yet completed our evaluation of the effects of SAB No. 101.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

  INTEREST RATE RISK


    Innoveda is exposed to interest rate risk primarily through its credit facility. On October 2, 1998, Innoveda entered into a $24.0 million credit facility with Fleet National Bank consisting of a $6.0 million revolving line of credit and an $18.0 million term loan. Interest terms on the line of credit and the term loan are determined, at the option of Innoveda, for varying periods. Innoveda may elect to have the interest rate based on Fleet's prime rate or based on the LIBOR rate at the time of the election, depending on Innoveda's leverage financial rate as defined in the credit facility. As of January 1, 2000, the interest rate on the line of credit was 7.3% and on the term loan was 8.26%. As of July 1, 2000, the interest rate on the line of credit was 7.3% and on the term loan was 9.03%. Payments of principal outstanding under either the line of credit or the term loan may be made at any time and must be repaid in full by September 30, 2003.


    On October 3, 1998, as required under the credit facility, Innoveda entered into a no-fee interest swap agreement with Fleet to reduce the impact of changes in interest rates on its floating rate credit facility. This agreement effectively converts a portion of the floating-rate obligation into a fixed-rate obligation of 7.2% for a period of 60 months, expiring on September 30, 2003. The notional principal amount of the interest rate-swap agreement was $7.8 million as of January 1, 2000. Innoveda is exposed to credit loss in the event of nonperformance by the counterparties to the interest rate-swap agreement. Open interest rate contracts are reviewed regularly by Innoveda to ensure that they remain effective as hedges of interest rate exposure. Management believes that the rate-swap agreement approximates fair value. After taking into consideration the interest-swap agreement, a hypothetical 10% adverse movement in average interest rates would not have a material effect on Innoveda's financial results.

  FOREIGN CURRENCY RISK

    Innoveda is also exposed to the impact of foreign currency fluctuations. Since Innoveda translates foreign currencies into U.S. dollars for reporting purposes, weakened currencies in its subsidiaries have a negative, though immaterial, impact on its results. Innoveda also believes that the exposure to currency exchange fluctuation risk is insignificant because its international subsidiaries sell to customers, and satisfy their financial obligations, almost exclusively in their local currencies. Innoveda entered into foreign exchange contracts as a hedge against certain accounts receivable denominated in foreign currencies during the six months ended July 1, 2000. Realized and unrealized gains and losses on foreign exchange contracts for the six months ended July 1, 2000 were insignificant. Based on a hypothetical 10% adverse movement in foreign currency exchange rates, the potential losses in future earnings, fair value of risk-sensitive instruments and cash flows are immaterial, although the actual effects may differ materially from the hypothetical analysis.

                                 PADS' BUSINESS

    PADS provides interconnect design software that automates and optimizes the design, verification and manufacture of complex interconnect systems, such as printed circuit boards, multi-chip modules and advanced integrated circuit packages. PADS' software enables electronic design and manufacturing professionals to automatically place components, route interconnects, perform signal analysis and rapidly prepare products for volume manufacturing. PADS licenses its products and provides support services in multiple markets worldwide across a number of industries for electronic, computer, aerospace, telecommunications, medical, education, military and consumer applications. PADS' products operate on Windows and Windows/NT operating systems running on Intel or compatible processors.

PRODUCTS

    PADS' products provide broad functionality, are easy to use, are well integrated and offer significant price/performance advantages over traditional solutions. PADS' products are used by mainstream-market design and manufacturing engineers running Windows and Windows/NT.

    PADS' principal product, PowerPCB, is an industry leading shape-based printed circuit board layout system. PowerPCB enables design engineers to develop complex printed circuit board while optimizing board geometries, electrical performance and manufacturing efficiencies. PADS also offers additional integrated products that address other steps in the interconnect design process, including:

    - BLAZEROUTER for automatic interconnect routing;

    - POWERBGA, a high density interconnect solution that automates advanced packaging design;

    - LINESIM, a tool that calculates transmission line constraints at the schematic entry level;

    - BOARDSIM, a tool for printed circuit board signal integrity and emission analysis;

    - CAM350, a tool that automates and optimizes the fabrication process for printed circuit boards, multi-chip modules and advanced packaging designs; and

    - POWERLOGIC, a tool for creating schematic diagrams.

    When employed as a family, PADS products integrate the interconnect development process from schematic capture through board fabrication.

    PADS enables its customers to meet market demands for increased end-product functionality, lower total costs and rapid time-to-volume manufacture by offering a family of integrated products that are designed to provide the following benefits:

    IMPROVED SYSTEM PERFORMANCE. PADS' products address increasingly complex technical challenges, such as increased signal speed, signal emissions, board layers and integrated circuit pin counts and decreased line widths. PADS' products also enable engineers to employ advanced interconnect technologies, such as high density printed circuit boards, multi-chip modules and ball grid arrays. By addressing the critical physical design issues, its products enable electronic manufacturers to optimize interconnect design and provide enhanced system performance.

    REDUCED DESIGN ITERATIONS. PADS' products reduce the number of iterations required to develop complex products by defining and managing constraints early in the design process. Many of PADS' products feature "what-if" analysis capabilities, enabling users to analyze trade-offs early in the design process. This allows its users to meet critical market windows and reduce production costs by rapidly transitioning their designs from engineering to manufacturing.

    IMPROVED PRODUCT MANUFACTURABILITY. PADS' analysis software helps ensure that physical designs meet fabrication and test requirements. This allows users to detect defects during physical layout rather than during manufacturing, avoiding otherwise costly errors. Consequently, manufacturers can realize higher production yields and lower overall product costs.

    EASY INTEGRATION INTO DESIGN FLOW. PADS' products share data throughout the process of physical design, verification and manufacturing. PADS' products also integrate with other popular design software, such as front-end design, third-party analysis and manufacturing applications. As a result, customers can preserve their investments in existing tools and enhance the efficiency of their entire design process.

    EASE OF USE. PADS' software uses standard Windows user interfaces that create a common look and feel consistent with popular business applications used in the product development process. Because users can easily learn the products, PADS' customers can rapidly realize a return on their investments in its software.

    CONNECTIVITY WITH POPULAR BUSINESS APPLICATIONS. PADS' products work together with Internet browsers to retrieve technical data, word processors to create documentation, desktop publishing to produce technical literature and spreadsheets to generate bills of material. PADS' products' connectivity with these popular applications allows more individuals within an enterprise to collaborate in the interconnect design process.

    LOWER COST OF OWNERSHIP. PADS' customers benefit from lower cost of ownership because its software, running on Windows and Windows/NT, requires less expensive hardware and software systems than traditional interconnect design software. PADS' products are available both as a suite of integrated applications and individually, enabling customers to configure product options to fit their financial and technological needs. In addition, PADS' product architecture allows its customers to purchase additional product modules from PADS as their needs change.

CUSTOMERS

    PADS targets mainstream designers by employing interconnect design technologies, methodologies and concepts that have been broadly accepted by the mainstream electronic design automation industry. PADS has sold more than 50,000 licenses to more than 16,000 customers worldwide. PADS' customer list represents a broad range of industries such as telecommunications, computer, consumer electronic, automotive, educational, aerospace and defense. PADS intends to leverage this installed base by introducing new products and enhancements for existing users and targeting additional potential users within our customers' organizations. No single customer accounted for more than 10% of PADS' revenue in the years ended December 31, 1997 or 1998 or 1999.

CUSTOMER SERVICE

    PADS provides customer service and support to facilitate the adoption and successful use of its interconnect design products. Customers with maintenance agreements receive all product updates and hotline support without additional charge. PADS' web-site contains a customer support section providing product information, email support access and a customer discussion forum for posting and answering customer questions. To address technical issues, PADS makes available dedicated technical support professionals and application engineers that understand the design methodologies used by its customers. In addition, PADS offers training classes to customers worldwide through many of its resellers.

RESEARCH AND PRODUCT DEVELOPMENT

    PADS continually seeks to design and develop new technologies, products and interfaces and to meet its customers' demands. PADS' principal research and development efforts are focused on

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
developing new products and enhancing our current products. In addition, PADS invests in advanced research to explore emerging technologies that its customers may adopt.

    As of June 30, 2000, PADS' research and development group consisted of 55 full-time employees, including 15 employees in quality assurance and customer support. PADS also contracts for research and development services with Milena. During 1997, 1998 and 1999, research and development expenses were $2.9 million, $4.8 million and $6.2 million respectively. PADS anticipates that it will continue to commit substantial resources to research and development in the future.

SALES AND DISTRIBUTION

    PADS distributes its products worldwide through multiple distribution channels. In North America, PADS utilizes resellers, direct sales, telesales and original equipment manufacturers. For international sales, PADS relies primarily on resellers, with an additional direct presence in Asia.

  NORTH AMERICA

    RESELLERS. Independent value added resellers and distributors are PADS' primary sales and distribution channel in North America. This reseller channel enables PADS to broadly and inexpensively target mainstream market users. PADS' resellers are responsible for first line sales and support to its end customers and often participate in regional tradeshows and conduct seminars throughout their assigned territories. Resellers may distribute the entire interconnect product family or focus on specific products. As of June 30, 2000, PADS had 11 resellers in North America.

    DIRECT SALES. PADS utilizes direct sales to target accounts that wish to deal directly with it for large purchases, have longer sales cycles or have more complex requirements. PADS maintains domestic sales and support offices in Marlboro, Massachusetts; Parsippany, New Jersey; Austin, Texas; Redmond, Washington; Los Gatos, California and Newport Beach, California. Each direct sales team consists of a senior sales representative and an applications engineer. As of June 30, 2000, PADS employed six direct sales teams in North America.

    TELESALES. PADS' telesales personnel focus on tactical opportunities and at times support the efforts of its resellers or direct sales representatives. An application engineer is assigned to the telesales organization to provide pre-sales technical support via telephone and e-mail. As of June 30, 2000, PADS employed 13 telesales representatives.

    ORIGINAL EQUIPMENT MANUFACTURERS. PADS also uses original equipment manufacturers to distribute its manufacturing and signal analysis products as add-on options to their own proprietary product offerings, most of which are competitive printed circuit board layout systems. The original equipment manufacturers are responsible for all marketing, sales and support of the products they license to end-users. As of June 30, 2000, PADS had business relationships with three original equipment manufacturers.

  INTERNATIONAL

    ASIA. PADS utilizes a network of resellers for distribution of its products in Asia. Because Asia presents a significant language and cultural challenge, PADS has established a direct local presence through a subsidiary, PADS Asia, based in Hong Kong. PADS Asia is staffed by a sales manager as well as technical and administrative personnel, all of whom are multilingual. PADS Asia manages all of PADS' business in Taiwan, China, Hong Kong and other Asian countries, except for Japan and Korea, which are managed directly from the United States. As of June 30, 2000, PADS had eight resellers in Asia.

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
    EUROPE AND THE REST OF THE WORLD. PADS relies primarily on resellers for the sale and distribution of products in Europe. PADS' international resellers localize its products and provide first level sales and technical support. PADS provides direct technical and marketing support to its international reseller channel. Many of PADS' European resellers also invest in regional marketing programs and advertising, conduct seminars and support user groups to promote our products. PADS has a sales support office in Oxford, England that supports its European resellers. As of June 30, 2000, PADS had 25 resellers in Europe and the rest of the world.

MARKETING

    PADS is continually promoting its products and company to the electronics industry. Its marketing group is responsible for product promotions, communications, lead generation, product management and public relations. PADS generates sales leads through customer referrals, advertisements in trade journals and the World Wide Web. PADS also participates in industry trade shows and organizes seminars to promote and expand the adoption of our products. As of June 30, 2000, PADS' marketing group consisted of 10 full-time employees in product marketing and marketing communications. PADS anticipates that it will continue to commit resources to marketing its products worldwide across multiple industries.

    Through its vendor integration alliance program, PADS has joint marketing relationships with 35 other electronic design automation vendors who provide complementary products, ranging from design engineering software to automated assembly and testing software. This program allows PADS to integrated portions of its interconnect solutions with existing solutions from other vendors, thus increasing the likelihood of a product sale regardless of the development process.

EMPLOYEES

    As of June 30, 2000, PADS had 151 full-time employees, including 10 in marketing, 53 in sales, 55 in research and development, quality assurance and customer support and 33 in general and administrative capacities. PADS' employees are not represented by a labor union or subject to a collective bargaining agreement. PADS believes that its employee relations are good.

PROPERTIES


    PADS occupies approximately 25,170 square feet of space at its headquarters in Marlboro, Massachusetts under a lease expiring in 2009. In addition, PADS occupies a total of approximately 9,000 square feet of space in Los Gatos, California; Redmond, Washington and its sales offices in Parsippany, New Jersey; San Jose, California and Austin, Texas. PADS believes that its existing facilities are adequate for its current needs and that suitable additional space will be available as needed. For additional information regarding our lease obligations, see Note 7 to our Financial Statements.


LEGAL PROCEEDINGS

    On April 7, 2000, an action was filed against PADS in the United States District Court for the Northern District of California by Protel International and its wholly owned subsidiary, Accel Technologies, alleging violation of the Lanham Act and various claims arising under California law, including unfair competition, defamation and false advertising. At this early state in the litigation, it is difficult to express an opinion as to its likely outcome.

                   PADS MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    PADS Software launched its principal product, PowerPCB, in January 1996 as the successor to PADS' previous principal product, PADS-Perform. PowerPCB is an industry leading shape-based printed circuit board layout system. Since 1996, a majority of PADS' revenue has come from licensing PowerPCB and providing related support and maintenance services. PADS' revenue from PowerPCB as a percentage of total revenue was 72%, 74%, 65%, for the years ended December 31, 1997, 1998, and 1999, respectively. PADS' revenue from PowerPCB as a percentage of total revenue was 65% and 68% for the three months ended March 31, 1999 and 2000, respectively. During the past two years, PADS has expanded the family of interconnect design offerings by developing new products, such as PowerBGA, a high density interconnect design solution, and PowerLogic, a schematic capture system. PADS has also acquired companies that provided new products such as LineSim, a transmission line constraint calculator, BoardSim, a PCB signal integrity and emission analysis tool, and CAM350, a fabrication optimization tool. Although PADS believes that PowerPCB will continue to provide the largest source of revenue for the foreseeable future, it is believed that the revenue from PowerPCB will decrease as a percentage of total revenue as these new products continue to expand in the market.


    PADS' revenue is derived from sales of software and services. Software revenue includes revenue from the sale of PADS' noncancellable software license agreements with end-users. Software revenue also includes, to a lesser extent, the sale of third-party products that PADS distributes, principally Cadence's SPECCTRA autorouter, a printed circuit board component routing tool, and Innoveda's Viewdraw, a conceptual circuit simulation tool. Revenue from the sale of software licenses is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collection of the receivable is probable. It is PADS' policy that, prior to the delivery of a software license to an end user or value added reseller, the order is supported by a signed purchase order. The sale is recorded net of any value added reseller discounts. When arrangements contain multiple elements and vendor-specific objective evidence exists for all undelivered elements, revenue is allocated to the delivered elements using the residual method as prescribed by Statement of Position No. 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions." Vendor-specific objective evidence is based on the renewal rate, if applicable, or the price charged when the same element is sold separately or if an element has not yet been sold separately, the price established by management having the relevant authority.


    Service and other revenue consists primarily of maintenance revenue which is deferred and recognized ratably over the maintenance period, generally twelve months.

    Revenue is classified as domestic or international. A significant portion of international sales is generated in Europe and Asia. PADS' revenue from international sales as a percentage of total revenue was 33%, 25%, and 25% for the years ended December 31, 1997, 1998, and 1999, respectively. PADS' revenue from international sales as a percentage of total revenue was 25% and 23% for the three months ended March 31, 1999 and 2000, respectively. International sales present certain risks and uncertainties not generally encountered in the United States.

    Cost of revenue has two components: cost of software revenue and cost of service revenue. Cost of software revenue represents costs associated with licensing products, such as expenses for product documentation, disks and packaging, security keys, shipping costs, royalties paid to third-party software providers and amortization of acquisition related purchased technology and capitalized software costs. Applicable software development costs are capitalized in accordance with Statement of Financial Accounting Standards
No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" and with Statement of Position No. 98-1 "Accounting for Costs of Computer Software Developed or Obtained for Internal Use". These costs are amortized over the estimated useful lives of the related product, typically three years. Cost of service revenue includes costs of

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providing technical support, software revision releases and the royalty portion of service revenue payable to third-party software providers.

ACQUISITIONS

  HYPERLYNX ACQUISITION

    In January 1996, PADS signed a technology and distribution agreement with HyperLynx, a provider of signal integrity and electromagnetic compliance analysis software for the Windows and Windows/NT platforms. The agreement also included an option to acquire HyperLynx's assets. In May 1997, PADS exercised the option to acquire HyperLynx's assets for a cash payment of $201,000 of which $54,000 had been advanced to HyperLynx in the prior year, and the remainder was paid in the form of non-interest-bearing notes of $837,000. The total purchase price, after discounting notes payable of $48,000, was $990,000. PADS accounted for the acquisition as a purchase, and, accordingly, the results of HyperLynx's operations from the date of the acquisition forward have been included in PADS' financial results. The purchase price was allocated to the fair value of the assets acquired as follows: $46,000 to property and equipment, $3,000 to inventory, $461,000 to existing technology, $50,000 to tradename, $56,000 to workforce and $374,000 to in-process technology.

    Under the terms of the agreement, royalty payments, based on the sales of certain HyperLynx products, would be made to the former owners of HyperLynx. The maximum yearly amount of the royalty payments was $320,000 for each of the three years beginning in May 1997. The royalty payments are also contingent on PADS' continued employment of the former owners. Through March 31, 2000, PADS had incurred $960,000 of royalties, which have been included as a component of cost of software revenue.

  ADVANCED CAM TECHNOLOGIES ACQUISITION

    In August 1998, PADS acquired Advanced CAM Technologies, or ACT, a supplier of personal computer-based computer aided manufacturing tools. The total purchase price of $8.2 million consisted of $4.5 million in cash, 269,182 shares of PADS' series B convertible preferred stock, which were valued at $3,050,000, options to purchase 30,800 shares of common stock, which were valued at $349,000, and $277,000 of acquisition costs. PADS accounted for the acquisition as a purchase and, accordingly, the results of ACT's operations from the date of the acquisition forward have been included in PADS' financial results. The purchase price was allocated to the fair value of the assets acquired as follows: $1.6 million to existing technology, $2.4 million to in-process research and development and $500,000 to work force. The excess of the purchase price over the estimated fair value of the net assets acquired, approximately $3.5 million, has been recorded as goodwill and is included in acquired intangible assets.

    In connection with both of the acquisitions, PADS is amortizing the acquired intangible assets over their estimated useful lives on a straight-line basis. The existing technology purchased had an estimated life of 2.5 years for the HyperLynx asset and 1.5 years for the ACT asset, and the amortization is included as a component of the cost of software revenue. Amortization was $101,000, $644,000, $1.3 million for the years ended December 31, 1997, 1998, and 1999, respectively. Amortization was $326,000 for the three months ended March 31, 1999 and there was no amortization during the three months ended
March 31, 2000. The workforce value has an estimated life of five years and the amortization is included as a component of research and development operating expenses. Amortization was $7,000, $53,000, and $111,000 for the years ended December 31, 1997, 1998, and 1999, respectively. Amortization was $28,000 for both the three months ended March 31, 1999 and 2000. The goodwill has an estimated useful life of ten years and the amortization is included as a component of general and administrative expenses. Amortization was $145,000 and $349,000 for the years ended December 31, 1998 and 1999, respectively. Amortization was $87,000 for both of the three months ended March 31, 1999 and 2000. The trade name has an estimated useful life of ten years and the amortization is included as a component of general and administrative expenses. Amortization was $3,000, $5,000, and $5,000 for the years ended December 31, 1997, 1998 and 1999, respectively. Amortization was $1,000 for both the three months ended March 31, 1999 and 2000.

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RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, the percentage of revenue of certain items in PADS' consolidated statements of operations:

                                                                                                           THREE MONTHS ENDED
                                                             YEARS ENDED DECEMBER 31,                           MARCH 31,
                                              -------------------------------------------------------      -------------------
                                                1995       1996       1997       1998          1999          1999       2000
                                              --------   --------   --------   --------      --------      --------   --------
Revenue
Software....................................     62%        64%        67%        68%           64%           63%        65%
Services....................................     29         26         28         32            36            37         35
Other.......................................      9         10          5          0             0             0          0
                                                ---        ---        ---        ---           ---           ---        ---
Total Revenues..............................    100        100        100        100           100           100        100
                                                ---        ---        ---        ---           ---           ---        ---
Cost of Revenues:
Software....................................     13         16         16         17            16            16          8
Services....................................      5          5          7          6             6             6          5
Other.......................................      8          8          3          0             0             0          0
                                                ---        ---        ---        ---           ---           ---        ---
Total Cost of Revenues......................     26         29         26         23            22            22         13
                                                ---        ---        ---        ---           ---           ---        ---
Gross Profit................................     74         71         74         77            78            78         87

Costs And Expenses:
Selling and Marketing.......................     35         40         39         36            36            38         37
Research and Development....................     22         18         17         21            24            26         22
General and Administrative..................     10          9         10         14            16            15         15
Purchased Research and Development..........      0          0          2         11             0             0          0
                                                ---        ---        ---        ---           ---           ---        ---
Total Operating Expenses....................     67         67         68         82            76            79         74
                                                ---        ---        ---        ---           ---           ---        ---
Income (Loss) From Operations...............      7          4          6         (5)            2            (1)        13
Other Income (Expense)
Interest Expense............................     (1)        (1)        (1)        (1)           (1)           (1)        (1)
Foreign Exchange Gain (Loss) and Other......     (1)         2          1         (4)           (3)            5          1
                                                ---        ---        ---        ---           ---           ---        ---
Total Other Income(Expense).................     (2)         1          0         (5)           (4)            4          0
Income(Loss) Before Income Taxes............      5          5          6        (10)           (2)            3         13
                                                ---        ---        ---        ---           ---           ---        ---
Provision (Credit) for Income Taxes.........      0          0         (1)        (1)           (1)            1          3
Net Income (Loss)...........................      5%         5%         7%        (9)%          (1)%           2%        10%
                                                ===        ===        ===        ===           ===           ===        ===

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
THREE MONTHS ENDED MARCH 31, 2000 COMPARED TO THREE MONTHS ENDED MARCH 31, 1999

  REVENUE

    For the three months ended March 31, 2000, total revenue increased 23.1% to $7.2 million from $5.8 million for the same period in 1999. This increase was due to growth in both software and service revenues. As a percentage of total revenue, software revenue increased to 64.5% in the first three months of 2000 from 62.8% for the same period in 1999. Software revenue increased 26.5% to $4.6 million for the three months ended March 31, 2000 from $3.6 million for the same period in 1999. This increase is due to the focus by PADS on its direct sales distribution channels with the sales of PowerPCB accounting for the majority of the increase in software revenue. Service revenue decreased as a percentage of total revenue to 35.5% for the three months ended March 31, 2000 from 37.2% for the same period in 1999. The decrease is due primarily to a proportionately higher increase in total software revenue in 1999. Service revenue increased 17.2% to $2.5 million in the three months ended March 31, 2000 from $2.2 million for the same period in 1999. This increase in service revenue was primarily attributable to a larger installed customer base.

  COST OF REVENUE

    Cost of software revenue decreased 37.3% to $.6 million in the three months ended March 31, 2000 from $.9 million for the same period in 1999. This decrease was primarily attributable to decreased third-party royalties due to the mix of products sold and decreased amortization of acquisition related purchased technology. As a percentage of software revenue, cost of software revenue decreased to 12.5% in the three months ended March 31, 2000 from 25.3% for the same period in 1999.

    Cost of service revenue dollars remained constant for the three months ended March 31, 2000 and for the same period in 1999. As a percentage of service revenue, cost of service revenue decreased to 14.4% in the three months ended March 31, 2000 from 16% for the same period in 1999. This decrease was primarily attributable to a change in the mix of products sold lowering the royalty cost and minimal expense growth in the technical support organization.

  SELLING AND MARKETING

    Selling and marketing expenses include salaries, commissions and related personnel costs, and other sales and promotional expenses. Selling and marketing expenses increased 17.5% to $2.6 million in the three months ended March 31, 2000 from $2.2 million for the same period in 1999. The increase reflects the continued expansion of PADS' selling and marketing organizations. As a percentage of total revenue, selling and marketing expenses decreased to 36.6% in the three months ended March 31, 2000 from 38.4% for the same period in 1999. This decrease was due primarily to a proportionately higher increase in revenue in 2000. PADS expects selling and marketing expenses to increase in absolute terms.

  RESEARCH AND DEVELOPMENT

    Research and development expenses, consisting primarily of personnel and contracting costs, remained relatively the same for the three months ended
March 31, 2000 as compared to the same period in 1999. This was a result of maintaining consistent staffing levels. As a percentage of total revenue, research and development expenses decreased to 21.4% in the three months ended March 31, 2000 from 26.2% for the same period in 1999. PADS expects research and development expenses to increase in absolute terms.

    PADS' capitalized software development costs of $321,000 during the three months ended March 31, 2000 compared to no costs capitalized for the three months ended March 31, 1999. The

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
amount capitalized represents 17% of total research and development costs including capitalized amounts for this period.

  GENERAL AND ADMINISTRATIVE

    General and administrative expenses include the costs associated with the executive office, human resources, information systems and finance personnel. General and administrative expenses increased 26.5% to $1.1 million in the three months ended March 31, 2000 from $864,000 for the same period in 1999. The increase was primarily due to a general increase in personnel costs associated with increased head count. As a percentage of total revenue, general and administrative expenses were consistent at 15% of revenue in the three months ended March 31, 2000 and 1999. PADS expects general and administrative expenses to increase in absolute terms.

  INTEREST EXPENSE

    Interest expense was constant for the three months ended March 31, 2000 as compared to the same period in 1999. This was due primarily to constant levels of outstanding indebtedness and no additional borrowings during these periods.

  FOREIGN EXCHANGE GAIN (LOSS) AND OTHER

    Foreign exchange gains and other was $62,000 for the three months ended March 31, 2000 as compared to $290,000 for the same period in 1999. This decrease was due to the fluctuation of the Japanese Yen which resulted in lower unrealized gains on notes payable. Approximately $7.3 million of PADS' debt as of March 31, 2000 was denominated in Yen.

  INCOME TAXES

    In the three months ended March 31, 2000, PADS recorded a tax provision of $240,000 on a income before taxes of $960,000 as compared to $27,000 on income before tax of $155,000 for the same period in 1999. PADS' effective tax rate for the three months ended March 31, 2000 was 25% compared to 17.4% for the same period in 1999 and was based on an estimated annual effective rate.

  NET INCOME (LOSS)

    As a result of the above factors, net income for the three months ended March 31, 2000 was $720,000 as compared to a net income of $128,000 for the same period in 1999.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

  REVENUE

    Total revenue increased 16.9% to $25.7 million in 1999 from $22 million in 1998. Software revenue increased 9.2% to $16.4 million in 1999 from $15 million in 1998. This increase was the result of a full year of sales in 1999 from the ACT acquisition combined with additional sales of HyperLynx's products in 1999. As a percentage of total revenue, software revenue decreased to 63.6% in 1999 from 68.1% in 1998. Service revenue increased 33.5% to $9.3 million in 1999 from $7.0 million in 1998. This increase in service revenue was primarily attributable to PADS' larger installed base of customers. Service revenue increased as a percentage of total revenue to 36.4% in 1999 from 31.9% in 1998.

  COST OF REVENUE

    Cost of software revenue increased 6.3% to $4.1 million in 1999 from $3.8 million in 1998. The increase in absolute dollars was primarily attributable to increased amortization of purchased technology relating to the acquisitions offset by change in the mix of products sold lowering the royalty

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
cost. As a percentage of software revenue, cost of software revenue remained constant at 25% in both 1999 and 1998.

    Cost of service revenue increased 23.9% to $1.5 million in 1999 from $1.2 million in 1998. The increase was attributable primarily to additional royalties on a higher level of third-party product renewals and increased technical support personnel to support a larger customer base. As a percentage of service revenue, cost of service revenue decreased to 16.4% in 1999 from 17.6% in 1998.

  SELLING AND MARKETING

    Selling and marketing expenses increased 17.5% to $9.4 million in 1999 from $7.9 million in 1998. The increase in selling and marketing expenses was due to the expansion of PADS' sales and marketing organization in the United States and increased advertising costs. As a percentage of total revenue, selling and marketing expenses remained constant at 36% in 1999 and 1998.

  RESEARCH AND DEVELOPMENT

    Research and development expenses increased 31.1% to $6.2 million in 1999 from $4.8 million in 1998. The increase in research and development expenses in 1999 resulted principally from the employment of additional staff to develop technology for PADS' PowerPCB, BoardSim, LineSim, PowerBGA and PowerLogic products. Additionally, PADS increased the use of contracting services provided by Milena, a third-party software developer, to support PADS continued investment in the development of new and existing products. As a percentage of total revenue, research and development expenses increased to 24.2% in 1999 from 21.6% in 1998.

    PADS capitalized software development costs of $486,000 and $412,000 in 1999 and 1998, respectively. The amounts capitalized represented 7% and 8% of total research and development costs including capitalized amounts for 1999 and 1998, respectively.

  GENERAL AND ADMINISTRATIVE

    General and administrative expenses increased 32.8% to $4.0 million in 1999 from $3.0 million in 1998. The increase in general and administrative expenses was due primarily to the growth in the staff required to support increased levels of operations offset by legal and accounting expenses relating to its cancelled initial public offering of common stock which were expensed in 1998. As a percentage of total revenue, general and administrative expenses increased in 1999 to 15.4% from 13.6% in 1998.

  INTEREST EXPENSE

    Interest expense was consistent for the year ended December 31, 1999 as compared to 1998. This was due primarily to constant levels of outstanding indebtedness and no additional borrowings during these periods.

  FOREIGN EXCHANGE GAIN (LOSS) AND OTHER

    Foreign exchange losses decreased 24.4% to $731,000 in 1999 from $836,000 in 1998. The losses were due to the fluctuation of the Yen which resulted in unrealized losses on the notes payable that are denominated in Yen. Approximately $7.6 million of PADS' debt as of December 31, 1999 was denominated in Yen.

  INCOME TAXES

    PADS' effective tax rate for 1999 and 1998 was 17.3% and 6.7%, respectively, which differed from the combined federal and state statutory rate of approximately 40%, due primarily to the use of research and development tax credit carryforwards, the nondeductibility, for tax purposes, of the

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
in-process research and development charge, and to a reduction in the valuation allowance to reflect PADS' ability to realize the deferred tax assets in the future.

  NET INCOME

    As a result of the above factors, the net loss decreased by 84% to $344,000 in 1999, or 1.3% of revenue, from $2.1 million, or 9.6% of revenue, in 1998. Excluding the $2.4 million charge for in-process research and development relating to the ACT acquisition, net income for 1998 would have been $297,000.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

  REVENUE

    Through December 31, 1997, PADS had revenue from a printed circuit board resale business, which was discontinued effective January 1, 1998 in order to focus on PADS' core interconnect design software business. In 1998, total revenue increased 29% to $22 million from $17 million in 1997. This increase was due to growth in both software and service revenue. As a percentage of total revenue, software revenue increased to 68.1% in 1998 from 67.3% in 1997. Service revenue increased as a percentage of total revenue to 31.9% in 1998 from 28% in 1997. Software revenue increased 30.6% to $15 million in 1998 from $11.5 million in 1997. This increase is due to the focus by PADS on its direct sales distribution channels with the sales of PowerPCB accounting for the majority of the increase in software revenue. Service revenue increased 46.6% to $7.0 million in 1998 from $4.8 million in 1997. This increase in service revenue was primarily attributable to a larger installed customer base.

  COST OF REVENUE

    Cost of software revenue increased 37.7% to $3.8 million in 1998 from $2.8 million in 1997. This increase was primarily attributable to an increased level of software sales. As a percentage of software revenue, cost of software revenue increased to 25.5% in 1998 from 24.2% in 1997. This increase was primarily the result of higher royalty rates due on sales of third-party software.

    Cost of service revenue increased 8.9% to $1.2 million in 1998 from $1.1 million in 1997. As a percentage of service revenue, cost of service revenue decreased to 17.7% in 1998 from 23.8% in 1997. This decrease was due primarily to lower royalty rates payable to third-parties relating to software maintenance.

  SELLING AND MARKETING

    Selling and marketing expenses increased 20.6% to $8 million in 1998 from $6.6 million in 1997. Total selling and marketing expenses increased as a result of continued expansion of the selling and marketing organizations and increased promotional activity. As a percentage of total revenue, selling and marketing expenses decreased to 36.3% in 1998 from 38.8% in 1997. PADS expects selling and marketing expenses to increase in absolute terms.

  RESEARCH AND DEVELOPMENT

    Research and development expenses increased 63.8% to $4.8 million in 1998 from $2.9 million in 1997. This increase was primarily attributable to increases in salaries and salary-related costs and increased use of contracting services provided by Milena, a third-party software developer, to support PADS' continued investment in the development of new and existing products. As a percentage of total revenue, research and development expenses increased to 21.6% in 1998 from 17% for the same period in 1997. PADS expects research and development expenses to continue to increase in absolute terms.

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    PADS capitalized software development costs of $412,000 during 1998 compared with $672,000 for 1997. The amounts capitalized represent 8% and 19% of total research and development costs including capitalized amounts for these periods.

  GENERAL AND ADMINISTRATIVE

    General and administrative expenses increased 81.2% to $3 million in 1998 from $1.7 million in 1997. The increase was primarily due to a general increase in personnel costs associated with increased head count due to the acquisitions and significant offering costs. As a percentage of total revenue, general and administrative expenses increased to 13.6% in 1998 from 9.7% in the same period in 1997. PADS expects general and administrative expenses to continue to increase in absolute terms to support the growth in operations.

  IN-PROCESS RESEARCH AND DEVELOPMENT CHARGE

    In connection with PADS' acquisition of HyperLynx in May 1997, PADS expensed $374,000 of in-process research and development costs associated with products in the development stage that had not reached technological feasibility. Similarly, in connection with the acquisition of ACT in August 1998, PADS expensed $2.4 million of in-process research and development costs.

  INTEREST EXPENSE

    Interest expense increased 17.1% to $226,000 in 1998 from $193,000 in 1997. This increase was due primarily to additional borrowings from two new bank loans in 1998 totaling $4.4 million.

  FOREIGN EXCHANGE GAIN (LOSS) AND OTHER

    Foreign exchange loss was $836,000 in 1998 as compared to a gain of $204,000 in 1997. The gains and losses were a result of the fluctuation of the Yen on notes payable that are denominated in Yen. Approximately $6.9 million of PADS' debt as of December 31, 1998 was denominated in Yen.

    Foreign exchange loss constituted 40% of the net loss in 1998 as compared to the foreign exchange gain equal to 17% of net income for 1997.

  INCOME TAXES

    PADS' effective tax rate for 1998 and 1997 was 6.7% and (19.2%), respectively, which differed from the combined federal and state statutory rate of approximately 40%, due primarily to the use of research and development tax credit carryforwards, and to the nondeductibility, for tax purposes, of the in-process research and development charge.

  NET INCOME (LOSS)

    As a result of the above factors, PADS had a net loss in 1998 of $2.1 million and net income of $1.2 million in 1997. Excluding the impact of the in-process research and development charges, net income would have been $1.6 million and $297,000 in 1997 and 1998, respectively.

PURCHASE OF IN-PROCESS RESEARCH AND DEVELOPMENT

    PADS acquired HyperLynx in May 1997 and ACT in August 1998. These acquisitions were accounted for under purchase accounting, and, accordingly, PADS allocated the purchase prices to the fair values of the net tangible and intangible assets acquired. The intangible assets acquired included in-process research and development, existing product technology, tradename and work forces. The fair value of the existing product technologies and the in-process research and development was determined using a risk adjusted discounted cash flow approach. Specifically, the acquired technologies were

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
evaluated through extensive interviews and analyses of data concerning the state of the technologies and required development work for the in-process development projects. In the evaluation of the underlying in-process technologies, PADS' considered the inherent difficulties and uncertainties in completing the development and thereby achieving technological feasibility and the risks related to the viability and potential changes to target markets. As a result of the evaluations of the technologies, the fair values of the in-process research and development acquired from ACT and HyperLynx were determined to be $2.4 million and $374,000, respectively.

    The efforts required to develop in-process research and development that was purchased from ACT into commercially viable products related principally to completing all planning, designing, prototyping, verifying and testing. These activities were necessary to establish that the technology could be produced as a commercially viable product meeting its design specifications, including functions, features and technical performance requirements.

    The value of the purchased in-process research and development was determined by estimating the projected net cash flows related to such products. These cash flows were discounted back to their net present value. The resulting projected net cash flows from these projects were based on management's estimates of revenue and operating profits related to such projects. ACT had three projects in various stages of development at the time of the acquisition.

    In determining the net cash flows, revenue attributable to in-process technology were assumed to start in the second year of the eight year revenue projection, to increase in the first five years and to decrease over the remaining years as other products are released. These projections were based on assumed penetration of the existing customer base and movement into new markets.

    The discount rate used to value the existing technology was 20%. This discount rate was estimated based on the completed status of the products utilizing existing technology, i.e., the lack of development risk, and the potential for obsolescence of current products in the market place. The discount rate used to value the in-process technology was 32.5%. This discount rate was estimated based on (i) the incomplete status of the products expected to utilize the in-process technology, i.e., development risk, (ii) the expected market risk of the planned products relative to the existing products, (iii) the emphasis on different markets than those currently pursued by ACT and (iv) the nature of the remaining development tasks relative to previous development efforts.

    At the date of the acquisition, ACT's projects were still being designed and no integration or testing had begun. The majority of the software still needed development or modification and there were many major components that needed to be completed and integrated before the products could reach technological feasibility. The nature of the in-process research and development was such that technological feasibility had not been attained. In determining the estimated fair value of the projects, PADS considered the stage of completion of each project based on the funds expended to date in relation to the estimated total funds to be expended at completion. The estimated fair value of $2.4 million was charged to expense in 1998.

    In 1999, PADS substantially completed the development of two of the projects in accordance with the development plan. PADS believes that the revenues to be derived from these projects will approximate the revenue projected at the date of acquisition. As to the third project, development work was continued in 1999; however, the project has not been completed and the project resources have been reprioritized. PADS has not made a final decision on the future prioritization of resources to complete the project.

    Similarly, it was determined that the fair value of the in-process research and development acquired from HyperLynx was $374,000. This value was based on discounting the estimated future cash flows from the project that was in development at the time of the acquisition. The cash flows for the in-process technologies were discounted at a rate of 30% and included revenues beginning in the

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
second year and continuing through the seventh. The in-process product were completed on time with no significant overruns and with the forecasted cash flows substantially meeting or exceeding expectations. As the nature of the in-process research and development was such that technological feasibility had not been attained as of the date of the acquisition, the estimated fair value of $374,000 was charged to expense in 1997.

LIQUIDITY AND CAPITAL RESOURCES

    Since formation, PADS has funded operations primarily from cash generated from operations, loans from or guaranteed by Kyoden, its principal stockholder, and from capital lease financing. Net cash provided by operating activities was $2.2 million, $3.1 million, $3.1 million for 1997, 1998, 1999, respectively, and $758,000 and $2.5 million for the three months ended March 31, 1999 and 2000, respectively. The primary reason for the $2.5 million inflow of cash in the quarter ended March 31, 2000 was due to PADS' collections of fourth quarter 1999 revenue as well as collections of the first quarter 2000 revenue.

    Cash used in investing activities was $1.2 million, $6.0 million and $1.7 million for 1997, 1998, 1999, respectively, and $200,000 and $635,000 for the three months ended March 31, 1999 and 2000, respectively. The acquisitions of ACT and HyperLynx accounted for a substantial portion of cash used in investing activities 1997 and 1998. In other periods, acquisition of fixed assets and capitalized software costs accounted for a substantial portion of cash used in financing activities.

    Cash provided by (used in) financing activities was ($385,000), $2.7 million and ($520,000) for 1997, 1998, 1999, respectively, and ($106,000)
and ($78,000) for the three months ended March 31, 1999 and 2000, respectively. Proceeds from the issuance of $4.4 million in notes payable were offset by payments made to Kyoden in 1998. The payments to Kyoden were for notes due and for a payment in connection with the purchase of the Japanese version of PowerPCB and related distribution and intellectual property rights. These transactions accounted for a substantial portion of cash provided by financing activities in 1998. For March 31, 2000, payments made on notes payable due to Kyoden, which accounted for a substantial portion of cash used in financing activities, were offset by proceeds received from the sale and leaseback of assets under capital lease obligations.

    In connection with the acquisition of HyperLynx in May 1997, PADS agreed to pay royalties to the former owners of HyperLynx based on sales of certain HyperLynx products up to a maximum of $960,000. In 1998 and 1999, PADS incurred royalties of $417,000 and $335,000, respectively. PADS has completed the royalty payments on HyperLynx products as of March 31, 2000. In addition, as of March 31, 2000, PADS had repaid $654,000 of a $837,000 loan covering a portion of the HyperLynx purchase price. See Note 2 to PADS' Financial Statements.

    In 1999, PADS' availability under its lease line, with an equipment leasing company, increased from $500,000 to $600,000. As of March 31, 2000, the outstanding balance under this facility was $366,800. During 1998, PADS borrowed a combined $4.4 million from two different banks. The loan's maturity dates were extended in 1999 from March 2000 and June 2000, to March 2002 and June 2002, respectively. PADS currently does not have any material commitments for capital expenditures.

    PADS believes that existing cash balances, and cash generated from operations will be sufficient to meet cash requirements for the next twelve months.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    PADS is exposed to changes in foreign currency exchange risk primarily in debt and foreign currency transactions. The international operations function in local currencies which would be subject to the typical risks of international business.

    The foreign currency to which PADS has exchange rate exposure is the Yen. PADS' debt also includes Yen denominated notes which cause currency rate fluctuations each period. Accordingly, PADS' future results could be materially and adversely impacted by changes in these or other factors.


    PADS' foreign exchange rate exposure also includes the translation exposure of its foreign subsidiary and operating branch. For consolidation, the results are translated into U.S. dollars which could be adversely impacted by foreign exchange rate fluctuations. The effect on PADS' profitability from foreign exchange rate fluctuations due to translation exposure was not material in 1999 or for the three months ended March 31, 2000.

NEWLY ISSUED ACCOUNTING STANDARDS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, in June 1999 and effective for fiscal years beginning after June 15, 2000. The new standard requires that all companies record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. PADS' management is currently assessing the impact of SFAS No. 133 on PADS' consolidated financial statements. PADS will adopt this accounting standard on January 1, 2001, as required.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." The SAB summarizes certain of the SEC's views in applying revenue recognition in financial statements. The provisions of SAB No. 101 are effective in the fourth quarter of our fiscal year beginning January 2, 2000. We have not yet completed our evaluation of the effects of SAB No. 101.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

    Pursuant to the June 2, 2000 merger agreement between Innoveda and PADS, upon the closing of the transaction, PADS will become a wholly owned subsidiary of Innoveda. The transaction will be accounted for as a purchase, and accordingly, the purchase price will be allocated to the assets and liabilities of PADS based on their fair values. The purchase price as of April 1, 2000 has been estimated at $40,472,000, using a $4.625 common stock price, which includes the value of the 6,473,126 shares of Innoveda common stock to be exchanged for shares of PADS, the fair value of outstanding options to purchase PADS common stock, an estimated cash payment of $1,729,000 to be paid to PADS' stockholders, the PADS' debt as of April 1, 2000 of approximately $8,004,000 and Innoveda's estimated direct costs of the acquisition. The ultimate purchase price will be dependent upon the number of PADS shares and options outstanding upon closing, the amount of PADS' debt paid at the closing and the final transaction costs related to the merger.

    The unaudited pro forma financial information does not give effect to any cost savings and other synergies that may result from the merger. Innoveda is developing its plans for integration of the business but cannot make final decisions until the merger is complete. For purposes of the pro forma financial information, Innoveda has estimated that merger and integration costs, consisting primarily of severance costs, will be approximately $375,000. The purchase price will be allocated to the assets acquired and liabilities assumed based on their fair values at the closing date. For purposes of the pro forma financial information, Innoveda has made a preliminary estimate of the fair values of identifiable assets and liabilities of PADS at the date of acquisition.

    An independent third party appraisal company has conducted a preliminary valuation of PADS' intangible assets. These intangibles include existing technology, in-process research and development, the customer base, trade names and the in-place workforce. The preliminary valuation of intangibles included $43,021,000 for existing technology, $3,053,000 for in-process research and development, $1,602,000 for the customer base, $1,486,000 for the trade names and $1,184,000 for the workforce. The excess of the purchase price over the fair value of identifiable tangible and intangible net assets of $6,220,000 will be allocated to goodwill. Intangible assets are expected to be amortized over periods ranging from 3 to 7 years. The fair value of the in-process research and development, which relates to PADS' Power PCB Next Generation, BlazeDRE and ACT Manufacturing research projects, will be recorded as an expense in the period in which the merger is completed.

    The valuation of the existing technology and in-process research and development was determined using the income method. Revenue and expense projections as well as technology assumptions were prepared through 2009 based on information provided by PADS management. The projected cash flows were discounted using a 17% to 23% rate. The valuation of the in-process research and development was determined separately from all other acquired assets using the percentage of completion method. The percentage of completion ratio was calculated by dividing the total expenditures to date for each project by the total estimated expenditures.

    The value assigned to in-process technology relates primarily to three research projects, Power PCB Next Generation, BlazeDRE and ACT Manufacturing. These technologies have not yet reached technological feasibility and have no alternative future use. The nature of the efforts required to develop the in-process technologies into commercially viable products principally relate to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the products can be designed to meet their design specifications, including function, features and technical performance requirements.

    Based on the timing of the closing of the transaction, the finalization of the integration plans and other factors, the pro forma adjustments may differ materially from those presented in the pro forma financial information. A final appraisal of the intangibles will be performed as of the closing date and the allocation adjusted accordingly. The income statement effect of these adjustments will depend on the nature and amount of the assets or liabilities adjusted.

    The pro forma financial information does not purport to represent what the consolidated financial position or results of operations actually would have been if the merger in fact had occurred on April 1, 2000 or at the beginning of the periods presented or to project the consolidated financial position or results of operations as of any future date or any future period. It should be read in conjunction with the historical consolidated financial statements of PADS and Innoveda, including the related notes, and other financial information included in this consent solicitation statement/prospectus.

MERGER OF VIEWLOGIC AND SUMMIT


    On March 23, 2000, a merger occurred between Summit, Hood Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Summit, and Viewlogic. At the effective time of the merger, Hood merged with and into Viewlogic with Viewlogic surviving as a wholly owned subsidiary of Summit. In connection with the Viewlogic-Summit merger, the combined entity changed its name to Innoveda, Inc. Pursuant to the merger agreement, Summit issued 16,337,979 shares of its common stock to Viewlogic shareholders in exchange for all the outstanding common stock of Viewlogic (24,051,963 outstanding shares) at a
 .67928-to-1 exchange ratio. After the transaction, Viewlogic shareholders owned 50.6% of the outstanding shares of Innoveda common stock, and the former Summit shareholders owned the remaining 49.4% of the shares of Innoveda common stock.



    The Viewlogic-Summit merger was accounted for under the purchase method of accounting and was treated as a reverse acquisition as the stockholders of Viewlogic received the larger portion of the voting interests in the combined company. Viewlogic was considered the acquirer for accounting purposes and recorded Summit's assets and liabilities based upon their estimated fair values. The operating results of Summit have been included in the accompanying Innoveda (Viewlogic) Historical results of operations from the date of acquisition. Under the purchase method of accounting, the acquired assets and assumed liabilities have been recorded at their estimated fair values at the date of acquisition. On a preliminary basis, approximately $38.0 million has been allocated to goodwill and other intangibles. As a result of the Viewlogic-Summit merger, $2.4 million relating to in-process research and development has been expensed. The goodwill and other intangibles will be amortized over estimated useful lives of three to seven years.


    The unaudited pro forma condensed combined statement of operations for the year ended January 1, 2000 and three months ended April 1, 2000 include the effect of the Viewlogic-Summit merger as of the beginning of the periods presented, as the historical statement of operations for Innoveda do not include the operations of Summit prior to March 23, 2000. The unaudited pro forma condensed combined balance sheet as of April 1, 2000 includes Summit, and accordingly, no further pro forma adjustments related to the Viewlogic-Summit merger are required.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                              AS OF APRIL 1, 2000

                                 (IN THOUSANDS)

                                                                  HISTORICAL
                                                              -------------------    PRO FORMA    PRO FORMA
                                                              INNOVEDA     PADS     ADJUSTMENTS    COMBINED
                                                              --------   --------   -----------   ----------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $27,632    $ 3,624      $(1,729)(A)  $ 21,523
                                                                                       (8,004)(B)
  Accounts receivable, net..................................   13,768      3,151                     16,919
  Accounts receivable--related party........................       --        458                        458
  Prepaid expenses and other................................    3,354        276                      3,630
  Prepaid income taxes......................................    1,228         --                      1,228
  Deferred income taxes.....................................    6,406        249                      6,655
                                                              --------   -------      -------      --------
      Total current assets..................................   52,388      7,758       (9,733)       50,413
  Equipment and furniture, net..............................    7,052      1,482                      8,534
  Capitalized software costs, net...........................    2,341      1,117       (1,117)(A)     2,341
  Purchased technology and other intangibles, net...........   26,302      4,267       (4,267)(A)
                                                                                       43,021 (A)
                                                                                        1,184 (A)
                                                                                        1,602 (A)
                                                                                        1,486 (A)    73,595
  Notes receivable--officer.................................       --        108                        108
  Goodwill, net.............................................   14,482         --        6,220 (A)    20,702
  Deferred income taxes.....................................       --      1,085                      1,085
  Deposits and other assets.................................    1,065        122                      1,187
                                                              --------   -------      -------      --------
      Total Assets..........................................  $103,630   $15,939      $38,396      $157,965
                                                              ========   =======      =======      ========
LIABILITIES
Current liabilities:
  Notes payable, current portion............................  $ 3,306    $    83      $   (83)(B)  $  3,306
  Notes payable related parties, current portion............       --        972         (972)(B)        --
  Capital lease obligations, current portion................      391        190                        581
  Account payable...........................................    3,633      1,051                      4,684
  Accrued expenses..........................................   14,450      1,879          500 (A)
                                                                                          233 (A)    17,062
  Accounts payable and accrued expenses--related parties....       --         50                         50
  Deferred revenue..........................................   19,156      5,142         (309)(A)    23,989
                                                              --------   -------      -------      --------
      Total current liabilities.............................   40,936      9,367         (631)       49,672
  Note payable, long-term portion...........................   11,750      5,803       (5,803)(B)    11,750
  Note payable related parties, long-term portion...........       --      1,146       (1,146)(B)        --
  Capital lease obligations, long-term portion..............      495        185                        680
  Deferred revenue, less current portion....................       69         --                         69
  Other long-term liabilities...............................      135         20                        155
  Deferred tax liability....................................   14,010         --       18,208 (A)    32,218
                                                              --------   -------      -------      --------
      Total liabilities.....................................   67,395     16,521       10,628        94,544
                                                              --------   -------      -------      --------
STOCKHOLDERS' EQUITY (DEFICIENCY)
  Preferred stock...........................................       --         22          (22)(A)        --
  Common stock..............................................      323          5           (5)(A)
                                                                                           65 (A)       388
  Additional paid-in capital................................   90,417      5,658       25,016 (A)
                                                                                         (500)(A)   120,591
  Note due from stockholders................................     (927)        --                       (927)
  Notes receivable..........................................       --        (10)          10 (A)        --
  Deferred compensation.....................................   (1,554)        --                     (1,554)
  Accumulated deficit.......................................  (52,287)    (6,105)       6,105 (A)
                                                                                       (3,053)(A)   (55,340)
  Accumulated other comprehensive income....................      263         14          (14)(A)       263
  Treasury stock............................................       --       (166)         166 (A)        --
                                                              --------   -------      -------      --------
      Total stockholders' equity (deficiency)...............   36,235       (582)      27,768        63,421
                                                              --------   -------      -------      --------
      Total liabilities and stockholders' equity
        (deficiency)........................................  $103,630   $15,939      $38,396      $157,965
                                                              ========   =======      =======      ========

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                        THREE MONTHS ENDED APRIL 1, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           PROFORM                                       PROFORM
                              INNOVEDA                  ADJUSTMENTS OF                                 ADJUSTMENTS     COMBINED
                             (VIEWLOGIC)     SUMMIT         SUMMIT            INNOVEDA       PADS       FOR PADS          PRO
                             HISTORICAL    HISTORICAL     AQUISITION         PRO FORMA    HISTORICAL   AQUISITION        FORMA
                             -----------   ----------   --------------       ----------   ----------   -----------     ---------
Revenues:
  Product..................   $  7,628      $   927        $    --            $  8,555      $4,615                     $ 13,170
  Maintenance, services and
    other..................      6,757        2,534             --               9,291       2,535                       11,826
                              --------      -------        -------            --------      ------                     --------
    Total revenues.........     14,385        3,461             --              17,846       7,150                       24,996
                              --------      -------        -------            --------      ------                     --------
Cost and expenses:
  Cost of software.........      1,516          161             --               1,677         578                        2,255
  Cost of services and
    other..................      1,562          211             --               1,773         364                        2,137
  Sales and marketing......      6,451        2,059             --               8,510       2,620                       11,130
  Research and
    development............      3,528        2,322             --               5,850       1,504                        7,354
  General and
    administrative.........      1,260        1,505             --               2,765       1,005                        3,770
  Amortization of goodwill
    and other
    intangibles............        624          253           (253)(S-A)                       116          (116)(C)
                                                             2,121 (S-A)         2,745                     2,626 (C)      5,371
  In process research and
    development............      2,400                          --               2,400          --                        2,400
  Non-recurring
    restructuring costs....      2,243        3,194             --               5,437          --                        5,437
                              --------      -------        -------            --------      ------       -------       --------
    Total operating
      expenses.............     19,584        9,705          1,868              31,157       6,187         2,510         39,854
                              --------      -------        -------            --------      ------       -------       --------
    Operating income
      (loss)...............     (5,199)      (6,244)        (1,868)            (13,311)        963        (2,510)       (14,858)
  Interest income
    (expense)..............       (329)         343             --                  14         (65)           --            (51)
  Other income, net........        (74)         (90)            --                (164)         62            --           (102)
    Income (loss) before
      income taxes.........     (5,602)      (5,991)        (1,868)            (13,461)        960        (2,510)       (15,011)
  Income tax provision.....     (1,160)         (13)          (638)(S-B)        (1,811)        240          (925)(D)     (2,496)
                              --------      -------        -------            --------      ------       -------       --------
    Net income (loss)......   $ (4,442)     $(5,978)       $(1,230)           $(11,650)     $  720       $(1,585)      $(12,515)
                              ========      =======        =======            ========      ======       =======       ========
  Net income (loss) per
    share--basic:
    Net income (loss) per
      share................   $  (0.57)                                       $  (0.36)     $ 1.17                     $  (0.32)
                              ========                                        ========      ======                     ========
    Number of shares used
      in computing basic
      net income per
      share................      7,837                                          32,159         618                       38,632
                              ========                                        ========      ======                     ========
  Net income (loss) per
    share--diluted
    Net income (loss) per
      share................   $  (0.57)                                       $  (0.36)     $ 0.21                     $  (0.32)
                              ========                                        ========      ======                     ========
    Number of shares used
      in computing diluted
      net income per
      share................      7,837                                          32,159       3,393                       38,632
                              ========                                        ========      ======                     ========

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

                           YEAR ENDED JANUARY 1, 2000

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          PRO FORMA                                    PRO FORMA
                              INNOVEDA                  ADJUSTMENTS OF                                ADJUSTMENTS
                             (VIEWLOGIC)     SUMMIT         SUMMIT           INNOVEDA       PADS       FOR PADS         COMBINED
                             HISTORICAL    HISTORICAL    ACQUISITION        PRO FORMA    HISTORICAL   ACQUISITION      PRO FORMA
                             -----------   ----------   --------------      ----------   ----------   -----------      ----------
Revenues:
  Product..................    $23,853      $18,620        $    --           $ 42,473     $16,352                       $ 58,825
  Services and other.......     29,646       11,615             --             41,261       9,348                         50,609
                               -------      -------        -------           --------     -------       -------         --------
      Total revenues.......     53,499       30,235             --             83,734      25,700                        109,434
                               -------      -------        -------           --------     -------       -------         --------
Cost and expenses:
  Cost of software.........      5,991          776             --              6,767       2,756                          9,523
  Cost of services and
  other....................      6,426        1,034             --              7,460       1,532                          8,992
  Sales and marketing......     22,584       10,204             --             32,788       9,373                         42,161
  Research and
  development..............     11,513       11,143             --             22,656       6,116                         28,772
  General and
  administrative...........      4,133        5,151             --              9,284       3,614                         12,898
  Amortization of goodwill
    and other
    intangibles............        670        2,672         (2,672)(S-A)                    1,765        (1,765)(C)
                                                             9,216 (S-A)        9,886                    10,505 (C)       20,391
  Merger costs.............         --        1,218             --              1,218          --                          1,218
  Severance and write-off
  of notes receivable......         --        4,005             --              4,005          --                          4,005
                               -------      -------        -------           --------     -------       -------         --------
      Total operating
      expenses.............     51,317       36,203          6,544             94,064      25,156         8,740          127,960
                               -------      -------        -------           --------     -------       -------         --------
      Operating income
      (loss)...............      2,182       (5,968)        (6,544)           (10,330)        544        (8,740)         (18,526)
  Interest expense.........     (1,339)          (4)            --             (1,343)       (229)           --           (1,572)
  Other income, net........       (303)       1,151             --                848        (731)           --              117
                               -------      -------        -------           --------     -------       -------         --------
  Income (loss) before
  income taxes.............        540       (4,821)        (6,544)           (10,825)       (416)       (8,740)         (19,981)
  Income tax provision.....        281           --           (281)(S-B)           --         (72)              (D)          (72)
                               -------      -------        -------           --------     -------       -------         --------
      Net income (loss)....    $   259      $(4,821)       $(6,263)          $(10,825)    $  (344)      $(8,740)        $(19,909)
                               -------      -------        -------           --------     -------       -------         --------
  Net income (loss) per
  share--basic:
      Net income (loss) per
        share..............    $  0.04                                       $  (0.34)    $ (0.57)                      $  (0.52)
                               =======                                       ========     =======                       ========
  Number of shares used in
    computing basic net
    income per share.......      5,797                                         32,016         607                         38,489
                               -------                                       --------     -------                       --------
Net income (loss) per
  share--diluted
  Net income (loss) per
    share..................    $  0.01                                       $  (0.34)    $ (0.57)                      $  (0.52)
                               =======                                       ========     =======                       ========
  Number of shares used in
    computing diluted net
    income per share.......     22,945                                         32,016         607                         38,489
                               =======                                       ========     =======                       ========

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

    The unaudited pro forma combined condensed financial statements give effect to Innoveda's acquisition of PADS through a merger and exchange of shares. The unaudited pro forma combined condensed statements of operations for the year ended January 1, 2000 and the three months ended April 1, 2000 reflect this transaction as if it had taken place at the beginning of the periods presented. The unaudited pro forma combined balance sheet gives effect to this transaction as if it had taken place on April 1, 2000.

    Below is a table of the estimated acquisition costs and purchase price allocation (in thousands):

Estimated acquisition cost:
  Common stock (6,473,136 shares)...........................  $ 29,938
  PADS debt to be at closing (as of April 1, 2000)               8,004
  Cash......................................................     1,729
  Stock options.............................................       301
  Acquisition costs.........................................       500
                                                              --------
  Total estimated acquisition cost..........................  $ 40,472
                                                              ========

Purchase price allocation:

  Tangible net assets acquired..............................  $  2,347
  Deferred income taxes.....................................   (18,208)
  Intangible net assets acquired:
      Purchased technology, assembled workforce, trade
        names, customer base................................    47,293
      Goodwill..............................................     6,220
      In-process research and development                        3,053
  Estimated merger related severance and shutdown costs, net
    of tax benefits.........................................      (233)
                                                              --------
  Total.....................................................  $ 40,472
                                                              ========

    PADS options outstanding were valued using a Black-Scholes formula with the following assumptions:

Life of options:                 4 years,
Interest Rate:                   6.25%
Volatility:                      Calculated for a 3-year period from 7/1/97 through 7/1/00, volatility was calculated at 90.8%
Dividend Rate:                   0%

    This valuation was performed based on PADS options outstanding July 1, 2000.

    Tangible net assets of PADS acquired principally include cash, accounts receivable, fixed assets, deferred income taxes, accounts payable, accrued liabilities, deferred revenue and notes payable. To determine the value of purchased technology, the expected future cash flows attributable to all existing technology was discounted, taking into account risks related to the characteristics and applications of the technology, existing and future markets, and assessments of the life cycle stage of the technology. The valuation of purchased technology represents amounts which have reached technological feasibility and will therefore be capitalizable. The value of the assembled workforce was derived by estimating the costs to replace the existing employees, including recruiting, hiring, and training costs for each category of employee. The value allocated to projects identified as in-process research and development of PADS will be charged to expense upon consummation of the merger but has not been reflected in the unaudited pro forma combined condensed statements of operations as it is nonrecurring in nature. However, this charge has been reflected in the unaudited pro forma combined condensed balance sheet. The write-off was necessary, because the acquired in-process research and development had not yet reached technological feasibility and had no future alternative uses. The combined companies expect that the acquired in-process research and development will be successfully developed, but these products may not achieve commercial viability.

    The nature of the efforts required to develop the purchased in-process research and development into commercially viable products principally relate to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the product can be produced to meet its design specifications, including functions, features and technical performance requirements.

NOTE 2. PRO FORMA ADJUSTMENTS FOR PADS' ACQUISITION

    (A) Allocation of the purchase price to be recorded as a result of the merger (see note 1) reflects:

    - the reduction in the cash balance of $1,729 for the cash payment to PADS' stockholders as required in the merger agreement.

    - the recording of intangible assets and goodwill as follows:

Purchased technology........................................  $43,021
Customer base...............................................    1,602
Trade names.................................................    1,486
Workforce...................................................    1,184
Goodwill....................................................    6,220

    - the recording of deferred taxes which relate to the difference between the tax and book basis of assets acquired ($18.2 million).

    - deferred revenue after the effect of adjustment for estimated selling costs of 6%, or approximately $309, which represents the liability for the fair value of the remaining services yet to be provided by PADS under contractual terms. Management believes that deferred revenue approximates the cost that would be incurred by PADS if these services were provided by a third party.

    - the accrual of Innoveda's acquisition cost, estimated to be approximately $500 in direct transaction costs (primarily legal and accounting services) and approximately $233 of severance costs (net of tax benefits of $142).

    - the impact of purchase accounting:

Issuance of Innoveda shares (6.5 million at $0.01 par
  value)....................................................   $  65
elimination of PADS' outstanding preferred stock............     (22)
elimination of PADS' common stock...........................      (5)
elimination of PADS' accumulated deficit....................   6,105
cancellation of PADS' treasury stock........................     166

    - the write off of in-process research and development of $3,053, as of April 1, 2000.


    - the elimination of PADS' purchased technology and other intangibles of ($4,267) and capitalized software of ($1,117).

    (B) As part of the merger agreement, Innoveda is required to pay off existing PADS' notes payable and note payable to related parties ($8,004 at April 1, 2000).

    (C) To reflect the amortization of purchased technology, other intangible assets and goodwill have been recorded as a result of the merger. Amortization has been estimated based on the following estimated useful lives:

Purchased technology........................................  5 years
Customer base...............................................  5 years
Trade names.................................................  5 years
Workforce...................................................  3 years
Goodwill....................................................  7 years

    Amortization has been calculated on the straight-line method for all intangibles except purchased technology for which amortization has been calculated based on the greater of the ratio of revenue per period to total estimated revenue or the straight-line method.

    (D) To reflect income taxes on a pro forma basis, the transaction is assumed to have taken place at the beginning of the period presented.

    (E) As required by Article 11 of Regulation S-X, the unaudited pro forma condensed combined statements of operations exclude material non recurring charges which result directly from the merger and which will be recorded within twelve months following the merger. The following schedule shows the effects of the write-off of the in-process research and development described in Note 1 above of $3,053:

                                                                     YEAR ENDED
                                                    THREE MONTHS     JANUARY 1,
                                                    APRIL 1, 2000       2000
                                                    -------------   ------------
Net loss..........................................    $(15,568)       $(22,962)
Net loss per share:
  Basic...........................................       (0.40)          (0.60)
  Diluted.........................................       (0.40)          (0.60)

NOTE 3. PRO FORMA ADJUSTMENTS FOR SUMMIT ACQUISITION

    (S-A) To reflect the amortization of purchased technology, other intangible assets and goodwill have been recorded as a result of the Viewlogic-Summit merger. Amortization has been estimated based on the following estimated useful lives:

Purchased technology........................................  3 years
Customer base...............................................  5 years
Workforce...................................................  3 years
Goodwill....................................................  7 years

    Amortization has been calculated on the straight-line method for all intangibles except purchased technology for which amortization has been calculated based on the greater of the ratio of revenue per period to total estimated revenue or the straight-line method.

    (S-B) To reflect income taxes on a pro forma basis, the transaction is assumed to have taken place at the beginning of the period presented.

                                PADS MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of PADS who may serve as executive officers and directors of Innoveda after the merger, and their ages as of June 30, 2000 are as follows:

NAME                                     AGE          POSITION AT PADS
----                                   --------       ----------------
Kenneth L. Tepper....................     41          President, Chief Executive Officer and Director

Hiroshi Hashimoto....................     48          Chairman of the Board of Directors

    KENNETH L. TEPPER has served as PADS' Chief Executive Officer and President since January 2000. Mr. Tepper joined PADS' board of directors in January, 2000. From October 1995 to December 1999 Mr. Tepper served as PADS' Vice President of Research and Development. From 1986 to September 1995, Mr. Tepper served in various capacities at Viewlogic Systems, a developer of electronic design automation software, and most recently as Vice President of Engineering from January 1994 to September 1995. After the effective time of the merger, Mr. Tepper will serve in a senior management role at Innoveda.

    HIROSHI HASHIMOTO joined PADS' Board of Directors in June 1991 and has served as Chairman of the Board since December 1996. Since 1983, Mr. Hashimoto has been the President of Kyoden, a publicly held Japanese manufacturer of printed circuit boards and PADS' majority stockholder. After the effective time of the merger, Mr. Hashimoto will serve as a director of Innoveda.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid or accrued for the last three fiscal years for the executive officer of PADS who may serve as a director or officer of Innoveda after the merger:

                                                                                               NO. OF
                                                                                             SECURITIES       ALL
                                                                              OTHER ANNUAL   UNDERLYING      OTHER
NAME AND PRINCIPAL POSITION             YEAR     SALARY($)(1)   BONUS($)(2)   COMPENSATION    OPTIONS     COMPENSATION
---------------------------           --------   ------------   -----------   ------------   ----------   ------------
Kenneth L. Tepper...................    1999       160,000         15,000          -0-           -0-         $5,000
  PRESIDENT AND CHIEF                   1998       157,307         27,000          -0-           -0-         $4,759
  EXECUTIVE OFFICER (3)                 1997       141,615          7,000          -0-           -0-         $4,248

------------------------

(1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted, because the aggregate amount of these perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for the year ended December 31, 1999.

(2) Consists of three quarterly bonuses earned in 1999 and paid in 1999 and one quarterly bonus earned in 1999 and paid in 2000

(3) Mr. Tepper became President and Chief Executive Officer as of January 1, 2000. Prior to January 1, 2000, Mr. Tepper was PADS' Vice President of Research and Development.

    During the last fiscal year, no options were granted to, or exercised by, either of the executive officers and directors of PADS who may serve as an executive officer or director of Innoveda after the merger, and neither is presently an option holder.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS
                             AND MANAGEMENT OF PADS

    The following table sets forth information concerning the beneficial ownership of PADS capital stock as of August 1, 2000 for the following:

    - each person or entity who is known by PADS to own beneficially more than 5% of the outstanding shares of any class or series of PADS' capital stock;

    - each of PADS' current directors;

    - each of PADS' executive officers; and

    - all directors and executive officers of PADS as a group.

    Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power, or shares voting and/or investment power with his or her spouse, with respect to all shares of capital stock listed as owned by that person or entity. Unless otherwise noted, the address of each of the stockholders set forth below is c/o PADS Software, Inc., 165 Forest Street, Marlboro, Massachusetts, 01752.


    The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual has the right to acquire beneficial ownership within 60 days after August 1, 2000 through the exercise of any stock option, warrant or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares.


    As of August 1, 2000, PADS had outstanding:

    - 2,500,000 shares of series A preferred stock;

    - 269,182 shares of series B preferred stock; and

    - 638,893 shares of common stock.

    Each share of series A preferred stock and series B preferred stock is entitled to one vote and converts into one share of common stock. Shares of common stock have no voting rights, other than those required by Delaware law. The following table assumes no shares of preferred stock are converted into common stock.

                                                                                                      NON-VOTING
                                                                                                     COMMON STOCK
                                                                                                -----------------------
                                             SERIES A                      SERIES B                          NUMBER OF
                                          PREFERRED STOCK               PREFERRED STOCK                       SHARES
                                    ---------------------------   ---------------------------                ISSUABLE
                                     NUMBER OF      PERCENTAGE     NUMBER OF      PERCENTAGE    NUMBER OF    UPON THE
                                       SHARES       OF SHARES        SHARES       OF SHARES      SHARES     EXERCISE OF
                                    BENEFICIALLY   BENEFICIALLY   BENEFICIALLY   BENEFICIALLY     OWNED        STOCK
NAME OF BENEFICIAL OWNER               OWNED          OWNED          OWNED          OWNED       OF RECORD   OPTIONS(1)
------------------------            ------------   ------------   ------------   ------------   ---------   -----------
STOCKHOLDERS BENEFICIALLY OWNING
  5% OF ANY CLASS OR SERIES OF
  STOCK
Kyoden Company, Ltd.(2)...........   2,500,000         100.0%             0             0%             0            0
Hiroshi Hashimoto(3)..............   2,500,000         100.0%             0             0%             0            0
Richard Nedbal....................           0             0%        99,476          37.0%             0            0
Jeffrey Miller....................           0             0%        57,390          21.3%             0            0
Robert Dean.......................           0             0%        57,390          21.3%             0            0
James Achugbue....................           0             0%        19,807           7.4%         6,975            0
Richard T. Finigan................           0             0%             0             0%       187,500            0
Mark Carlin.......................           0             0%             0             0%        52,083            0
OTHER DIRECTORS AND EXECUTIVE
  OFFICERS........................
Kenneth L. Tepper.................           0             0%             0             0%        37,500            0
Naotada Kushitani.................           0             0%             0             0%        31,250            0
Hikojiro Nakanishi................           0             0%             0             0%             0            0
Richard A. Almeida................           0             0%             0             0%        25,000       12,500
James L. Gennari..................           0             0%             0             0%             0       12,500
ALL DIRECTORS AND EXECUTIVE          2,500,000         100.0%        57,390          21.3%       281,250       25,000
  OFFICERS AS A GROUP (8
  PERSONS)........................

                                               NON-VOTING
                                              COMMON STOCK
                                    --------------------------------

                                                                        PERCENTAGE OF
                                                                          AGGREGATE
                                      TOTAL         PERCENTAGE OF      VOTING POWER OF
                                    BENEFICIAL   SHARES BENEFICIALLY     ALL CAPITAL
NAME OF BENEFICIAL OWNER            OWNERSHIP           OWNED               STOCK
------------------------            ----------   -------------------   ---------------
STOCKHOLDERS BENEFICIALLY OWNING
  5% OF ANY CLASS OR SERIES OF
  STOCK
Kyoden Company, Ltd.(2)...........         0                0%               90.3%
Hiroshi Hashimoto(3)..............         0                0%               90.3%
Richard Nedbal....................         0                0%                3.6%
Jeffrey Miller....................         0                0%                2.1%
Robert Dean.......................         0                0%                2.1%
James Achugbue....................     6,975              1.1%                  *
Richard T. Finigan................   187,500             29.3%                  0%
Mark Carlin.......................    52,083              8.2%                  0%
OTHER DIRECTORS AND EXECUTIVE              0
  OFFICERS........................
Kenneth L. Tepper.................    37,500              5.8%                  0%
Naotada Kushitani.................    31,250              4.9%                  0%
Hikojiro Nakanishi................         0                0%                  0%
Richard A. Almeida................    37,500              5.8%                  0%
James L. Gennari..................    12,500              1.9%                  0%
ALL DIRECTORS AND EXECUTIVE          306,250             46.1%               92.4%
  OFFICERS AS A GROUP (8
  PERSONS)........................


------------------------------

*   Less than 1%

(1) Within sixty days of August 1, 2000.

(2) All shares beneficially owned by Kyoden Company Ltd. and described in this table are registered in the name of its wholly owned subsidiary, Kyoden Holding Company. The address of Kyoden Holding Company is 2001 Gateway Place, Suite 420, San Jose, California 95110.

(3) Consists of 2,500,000 shares held by Kyoden. Mr. Hashimoto, one of PADS' directors, is President and director of Kyoden Company. Mr. Hashimoto disclaims beneficial ownership of the shares held by Kyoden, except to the extent of his pecuniary interest therein.

                        COMPARISON OF STOCKHOLDER RIGHTS

GENERAL

    Both Innoveda and PADS are corporations organized under the laws of Delaware and are therefore subject to the Delaware General Corporation Law. However, there are differences in the charters and by-laws of the two corporations.

CAPITALIZATION

    INNOVEDA.  The authorized capital stock of the Innoveda consists of
(a) 100,000,000 shares of common stock, of which 32,691,776 shares were issued and outstanding as of July 31, 2000, and (b) 5,000,000 shares of preferred stock, $.01 par value per share, of which no shares are issued or outstanding.

    PADS. The authorized capital stock of the PADS consists of (a) 20,000,000 shares of common stock, of which, as of June 2, 2000, 628,226 shares were issued and outstanding and 16,666 shares were held in treasury, and (b) 10,000,000 shares of preferred stock consisting of: (i) series A preferred stock, of which, as of June 2, 2000, 2,500,000 shares were issued and outstanding and
(ii) series B preferred stock, of which, as of June 2, 2000, 269,182 shares were issued and outstanding.

VOTING RIGHTS

    INNOVEDA. Each holder of Innoveda common stock is entitled to one vote for each share.

    PADS. Each holder of PADS series A preferred stock and PADS series B preferred stock is entitled to one vote for each share. Holders of shares of PADS common stock have no voting rights, other than those required by Delaware law.

NUMBER AND CLASSIFICATION OF DIRECTORS

    INNOVEDA. Innoveda's by-laws provide that its board of directors will consist of five persons and the number of directors will be increased to six at the closing of the merger. Innoveda's charter further provides that its board of directors be classified into three classes, each elected for a three year term. The elections are staggered to provide for the election of a different class at each annual meeting of the Innoveda stockholders.

    PADS. PADS' by-laws provide that its board of directors shall consist of not less than one member and not more than five members. The number of directors shall be established within this range from time to time by resolution of the board of directors. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director. At each annual meeting, the stockholders shall elect directors by a plurality of the votes cast by the shares entitled to vote in the election. Directors shall be elected to hold office until the next annual meeting of stockholders and until their successors shall have been elected and qualified, subject to prior death, resignation or removal.

REMOVAL OF DIRECTORS

    INNOVEDA. Innoveda's by-laws provide that, for cause, the Innoveda stockholders may remove directors from office at any annual or special meeting of the stockholders by the affirmative vote of a majority of the outstanding shares of capital stock of Innoveda entitled to vote in an election of directors.

    PADS. PADS' by-laws provide that unless otherwise provided by its charter, the stockholders, at any meeting of the stockholders called expressly for that purpose, may remove any director from office, with or without cause.

VACANCIES ON THE BOARD OF DIRECTORS

    INNOVEDA. Innoveda's by-laws provide that its board of directors may fill a vacancy on the board, including a vacancy resulting from an increase in the size of the board, by an affirmative vote of the majority of the directors then in office, although less than a quorum, or by a sole remaining director, except as may be required by law. A director so elected will hold office until the next election of such director's class and until a successor is elected and qualified. If the company should have no directors in office, as a result of death, resignation or other cause, then any officer or any stockholder may call a special meeting to elect new directors, or apply to the Court of Chancery for a decree summarily ordering an election as provided under Delaware General Corporation Law.

    PADS. PADS' by-laws provide that unless otherwise provided in the PADS' charter, any vacancy occurring in the board of directors, including a vacancy resulting from an increase in the number of directors, may be filled by the board of directors or if the remaining directors do not constitute a quorum, by the affirmative vote of a majority of the remaining directors. A director elected to fill a vacancy shall be elected for the unexpired term of the director's predecessor in office, subject to prior death, resignation or removal.

CHARTER AMENDMENTS

    INNOVEDA. Innoveda's charter provides that the affirmative vote of at least two thirds of the shares of Innoveda capital stock outstanding and entitled to vote is required to amend, repeal or adopt a provision inconsistent with the following provisions of the charter:

    - stockholder action and special meetings of stockholders;

    - amend or repeal the by-laws;

    - number, election and terms of directors; and

    - indemnification of directors and officers.

    PADS. Amendments to PADS' charter are made pursuant to the Delaware General Corporation Law.

AMENDMENTS TO BY-LAWS

    INNOVEDA. Innoveda's by-laws provide that the board of directors may amend the by-laws, and that the Innoveda stockholders may alter or repeal any by-law whether or not adopted by the board of directors. The by-laws do not specify the percentage of stockholders entitled to vote that must affirmatively vote for the amendment in order to adopt the amendment.

    PADS. PADS' by-laws provide that unless otherwise provided in the PADS' charter, the by-laws may be amended or repealed by the directors, subject to amendment or repeal by action of the stockholders, at any regular meeting or at any special meeting called for that purpose, provided notice of the proposed change is given in the notice of the meeting or notice thereof is waived in writing.

ACTION BY WRITTEN CONSENT

    INNOVEDA. Innoveda's charter provides that any action required or permitted to be taken by Innoveda stockholders may only be taken at an annual or special meeting and may not be taken by written consent.

    PADS. PADS' charter, as amended, provides that any action required or permitted to be taken by PADS stockholders entitled to vote may be taken at an annual or special meeting and may be taken by written consent in lieu of meetings.

NOTICE OF STOCKHOLDER ACTIONS

    INNOVEDA. Innoveda's by-laws provide that in order to bring business before an annual meeting, stockholders must provide written notice to the secretary of Innoveda not less than 60 days nor more than 90 days prior to the meeting. However, if Innoveda gives less than 70 days notice of the date of the meeting to the stockholders, notice must be received by Innoveda not later than the 10th day following the day on which Innoveda provided such notice of the meeting.

    PADS. PADS' by-laws provide that PADS shall hold special meetings of stockholders at any time on demand in writing by stockholders of record holding shares with at least 10 percent of the votes entitled to be cast on any matter proposed to be considered at the special meeting.

RIGHT TO CALL SPECIAL MEETING OF STOCKHOLDERS

    INNOVEDA. Innoveda's by-laws restrict the persons who may call a special meeting of Innoveda stockholders to the board of directors, or any committee thereof designated for such a purpose, except in the rarest of circumstances where, by reason of death, resignation or some other cause, Innoveda has no board of directors. In such a case, any stockholder may call a meeting or apply to the Court of Chancery for a decree summarily ordering a stockholder election as provided in Section 211 of the Delaware General Corporation Law.

    PADS. PADS' by-laws provide that PADS shall hold special meetings of stockholders at any time on call of the president or the board of directors, or on demand in writing by stockholders of record holding shares with at least
10 percent of the votes entitled to be cast on any matter proposed to be considered at the special meeting.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

    The Delaware General Corporation Law provides that a corporation's charter may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damage for breach of fiduciary duty as a director. However, no such provision can eliminate or limit the liability of a director for:

    - any breach of the director's duty of loyalty to the corporation or its stockholders;

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

    - willful or negligent violation of the laws governing the payment of dividends or the purchase or redemption of stock; or

    - any transaction from which the director devised an improper personal benefit.

    INNOVEDA. Innoveda's charter insulates its directors from personal liability to Innoveda, or to its stockholders, for monetary damages for breach of fiduciary duty as a director, except to the extent such liability may not be eliminated or limited under the Delaware General Corporation Law. Innoveda's by-laws provide that the corporation will indemnify its directors and officers against any judgment, fine or settlement or other amount incurred or imposed in connection with any proceeding arising from the director's position as an agent of the corporation, to the maximum extent permitted under the Delaware General Corporation Law.

    PADS. PADS' charter, as amended, sets forth that no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for conduct as a director, except that this provision shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date of adoption of the charter.

DIVIDENDS AND DISTRIBUTIONS

    INNOVEDA. Innoveda's charter provides that its board of directors, at its discretion but pursuant to the Delaware General Corporation Law, may declare and pay dividends to the holders of Innoveda common stock, out of funds legally available for dividends.

    PADS. PADS' charter provides that until the closing of an initial public offering (i) no cash dividends shall be declared or paid on the common stock, all rights to cash dividends being vested exclusively in the holders of preferred stock, and (ii) dividends payable solely in shares of common stock may be declared and paid on the common stock. From and after the closing of an initial public offering, cash or other dividends may be declared and paid on the common stock from funds lawfully available therefor as and when determined by the board of directors and subject to any preferential dividend rights of any then outstanding preferred stock.

    The holders of shares of series B preferred stock are entitled to receive dividends of $.58333 per share per annum (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), payable only when, as and if declared by the board of directors. The right to receive dividends on series B preferred stock are non-cumulative, and no right to dividends shall accrue by reason of the fact that no dividend have been declared on the series B preferred stock in any prior year. PADS cannot declare or pay any dividends or other distributions on shares of common stock until the holders of the series B preferred stock then outstanding shall have first received a dividend at the rate specified above.

REDEMPTION

    INNOVEDA.  Innoveda common stock is not subject to redemption.

    PADS. PADS' amended charter provides that subject to any provision to the contrary contained in amendments to the charter either by action of the stockholders or by the board of directors, the corporation may repurchase its shares of common stock or preferred stock even though the distribution made in connection with such repurchase would cause the difference between the corporation's total assets and its total liabilities to be less than the amount that would be needed to satisfy the preferential liquidation rights of all outstanding shares of classes or series of stock with liquidation rights which are superior to those of the shares being repurchased if the corporation were to be dissolved at the time of such repurchase.

LIQUIDATION

    INNOVEDA. As provided under Section 280 of the Delaware General Corporation Law, holders of Innoveda capital stock are entitled to liquidation distributions in the event of any liquidation or dissolution of the company, subject to claims of higher priority.

    PADS. PADS' amended charter provides that upon the dissolution or liquidation of the PADS, whether voluntary or involuntary, holders of common stock will be entitled to receive all assets of the PADS available for distribution to its stockholders, subject to any preferential rights of any then outstanding preferred stock.

    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the PADS, the holders of preferred stock shall be entitled to be paid out of the assets of the PADS available for distribution to its stockholders, an amount equal to the greater of:

    - $5.00 per share plus any dividends declared or accrued but unpaid thereon, for shares of series A preferred stock;

    - $11.66667 per share plus any dividends declared or accrued but unpaid thereon for shares of series B preferred stock, or

    - such amount per share as would have been payable had each such share been converted into common stock immediately prior to such liquidation, dissolution or winding up.

    If upon any such liquidation, dissolution or winding up of PADS the remaining assets of PADS available for distribution to its stockholders shall be insufficient to pay the holders of series A preferred stock the full amount to which they shall be entitled, the holders of shares of series A preferred stock shall share ratably in any distribution of the remaining assets and funds of PADS in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

    In the event of a merger or acquisition in which the current stockholders of PADS do not own at least 80% of the voting power of the surviving entity or the sale of substantially all of the assets of PADS, if the holders of 67% of the then outstanding shares of either series of preferred stock elect to treat the merger, acquisition or sale as a liquidation event at least three days before the effective date of the merger, then each holder of such series shall be entitled to receive the consideration they would be entitled to receive upon a liquidation. PADS is required to promptly provide notice of any proposed merger to the holders of each series of preferred stock. In the event that the holders of either series of preferred stock elect to treat the merger, acquisition or sale as a liquidation event then PADS shall use its best efforts to amend the merger agreement to adjust the rate of conversion at which the shares of PADS' capital stock are exchanged for cash, new securities or other property to give effect to such election.


    PADS has provided the holders of the outstanding shares of preferred stock notice of this merger. All of the holders of preferred stock have waived their right to elect to treat the merger as a liquidation event.

                                 LEGAL MATTERS

    The validity of the shares of Innoveda common stock to be issued in connection with the merger will be passed upon for Innoveda by Hale and Dorr LLP. An investment partnership comprised of partners and senior executives of Hale and Dorr LLP owns 13,585 shares of Innoveda common stock. Gadsby Hannah LLP will pass on certain legal matters for PADS.

                                    EXPERTS


    The consolidated financial statements of Viewlogic Systems, Inc. as of January 2, 1999 and January 1, 2000 and for the years ended January 2, 1999 and January 1, 2000 and the statement of revenue and expenses for the year ended December 31, 1997 incorporated in this consent solicitation statement/prospectus by reference from the Current Report on Form 8-K/A filing dated May 15, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the basis of presentation discussed in
Note 1 to the consolidated financial statements), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


    The consolidated financial statements of PADS as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, included in this consent solicitation statement/ prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and have been so included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated audited financial statements of Summit Design, Inc. incorporated in this consent solicitation statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    Innoveda files annual, quarterly and special reports, proxy statement/prospectus and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Innoveda files at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at "http://www.sec.gov."


    Innoveda has filed a registration statement on Form S-4 dated August 10, 2000 with the Securities and Exchange Commission to register the shares of Innoveda common stock issuable under the merger agreement. This consent solicitation statement/prospectus is a part of that registration statement and does not contain all of the information you can find in the registration statement or the exhibits and schedules to the registration statement.


    The Securities and Exchange Commission allows us to "incorporate by reference" information into this consent solicitation statement/prospectus, which means that Innoveda can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this consent solicitation statement/prospectus, except for any information superseded by information in this consent solicitation statement/prospectus. This consent solicitation statement/prospectus incorporates by reference the documents set forth below that Innoveda has previously filed with the Securities and

Exchange Commission. These documents contain important information about Innoveda and its finances that you should read:


INNOVEDA SEC FILINGS (FILE NO: 000-20923)  PERIOD
-----------------------------------------  ------
Annual Report on Form 10-K                 Fiscal year ended December 31, 1999
Annual Report on Form 10-K/A               Fiscal year ended December 31, 1999
Quarterly Report on Form 10-Q              Three months ended April 1, 2000
Current Reports on Form 8-K and 8K-A       Reports filed on February 24,
                                           March 7, April 7, May 15, June 19
                                           and June 30, 2000
Definitive Proxy Statement on Schedule     Filed on June 9, 2000
14A for meeting of stockholders held on
July 13, 2000
Registration Statements on Form 8-A        Filed on June 24, 1996


    Innoveda is also incorporating by reference additional documents that Innoveda may file with the SEC between the date of this consent solicitation statement/prospectus and the date of the written consent by the PADS stockholders.

    Innoveda has supplied all information contained or incorporated by reference in this consent solicitation statement/prospectus relating to Innoveda, and PADS has supplied all information contained in this consent solicitation statement/prospectus relating to PADS.

    Documents incorporated by reference are available from Innoveda without charge, excluding all exhibits unless Innoveda has specifically incorporated by reference an exhibit in this consent solicitation statement/prospectus. Stockholders may obtain documents incorporated by reference in this consent solicitation statement/prospectus by requesting them in writing or by telephone from Innoveda at the following address:

                                 INNOVEDA, INC.
                           293 BOSTON POST ROAD WEST
                         MARLBORO, MASSACHUSETTS 01752
                           TELEPHONE: (508) 480-0881
                       ATTENTION: PETER T. JOHNSON, ESQ.
                     VICE PRESIDENT, BUSINESS DEVELOPMENT,
                       CHIEF LEGAL OFFICER AND SECRETARY


    If you would like to request documents from Innoveda, please do so by August 21, 2000, to receive them before the date of the written consent.



    You should rely only on the information contained or incorporated by reference in this consent solicitation statement/prospectus to vote on the merger. Innoveda and PADS have not authorized anyone to provide you with information that is different from what is contained in this consent solicitation statement/prospectus. This consent solicitation statement/prospectus is dated August 11, 2000. You should not assume that the information contained in this consent statement/prospectus is accurate as of any date other than August 11, 2000, and neither the mailing of the consent solicitation statement/prospectus to PADS stockholders nor the issuance of Innoveda common stock in the merger shall create any implication to the contrary.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                   PAGE
                                                              ---------------
INDEPENDENT AUDITORS' REPORT................................        F-2

CONSOLIDATED FINANCIAL STATEMENTS:

  Consolidated Balance Sheets as of December 31, 1998 and
    1999 and March 31, 2000 (Unaudited).....................        F-3

  Consolidated Statements of Operations for the Years Ended
    December 31, 1997, 1998 and 1999 and for the Three
    Months Ended March 31, 1999 (Unaudited) and 2000
    (Unaudited).............................................        F-4

  Consolidated Statements of Stockholders' Deficiency for
    the Years Ended December 31, 1997, 1998 and 1999 and for
    the Three Months Ended March 31, 2000 (Unaudited).......        F-5

  Consolidated Statements of Cash Flows for the Years Ended
    December 31, 1997, 1998 and 1999 and for the Three
    Months Ended March 31, 1999 (Unaudited) and 2000
    (Unaudited).............................................        F-6

  Notes to Consolidated Financial Statements................     F-7-F-21

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of PADS Software, Inc.:

    We have audited the accompanying consolidated balance sheets of PADS Software, Inc. (a majority owned subsidiary of Kyoden Co., Ltd.) and subsidiary (the "Company") as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' deficiency, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of PADS Software, Inc. and subsidiary as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended
December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP
March 17, 2000 (June 2, 2000 as to Note 13)
Boston, Massachusetts

                       PADS SOFTWARE, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                 DECEMBER 31, 1998 AND 1999 AND MARCH 31, 2000

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                 DECEMBER 31,        MARCH 31,
                                                              -------------------   -----------
                                                                1998       1999        2000
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and equivalents......................................  $   907    $ 1,824      $ 3,624
  Accounts receivable--less allowances of $237, $233 and
    $243 in 1998, 1999 and 2000, respectively...............    4,414      4,379        3,151
  Accounts receivable--related parties......................       60        488          458
  Prepaid expenses and other................................      475        227          276
  Deferred tax asset........................................      175        249          249
                                                              -------    -------      -------
      Total current assets..................................    6,031      7,167        7,758
                                                              -------    -------      -------
PROPERTY AND EQUIPMENT, Net.................................    1,364      1,421        1,482
                                                              -------    -------      -------

OTHER ASSETS:
  Capitalized software costs, net...........................      878        909        1,117
  Acquired intangible assets, net...........................    3,885      3,892        3,766
  Purchased technology, net.................................    1,558        504          501
  Notes receivable--officer.................................       --        106          108
  Deferred tax asset........................................      436      1,085        1,085
  Other.....................................................      157        114          122
                                                              -------    -------      -------
      Total other assets....................................    6,914      6,610        6,699
                                                              -------    -------      -------
                                                              $14,309    $15,198      $15,939
                                                              =======    =======      =======
LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES:
  Accounts payable--trade...................................  $ 1,081    $ 1,025      $ 1,051
  Accrued expenses..........................................    1,068        913          709
  Accounts payable and accrued expenses--related parties....       35         46           50
  Accrued compensation......................................      683        799          982
  Income taxes..............................................      102        144          188
  Deferred revenue..........................................    4,282      5,022        5,142
  Current portion of notes payable..........................      204        136           83
  Current portion of capital lease obligations..............      176        106          190
  Current portion of notes payable--related parties.........       --        979          972
                                                              -------    -------      -------
      Total current liabilities.............................    7,631      9,170        9,367
                                                              -------    -------      -------
NOTES PAYABLE--Related party................................    2,189      1,397        1,146
                                                              -------    -------      -------
CAPITAL LEASE OBLIGATIONS, Less current portion.............       41         51          185
                                                              -------    -------      -------
NOTES PAYABLE...............................................    5,446      5,867        5,803
                                                              -------    -------      -------
MINORITY INTEREST...........................................       10         17           20
                                                              -------    -------      -------
COMMITMENTS AND CONTINGENCIES (Note 7)

STOCKHOLDERS' DEFICIENCY:
  Convertible Series A preferred stock, $.008 par value,
    2,500,000 shares authorized, issued and outstanding
    (aggregate liquidation preference, $10,000).............       20         20           20
  Convertible Series B preferred stock, $.008 par value,
    300,000 shares authorized, 269,182 shares issued and
    outstanding (aggregate liquidation preference,
    $3,141).................................................        2          2            2
  Common stock, $.008 par value, 20,000,000 shares
    authorized; 616,666 shares issued and outstanding in
    1998, 633,106 shares issued and 616,440 shares
    outstanding in 1999 and 635,393 shares issued and
    618,727 shares outstanding at March 31, 2000............        5          5            5
  Additional paid-in capital................................    5,493      5,658        5,658
  Accumulated other comprehensive income....................       12         16           14
  Accumulated deficit.......................................   (6,481)    (6,825)      (6,105)
  Notes receivable..........................................      (59)       (14)         (10)
  Treasury stock, common, at cost, 16,666 shares in 1999 and
    2000....................................................       --       (166)        (166)
                                                              -------    -------      -------
      Total stockholders' deficiency........................   (1,008)    (1,304)        (582)
                                                              -------    -------      -------
                                                              $14,309    $15,198      $15,939
                                                              =======    =======      =======

                See notes to consolidated financial statements.

                       PADS SOFTWARE, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
             AND FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                       THREE MONTHS
                                                                                           ENDED
                                                      YEAR ENDED DECEMBER 31,            MARCH 31,
                                                   ------------------------------   -------------------
                                                     1997       1998       1999       1999       2000
                                                   --------   --------   --------   --------   --------
                                                                                        (UNAUDITED)
REVENUE:
  Software.......................................  $11,464    $14,975    $16,352     $3,647     $4,615
  Service........................................    4,777      7,002      9,348      2,163      2,535
  Other..........................................      799         --         --         --         --
                                                   -------    -------    -------     ------     ------
          Total revenue..........................   17,040     21,977     25,700      5,810      7,150
                                                   -------    -------    -------     ------     ------

COST OF REVENUE:
  Cost of software...............................    2,770      3,815      4,056        922        578
  Cost of service................................    1,135      1,236      1,532        347        364
  Cost of other..................................      601         --         --         --         --
                                                   -------    -------    -------     ------     ------
          Total cost of revenue..................    4,506      5,051      5,588      1,269        942
                                                   -------    -------    -------     ------     ------
GROSS MARGIN.....................................   12,534     16,926     20,112      4,541      6,208
                                                   -------    -------    -------     ------     ------
COSTS AND EXPENSES:
  Research and development.......................    2,900      4,751      6,227      1,522      1,532
  Selling and marketing..........................    6,618      7,978      9,373      2,230      2,620
  General and administrative expenses............    1,650      2,989      3,968        864      1,093
  Charge for purchased research and
    development..................................      374      2,400         --         --         --
                                                   -------    -------    -------     ------     ------
          Total costs and expenses...............   11,542     18,118     19,568      4,616      5,245
                                                   -------    -------    -------     ------     ------
INCOME (LOSS) FROM OPERATIONS....................      992     (1,192)       544        (75)       963
INTEREST EXPENSE.................................     (193)      (226)      (229)       (60)       (65)
FOREIGN EXCHANGE GAIN (LOSS) AND OTHER...........      204       (836)      (731)       290         62
                                                   -------    -------    -------     ------     ------
INCOME (LOSS) BEFORE PROVISION (CREDIT) FOR
  INCOME TAXES...................................    1,003     (2,254)      (416)       155        960
(CREDIT) EXPENSE FOR INCOME TAXES................     (193)      (151)       (72)        27        240
                                                   -------    -------    -------     ------     ------
NET INCOME (LOSS)................................  $ 1,196    $(2,103)   $  (344)    $  128     $  720
                                                   =======    =======    =======     ======     ======
EARNINGS (LOSS) PER SHARE:
  Basic..........................................  $  1.97    $ (3.40)   $ (0.57)    $ 0.21     $ 1.17
                                                   =======    =======    =======     ======     ======
  Diluted........................................  $  0.38    $ (3.40)   $ (0.57)    $ 0.04     $ 0.21
                                                   =======    =======    =======     ======     ======
WEIGHTED-AVERAGE SHARES OUTSTANDING:
  Basic..........................................      607        618        607        615        618
                                                   =======    =======    =======     ======     ======
  Diluted........................................    3,107        618        607      3,384      3,393
                                                   =======    =======    =======     ======     ======

                See notes to consolidated financial statements.

                       PADS SOFTWARE, INC. AND SUBSIDIARY
              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY
  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND FOR THE THREE MONTHS ENDED
                                 MARCH 31, 2000
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                CONVERTIBLE
                                     CONVERTIBLE SERIES A        SERIES B                                             ACCUMULATED
                                       PREFERRED STOCK        PREFERRED STOCK        COMMON STOCK       ADDITIONAL       OTHER
                                     --------------------   -------------------   -------------------    PAID-IN     COMPREHENSIVE
                                      SHARES      AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT     CAPITAL        INCOME
                                     ---------   --------   --------   --------   --------   --------   ----------   -------------
BALANCE, JANUARY 1, 1997...........  2,500,000     $20           --       $--     616,917       $5        $2,064          $(1)
  Common stock issued under
    restricted stock purchase
    plan...........................         --      --           --       --       22,917       --            47           --
  Cancellations under stock
    purchase plan..................         --      --           --       --      (14,835)      --            (7)          --
  Treasury stock purchase (19,583
    shares)........................         --      --           --       --           --       --            --           --
  Repayment of notes receivable....         --      --           --       --           --       --            --           --
  Comprehensive income:
      Foreign currency translation
        adjustment.................         --      --           --       --           --       --            --           --
      Net income...................         --      --           --       --           --       --            --           --
                                     ---------     ---      -------       --      -------       --        ------          ---
  Total comprehensive income.......         --      --           --       --           --       --            --           --
                                     ---------     ---      -------       --      -------       --        ------          ---
BALANCE, DECEMBER 31, 1997.........  2,500,000      20           --       --      624,999        5         2,104           (1)
  Convertible Series B preferred
    stock issued in ACT
    acquisition....................         --      --      269,182        2           --       --         3,048           --
  Options granted in ACT
    acquisition....................         --      --           --       --           --       --           349           --
  Repayment of notes receivable....         --      --           --       --           --       --            --           --
  Payment to parent for
    distribution rights............         --      --           --       --           --       --            --           --
  Cancellations under stock
    purchase plan..................         --      --           --       --       (8,333)      --            (8)          --
  Comprehensive income:
      Foreign currency translation
        adjustment.................         --      --           --       --           --       --            --           13
      Net loss.....................         --      --           --       --           --       --            --           --
                                     ---------     ---      -------       --      -------       --        ------          ---
  Total comprehensive income.......         --      --           --       --           --       --            --           13
                                     ---------     ---      -------       --      -------       --        ------          ---
BALANCE, DECEMBER 31, 1998.........  2,500,000      20      269,182        2      616,666        5         5,493           12
  Common stock issued in connection
    with acquired intangibles......         --      --           --       --       15,000       --           169           --
  Treasury stock purchase (16,666
    shares)........................         --      --           --       --           --       --            --           --
  Exercise of stock options........         --      --           --       --        4,440       --             1           --
  Repayment of notes receivable....         --      --           --       --           --       --            --           --
  Cancellations under stock
    purchase plan..................         --      --           --       --       (3,000)      --            (5)          --
  Comprehensive income:
      Foreign currency translation
        adjustment.................         --      --           --       --           --       --            --            4
      Net loss.....................         --      --           --       --           --       --            --           --
                                     ---------     ---      -------       --      -------       --        ------          ---
  Total comprehensive income.......         --      --           --       --           --       --            --            4
                                     ---------     ---      -------       --      -------       --        ------          ---
BALANCE, DECEMBER 31, 1999.........  2,500,000      20      269,182        2      633,106        5         5,658           16
  Unaudited:
  Exercise of stock options........         --      --           --       --        2,287       --            --           --
  Repayment of notes receivable....         --      --           --       --           --       --            --           --
  Comprehensive income:
      Foreign currency translation
        adjustment.................         --      --           --       --           --       --            --           (2)
      Net income...................         --      --           --       --           --       --            --           --
                                     ---------     ---      -------       --      -------       --        ------          ---
      Total comprehensive income...         --      --           --       --           --       --            --           (2)
                                     ---------     ---      -------       --      -------       --        ------          ---
BALANCE, MARCH 31, 2000
(Unaudited)........................  2,500,000     $20      269,182       $2      635,393       $5        $5,658          $14
                                     =========     ===      =======       ==      =======       ==        ======          ===


                                     ACCUMULATED     NOTES      TREASURY
                                       DEFICIT     RECEIVABLE    STOCK      TOTAL
                                     -----------   ----------   --------   --------
BALANCE, JANUARY 1, 1997...........    $(4,870)       $ (40)     $  --     $(2,822)
  Common stock issued under
    restricted stock purchase
    plan...........................        (11)         (88)        55           3
  Cancellations under stock
    purchase plan..................         --           --         --          (7)
  Treasury stock purchase (19,583
    shares)........................         --           --        (55)        (55)
  Repayment of notes receivable....         --           27         --          27
  Comprehensive income:
      Foreign currency translation
        adjustment.................         --           --         --          --
      Net income...................      1,196           --         --       1,196
                                       -------        -----      -----     -------
  Total comprehensive income.......      1,196           --         --       1,196
                                       -------        -----      -----     -------
BALANCE, DECEMBER 31, 1997.........     (3,685)        (101)        --      (1,658)
  Convertible Series B preferred
    stock issued in ACT
    acquisition....................         --           --         --       3,050
  Options granted in ACT
    acquisition....................         --           --         --         349
  Repayment of notes receivable....         --           34         --          34
  Payment to parent for
    distribution rights............       (693)          --         --        (693)
  Cancellations under stock
    purchase plan..................         --            8         --          --
  Comprehensive income:
      Foreign currency translation
        adjustment.................         --           --         --          13
      Net loss.....................     (2,103)          --         --      (2,103)
                                       -------        -----      -----     -------
  Total comprehensive income.......     (2,103)          --         --      (2,090)
                                       -------        -----      -----     -------
BALANCE, DECEMBER 31, 1998.........     (6,481)         (59)        --      (1,008)
  Common stock issued in connection
    with acquired intangibles......         --           --         --         169
  Treasury stock purchase (16,666
    shares)........................         --           --       (166)       (166)
  Exercise of stock options........         --           --         --           1
  Repayment of notes receivable....         --           30         --          30
  Cancellations under stock
    purchase plan..................         --           15         --          10
  Comprehensive income:
      Foreign currency translation
        adjustment.................         --           --         --           4
      Net loss.....................       (344)          --         --        (344)
                                       -------        -----      -----     -------
  Total comprehensive income.......       (344)          --         --        (340)
                                       -------        -----      -----     -------
BALANCE, DECEMBER 31, 1999.........     (6,825)         (14)      (166)     (1,304)
  Unaudited:
  Exercise of stock options........         --           --         --          --
  Repayment of notes receivable....         --            4         --           4
  Comprehensive income:
      Foreign currency translation
        adjustment.................         --           --         --          (2)
      Net income...................        720           --         --         720
                                       -------        -----      -----     -------
      Total comprehensive income...        720           --         --         718
                                       -------        -----      -----     -------
BALANCE, MARCH 31, 2000
(Unaudited)........................    $(6,105)       $ (10)     $(166)    $  (582)
                                       =======        =====      =====     =======

                See notes to consolidated financial statements.

                       PADS SOFTWARE, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
             AND FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000

                                 (IN THOUSANDS)

                                                                                                  THREE MONTHS
                                                                                                      ENDED
                                                                 YEAR ENDED DECEMBER 31,            MARCH 31,
                                                              ------------------------------   -------------------
                                                                1997       1998       1999       1999       2000
                                                              --------   --------   --------   --------   --------
                                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................   $1,196    $(2,103)    $ (344)    $  128     $  720
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Amortization of acquired intangibles....................      108        848      1,783        442        116
    Depreciation and amortization...........................      909      1,189      1,343        332        370
    Deferred taxes..........................................     (220)      (300)      (723)        --
    Minority interest.......................................        3          5          7          1          3
    Noncash interest on notes receivable--officer...........       --         --         (6)        --         (2)
    Foreign currency (gain) loss on related-party debt......     (186)       221        187        (77)       (26)
    Foreign currency (gain) loss on note payable............       --        769        574       (235)       (48)
    Charge for purchased research and development costs.....      374      2,400         --         --         --
    (Increase) decrease in cash and equivalents, net of
      effect of acquisitions, from:
      Accounts receivable...................................     (765)      (753)      (635)       215      1,258
      Prepaid expenses and other............................      (41)       (95)       252         75        (49)
      Accounts payable, accrued expenses and income taxes
        payable.............................................     (112)      (286)      (207)      (445)      (130)
      Accrued compensation..................................      159        (66)       118         68        183
      Deferred revenue......................................      786      1,257        740        254        120
                                                               ------    -------     ------     ------     ------
      Net cash provided by operating activities.............    2,211      3,086      3,089        758      2,515
                                                               ------    -------     ------     ------     ------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................     (408)      (646)      (778)      (171)      (250)
  (Expenditures) proceeds from other assets.................      (13)         4        (17)        (9)        (8)
  Capitalized software costs................................     (672)      (412)      (486)        --       (321)
  Proceeds from sales of assets.............................        5          1          4         --          3
  Acquisitions..............................................     (121)    (4,776)        --         --         --
  Expenditures for purchased technology and acquired
    intangible assets.......................................       --       (162)      (381)       (20)       (59)
                                                               ------    -------     ------     ------     ------
    Net cash used in investing activities...................   (1,209)    (5,991)    (1,658)      (200)      (635)
                                                               ------    -------     ------     ------     ------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on notes payable--related party..................     (207)      (605)        --         --         --
  Issuance of notes receivable--officer.....................       --         --       (100)        --         --
  Proceeds from notes payable...............................       --      4,407         --         --         --
  Proceeds from sale and leaseback of assets under capital
    lease obligations.......................................      178         --        119         --        306
  Payments on capital lease obligations.....................     (174)      (206)      (193)       (56)       (87)
  Proceeds from notes receivable............................       22         34         30          6          4
  Proceeds from exercise of stock options...................       --         --          1         --         --
  Proceeds from issuance of restricted stock................        5         --         --         --         --
  Repurchase of restricted stock............................       (3)        --         (3)        (3)        --
  Purchase of treasury stock................................      (55)        --       (153)        --         --
  Payment of dividend to minority interest..................      (10)        (5)        --         --         --
  Payments on notes payable.................................     (141)      (214)      (221)       (53)      (301)
  Payment to parent for distribution rights.................       --       (693)        --         --         --
                                                               ------    -------     ------     ------     ------
    Net cash (used in) provided by financing activities.....     (385)     2,718       (520)      (106)       (78)
                                                               ------    -------     ------     ------     ------

EFFECTS OF EXCANGE RATE CHANGES ON CASH.....................       --        (26)         6         (6)        (2)
                                                               ------    -------     ------     ------     ------

NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS.............      617       (213)       917        446      1,800

CASH AND EQUIVALENTS, BEGINNING OF YEAR.....................      503      1,120        907        907      1,824
                                                               ------    -------     ------     ------     ------

CASH AND EQUIVALENTS, END OF YEAR...........................   $1,120    $   907     $1,824     $1,353     $3,624
                                                               ======    =======     ======     ======     ======

                See notes to consolidated financial statements.

                       PADS SOFTWARE, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    (INFORMATION FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF BUSINESS--PADS Software, Inc. ("PADS"), a majority-owned subsidiary of Kyoden Co., Ltd. ("Kyoden"), develops, markets and supports a comprehensive family of software tools that aid engineers in the design of advanced electronic products to various customers throughout the world. The Company derives the majority of its revenue from the sale and support of software used to design, analyze and manufacture printed circuit boards. The Company's subsidiary, PADS Asia, had revenues from the resale of manufactured interconnect products including printed circuit boards. This activity was discontinued on January 1, 1998. The Company sells its products worldwide with North America, Europe and Asia being the largest markets. Kyoden owns all outstanding shares of PADS' Convertible Series A Preferred Stock and has a 74% voting interest.

    PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of PADS and its subsidiary PADS Asia (collectively, the "Company"). All intercompany accounts, transactions and profits are eliminated in consolidation. The minority interest in PADS Asia is segregated in the consolidated balance sheets and consolidated statements of operations.

    USE OF ESTIMATES--The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet date and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    UNAUDITED INTERIM FINANCIAL INFORMATION--The accompanying consolidated balance sheet as of March 31, 2000, the consolidated statements of operations and cash flows for the three months ended March 31, 1999 and 2000, and the consolidated statement of stockholders' deficiency for the three months ended March 31, 2000 are unaudited but include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation. The results for the interim periods are not necessarily indicative of the results to be expected for the full year.

    REVENUE RECOGNITION--Effective January 1, 1998, the Company has adopted the provisions of the Accounting Standards Executive Committee Statement of Position ("SOP") No. 97-2, "Software Revenue Recognition." Effective January 1, 2000, the Company adopted SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions." The adoption of SOP Nos. 97-2 and 98-9 had no effect on the Company's consolidated financial statements. Prior to 1998, revenue was recognized in accordance with SOP 91-1, "Software Revenue Recognition." Revenue is recognized as follows:

        SOFTWARE--Revenue from the sale of software licenses and electronic products is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collection of the receivable is probable. When arrangements contain multiple elements and vendor-specific objective evidence exists for all undelivered elements, revenue is allocated to the delivered elements using the residual method as prescribed by SOP 98-9. Vendor-specific objective evidence is based on the renewal rate, if applicable, or the prices charged when the same element is sold separately or, if an element has not yet been sold separately, the price established by management having the relevant authority.

                       PADS SOFTWARE, INC. AND SUBSIDIARY

                    (INFORMATION FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
        SERVICE AND OTHER--Service and other revenue consists primarily of maintenance revenue which is deferred and recognized ratably over the maintenance period, generally twelve months.

    CASH EQUIVALENTS--Cash equivalents consist of money market accounts.

    PROPERTY AND EQUIPMENT--Property and equipment are recorded at cost and depreciated using the straight-line method over the assets' estimated useful lives. The useful lives are three years for equipment and software and seven years for furniture and fixtures, or the lease term if shorter. Equipment under capital leases aggregated $659, $520 and $702 at December 31, 1998 and 1999 and March 31, 2000, respectively, and accumulated amortization was $425 and $334 and $294 at December 31, 1998 and 1999 and March 31, 2000, respectively.

    RESEARCH, DEVELOPMENT AND CAPITALIZED SOFTWARE COSTS--Research and development costs for internally developed products intended for sale to third parties are expensed when incurred until technological feasibility has been established for the product. Thereafter, all software development costs specific to the product are capitalized until the product is available for general release to customers. Costs associated with software developed for internal use are capitalized once application and development activities commence through the completion of the project. Capitalized costs are amortized using the straight-line method over the estimated useful life of three years. The Company capitalized $672, $412, and $486 in software development costs for the years ended December 31, 1997, 1998 and 1999, respectively. Accumulated amortization of the capitalized software was $459, $959 and $1,413 as of December 31, 1997, 1998 and 1999, respectively. The Company capitalized no costs and $321 and had accumulated amortization of $1,084 and $1,526 for the three months ended
March 31, 1999 and 2000, respectively.

    ACQUIRED INTANGIBLE ASSETS--Acquired intangible assets are being amortized using the straight-line method over estimated useful lives ranging from 5 to 10 years. Accumulated amortization was $213, $679 and $837 as of December 31, 1998 and 1999, and March 31, 2000, respectively.

    PURCHASED TECHNOLOGY--Purchased technology is being amortized using the straight-line method over its estimated useful life, ranging from 18 months to 3 years. Accumulated amortization was $778, $2,195 and $2,224 as of December 31, 1998 and 1999, and March 31, 2000, respectively.

    LONG-LIVED ASSETS--The Company evaluates the recoverability of its long-lived assets not held for sale by comparing the carrying amount of the assets to the estimated undiscounted cash flows expected to be generated by those assets. If the sum of the undiscounted cash flows is less than the carrying value of the assets, an evaluation of the fair value of the assets is undertaken. If such fair value is less than the recorded amount of the assets, an impairment is recognized. There have been no impairments recognized.

    FOREIGN CURRENCY--Certain notes payable to Kyoden and certain banks (see Notes 4 and 5) and the related interest are denominated in yen and are translated into U.S. dollars at the exchange rate at the balance sheet date. The Company recognized a gain (loss) of $187, ($987) and ($757) on the translation for the years ended December 31, 1997, 1998 and 1999, respectively. The Company recognized a gain of $313 and $55 for the three months ended March 31, 1999 and 2000, respectively.

                       PADS SOFTWARE, INC. AND SUBSIDIARY

                    (INFORMATION FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The functional currencies for the Company's foreign operations are the respective local currencies. Assets and liabilities are translated into U.S. dollars at the exchange rate at the balance sheet date. Income and expenses are translated using average exchange rates for the period. The resulting translation adjustments are excluded from net income and accumulated as a separate component of other comprehensive income.

    INCOME TAXES--Deferred tax liabilities and assets are determined based on the differences between the financial statement carrying amounts and tax bases of existing assets and liabilities using enacted tax rates expected to be in effect in the year in which the differences are expected to reverse.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--Financial instruments held or used by the Company consist of cash, accounts receivable, accounts and notes payable and related-party debt obligations. The carrying amounts of the cash, accounts receivable and accounts payable approximate fair value because of their short-term nature. The Company's notes payable are either due to or guaranteed by Kyoden (Note 5) or with former owners of an acquired company (Note 4). As such, it is not practicable to measure fair value of these instruments due to their related-party nature.

    CONCENTRATION OF CREDIT RISK--The Company sells its products primarily to designers and manufacturers of printed circuit boards. A significant portion of the Company's sales are through value-added resellers ("VARs"). The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses. The Company generally requires no collateral from its customers.

    STOCK-BASED COMPENSATION--The Company applies Accounting Principles Board ("APB") Opinion No. 25 and related interpretations in accounting for stock option grants to employees and Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," in accounting for stock option grants to nonemployees.

    EARNINGS PER SHARE--Earnings per share are presented in accordance with SFAS No. 128, "Earnings Per Share," which requires the presentation of basic and diluted earnings per share.

    RECENT ACCOUNTING PRONOUNCEMENTS--In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, which is effective for the Company beginning January 1, 2001. The new standard requires that all companies record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. Management is currently assessing the impact of SFAS No. 133 on the consolidated financial statements of the Company. The Company will adopt this accounting standard in calendar year 2001, as required.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." The SAB summarizes certain of the SEC's views in applying revenue recognition in financial statements. The provisions of SAB No. 101 are effective in the fourth quarter of our fiscal year beginning January 2, 2000. We have not yet completed our evaluation of the effects of SAB No. 101.

                       PADS SOFTWARE, INC. AND SUBSIDIARY

                    (INFORMATION FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    RECLASSIFICATION--Certain amounts in the 1998 financial statements have been reclassified to conform with the 1999 presentation.

    SUPPLEMENTAL CASH FLOW INFORMATION--

                                                                                                THREE MONTHS
                                                                      YEAR ENDED                    ENDED
                                                                     DECEMBER 31,                 MARCH 31,
                                                            ------------------------------   -------------------
                                                              1997       1998       1999       1999       2000
                                                            --------   --------   --------   --------   --------
Cash paid for interest....................................    $ 56      $  126      $214       $ 55       $ 41
Cash paid for income taxes................................      14          79       555        138        196

Supplemental schedule of noncash financing and investing
  activities:
  Notes receivable received for common stock issued and
    treasury stock sold...................................      87          --        --         --         --
  Cancellation of note receivable for treasury stock......      --          --        13         --         --
  Forfeitures under stock purchase plans..................       4           8         2         --         --
  Purchase of equipment under capital lease obligations...      --          --        13         --         --
  Noncash portion of acquisition..........................     892       3,399        --         --         --
  Noncash portion of purchased technology and acquired
    intangible assets.....................................      --          --       454         --         --

2.  ACQUISITIONS

    ADVANCED CAM TECHNOLOGIES, INC.--Effective August 1, 1998, the Company acquired Advanced CAM Technologies ("ACT"), a San Jose, California-based developer of computer-aided manufacturing software for the printed circuit board industry. The acquisition cost of $8,176 consisted of $4,500 in cash, 269,182 shares of PADS Series B Preferred Stock ($3,050), options to purchase 30,800 shares of PADS common stock ($349) and $277 of acquisition costs. The acquisition was accounted for as a purchase, and accordingly, the results of ACT's operations from August 1, 1998 have been included in the Company's consolidated financial statements. The purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair values, including existing technology of $1,600, in-process technology of $2,400 and workforce of $500. The excess of the purchase price over the estimated fair value of the net assets acquired has been recorded as goodwill ($3,491) and is included in acquired intangible assets.

    HYPERLYNX INC.--In January 1996, PADS signed a technology and distribution agreement with HyperLynx Inc. ("HyperLynx") which included an option to acquire the business and certain assets. In 1997, the Company exercised its option to acquire the business and certain assets for cash payments of $201, $54 of which was advanced to HyperLynx in the prior year, with noninterest-bearing notes payable of $837. The total purchase price, after discount of the notes payable of $48, based on an effective interest rate of approximately 9.0%, was $990. The purchase agreement specified that the

                       PADS SOFTWARE, INC. AND SUBSIDIARY

                    (INFORMATION FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

2.  ACQUISITIONS (CONTINUED)
Company may also be required to make royalty payments based on sales of certain HyperLynx products up to a maximum of $960. HyperLynx developed, marketed and supported signal integrity and electromagnetic-compliance analysis software. The acquisition was accounted for as a purchase, and accordingly, the results of HyperLynx from the date of the acquisition forward have been recorded in the Company's consolidated financial statements. The purchase price was allocated as follows: $46 to property and equipment, $3 to inventory, $461 to existing technology, $106 to other intangible assets and $374 to in-process technology.

    The fair value of intangible assets in both the ACT and HyperLynx acquisitions was determined using a risk-adjusted discounted cash flow approach using the stage-of-completion approach. Specifically, the technology acquired was evaluated through extensive interviews and analysis of data concerning the state of the technology and needed developments. The evaluation of the underlying technology acquired considered the inherent difficulties and uncertainties in completing the development, and thereby achieving technological feasibility. At the date of the respective acquisitions, technological feasibility of the in-process technology had not been established and it had no alternative future use, and therefore the Company expensed $374 and $2,400 in 1997 and 1998, respectively.

    The following represents the unaudited pro forma results of operations as if the ACT and Hyperlynx acquisitions had occurred as of January 1, 1997. The pro forma results do not purport to be indicative of the results that actually would have been obtained if the operations were combined during the periods presented or of results which may occur in the future.

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                1997           1998
                                                              --------       --------
Revenue.....................................................  $19,964        $23,762
                                                              =======        =======
Net income (loss)...........................................  $   633        $  (672)
                                                              -------        -------
Earnings (loss) per share (basic)...........................  $  1.04        $ (1.09)
                                                              -------        -------
Earnings (loss) per share (diluted).........................  $  0.23        $ (1.09)
                                                              -------        -------

                       PADS SOFTWARE, INC. AND SUBSIDIARY

                    (INFORMATION FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

3.  PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following at December 31, 1998 and 1999 and March 31, 2000:

                                                                 DECEMBER 31,
                                                              -------------------   MARCH 31,
                                                                1998       1999       2000
                                                              --------   --------   ---------
Property and equipment:
  Equipment and software....................................  $ 2,690    $ 2,739     $ 2,917
  Furniture and fixtures....................................      266        348         363
                                                              -------    -------     -------

Total.......................................................    2,956      3,087       3,280

Less accumulated depreciation and amortization..............   (1,592)    (1,666)     (1,798)
                                                              -------    -------     -------

Property and equipment, net.................................  $ 1,364    $ 1,421     $ 1,482
                                                              =======    =======     =======

4.  NOTES PAYABLE

    Notes payable consisted of the following at December 31, 1998 and 1999 and March 31, 2000:

                                                                1998       1999       2000
                                                              --------   --------   --------
Notes payable to former owners of HyperLynx, Inc.;
  noninterest-bearing, due in quarterly installments of $36
  and $17 through January 2000 and April 2000, respectively
  (less unamortized discount of $8, $1 and $0 at December
  31, 1998, December 31, 1999 and March 31, 2000,
  respectively, based on an effective interest rate of
  9%).......................................................   $  274     $   70     $   17

Note payable to former owners of HyperLynx, Inc.;
  noninterest-bearing, due in quarterly installments of $17
  over three years, which commenced upon acceptance by PADS
  of certain software developed by Hyperlynx, Inc. in
  October 1999..............................................      200        183        166

Notes payable to Japanese banks, denominated in yen of
  246,000 (USD $2,389) and 341,250 (USD $3,314), interest at the banks' prime rate plus .3% (1.675% at March 31, 2000), due March and June 2002, respectively, guaranteed by
  Kyoden....................................................    5,176      5,750      5,703
                                                               ------     ------     ------
                                                                5,650      6,003      5,886

Less current portion........................................     (204)      (136)       (83)
                                                               ------     ------     ------
Total.......................................................   $5,446     $5,867     $5,803
                                                               ======     ======     ======

                       PADS SOFTWARE, INC. AND SUBSIDIARY

                    (INFORMATION FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

5.  NOTES PAYABLE--RELATED PARTY

    Notes payable--related party consisted of the following at December 31, 1998 and 1999 and March 31, 2000:

                                                                1998       1999       2000
                                                              --------   --------   --------
Note payable to Kyoden bearing interest at 3.2%, due April
  7, 2002...................................................   $  500     $  500     $  500

Various notes payable (as amended) to Kyoden, denominated in yen (191,648 yen at December 31, 1998 and 1999 and 166,648
  yen at March 31, 2000) bearing interest at rates ranging
  from 5.4% to 5.5%, due in quarterly installments of 25,000 yen (USD $243) with a final payment of 16,648 yen (USD
  $162) in December 2001....................................    1,689      1,876      1,618
                                                               ------     ------     ------
                                                                2,189      2,376      2,118

Less current portion........................................       --       (979)      (972)
                                                               ------     ------     ------
Total.......................................................   $2,189     $1,397     $1,146
                                                               ======     ======     ======

                       PADS SOFTWARE, INC. AND SUBSIDIARY

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

6.  STOCKHOLDERS' DEFICIENCY

    CONVERTIBLE SERIES A AND B PREFERRED STOCK

    CONVERSION--Each preferred share is convertible into one share of the Company's common stock at any time at the option of the holder. The preferred stock will be automatically converted into shares of common stock upon the closing of an initial public offering of the Company's stock that results in gross proceeds to the Company of at least $7,500 and is at a price per share of at least equal to a specified minimum ($8 in the case of Series A and $10 in the case of Series B).

    The Company has 2,800,000 shares of common stock reserved for issuance upon conversion of the outstanding preferred stock.

    DIVIDENDS--Holders of the preferred stock are entitled to receive dividends of $.20 per share (Series A) and $.58 per share (Series B) when and if declared by the Board of Directors. Dividends are noncumulative, and the Company is prohibited, in any year, from paying or declaring dividends to common stockholders prior to paying the preferred stockholders.

    LIQUIDATION PREFERENCE--Upon liquidation, the holders of the convertible preferred stock are entitled to receive the greater of their liquidation preference ($4 per share for Series A and $11.67 per share for Series B) or such amount per share as would have been received had each share been converted into common stock immediately prior to liquidation. If assets available for distribution are insufficient to pay the full amount to the holders of the convertible preferred stock, the remaining assets will be distributed ratably to the Series A and B holders.

    VOTING AND OTHER RIGHTS--The holders of the preferred stock are entitled to vote, together with holders of the common stock, on all matters. Each share of preferred stock is entitled to the number of votes equal to the number of whole shares of common stock into which the preferred stock is then convertible. The holders of the preferred stock have antidilutive rights in any stock dividends and distributions.

    RESTRICTED STOCK PLAN--The Company has a restricted stock plan (the "Plan") that provides for the sale of up to 625,000 shares of common stock ("Restricted Stock") to certain officers and employees of the Company and to nonemployees under individual agreements. In general, the shares sold to officers and employees vest in accordance with a two- to four-year vesting schedule. The Company has the right to repurchase unvested shares at the original price paid by the holder upon an employee's termination. Notes receivable represent interest-bearing notes from employees for shares issued under the Plan. The notes are due over the vesting period.

    At December 31, 1998, 1999, and March 31, 2000, 616,666, 633,106, and
635,393 shares, respectively, had been issued under the Plan, and 65,132, 19,750 and 19,125 of the shares issued were unvested at December 31, 1998 and 1999 and March 31, 2000, respectively.

    STOCK OPTION PLAN--On January 26, 1998, the stockholders adopted the 1998 Stock Option Plan (the "Plan"). All of the Company's employees, officers, directors, consultants and advisors are eligible to be granted options. Under the Plan, 400,000 shares of the Company's common stock are reserved

                       PADS SOFTWARE, INC. AND SUBSIDIARY

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

6.  STOCKHOLDERS' DEFICIENCY (CONTINUED)
for issuance. The Plan is administered by the Board of Directors (the "Board") of the Company. The options vest over a period of four years and expire
10 years from the date of grant.

    The following table sets forth information regarding stock options outstanding under the Plan:

                                                                     WEIGHTED-
                                                                      AVERAGE
                                                         SHARES    EXERCISE PRICE
                                                        --------   --------------
Outstanding at January 1, 1998........................       --             --
  Granted.............................................  152,800        $  9.08
                                                        -------        -------

Outstanding at December 31, 1998......................  152,800           9.08
  Granted.............................................   33,500          11.33
  Exercised...........................................   (4,440)         (0.17)
  Forfeited...........................................  (66,740)        (10.70)
                                                        -------        -------

Outstanding at December 31, 1999......................  115,120           9.14
  Exercised...........................................   (2,287)         (0.17)
  Forfeited...........................................   (1,250)        (11.33)
                                                        -------        -------

Outstanding at March 31, 2000.........................  111,583        $  9.30
                                                        =======        =======

Options exercisable at March 31, 2000.................   30,519        $  5.59
                                                        =======        =======

Options exercisable at December 31, 1999..............   32,725        $  5.52
                                                        =======        =======

Options exercisable at December 31, 1998..............    5,883        $  1.36
                                                        =======        =======

    The following table summarizes information about stock options outstanding at March 31, 2000:

                                                                               WEIGHTED-
                                                                                AVERAGE
                                     WEIGHTED-     AVERAGE                     EXERCISE
      RANGE OF                        AVERAGE     REMAINING       NUMBER       PRICE FOR
      EXERCISE            NUMBER     EXERCISE    CONTRACTUAL     CURRENTLY     CURRENTLY
        PRICE           OF OPTIONS     PRICE     LIFE (YEARS)   EXERCISABLE   EXERCISABLE
---------------------   ----------   ---------   ------------   -----------   -----------
       $ 0.17              20,333     $ 0.17          8.42         15,707        $ 0.17
       11.33               91,250      11.33          8.75         14,812         11.33
 -------------------      -------     ------          ----         ------        ------
$.17-$11.33.........      111,583     $ 9.30          8.69         30,519        $ 5.59
 ===================      =======     ======          ====         ======        ======

    The Company uses the intrinsic-value method to measure compensation expense associated with grants of stock options to employees. Had the compensation cost for the Plan been determined based on the fair value method at the grant date for awards, consistent with the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net loss would have been ($2,142) and

                       PADS SOFTWARE, INC. AND SUBSIDIARY

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

6.  STOCKHOLDERS' DEFICIENCY (CONTINUED)
($408) and basic and diluted net loss per share would have been ($3.47) and ($0.67) for the years ended December 31, 1998 and 1999, respectively.

    The fair value per share of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with an assumed risk-free interest rate of 5.10% (1998) and 6.24% (1999), and an expected life of five years and assumes no dividends will be paid. The weighted-average fair value at grant date was $8.81 and $8.33 per share for the years ended December 31, 1998 and 1999, respectively.

7.  LEASE COMMITMENTS

    The Company leases various equipment under capital leases that require payments over terms of one and four years. The Company has a 16-year lease on an operating facility.

    At March 31, 2000, the future minimum lease payments under noncancelable leases are as follows for the periods ending December 31:

                                                             OPERATING   CAPITAL
                                                              LEASES      LEASES
                                                             ---------   --------
2000 (Remainder of the year)...............................   $  702      $ 222
2001.......................................................      936        173
2002.......................................................      765         23
2003.......................................................      699         --
2004.......................................................      674         --
Thereafter.................................................    2,484         --
                                                              ------      -----
                                                              $6,260        418
                                                              ------
Amounts representing interest..............................                 (43)
                                                                          -----
Present value of minimum lease commitments.................                 375

Current portion............................................                (190)
                                                                          -----
Long-term portion..........................................               $ 185
                                                                          -----

    Total rent expense under all operating leases amounted to $460, $544 and $771 for the years ended December 31, 1997, 1998 and 1999, respectively. Total rent expense under all operating leases amounted to $158 and $235 for the three months ended March 31, 1999 and 2000, respectively.

                       PADS SOFTWARE, INC. AND SUBSIDIARY

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

8.  RELATED-PARTY TRANSACTIONS

    A summary of the balances and transactions with Kyoden and its subsidiaries is as follows for the years ended December 31, 1997, 1998 and 1999 and the three months ended March 31, 1999 and 2000:

                                                                                          THREE MONTHS
                                                                                              ENDED
                                                         YEAR ENDED DECEMBER 31,            MARCH 31,
                                                      ------------------------------   -------------------
                                                        1997       1998       1999       1999       2000
                                                      --------   --------   --------   --------   --------
Transactions for the period:
  Sales of product..................................   $1,520     $  774     $1,479     $  372     $  215
  Purchases of PCB materials for resale.............      151         --         --         --         --
  Interest expense..................................      118        113        115         28         28
  Loan repayments...................................      207        605         --         --        231
  Payment for distribution rights...................       --        693         --         --         --

Balance at end of period:
  Accounts receivable...............................      456         21        316        350        302
  Accounts payable..................................      741          9         10          9          4
  Notes payable.....................................    2,573      2,189      2,376      2,113      2,118

    Product sales to Kyoden were the result of Kyoden distributing PADS products in the Japanese market. On April 1, 1998, the Company acquired from Kyoden the distribution rights for the Japanese market and rights associated with the Japanese versions of its products for $693. This transaction has been recorded as a return of capital to Kyoden. Subsequent to April 1, 1998, sales in Japan have been made through a branch office of PADS to a main distributor. During 1999, the distributor was acquired by Kyoden, and accordingly, these sales have been included as related party.

    OTHER RELATED-PARTY BALANCES AND TRANSACTIONS EXPENSES/PAYABLES--Expensed fees for contract software development paid to an employee-owned company amounted to $845, $1,242 and $1,466 for the years ended December 31, 1997, 1998 and 1999, respectively and $378 and $388 for the three months ended March 31, 1999 and 2000, respectively.

    TRANSACTIONS WITH MINORITY STOCKHOLDER--The minority stockholder in PADS Asia is entitled to receive annually a performance bonus based on PADS Asia's operations. The bonus amounted to $105, $41 and $56 for the years ended December 31, 1997, 1998 and 1999, respectively, and $15 for both three month periods ended March 31, 1999 and 2000, which has been charged to operations. At December 31, 1997, 1998 and 1999, amounts payable relating to the agreement amounted to $105, $26 and $36, respectively, and $36 and $46 at March 31, 1999 and 2000, respectively. Additionally, PADS Asia had sales to the minority stockholder of $31 and $393 for the years ended December 31, 1998 and 1999, respectively, and $81 and $108 for the three months ended March 31, 1999 and 2000, respectively. There were no sales in 1997.

                       PADS SOFTWARE, INC. AND SUBSIDIARY

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

9.  INCOME TAXES

    The components of income (loss) before income taxes were as follows for the years ended December 31:

                                                        1997       1998       1999
                                                      --------   --------   --------
United States.......................................   $  962    $(2,466)    $(552)
Foreign.............................................       41        212       136
                                                       ------    -------     -----

Total...............................................   $1,003    $(2,254)    $(416)
                                                       ======    =======     =====

    The provision (credit) for income taxes consisted of the following for the years ended December 31:

                                                          1997       1998       1999
                                                        --------   --------   --------
Current:
  Federal.............................................   $   8      $  59      $ 807
  State...............................................      10          3        222
  Foreign.............................................       9         87         28
  Credits.............................................      --         --       (406)
                                                         -----      -----      -----

                                                            27        149        651
                                                         -----      -----      -----

Deferred:
  Federal.............................................    (181)      (253)      (545)
  State...............................................     (39)       (47)      (178)
  Foreign.............................................      --         --         --
  Credits.............................................    (220)      (300)      (723)
                                                         -----      -----      -----

Total.................................................   $(193)     $(151)     $ (72)
                                                         =====      =====      =====

    A reconciliation between the statutory and effective income tax rates is as follows at December 31:

                                                         1997          1998          1999
                                                       --------      --------      --------
Statutory federal rate...............................    34.0 %        34.0%         34.0%
State income taxes, net of federal benefit...........     6.3           6.3           9.5
Foreign taxes........................................     0.9          (3.9)         (6.7)
Nondeductible expenses...............................     2.3          (2.2)        (10.6)
Nondeductible acquisition expenses...................      --         (34.1)        (89.4)
Change in valuation allowance........................   (62.7)          6.6          13.7
Use of tax credits...................................      --            --          66.8
                                                        -----         -----         -----

Effective income tax rate............................   (19.2)%         6.7%         17.3%
                                                        =====         =====         =====

                       PADS SOFTWARE, INC. AND SUBSIDIARY

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

9.  INCOME TAXES (CONTINUED)
    The tax provision for interim periods is based on the expected effective tax rate for the year.

    Deferred income tax assets (liabilities) consisted of the following at December 31:

                                                                1998       1999
                                                              --------   --------
Current:
  Allowance for bad debts...................................   $   78     $   75
  Accrued compensation......................................      110        138
  Other.....................................................      (13)        36
                                                               ------     ------

Deferred tax assets--current................................      175        249
                                                               ------     ------

Noncurrent:
  Unrealized foreign exchange losses........................      378        688
  Depreciation and amortization.............................     (408)      (282)
  Research and development and other credits................      939        882
  Purchased research and development costs..................      234        255
  Purchased intangible assets...............................      232        424
                                                               ------     ------

Total.......................................................    1,375      1,967

Valuation allowance.........................................     (939)      (882)
                                                               ------     ------

Deferred tax assets--noncurrent.............................      436      1,085
                                                               ------     ------

Deferred tax assets, net....................................   $  611     $1,334
                                                               ======     ======

    The Company has available, as of December 31, 1999, carryforwards of approximately $585 (federal) and $286 (state) in research and development tax credits. These credits expire commencing in 2007 for both federal and state purposes. Additionally, the Company has $11 of federal alternative minimum tax credits available that do not expire. A valuation allowance has been provided to reduce the deferred tax asset to an amount management believes is more likely than not to be realized. In 1998 and 1999, the valuation allowance was increased (decreased) by $249 and ($57), respectively, due to changes resulting from the creation and utilization in carryforwards of research and development tax and alternative minimum credits whose use is considered by management not to be more likely than not.

10.  RETIREMENT SAVINGS PLAN

    The Company has a 401(k) retirement savings plan covering substantially all employees. The Company's matching contribution to the plan is equal to 50% of the participant's contribution (up to 6% of the participant's salary). Employer contributions amounted to $79, $135 and $176 for the years ended December 31, 1997, 1998 and 1999, respectively, and $48 and $55 for the three months ended March 31, 1999 and 2000, respectively.

                       PADS SOFTWARE, INC. AND SUBSIDIARY

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

11.  SEGMENT INFORMATION

    The Company has one reportable segment: electronic design automation ("EDA") software for designing, verifying and manufacturing complex electronic interconnect systems.

    Sales outside North America are primarily to Europe and Asia and accounted for approximately 33%, 25% and 25% of revenue for the years ended December 31, 1997, 1998 and 1999, respectively, and 25% and 23% for the three months ended March 31, 1999 and 2000, respectively. Approximately 6% of the Company's total assets are located in Asia at December 31, 1998 and 1999, and 5% of the Company's total assets are located in Asia at March 31, 1999 and 2000. All other assets have domestic domiciles.

12.  EARNINGS PER SHARE ("EPS")

    Basic EPS is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS is computed giving effect to all dilutive potential common shares that were outstanding during the period. Dilutive potential common shares consist of the incremental common shares issuable upon the conversion of convertible preferred stock (using the "if converted" method) and upon exercise of stock options.

    A reconciliation of the numerator and denominator of basic and diluted EPS is provided as follows:

                                                                                          THREE MONTHS
                                                                                              ENDED
                                                         YEAR ENDED DECEMBER 31,            MARCH 31,
                                                      ------------------------------   -------------------
                                                        1997       1998       1999       1999       2000
                                                      --------   --------   --------   --------   --------
Numerator--basic--net income (loss).................   $1,196    $(2,103)    $ (344)    $  128     $  720
                                                       ======    =======     ======     ======     ======
Denominator--basic--weighted-average number of
  common shares outstanding.........................      607        618        607        615        618
                                                       ======    =======     ======     ======     ======
Basic earnings (loss) per share.....................   $ 1.97    $ (3.40)    $(0.57)    $ 0.21     $ 1.17
                                                       ======    =======     ======     ======     ======
Net income (loss) available to common shareholders--
  diluted...........................................   $1,196    $(2,103)    $ (344)    $  128     $  720
                                                       ======    =======     ======     ======     ======
Denominator--diluted--weighted-average number of
  common shares outstanding.........................      607        618        607        615        618

Effect of dilutive securities:
  Convertible preferred stock.......................    2,500         --         --      2,769      2,769
  Stock options.....................................       --         --         --         --          6
                                                       ------    -------     ------     ------     ------
Adjusted weighted-average number of common shares
  outstanding--diluted..............................    3,107        618        607      3,384      3,393
                                                       ======    =======     ======     ======     ======
Diluted earnings (loss) per share...................   $ 0.38    $ (3.40)    $(0.57)    $ 0.04     $ 0.21
                                                       ======    =======     ======     ======     ======

                       PADS SOFTWARE, INC. AND SUBSIDIARY

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

12.  EARNINGS PER SHARE ("EPS") (CONTINUED)
    The convertible preferred stock and stock options have been excluded from the computation of the December 31, 1998 and 1999 and March 30, 1999 diluted net income per share because of their antidilutive effect.

13.  SUBSEQUENT EVENTS

    On April 7, 2000, an action was filed against PADS in the United States District Court for the Northern District of California by Protel International and its wholly owned subsidiary, Accel Technologies, alleging violation of the Lanham Act and various claims arising under California law, including unfair competition, defamation and false advertising. At this early state in the litigation, it is difficult to express an opinion as to its likely outcome.


    On June 2, 2000, the Company entered into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") with Innoveda, Inc. ("Innoveda"). Innoveda is a publicly held company engaged in business similar to that of the Company. In connection with the merger, Innoveda intends to issue 6,473,136 shares of its common stock and expects to pay approximately $1,700 in cash to the Company's stockholders at the effective date of the merger. The number of shares of Innoveda and the cash consideration that the Company's stockholders will receive will be determined at the effective time of the merger as defined in the Merger Agreement. Based upon the outstanding Company capital stock as of August 1, 2000, it is expected that each share of Company capital stock will be exchanged for approximately 1.9 shares of Innoveda common stock and $.51 in cash (in whole dollars). In addition, each outstanding option to purchase shares of the Company's common stock will be converted into an option to purchase 2.0355 shares of Innoveda common stock, with the option exercise price to be adjusted accordingly.

                                                                         ANNEX A

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                     AMONG

                                INNOVEDA, INC.,

                           INNOVATIVE SOFTWARE, INC.,

                              PADS SOFTWARE, INC.

                                      AND

                              KYODEN COMPANY, LTD.

                                  JUNE 2, 2000

                               TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----
ARTICLE I  THE MERGER.............................................     A-1

1.1   The Merger..................................................     A-1

1.2   The Closing.................................................     A-1

1.3   Actions at the Closing......................................     A-1

1.4   Additional Action...........................................     A-2

1.5   Conversion of Shares........................................     A-2

1.6   Dissenting Shares...........................................     A-3

1.7   Options and Warrants........................................     A-3

1.8   [Intentionally Omitted].....................................     A-4

1.9   Certificate of Incorporation and By-laws....................     A-4

1.10  No Further Rights...........................................     A-4

1.11  Closing of Transfer Books...................................     A-4

1.12  Fractional Shares...........................................     A-4

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........     A-5

2.1   Organization, Qualification and Corporate Power.............     A-5

2.2   Capitalization..............................................     A-5

2.3   Authorization of Transaction................................     A-6

2.4   Noncontravention............................................     A-6

2.5   Subsidiaries................................................     A-7

2.6   Financial Statements........................................     A-7

2.7   Absence of Certain Changes..................................     A-8

2.8   Undisclosed Liabilities.....................................     A-8

2.9   Tax Matters.................................................     A-8

2.10  Assets......................................................     A-9

2.11  Owned Real Property.........................................     A-9

2.12  Real Property Leases........................................     A-9

2.13  Intellectual Property.......................................    A-10

2.14  Contracts...................................................    A-11

2.15  Accounts Receivable.........................................    A-12

2.16  Powers of Attorney..........................................    A-12

2.17  Insurance...................................................    A-12

                                                                      PAGE
                                                                      ----
2.18  Litigation..................................................    A-13

2.19  Warranties..................................................    A-13

2.20  Employees...................................................    A-13

2.21  Employee Benefits...........................................    A-13

2.22  Environmental Matters.......................................    A-15

2.23  Legal Compliance............................................    A-16

2.24  Customers...................................................    A-16

2.25  Permits.....................................................    A-16

2.26  Certain Business Relationships With Affiliates..............    A-17

2.27  Brokers'Fees................................................    A-17

2.28  Books and Records...........................................    A-17

2.29  Disclosure..................................................    A-17

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE BUYER AND
              THE TRANSITORY SUBSIDIARY...........................    A-17

3.1   Organization, Qualification and Corporate Power.............    A-17

3.2   Capitalization..............................................    A-18

3.3   Authorization of Transaction................................    A-18

3.4   Noncontravention............................................    A-18

3.5   Reports and Financial Statements............................    A-18

3.6   Absence of Material Adverse Change..........................    A-19

3.7   Litigation..................................................    A-19

3.8   Tax Matters.................................................    A-19

3.9   Intellectual Property.......................................    A-19

3.10  Employee Benefits...........................................    A-19

3.11  Environmental Matters.......................................    A-20

3.12  Interim Operations of the Transitory Subsidiary.............    A-20

3.13  Brokers'Fees................................................    A-20

3.14  Disclosure..................................................    A-20

ARTICLE IV  COVENANTS.............................................    A-20

4.1   Closing Efforts.............................................    A-20

4.2   Governmental and Third-Party Notices and Consents...........    A-20

4.3   Special Meeting, Prospectus/Proxy Statement and Registration
      Statement...................................................    A-21

4.4   Operation of Business.......................................    A-22

                                                                      PAGE
                                                                      ----
4.5   Access to Information.......................................    A-23

4.6   Exclusivity.................................................    A-24

4.7   Expenses....................................................    A-25

4.8   Indemnification.............................................    A-25

4.9   Agreements from Certain Securityholders of the Company......    A-25

4.10  Listing of Merger Shares....................................    A-26

4.11  Director....................................................    A-26

4.12  Outstanding Company Indebtedness............................    A-26

ARTICLE V  CONDITIONS TO CONSUMMATION OF MERGER...................    A-26

5.1   Conditions to Each Party's Obligations......................    A-26

5.2   Conditions to Obligations of the Buyer and the Transitory
      Subsidiary..................................................    A-26

5.3   Conditions to Obligations of the Company....................    A-28

ARTICLE VI  INDEMNIFICATION.......................................    A-29

6.1   Indemnification by the Company Stockholders.................    A-29

6.2   Indemnification Claims......................................    A-29

6.3   Survival of Representations and Warranties..................    A-31

6.4   Limitations.................................................    A-31

ARTICLE VII  TERMINATION..........................................    A-32

7.1   Termination of Agreement....................................    A-32

7.2   Effect of Termination.......................................    A-32

ARTICLE VIII MISCELLANEOUS........................................    A-33

8.1   Press Releases and Announcements............................    A-33

8.2   No Third Party Beneficiaries................................    A-34

8.3   Entire Agreement............................................    A-34

8.4   Succession and Assignment...................................    A-34

8.5   Counterparts and Facsimile Signature........................    A-34

8.6   Headings....................................................    A-34

8.7   Notices.....................................................    A-34

8.8   Governing Law...............................................    A-35

8.9   Submission to Jurisdiction..................................    A-35

8.10  Amendments and Waivers......................................    A-35

8.11  Severability................................................    A-35

                                                                      PAGE
                                                                      ----
8.12  Construction................................................    A-35

8.13  PADS Names..................................................    A-36

8.14  Lease Guarantee.............................................    A-36

Annex A--Voting and Transfer Restriction Agreement

Annex B--Inventions and Nondisclosure Agreement

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

    This Agreement and Plan of Merger and Reorganization (this "AGREEMENT") is entered into as of June 2, 2000 among Innoveda, Inc., a Delaware corporation (the "BUYER"), Innovative Software, Inc., a Delaware corporation and a wholly owned subsidiary of the Buyer (the "TRANSITORY SUBSIDIARY"), PADS
Software, Inc., a Delaware corporation (the "COMPANY") and, solely for the purpose of agreeing to and becoming bound by Sections 1.3(g) and 4.3(f) and Articles VI and VIII of this Agreement, Kyoden Company, Ltd., a Japanese corporation (the "PRINCIPAL STOCKHOLDER"). The Buyer, the Transitory Subsidiary, the Company and the Principal Stockholder are sometimes referred to herein each as a "PARTY" and collectively as the "PARTIES".

    This Agreement contemplates a merger of the Transitory Subsidiary into the Company. In such merger, the stockholders of the Company will receive common stock of the Buyer and cash in exchange for their capital stock of the Company.

    For federal income tax purposes, it is intended that the Merger (as defined in Section 1.1 of this Agreement) shall qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "CODE").

    Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

                                   ARTICLE I
                                   THE MERGER

    1.1 THE MERGER. Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into the Company (with such merger referred to in this Agreement as the "MERGER") at the Effective Time (as defined in this Section 1.1). From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the "SURVIVING CORPORATION"). The "EFFECTIVE TIME" shall be the time at which the Surviving Corporation files a certificate of merger or other appropriate documents prepared and executed in accordance with Section 251(c) of the General Corporation Law of the State of Delaware (the "Certificate of Merger") with the Secretary of State of the State of Delaware. The Merger shall have the effects set forth in Section 259 of the General Corporation Law of the State of Delaware.

    1.2 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Hale and Dorr LLP in Boston, Massachusetts, commencing at 9:00 a.m. local time on a date to be specified by the Buyer and the Company which shall be no later than the second business day after satisfaction or waiver of all conditions set forth in
Article V of this Agreement, unless another date or place is agreed to in writing by the Buyer and the Company.

    1.3  ACTIONS AT THE CLOSING.  At the Closing:

    (a) the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in Section 5.2;

    (b) the Buyer and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.3;

    (c) the Surviving Corporation shall file with the Secretary of State of the State of Delaware the Certificate of Merger;

    (d) each of the stockholders of record of the Company immediately prior to the Effective Time (the "COMPANY STOCKHOLDERS") shall deliver to the Buyer the certificate(s) representing his, her or its Company Shares (as defined in Section 1.5(c) of this Agreement); and

    (e) the Buyer shall deliver certificates for Merger Shares (as defined in Section 1.5(d) of this Agreement) and shall pay the Cash Consideration (as defined in Section 1.5(a)(ii) of this Agreement) to each Company Stockholder in accordance with Section 1.5 of this Agreement.

    1.4 ADDITIONAL ACTION. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to consummate the transactions contemplated by this Agreement.

    1.5  CONVERSION OF SHARES.

    (a) In consideration of the transactions contemplated by this Agreement and as further set forth in this Agreement, the Buyer has agreed, in exchange for all of the outstanding Company Shares (as defined in Section 1.5(c) of this Agreement), immediately prior to the Effective Time:

        (i) to issue an aggregate of up to 6,473,136 shares of common stock, $0.01 par value per share, of the Buyer (the "BUYER COMMON STOCK"); and

        (ii) to pay a cash amount (the "CASH CONSIDERATION") equal to the product of (y) the total number of outstanding Company Shares immediately prior to the Effective Time multiplied by (z) the Per Share Cash Consideration (as defined in Section 1.5(c) of this Agreement).

    (b) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities, each share of common stock, $0.008 par value per share, of the Company ("COMMON SHARES") issued and outstanding immediately prior to the Effective Time (other than Common Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares (as defined in Section 1.6(a) of this Agreement) and Common Shares held in the Company's treasury) shall be converted into and represent the right to receive (i) such number of shares of Buyer Common Stock as is equal to the Conversion Ratio (as defined in Section 1.5(d) of this Agreement) and
(ii) the Per Share Cash Consideration in accordance with Section 1.5(e) of this Agreement.

    (c) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities, each share of Preferred Stock, $0.008 par value per share, of the Company ("PREFERRED SHARES"; and, together with the Common Shares, the "COMPANY SHARES") issued and outstanding immediately prior to the Effective Time (other than Preferred Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares and Preferred Shares held in the Company's treasury) shall be converted into and represent the right to receive (i) such number of shares of Buyer Common Stock as is equal to the Conversion Ratio (as defined in Section 1.5(d) of this Agreement) and (ii) the Per Share Cash Consideration in accordance with
Section 1.5(e) of this Agreement.

    (d) The "CONVERSION RATIO" shall be equal to the quotient of 6,473,136 divided by the total number of outstanding Company Shares immediately prior to the Effective Time. The Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock between the date of this Agreement and the Effective Time. Stockholders of record of the Company immediately prior to the Effective Time shall be entitled to receive immediately 100% of the shares of Buyer Common Stock into which their Company Shares were converted pursuant to this Section 1.5. The shares of Buyer Common Stock into which the Company Shares are converted are referred to herein as the "MERGER SHARES."

    (e) As used in this Agreement the "PER SHARE CASH CONSIDERATION" shall mean the quotient of (i) the difference of (y) $2,685,715 minus (z) the product of
(I) the total number of outstanding Options immediately prior to the Effective Time multiplied by (II) the Option Conversion Ratio (as defined in
Section 1.7(a) of this Agreement) multiplied by (III) $4.25 divided by (ii) the total number of outstanding Company Shares immediately prior to the Effective Time. For example, if the outstanding Company Shares and the outstanding Options immediately prior to the Effective Time were 3,397,408 and 110,583, respectively, the Per Share Consideration would be calculated as follows:
[$2,685,715 - (110,583 X 2.0355 X  4.25)]  DIVIDED BY 3,397,408 = 0.509 per
share.

    (f) Each Company Share held in the Company's treasury immediately prior to the Effective Time and each Company Share owned beneficially by the Buyer or the Transitory Subsidiary shall be cancelled and retired without payment of any consideration therefor.

    (g) Each share of common stock, $0.01 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $0.01 par value per share, of the Surviving Corporation.

    1.6  DISSENTING SHARES.

    (a) For purposes of this Agreement, "DISSENTING SHARES" means Company Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Shares in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the General Corporation Law of the State of Delaware and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive Merger Shares and Cash Consideration, unless such Company Stockholder shall have forfeited his, her or its right to appraisal under the General Corporation Law of the State of Delaware or properly withdrawn, his, her or its demand for appraisal. If such Company Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Shares issuable and the Cash Consideration payable in respect of such Company Shares pursuant to Section 1.5 of this Agreement, and (ii) promptly following the occurrence of such event, the Buyer shall deliver to such Company Stockholder a certificate representing the Merger Shares to which such holder is entitled pursuant to Section 1.5 of this Agreement (which shares shall be considered Merger Shares for all purposes of this Agreement) and shall pay the Cash Consideration to which such holder is entitled pursuant to Section 1.5 of this Agreement.

    (b) The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and
(ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the General Corporation Law of the State of Delaware. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.

    1.7  OPTIONS AND WARRANTS.

    (a) As of the Effective Time, all options to purchase Common Shares issued by the Company pursuant to its stock option plans or otherwise ("OPTIONS"), whether vested or unvested, shall be assumed by the Buyer. Immediately after the Effective Time, each Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Option at the Effective Time, such number of shares of Buyer Common Stock as is equal to the number of Common Shares subject to the unexercised portion of such Option multiplied by the Option Conversion Ratio (with any fraction resulting from such multiplication to be rounded down to the nearest whole number). The exercise price per share of each such assumed Option shall be equal to the exercise price of such Option immediately prior to the Effective Time, divided by the Option Conversion Ratio (rounded up to the nearest whole cent). The term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986, as amended (the "CODE"), if applicable, and all of the other terms of the Options shall otherwise remain unchanged. As used in this Agreement, "OPTION CONVERSION RATIO" shall be equal to 2.0355.

    (b) As soon as practicable after the Effective Time, the Buyer or the Surviving Corporation shall deliver to the holders of Options appropriate notices setting forth such holders' rights pursuant to such

Options, as amended by this Section 1.7, and the agreements evidencing such Options shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 1.7 and such notice).

    (c) The Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the Options assumed in accordance with this Section 1.7. As soon as reasonably practicable after the Effective Time, the Buyer shall file a Registration Statement on Form S-8 (or any successor form) under the Securities Act of 1933, (as amended (the "SECURITIES ACT"), with respect to all shares of Buyer Common Stock subject to such Options that may be registered on a Form S-8, and shall use its best efforts to maintain the effectiveness of such Registration Statement for so long as such Options remain outstanding.

    (d) The Company shall cause the termination, as of the Effective Time, of all outstanding warrants to purchase Company Shares (the "WARRANTS") which remain unexercised.

    (e) The Company shall obtain, prior to the Closing, the consent from each holder of an Option or a Warrant to the amendment (in the case of Options) or termination (in the case of Warrants) of such Option or Warrant pursuant to this
Section 1.7 (unless such consent is not required under the terms of the applicable agreement, instrument or plan).

    1.8  [Intentionally Omitted.]

    1.9  CERTIFICATE OF INCORPORATION AND BY-LAWS.

    (a) The Certificate of Incorporation of the Surviving Corporation immediately following the Effective Time shall be the same as the Certificate of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time, except that (i) the name of the corporation set forth therein shall be changed to the name of the Company and (ii) the identity of the incorporation shall be deleted.

    (b) The By-laws of the Surviving Corporation immediately following the Effective Time shall be the same as the By-laws of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

    1.10 NO FURTHER RIGHTS. From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of certificates that, immediately prior to the Effective Time, represented Company Shares converted into Merger Shares pursuant to Section 1.5 of this Agreement (including any Company Shares referred to in the last sentence of Section 1.6(a) of this Agreement) ("CERTIFICATES") shall cease to have any rights with respect thereto, except as provided herein or by law.

    1.11 CLOSING OF TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Buyer or the Surviving Corporation, they shall be cancelled and exchanged for Merger Shares in accordance with Section 1.5 of this Agreement and to applicable law in the case of Dissenting Shares.

    1.12 FRACTIONAL SHARES. No certificates or scrip representing fractional Merger Shares, including Initial Shares, shall be issued to former Company Stockholders upon the surrender for exchange of certificates that, immediately prior to the Effective time, represented Company Shares converted into Merger Shares pursuant to this Section 1.5 (including any Company Shares referred to in the last sentence of Section 1.6(a) of this Agreement) ("CERTIFICATES"), and such former Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Buyer with respect to any fractional Merger Shares that would have otherwise been issued to such former Company Stockholders. In lieu of any fractional Merger Shares that would have otherwise been issued, each former Company Stockholder that would have been entitled to receive a fractional Merger Share shall, upon proper surrender of such person's Certificates, receive such whole number of Merger Shares as is equal to the precise number of Merger Shares to which such person would be entitled, rounded up or down to the nearest whole number (with a fractional interest equal to .5 rounded to the nearest odd number); provided that each such holder shall receive at least one Merger Share.

                                   ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to the Buyer that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule provided by the Company to the Buyer on the date hereof and accepted in writing by the Buyer (the "DISCLOSURE SCHEDULE"). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosures in any paragraph of the Disclosure Schedule shall qualify only the corresponding paragraph in this Article II.

    2.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWER. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the [State of Delaware]. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined in this Section 2.1). The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer complete and accurate copies of its Certificate of Incorporation and By-laws. The Company is not in default under or in violation of any provision of its Certificate of Incorporation or By-laws. For purposes of this Agreement, "COMPANY MATERIAL ADVERSE EFFECT" means any change, event or effect that is materially adverse to the assets, business, condition (financial or otherwise), results of operations or future prospects of the Company and the Subsidiaries (as defined below), taken as a whole (except for those changes, events and effects that are directly caused by (i) conditions affecting the United States economy as a whole, (ii) conditions affecting the industry in which the Company competes as a whole, or (iii) conditions resulting from announcement and pendency of the Merger).

    2.2 CAPITALIZATION. The authorized capital stock of the Company consists of (a) 20,000,000 Common Shares, of which, as of the date of this Agreement, 628,226 shares were issued and outstanding and 16,666 shares were held in the treasury of the Company and (b) 10,000,000 Preferred Shares consisting of:
(i) Series A Convertible Preferred Stock, of which, as of the date of this Agreement, 2,500,000 shares were issued and outstanding and (ii) Series B Convertible Preferred Stock, of which, as of the date of this Agreement, 269,182 shares were issued and outstanding. Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list of (i) all stockholders of the Company, indicating the number and class or series of Company Shares held by each stockholder and (for Company Shares other than Common Shares) the number of Common Shares (if any) into which such Company Shares are convertible, (ii) all outstanding Options and Warrants, indicating (A) the holder thereof, (B) the number and class or series of Company Shares subject to each Option and Warrant and (for Company Shares other than Common Shares) the number of Common Shares (if any) into which such Company Shares are convertible, (C) the exercise price, date of grant, vesting schedule and expiration date for each Option or Warrant, and (D) any terms regarding the acceleration of vesting, and (iii) all stock option plans and other stock or equity-related plans of the Company. All of the issued and outstanding Company Shares are, and all Company Shares that may be issued upon exercise of Options or Warrants will be (upon issuance in accordance with their terms), duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Other than the Options and Warrants listed in
Section 2.2 of the Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no agreements to which the Company is a party or by which it is bound with respect to the voting (including, without limitation, voting trusts or proxies), registration under the

Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or "drag-along" rights) of any securities of the Company. To the knowledge of the Company, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or "drag-along" rights) of any securities of the Company. All of the issued and outstanding Company Shares were issued in compliance with applicable federal and state securities laws.

    2.3 AUTHORIZATION OF TRANSACTION. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and, subject to the adoption of this Agreement and the approval of the Merger by a majority of the votes represented by the outstanding Company Shares entitled to vote on this Agreement and the Merger (the "REQUISITE STOCKHOLDER APPROVAL"), the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the Board of Directors of the Company has unanimously (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the General Corporation Law of the State of Delaware, and (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of Company vote in favor of the adoption of this Agreement and the approval of the Merger. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and by general principals of equity that restrict the availability of equitable remedies.

    2.4 NONCONTRAVENTION. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HART-SCOTT-RODINO ACT") and the filing of the Certificate of Merger as required by the General Corporation Law of the State of Delaware, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will
(a) conflict with or violate any provision of the Certificate of Incorporation or By-laws of the Company or the charter, By-laws or other organizational document of any Subsidiary (as defined below), (b) require on the part of the Company or any Subsidiary any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "GOVERNMENTAL ENTITY"), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of their assets is subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby,
(d) result in the imposition of any Security Interest (as defined below) upon any assets of the Company or any Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Subsidiary or any of their properties or assets. For purposes of this Agreement:
"SECURITY INTEREST" means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business (as defined in this Section 2.4) of the Company and not material to the Company; and "ORDINARY COURSE OF BUSINESS"means the ordinary course of the Company's business, consistent with past custom and practice (including with respect to frequency and amount). Section 2.4 of the Disclosure Schedule sets forth a true, correct and complete list of all consents and approvals of third parties (including Governmental Entities) that are required in connection with the consummation by the Company of the transactions contemplated by this Agreement.

    2.5  SUBSIDIARIES.

    (a) Section 2.5 of the Disclosure Schedule sets forth: (i) the name of each corporation, partnership, joint venture or other entity in which the Company has, directly or indirectly, an equity interest representing 50% or more of the capital stock thereof or other equity interests therein (individually, a "SUBSIDIARY" and, collectively, the "SUBSIDIARIES"); (ii) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Subsidiary; (iv) the names of the officers and directors of each Subsidiary; and (v) the jurisdictions in which each Subsidiary is qualified or holds licenses to do business as a foreign corporation.

    (b) Each Subsidiary is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered to the Buyer complete and accurate copies of the charter, by-laws or other organizational documents of each Subsidiary. No Subsidiary is in default under or in violation of any provision of its charter, by-laws or other organizational documents. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each Subsidiary that are held of record or owned beneficially by either the Company or any Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary.

    (c) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Subsidiary.

    2.6 FINANCIAL STATEMENTS. The Company has provided to the Buyer (a) the audited consolidated balance sheets and statements of income, changes in stockholders' equity and cash flows of the Company as of and for each of the last three fiscal years; and (b) the unaudited consolidated balance sheet and statements of income, changes in stockholders' equity and cash flows as of and for the three months ended as of March 31, 2000 (the "MOST RECENT BALANCE SHEET DATE"). Such financial statements (collectively, the "FINANCIAL STATEMENTS") have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of the

Company and the Subsidiaries as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company and the Subsidiaries; PROVIDED, THAT, the Financial Statements referred to in clause (b) of this Section 2.6 are subject to normal recurring year-end adjustments (which will not be material) and do not include footnotes.

    2.7  ABSENCE OF CERTAIN CHANGES.  Since the Most Recent Balance Sheet Date,
(a) there has occurred no event or development which has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) neither the Company nor any Subsidiary has taken any of the actions set forth in paragraphs (a) through (o) of Section 4.4 of this Agreement.

    2.8 UNDISCLOSED LIABILITIES. None of the Company and its Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for
(a) liabilities shown on the balance sheet referred to in clause (b) of
Section 2.6 of this Agreement (the "MOST RECENT BALANCE SHEET"),
(b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

    2.9  TAX MATTERS.

    (a) For purposes of this Agreement, the following terms shall have the following meanings:

        (i) "TAXES" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

        (ii) "TAX RETURNS" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

    (b) Each of the Company and the Subsidiaries has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. Neither the Company nor any Subsidiary is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and the Subsidiaries are or were members. Each of the Company and the Subsidiaries has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Company and the Subsidiaries for tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet. Neither the Company nor any Subsidiary has any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company or any Subsidiary during a prior period) other than the Company and the Subsidiaries. All Taxes that the Company or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

    (c) The Company has delivered to the Buyer complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the

Company or any Subsidiary since December 31, 1996. The federal income Tax Returns of the Company and each Subsidiary have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 2.9(c) of the Disclosure Schedule. No examination or audit of any Tax Return of the Company or any Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. Neither the Company nor any Subsidiary has been informed by any jurisdiction that the jurisdiction believes that the Company or Subsidiary was required to file any Tax Return that was not filed. Neither the Company nor any Subsidiary has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

    (d) Neither the Company nor any Subsidiary: (i) is a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of the Company or the Subsidiaries are subject to an election under
Section 341(f) of the Code; (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code; (iv) has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or (v) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

    (e) None of the assets of the Company or any Subsidiary: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under
Section 103(a) of the Code.

    (f) Neither the Company nor any Subsidiary has undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

    (g) No state or federal "net operating loss" of the Company determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any "ownership change" within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Closing Date.

    (h) Neither the Company nor any subsidiary has filed (or has been required to file) consolidated, combined, unitary or similar Tax Returns with a group of corporations.

    2.10 ASSETS. Each of the Company and the Subsidiaries owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is being delivered in "as is" condition with no representations or warranties as to fitness or use for a particular purpose. No asset of the Company or any Subsidiary (tangible or intangible) is subject to any Security Interest.

    2.11 OWNED REAL PROPERTY. Neither the Company nor any Subsidiary owns any real property.

    2.12 REAL PROPERTY LEASES. Section 2.12 of the Disclosure Schedule lists all real property leased or subleased to or by the Company or any Subsidiary and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered to the Buyer complete and accurate copies of the leases and subleases (as amended to date) listed in Section 2.12 of the Disclosure Schedule. With respect to each lease and sublease listed in
Section 2.12 of the Disclosure Schedule:

    (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

    (b) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and by general principals of equity that restrict the availability of equitable remedies;

    (c) neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by the Company or any Subsidiary or, to the knowledge of the Company, any other party under such lease or sublease;

    (d) neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

    (e) the Company is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by the Company or a Subsidiary of the property subject thereto.

    2.13 INTELLECTUAL PROPERTY. (a) Each of the Company and the Subsidiaries owns or has the right to use all Intellectual Property (as defined in this Section 2.13(a)) necessary (i) to use, develop, manufacture, market and distribute the products developed, manufactured, marketed, sold or licensed, and to provide the services provided, by the Company to other parties (together, the "CUSTOMER DELIVERABLES") and (ii) to operate the Company's internal systems that are material to the business or operations of the Company, including, without limitation, computer hardware systems, software applications and embedded systems (the "INTERNAL SYSTEMS"; the Intellectual Property owned by or licensed to the Company and incorporated in or underlying the Customer Deliverables or the Internal Systems is referred to herein as the "COMPANY INTELLECTUAL PROPERTY"). Each item of Company Intellectual Property will be owned or available for use by the Surviving Corporation immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The Company has taken all reasonable measures to protect the proprietary nature of each item of Company Intellectual Property. To the knowledge of the Company, (a) no other person or entity has any rights to any of the Company Intellectual Property owned by the Company (except pursuant to agreements or licenses specified in Section 2.13(c) of the Disclosure Schedule), and (b) no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property. For purposes of this Agreement, "INTELLECTUAL PROPERTY" means all (i) patents and patent applications,
(ii) copyrights and registrations thereof, (iii) mask works and registrations and applications for registration thereof, (iv) computer software, data and documentation, (v) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vi) trademarks, service marks, trade names, domain names and applications and registrations therefor and (vii) other proprietary rights relating to any of the foregoing. Section 2.13(a) of the Disclosure Schedule lists each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor and unregistered trademarks and service marks of the Company or any Subsidiary.

    (b) None of the Customer Deliverables, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. To the knowledge of the Company, none of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. Section 2.13(b) of the Disclosure Schedule lists all material complaints, claims and notices, and written threats thereof, received by the Company or any Subsidiary alleging any such infringement, violation or misappropriation; and the Company has provided to the Buyer complete and accurate copies of all written documentation in the possession of the Company or any Subsidiary relating to any such complaint, claim, notice or threat. The Company has provided to the Buyer complete and accurate copies of all written documentation in the Company's possession relating to claims or disputes known to the Company concerning any Company Intellectual Property.

    (c) Section 2.13(c) of the Disclosure Schedule identifies each license or other agreement (or type of license or other agreement) pursuant to which the Company or a Subsidiary has licensed, distributed or otherwise granted any rights to any third party with respect to, any Company Intellectual Property.

    (d) Section 2.13(d) of the Disclosure Schedule identifies each item of Company Intellectual Property that is owned by a party other than the Company or a Subsidiary, and the license or agreement pursuant to which the Company or a Subsidiary uses it (excluding off-the-shelf software programs licensed by the Company pursuant to "shrink wrap" licenses).

    (e) Neither the Company nor any Subsidiary has disclosed the source code for any of the software owned by the Company or a Subsidiary (the "SOFTWARE") or other confidential information constituting, embodied in or pertaining to the Software to any person or entity, except pursuant to the agreements listed in
Section 2.13(e) of the Disclosure Schedule, and the Company has taken reasonable measure to prevent disclosure of such source code.

    (f) All of the copyrightable materials (including Software) incorporated in or bundled with the Customer Deliverables have been created by employees of the Company or a Subsidiary within the scope of their employment by the Company or a Subsidiary or by independent contractors of the Company or a Subsidiary who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Company or a Subsidiary. No portion of such copyrightable materials was jointly developed with any third party.

    (g) To the knowledge of the Company, the Customer Deliverables and the Internal Systems are free from significant defects or programming errors and conform in all material respects to the written documentation and specifications therefor.

    2.14  CONTRACTS.

    (a) Section 2.14 of the Disclosure Schedule lists the following agreements (written or oral) to which the Company or any Subsidiary is a party as of the date of this Agreement:

        (i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $25,000 per annum or having a remaining term longer than 11 months;

        (ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $25,000, or (C) in which the Company or any Subsidiary has granted manufacturing rights, "most favored nation" pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

        (iii) any agreement establishing a partnership or joint venture;

        (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $25,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

        (v) any agreement concerning confidentiality or noncompetition;

        (vi) any employment or consulting agreement;

        (vii) any agreement involving any officer, director or stockholder of the Company or any affiliate (an "AFFILIATE"), as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), thereof;

        (viii) any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

        (ix) any agreement which contains any provisions requiring the Company or any Subsidiary to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business); and

        (x) any other agreement (or group of related agreements) either involving more than $25,000 or not entered into in the Ordinary Course of Business.

    (b) The Company has delivered to the Buyer a complete and accurate copy of each agreement listed in Section 2.13 or Section 2.14 of the Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and by general principles of equity that restrict the availability of equitable remedies; and
(iii) neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party, is in material breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by the Company or any Subsidiary or, to the knowledge of the Company, any other party under such contract.

    2.15 ACCOUNTS RECEIVABLE. All accounts receivable of the Company and the Subsidiaries reflected on the Most Recent Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 150 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet. All accounts receivable reflected in the financial or accounting records of the Company that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within 150 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet.

    2.16 POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.

    2.17 INSURANCE. Section 2.17 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies, bond and surety arrangements and employee benefit insurance policies, including life insurance, health, dental and disability) to which the Company or any Subsidiary is a party. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company and the Subsidiaries. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, neither the Company nor any Subsidiary may be liable for retroactive premiums or similar payments, and the Company and the Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

    2.18 LITIGATION. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator (a "LEGAL PROCEEDING") which is pending or, to the Company's knowledge, has been threatened in writing against the Company or any Subsidiary which (a) seeks either damages in excess of $25,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

    2.19 WARRANTIES. No product or service developed, manufactured, sold, leased, licensed or delivered by the Company or any Subsidiary is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company or the appropriate Subsidiary, which are set forth in Section 2.19 of the Disclosure Schedule and (ii) manufacturers' warranties for which neither the Company nor any Subsidiary has any liability. Section 2.19 of the Disclosure Schedule sets forth the aggregate expenses incurred by the Company and the Subsidiaries in fulfilling their obligations under their guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements; and the Company does not know of any reason why such expenses should significantly increase as a percentage of sales in the future.

    2.20  EMPLOYEES.

    (a) Section 2.20 of the Disclosure Schedule contains a list of all employees of the Company and each Subsidiary, along with the position and the annual rate of compensation of each such person. Each such employee has entered into a confidentiality/assignment of inventions agreement with the Company or a Subsidiary, a copy of which has previously been delivered to the Buyer.
Section 2.20 of the Disclosure Schedule contains a list of all employees of the Company or any Subsidiary who are a party to a non-competition agreement with the Company or any Subsidiary; copies of such agreements have previously been delivered to the Buyer. To the knowledge of the Company, no key employee or group of employees has any plans to terminate employment with the Company or any Subsidiary.

    (b) Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company or any Subsidiary.

    2.21  EMPLOYEE BENEFITS.

    (a) For purposes of this Agreement, the following terms shall have the following meanings:

        (i) "EMPLOYEE BENEFIT PLAN" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA as defined in Section 2.21(c)(ii) of this Agreement), any "employee welfare benefit plan" (as defined in
    Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation or benefits, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

        (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        (iii) "ERISA AFFILIATE" means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

    (b) Section 2.21(b) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company, any Subsidiary or any ERISA Affiliate. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing,
(ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and
(iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five plan years for each Employee Benefit Plan, have been delivered to the Buyer. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of the Company, the Subsidiaries and the ERISA Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. The Company, each Subsidiary, each ERISA Affiliate and each Employee Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including without limitation
Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Employee Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted.

    (c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders) against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

    (d) All the Employee Benefit Plans that are intended to be qualified under
Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Employee Benefit Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of, Section 401(k)(3) and
Section 401(m)(2) of the Code for each plan year ending prior to the Closing
Date.

    (e) Neither the Company, any Subsidiary, nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

    (f) At no time has the Company, any Subsidiary or any ERISA Affiliate been obligated to contribute to any "MULTIEMPLOYER PLAN" (as defined in Section 4001(a)(3) of ERISA).

    (g) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Company or any Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under
Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each

Employee Benefit Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

    (h) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Company, any Subsidiary or any ERISA Affiliate that would subject the Company, any Subsidiary or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Employee Benefit Plan.

    (i) No Employee Benefit Plan is funded by, associated with or related to a "voluntary employee's beneficiary association" within the meaning of
Section 501(c)(9) of the Code.

    (j) Each Employee Benefit Plan is amendable and terminable unilaterally by the Company at any time without liability to the Company, excepting any contribution required with respect thereto as a result thereof and no Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Employee Benefit Plan, except as prohibited by Code Section 411(d)(6) and the regulations promulgated with respect thereto.

    (k) Section 2.21(k) of the Disclosure Schedule discloses each:
(i) agreement with any stockholder, director, executive officer or other key employee of the Company or any Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Company or any Subsidiary, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

    (l) Section 2.21(l) of the Disclosure Schedule sets forth the policy of the Company and any Subsidiary with respect to accrued vacation, accrued sick time and earned time-off as of the date of this Agreement and the amount of such liabilities as of March 31, 2000.

    2.22  ENVIRONMENTAL MATTERS.

    (a) Each of the Company and the Subsidiaries has complied with all applicable Environmental Laws (as defined n this Section 2.22(a)), except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any Subsidiary, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, "ENVIRONMENTAL LAW" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation, administrative decision or order pertaining to

(i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste;
(ii) air, water and noise pollution; (iii) groundwater and soil contamination;
(iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release," "threatened release" and "environment" shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA").

    (b) There have been no releases of any Materials of Environmental Concern (as defined in this Section 2.22(b)) into the environment at any parcel of real property or any facility formerly or currently owned, operated, leased or controlled by the Company or a Subsidiary or by any entity in which the Company or any Subsidiary has or had any interest. With respect to any such releases of Materials of Environmental Concern, as set forth in Section 2.22(b) of the Disclosure Schedule, the Company or such Subsidiary has given all required notices to Governmental Entities (copies of which have been provided to the Buyer). The Company is not aware of any releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated, leased or controlled by the Company or a Subsidiary that could reasonably be expected to have an impact on the real property or facilities owned, operated, leased or controlled by the Company or a Subsidiary. For purposes of this Agreement, "MATERIALS OF ENVIRONMENTAL CONCERN"means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products, asbestos, asbestos-containing materials, polychlorinated biphenyls or any other material subject to regulation under any Environmental Law.

    (c) The Company is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or any Subsidiary.

    2.23 LEGAL COMPLIANCE. Each of the Company and the Subsidiaries, and the conduct and operations of their respective businesses, are in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

    2.24 CUSTOMERS. Section 2.24 of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 5% of the consolidated revenues of the Company during the last full fiscal year or the interim period through the Most Recent Balance Sheet Date and the amount of revenues accounted for by such customer during each such period. To the Company's knowledge, without any specific inquiry or investigation, no such customer has indicated within the past year that it will stop, or decrease the rate of, buying products or supplying products, as applicable, to the Company or any Subsidiary, except as a result of the successful deployment of the product or products.

    2.25 PERMITS. Section 2.25 of the Disclosure Schedule sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including, without limitation, those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) ("PERMITS") issued to or held by the Company or any Subsidiary. Such listed Permits are the only Permits that are required for the Company and the Subsidiaries to conduct their respective businesses as presently conducted or as proposed to be conducted, except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each such Permit is in full force and effect and, to the knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

    2.26 CERTAIN BUSINESS RELATIONSHIPS WITH AFFILIATES. No Affiliate of the Company or of any Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of the Company or any Subsidiary,
(b) has any claim or cause of action against the Company or any Subsidiary, or
(c) owes any money to, or is owed any money by, the Company or any Subsidiary.
Section 2.26 of the Disclosure Schedule describes any transactions or relationships between the Company or a Subsidiary and any Affiliate thereof which have occurred or existed since January 1, 1997.

    2.27 BROKERS' FEES. Neither the Company nor any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

    2.28 BOOKS AND RECORDS. The minute books and other similar records of the Company and each Subsidiary contain complete and accurate records of all actions taken at any meetings of the Company's or such Subsidiary's stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company and each Subsidiary accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company or such Subsidiary and have been maintained in accordance with good business and bookkeeping practices.

    2.29 DISCLOSURE. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE BUYER
                         AND THE TRANSITORY SUBSIDIARY

    Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company as follows:

    3.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWER. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Buyer is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Buyer Material Adverse Effect (as defined in this Section 3.1). The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Buyer has furnished or made available to the Company complete and accurate copies of its Certificate of Incorporation and By-laws. For purposes of this Agreement, "BUYER MATERIAL ADVERSE EFFECT" means any change, event or effect that is materially adverse to the assets, business, condition (financial or otherwise), results of operations or future prospects of the Buyer and its subsidiaries, taken as a whole, except for those changes, events and effects that are directly caused by
(i) conditions affecting the United States economy as a whole; (ii) conditions affecting the industry in which the Company competes as a whole, or
(iii) conditions resulting from announcement and pendency of the Merger.

    3.2  CAPITALIZATION.  The authorized capital stock of the Buyer consists of
(a) 50,000,000 shares of Buyer Common Stock, of which 32,528,321 shares were issued and outstanding as of May 26, 2000, and (b) 5,000,000 shares of Preferred Stock, $0.01 par value per share, of which no shares are issued or outstanding. All of the issued and outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the Merger Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

    3.3 AUTHORIZATION OF TRANSACTION. Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer and the Transitory Subsidiary of this Agreement and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Transitory Subsidiary, respectively. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and by general principles of equity that restrict the availability of equitable remedies.

    3.4 NONCONTRAVENTION. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Exchange Act and the Hart-Scott-Rodino Act and the filing of the Certificate of Merger as required by the General Corporation Law of the State of Delaware, neither the execution and delivery by the Buyer or the Transitory Subsidiary of this Agreement, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby, will (a) conflict with or violate any provision of the charter or By-laws of the Buyer or the Transitory Subsidiary,
(b) require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity,
(c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer or the Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby, (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby or
(iii) any notices, consents or waivers under the Fleet Loan Agreement (as defined in Section 5.2(o) of this Agreement) and the Investor Rights Agreement (as defined in Section 5.2(o) of this Agreement) or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets.

    3.5 REPORTS AND FINANCIAL STATEMENTS. The Buyer has previously furnished or made available to the Company complete and accurate copies, as amended or supplemented, of its (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as filed with the Securities and Exchange Commission (the "SEC"), as amended, and (b) all other reports filed by the Buyer under
Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since March 2, 2000 (such reports are collectively referred to herein as the "BUYER REPORTS" ). The Buyer Reports constitute all of the documents required to be filed by the Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from March 2, 2000 through the date of this Agreement. The Buyer Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange
Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Buyer.

    3.6 ABSENCE OF MATERIAL ADVERSE CHANGE. Except as disclosed in the Buyer Reports, since April 1, 2000, there has occurred no event or development which has had, or could reasonably be expected to have in the future, a Buyer Material Adverse Effect.

    3.7 LITIGATION. Except as disclosed in the Buyer Reports, as of the date of this Agreement, there is no Legal Proceeding which is pending or, to the Buyer's knowledge, threatened against the Buyer or any subsidiary of the Buyer which, if determined adversely to the Buyer or such subsidiary, could have, individually or in the aggregate, a Buyer Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

    3.8 TAX MATTERS. Except to the extent it would not have a Buyer Material Adverse Effect: (a) the Buyer has filed on a timely basis all Tax Returns that it was required to file and all such Tax Returns were complete and accurate in all material respects; (b) the Buyer has paid all Taxes on a timely basis that were due and payable; (c) the unpaid Taxes of the Buyer for tax periods through April 1, 2000 do not exceed the accruals and reserves (excluding reserves for deferred Taxes) for Taxes set forth on the Buyer's balance sheet as of April 1, 2000, as filed with the SEC as part of the Buyer's Quarterly Report on Form 10-Q for the quarter ended April 1, 2000; (d) all Taxes that the Buyer is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity; (e) no examination or audit of any Tax Returns of the Buyer by any Governmental Entity is currently in progress or, to the knowledge of the Buyer, threatened or contemplated; and (f) the Buyer has not been informed by any jurisdiction that the jurisdiction believes that the Buyer was required to file any Tax Return that was not filed.

    3.9 INTELLECTUAL PROPERTY. Except to the extent it would not have a Buyer Material Adverse Effect: (a) each of the Buyer and its subsidiaries owns or has the right to use all Intellectual Property necessary (i) to use, manufacture, market and distribute the products manufactured, marketed, sold or licensed, and to provide the services provided, by the Buyer to other parties (together, the "BUYER CUSTOMER DELIVERABLES") or (ii) to operate the Buyer's internal systems that are material to the business or operations of the Buyer, including, without limitation, computer hardware systems, software applications and embedded systems; (b) the Buyer has taken all reasonable measures to protect the proprietary nature of each item of Buyer Intellectual Property (as defined in this Section 3.9); and (c) to the knowledge of the Buyer, (i) no other person or entity has any rights to any of the Buyer Intellectual Property owned by the Buyer (except pursuant to agreements or licenses to which the Buyer is a party), and (ii) no other person or entity is infringing, violating or misappropriating any of the Buyer Intellectual Property. The Intellectual Property owned by or licensed to the Buyer and incorporated in or underlying the Buyer Customer Deliverables is referred to in this Agreement as the "BUYER INTELLECTUAL PROPERTY".

    3.10 EMPLOYEE BENEFITS. Except to the extent it would not have a Buyer Material Adverse Effect: (a) each Employee Benefit Plan of the Buyer has been administered in all material respects in accordance with its terms and each of the Buyer, its subsidiaries and their ERISA Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto; (b) the Buyer, each of its subsidiaries and their ERISA Affiliates and each of their Employee Benefit Plans are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including, without limitation, Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA); (c) all the Employee Benefit Plans of the Buyer that are intended to be qualified under
Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost; and (d) each Employee Benefit Plan of the Buyer which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of
Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

    3.11 ENVIRONMENTAL MATTERS. Each of the Buyer and its subsidiaries has complied with all applicable Environmental Laws, except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect. There is no pending or, to the knowledge of the Buyer, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Buyer or any of its subsidiaries, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

    3.12 INTERIM OPERATIONS OF THE TRANSITORY SUBSIDIARY. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.

    3.13 BROKERS' FEES. Neither the Buyer nor the Transitory Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

    3.14 DISCLOSURE. No representation or warranty by the Buyer contained in this Agreement, and no statement contained in the any document, certificate or other instrument delivered or to be delivered by or on behalf of the Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                   ARTICLE IV
                                   COVENANTS

    4.1 CLOSING EFFORTS. Each of the Parties shall use its best efforts, to the extent commercially reasonable ("REASONABLE BEST EFFORTS"), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

    4.2  GOVERNMENTAL AND THIRD-PARTY NOTICES AND CONSENTS.

    (a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement, including, without limitation, any consent required under Section 1.7(e) of this Agreement, and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Parties shall promptly file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, shall use its Reasonable Best Efforts to obtain an early termination of the applicable waiting period, and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable; provided, that, notwithstanding anything to the contrary in this Agreement, the Buyer shall not be obligated to sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses of the Buyer or its Affiliates.

    (b) The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in Section 2.4 of the Disclosure Schedule. The Buyer shall use its Reasonable Best Efforts to assist and cooperate with any reasonable request of the Company pursuant to the Company's obligations under this Section 4.2(b).

    4.3  SPECIAL MEETING, PROSPECTUS/PROXY STATEMENT AND REGISTRATION STATEMENT.

    (a) The Company shall use its Reasonable Best Efforts to obtain, as promptly as practicable, the Requisite Stockholder Approval, either at a special meeting of stockholders or pursuant to a written stockholder consent, all in accordance with the applicable requirements of the General Corporation Law of the State of Delaware. In connection with such special meeting of stockholders or written stockholder consent, the Buyer shall prepare, with the reasonable assistance and cooperation of the Company, a Registration Statement on Form S-4 (the "REGISTRATION STATEMENT"). The Registration Statement shall include a prospectus/proxy statement to be used for the purpose of offering the Merger Shares to stockholders of the Company and soliciting proxies or written consents from stockholders of the Company for the purpose of obtaining the Requisite Stockholder Approval (such prospectus/proxy statement, together with any accompanying letter to stockholders, notice of meeting and form of proxy or written consent, shall be referred to herein as the "PROSPECTUS/PROXY STATEMENT"). The summary of the Merger in the Prospectus/Proxy Statement shall include a summary of the terms relating to the indemnification obligations of the Principal Stockholder. The Buyer shall file the Registration Statement with the SEC and shall, with the reasonable assistance of the Company, promptly respond to any SEC comments on the Registration Statement and shall otherwise use its Reasonable Best Efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable. Promptly following such time as the Registration Statement is declared effective, the Company shall distribute the Prospectus/Proxy Statement to its stockholders and, pursuant thereto, shall use its Reasonable Best Efforts to obtain the Requisite Stockholder Approval. If the Requisite Stockholder Approval is obtained by means of a written consent, the Company shall send, pursuant to Sections 228 and 262(d) of the General Corporation Law of the State of Delaware, a written notice to all stockholders of the Company that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the stockholders of the Company and that appraisal rights are available for their Company Shares pursuant to Section 262 of the General Corporation Law of the State of Delaware (which notice shall include a copy of such Section 262), and shall promptly inform the Buyer of the date on which such notice was sent.

    (b) The Company, acting through its Board of Directors, shall include in the Disclosure Statement the unanimous recommendation of its Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger.

    (c) The Company shall ensure that the Prospectus/Proxy Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information relating to the Buyer or furnished by the Buyer in writing for inclusion in the Prospectus/Proxy Statement).

    (d) The adoption of this Agreement and the approval of the Merger by the Company Stockholders shall constitute approval of this Agreement.

    (e) The Buyer shall ensure that the Registration Statement does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided that the Buyer shall not be responsible for the accuracy or completeness of any information relating to the Company or furnished by the Company in writing for inclusion in the Registration Statement).

    (f) The Principal Stockholder agrees (i) to vote all Company Shares that are beneficially owned by it in favor of the adoption of this Agreement and the approval of the Merger and as specified by the Buyer with respect to any matter that would be inconsistent with or make it more difficult or less desirable for the Buyer to complete the transactions contemplated by this Agreement, and
(ii) not to vote any Company Shares in favor of any other acquisition (whether by way of merger, consolidation, share exchange, stock purchase, asset purchase or otherwise) of all or a majority of the outstanding capital stock or assets of the Company and (iii) otherwise to use its Reasonable Best Efforts to obtain the Requisite Stockholder Approval.

    4.4 OPERATION OF BUSINESS. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall (and shall cause each Subsidiary to) conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, the Company shall conduct its business in accordance with the PADS approved 2000 revenue and profit plan dated April 19, 2000 provided by the Company to the Buyer (excluding reasonable expenses relating to this Agreement and the transactions contemplated by this Agreement) and shall not (and shall cause each Subsidiary not to), without the written consent of the Buyer:

    (a) issue or sell, or redeem or repurchase, any stock or other securities of the Company or any rights, warrants or options to acquire any such stock or other securities (except pursuant to the conversion or exercise of convertible securities or Options or Warrants outstanding on the date hereof), or amend any of the terms of (including without limitation the vesting of) any such convertible securities or Options or Warrants;

    (b) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

    (c) create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

    (d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.21(k) of this Agreement or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section 2.21 of the Disclosure Schedule);

    (e) acquire, sell, lease, license or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

    (f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

    (g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

    (h) amend its charter, by-laws or other organizational documents;

    (i) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

    (j) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement;

    (k) make or commit to make any capital expenditure in excess of $25,000 per item or $100,000 in the aggregate;

    (l) institute or settle any Legal Proceeding;

    (m) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in
(i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article V not being satisfied;

    (n) agree in writing or otherwise to take any of the foregoing actions.

    4.5  ACCESS TO INFORMATION.

    (a) The Company shall (and shall cause each Subsidiary to) permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and the Subsidiaries) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company and each Subsidiary.

    (b) The Buyer shall (and shall cause each of its subsidiaries to) permit representatives of the Company to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Buyer and the Buyer's subsidiaries) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel of or pertaining to the Buyer and each subsidiary of the Buyer.

    (c) Within 20 days after the end of each fiscal month ending prior to the Closing (but, with respect to the last fiscal months of any fiscal quarter or any fiscal year, in no event prior to two business days subsequent to the date of the Buyer's public announcement of financial statements and/or financial results for any such fiscal quarter or fiscal year), beginning with June 2000, the Company shall use its Reasonable Best Efforts to furnish to the Buyer an unaudited income statement for such fiscal month and a balance sheet as of the end of such fiscal month, prepared on a basis consistent with the Financial Statements. Such financial statements shall present fairly the financial condition and results of operations of the Company and the Subsidiaries on a consolidated basis as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of the Company and the Subsidiaries.

    (d) Within 20 days after the end of each month prior to the Closing, beginning with June 2000, the Buyer shall use its Reasonable Best Efforts to furnish to the Company an unaudited income statement for such month and a balance sheet as of the end of such month, prepared on a basis consistent with the unaudited interim financial statements of the Buyer included in the Buyer Reports. Such financial statements shall present fairly the financial condition and results of operations of the Buyer and its subsidiaries on a consolidated basis as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of the Buyer and its subsidiaries.

    (e) Each of the Buyer and the Transitory Subsidiary (i) shall treat and hold as confidential any Company Confidential Information (as defined below),
(ii) shall not use any of the Company Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Company all tangible embodiments (and all copies) thereof which are in its possession. For purposes of this Agreement, "COMPANY CONFIDENTIAL INFORMATION" means any confidential or proprietary information of the Company or any Subsidiary that is furnished in writing to the Buyer or the Transitory Subsidiary by the Company or any Subsidiary in connection with this Agreement and is labeled confidential or proprietary; provided, that, it shall not include any information (A) which, at the time of disclosure, is available publicly, (B) which, after disclosure, becomes available publicly through no fault of the Buyer or the Transitory Subsidiary,
(C) which the Buyer or the Transitory Subsidiary knew or to which the Buyer or the Transitory Subsidiary had access prior to disclosure or (D) which the Buyer or the Transitory Subsidiary rightfully obtains from a source other than the Company or a Subsidiary, which source is not bound by the terms of a confidentiality agreement with the Company or a Subsidiary not to have disclosed such information, or (E) which is independently developed by the Buyer or the Transitory Subsidiary without violating this Section 4.5(e).

    (f) The Company and each Subsidiary (i) shall treat and hold as confidential any Buyer Confidential Information (as defined below), (ii) shall not use any of the Buyer Confidential Information except in connection with this Agreement, and
(iii) if this Agreement is terminated for any reason whatsoever, shall return to the Buyer all tangible embodiments (and all copies) thereof which are in its possession. For purposes of this Agreement, "BUYER CONFIDENTIAL INFORMATION" means any confidential or proprietary information of the Buyer or any of its subsidiaries that is furnished in writing to the Company or any Subsidiary by the Buyer or any of its subsidiaries in connection with this Agreement and is labeled confidential or proprietary; provided, that, it shall not include any information (A) which, at the time of disclosure, is available publicly,
(B) which, after disclosure, becomes available publicly through no fault of the Company or any Subsidiary, (C) which the Company of any Subsidiary knew or to which the Company or any Subsidiary had access prior to disclosure or (D) which the Company or any Subsidiary rightfully obtains from a source other than the Buyer or a subsidiary of the Buyer, which source is not bound by the terms of a confidentiality agreement with the Buyer or a subsidiary of the Buyer not to have disclosed such information, or (E) which is independently developed by the Company or any Subsidiary without violating this Section 4.5(f).

    4.6  EXCLUSIVITY.

    (a) The Company shall not, and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, intentionally encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) that constitutes or reasonably could be expected to lead to a proposal or an offer for any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the

Company, any Subsidiary or any division of the Company or any Subsidiary,
(ii) furnish any non-public information concerning the business, properties or assets of the Company, any Subsidiary or any division of the Company to any party (other than the Buyer) or (iii) engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction.

    (b) The Company shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) of this Section 4.6 were pending that the Company is terminating such discussions or negotiations. If the Company receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Company shall, within one business day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

    (c) The Buyer shall not, and the Buyer shall require each of its officers, directors, employees, representatives and agents not to, without the consent of the Company, directly or indirectly, (i) engage in any negotiations with, or provide any non-public information to, any other person, firm, corporation or other entity with respect to the acquisition by the Buyer of any legal entity the primary business of which is the development or sale of computer software that is primarily intended for the physical design of printed circuit boards, or
(ii) acquire any substantial assets (through merger, joint venture, consolidation, recapitalization, asset purchase or other similar transaction) the primary use of which by the Buyer is intended to be the development or sale of computer software that is primarily intended for the physical design of printed circuit boards. The Buyer shall immediately notify any party with which discussions or negotiations of the nature described in this Section 4.6(c) were pending that the Buyer is terminating such discussions or negotiations.

    4.7 EXPENSES. Except as set forth in Article VI, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

    4.8 INDEMNIFICATION. The Buyer shall not, for a period of three years after the Effective Time, take any action to alter or impair any exculpatory or indemnification provisions now existing in the Certificate of Incorporation or By-laws of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Effective Time, except for any changes which may be required to conform with changes in applicable law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time. The Buyer shall indemnify the directors and officers of the Company and the Subsidiaries for all costs, fees and expenses directly relating to any claim brought by any employee of the Company against such directors and officers; provided, that, the Buyer shall so indemnify such directors and officers of the Company and the Subsidiaries solely to the extent that such claim is (i) based on the fact that such employee has not been offered employment with the Buyer and (ii) not based on any act or omission of the Company or any Subsidiary or their respective directors and officers.

    4.9 AGREEMENTS FROM CERTAIN SECURITYHOLDERS OF THE COMPANY. Upon the execution of this Agreement, the Company shall provide to the Buyer a list of those persons who are, in the Company's reasonable judgment, Affiliates of the Company. The Company shall provide the Buyer such information and documents as the Buyer shall reasonably request for purposes of reviewing such list and shall notify the Buyer in writing regarding any change in the identity of its Affiliates prior to the Closing Date. In order to help ensure that the issuance and any resale of the Merger Shares will comply with the Securities Act, to apply certain restrictions on the timing of the resale of Merger Shares issued to Affiliates of the Company and to bind the Company's Affiliates by the voting provisions contained therein, the Company shall use its Reasonable Best Efforts to deliver or cause to be delivered to the Buyer, as soon as reasonably practicable and in any case prior to the mailing of the Prospectus/Proxy Statement (or, in the case of any person who becomes an Affiliate after such date, as soon as reasonably practicable after such person becomes an Affiliate), a Voting and Transfer

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Restriction Agreement, in the form attached hereto as Annex A (a " VOTING AND
TRANSFER RESTRICTION AGREEMENT"), executed by each of its Affiliates. Concurrently with the execution of this Agreement, and as a condition and inducement to the Buyer's willingness to enter into this Agreement, each of the Principal Stockholder, Richard Finigan and Kenneth Tepper are entering into Voting and Transfer Restriction Agreements. The Buyer shall be entitled to place appropriate legends on the certificates evidencing any Merger Shares to be issued to Affiliates of the Company, and to issue appropriate stop transfer instructions to the transfer agent for the Buyer Common Stock, setting forth restrictions on transfer consistent with the terms of the Voting and Transfer Restriction Agreements.

    4.10 LISTING OF MERGER SHARES. The Buyer shall file with the Nasdaq-Amex Market Group a notification form for listing of Additional Shares relating to the Merger Shares.

    4.11 DIRECTOR. The Buyer's Board of Directors shall elect Hiroshi Hashimoto as a director of the Buyer, effective immediately upon the Effective Time.

    4.12 OUTSTANDING COMPANY INDEBTEDNESS. Within one business day subsequent to the Closing Date, the Buyer shall pay indebtedness of the Company as follows:
(a) 341,250,000 Yen under that certain Loan Agreement dated June 17, 1998 between the Company and The Sakura Bank Limited; (b) 246,000,000 Yen under that certain Loan Agreement dated March 26, 1998 between the Company and the Sumitomo Bank Limited; (c) 166,648,000 Yen under that certain Loan Agreement dated December 29, 1995 between the Company and the Principal Stockholder; and
(d) US$500,000 under that certain Loan Agreement dated March 31, 1996 between the Company and the Principal Stockholder.

                                   ARTICLE V
                      CONDITIONS TO CONSUMMATION OF MERGER

    5.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. THE RESPECTIVE OBLIGATIONS OF EACH PARTY TO CONSUMMATE THE MERGER ARE SUBJECT TO THE SATISFACTION OF THE FOLLOWING CONDITIONS:

    (a) this Agreement and the Merger shall have received the Requisite Stockholder Approval;

    (b) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated; and

    (c) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and there shall not be in effect any stop order suspending the effectiveness of the Registration Statement or any proceedings seeking such a stop order.

    5.2 CONDITIONS TO OBLIGATIONS OF THE BUYER AND THE TRANSITORY SUBSIDIARY. THE OBLIGATION OF EACH OF THE BUYER AND THE TRANSITORY SUBSIDIARY TO CONSUMMATE THE MERGER IS SUBJECT TO THE SATISFACTION (OR WAIVER BY THE BUYER) OF THE FOLLOWING ADDITIONAL CONDITIONS:

    (a) the number of Dissenting Shares shall not exceed three percent (3%) of the number of outstanding Common Shares as of the Effective Time (calculated after giving effect to the conversion into Common Shares of all outstanding Preferred Shares);

    (b) the Company and the Subsidiaries shall have obtained (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 of this Agreement which are required on the part of the Company or the Subsidiaries;

    (c) the representations and warranties of the Company set forth in the first sentence of Section 2.1 and in Section 2.3 and any representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all material

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
respects, in each case as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time, except to the extent such representations and warranties are specifically made as of a particular date or as of the date of this Agreement (in which case such representations and warranties shall be true and correct as of such date);

    (d) the Company shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

    (e) no Legal Proceeding shall be pending or, to the Company's knowledge threatened in writing, wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or
(iii) have a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

    (f) the Company shall have delivered to the Buyer and the Transitory Subsidiary a certificate (the "COMPANY CERTIFICATE") to the effect that each of the conditions specified in clause (a) of Section 5.1 of this Agreement and clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving the Company or a Subsidiary) and clauses (p) through (r) of this
Section 5.2 is satisfied in all respects;

    (g) the Buyer shall have received a "comfort letter" dated as of a date not more than two days prior to the date that the Registration Statement is declared effective and shall have received a subsequent similar letter dated as of a date not more than two days prior to the Effective Time, from Deloitte & Touche LLP, auditors for the Company, addressed to the Buyer in a customary form reasonably satisfactory to the Buyer;

    (h) the Buyer shall have received copies of the resignations, effective as of the Effective Time, of each director and officer of the Company and the Subsidiaries (other than any such resignations which the Buyer designates, by written notice to the Company, as unnecessary);

    (i) the Buyer shall have received an opinion from Hale and Dorr LLP, counsel to the Buyer and the Transitory Subsidiary ("HALE AND DORR") in a form reasonably satisfactory to the Buyer, dated the Closing Date, to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code; provided, that, if Hale and Dorr does not render such opinion, this condition shall nonetheless be deemed satisfied if Gadsby Hannah LLP, counsel to the Company ("GADSBY HANNAH"), renders such opinion to the Buyer;

    (j) [Intentionally Omitted.]; and

    (k) the Buyer shall have received such other certificates and instruments (including, without limitation, certificates of good standing of the Company and the Subsidiaries in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

    (l) the Company shall have delivered to the Buyer Voting and Transfer Restriction Agreements executed by the Principal Stockholder, Richard Finigan and Kenneth Tepper.

    (m) Each employee of PADS who will, after the Effective Time, be an employee of the Surviving Corporation or the Buyer shall have executed and delivered to the Buyer an Inventions and Nondisclosure Agreement in the form appended hereto as Annex B (an "INVENTIONS AND NONDISCLOSURE AGREEMENT").

    (n) the Buyer shall have received on or prior to the Effective Time a certificate (in a form acceptable to Buyer) from the Company that the Company is not a "United States Real Property Holding Company" within the meaning of
Section 897(c)(2) of the Code.

    (o) the Buyer shall have received the consent to this Agreement and the transactions contemplated by this Agreement of (i) Fleet National Bank under that certain Loan Agreement dated October 2, 1998 by and among Viewlogic Systems, Inc. and Fleet National Bank, as agent and a lender, and the other parties thereto, as amended (the "FLEET LOAN AGREEMENT"), and
(ii) Synopsys, Inc. under Section 3 of that certain Investors' Rights Agreement dated as of October 2, 1998 by and among Viewlogic Systems, Inc., Synopsys, Inc. and the other parties thereto (the "INVESTOR RIGHTS AGREEMENT").

    (p) At the Effective Time, the Company will have available cash for working capital purposes of not less than $3.0 million.

    (q) Since the date of this Agreement through the Effective Time, the Company shall have conducted its business in accordance with the PADS approved 2000 revenue and profit plan dated April 19, 2000 provided by the Company to the Buyer.

    (r) At the Effective Time, the amount of debt (as classified in the Most Recent Balance Sheet) which the Company has outstanding will not exceed the amount of debt (as classified in the Most Recent Balance Sheet) which the Company has outstanding as of the date of this Agreement.

    5.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

    (a) the Buyer shall have effected all of the registrations, filings and notices referred to in Section 4.2 of this Agreement which are required on the part of the Buyer;

    (b) the representations and warranties of the Buyer and the Transitory Subsidiary set forth in the first sentence of Section 3.1 and Section 3.3 and any representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement that are not so qualified (other than those set forth in Section 3.1 and Section 3.3) shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time, except to the extent such representations and warranties are specifically made as of a particular date or as of the date of this Agreement (in which case such representations and warranties shall be true and correct as of such date);

    (c) each of the Buyer and the Transitory Subsidiary shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

    (d) no Legal Proceeding shall be pending or, to the Buyer's knowledge threatened in writing, wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or
(iii) have a Buyer Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

    (e) the Buyer shall have delivered to the Company a certificate (the "BUYER CERTIFICATE") to the effect that each of the conditions specified in clauses
(a) through (e) (insofar as clause (e) relates to Legal Proceedings involving the Buyer) of this Section 5.3 is satisfied in all respects;

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
    (f) the Company shall have received an opinion from Gadsby Hannah, in a form reasonably satisfactory to the Company, dated the Closing Date, to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code; provided that if Gadsby Hannah does not render such opinion, this condition shall nonetheless be deemed satisfied if Hale and Dorr renders such opinion to the Company; and

    (g) the Company shall have received such other certificates and instruments (including without limitation certificates of good standing of the Buyer and the Transitory Subsidiary in their jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

                           ARTICLE VI INDEMNIFICATION

    6.1 INDEMNIFICATION BY THE COMPANY STOCKHOLDERS. The Principal Stockholder (the "INDEMNIFYING STOCKHOLDER") shall indemnify the Buyer in respect of, and hold it harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ("DAMAGES") incurred or suffered by the Surviving Corporation or the Buyer or any Affiliate thereof resulting from, relating to or constituting:

    (a) any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company contained in this Agreement or the Company Certificate;

    (b) any failure of any Company Stockholder to have good, valid and marketable title to the issued and outstanding Company Shares issued in the name of such Company Stockholder, free and clear of all Security Interests; or

    (c) any claim by a stockholder or former stockholder of the Company, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company; (ii) any rights of a stockholder (other than the right to receive the Merger Shares pursuant to this Agreement or appraisal rights under the applicable provisions of the General Corporation Law of the State of Delaware), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Certificate of Incorporation or By-laws of the Company; or (iv) any claim that his, her or its shares were wrongfully repurchased by the Company.

    6.2  INDEMNIFICATION CLAIMS.

    (a) A party entitled, or seeking to assert rights, to indemnification under this Article VI (an "INDEMNIFIED PARTY") shall give written notification to the party from whom indemnification is sought (an "INDEMNIFYING PARTY") of the commencement of any suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VI may be sought. Such notification shall be given within 20 business days after receipt by the Indemnified Party of notice of such suit or proceeding, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, that, no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such suit or proceeding constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VI and (B) the AD DAMNUM is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VI and (ii) the Indemnifying Party may not assume control of the defense of a suit or proceeding involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense (the "NON-CONTROLLING PARTY") may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered "Damages" for purposes of this Agreement. The party controlling such defense (the "CONTROLLING PARTY") shall keep the Non-controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

    (b) In order to seek indemnification under this Article VI, an Indemnified Party shall give written notification (a "CLAIM NOTICE") to the Indemnifying Party which contains (i) a description and the amount (the "CLAIMED AMOUNT") of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in paragraph (c) below) in the amount of such Damages.

    (c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the "RESPONSE") in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "AGREED AMOUNT") (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in the Response disputes its liability for all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall follow the procedures set forth in Section 6.2(d) for the resolution of such dispute (a "DISPUTE").

    (d) During the 60-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 60-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to a mutually acceptable alternative dispute resolution procedure (which may be non-binding or binding upon the parties, as they agree in advance) (the "ADR PROCEDURE"). In the event the Indemnifying Party and the Indemnified Party agree upon an ADR Procedure, such parties shall, in consultation with the chosen dispute resolution service (the "ADR SERVICE"), promptly agree upon a format and timetable for the ADR Procedure, agree upon the rules applicable to the ADR Procedure, and promptly undertake the ADR Procedure. The provisions of this Section 6.3(d) shall not obligate the Indemnifying Party and the Indemnified Party to pursue an ADR Procedure or prevent either such party from pursuing the Dispute in a court of competent jurisdiction; provided, that, if the Indemnifying Party and the Indemnified Party agree to pursue an ADR Procedure, neither the Indemnifying Party nor the Indemnified Party may commence litigation or seek other remedies with respect to the Dispute prior to the completion of such ADR Procedure. Any ADR Procedure undertaken by the Indemnifying Party and the Indemnified Party shall be considered a compromise negotiation for purposes of federal and state rules of evidence, and all statements, offers, opinions and disclosures (whether written or oral) made in the course of the ADR Procedure by or on behalf of the Indemnifying Party, the Indemnified Party or the ADR Service shall be treated as confidential and, where appropriate, as privileged work product. Such statements, offers, opinions and disclosures shall not be discoverable or admissible for any purposes in any litigation or other proceeding relating to the Dispute (provided, that, this sentence shall not be construed to exclude from discovery or admission any matter that is otherwise discoverable or admissible). The fees and expenses of any ADR Service used by the Indemnifying Party and the Indemnified Party shall be shared equally by the Indemnifying Party and the Indemnified Party.

    (e) Notwithstanding the other provisions of this Section 6.2, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VI, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party,
(ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this
Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Indemnifying Party to dispute the Indemnified Party's entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this
Article VI).

    6.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement, the Buyer Certificate and the Company Certificate and the indemnification obligations set forth in Article VI of this Agreement shall (a) survive the Closing and any investigation at any time made by or on behalf of an Indemnified Party and (b) shall expire on the date
18 months following the Closing Date. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result a legal proceeding instituted by or written claim made by a third party, the Indemnified Party reasonably expects to incur Damages as a result of a breach of such representation or warranty (an "EXPECTED CLAIM NOTICE"), then such representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party.

    6.4  LIMITATIONS.

    (a) Notwithstanding anything to the contrary in this Agreement, (i) the aggregate liability of the Indemnifying Stockholder for Damages under this
Article VI shall not exceed the Indemnifying Stockholder's pro rata share of the sum of (x) the number of Merger Shares multiplied by the closing per share sale price of the Buyer Common Stock on the Nasdaq National Market on the business day immediately prior to the Closing Date plus (y) the Cash Consideration (based on the number of Merger Shares received by the Indemnifying Stockholder as a percentage of the total number of Merger Shares issued) (such sum, the "TOTAL LIABILITY LIMIT") and (ii) the Indemnifying Stockholder shall not be liable under this Article VI unless and until the aggregate Damages for which they would otherwise be liable exceed $250,000 (at which point the Indemnifying Stockholder shall become liable for the aggregate Damages, and not just amounts in excess of $250,000).

    (b) [Intentionally Omitted.]

    (c) The Indemnifying Stockholder shall not have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

    (d) Notwithstanding anything to the contrary herein, the aggregate liability of the Buyer and the Transitory Subsidiary under this Agreement and the transactions contemplated by this Agreement shall be the Total Liability Limit.

                            ARTICLE VII TERMINATION

    7.1 TERMINATION OF AGREEMENT. The Parties may terminate this Agreement prior to the Effective Time (whether before or after Requisite Stockholder Approval), but only as provided below:

    (a) any of the Buyer and the Company may terminate this Agreement by mutual written consent;

    (b) the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (c) or (d) of Section 5.2 of this Agreement not to be satisfied and
(ii) is not cured within 15 days following delivery by the Buyer to the Company of written notice of such breach;

    (c) the Company may terminate this Agreement by giving written notice to the Buyer in the event the Buyer or the Transitory Subsidiary: (i) is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (y) would cause the conditions set forth in clauses (c) or (d) of Section 5.3 of this Agreement not to be satisfied and (z) is not cured within 15 days following delivery by the Company to the Buyer of written notice of such breach;

    (d) any of the Buyer and the Company may terminate this Agreement by giving written notice to the other Parties at any time after the Company Stockholders have voted on whether to approve this Agreement and the Merger, in the event this Agreement and the Merger failed to receive the Requisite Stockholder Approval;

    (e) the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before the date six months subsequent to the date of this Agreement by reason of the failure of any condition precedent under Sections 5.1 or 5.2 of this Agreement (unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement);

    (f) the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary if the Closing shall not have occurred on or before the date six months subsequent to the date of this Agreement by reason of the failure of any condition precedent under Sections 5.1 or 5.3 of this Agreement (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement);

    (g) any of the Buyer and the Company may terminate this Agreement by giving written notice to the other Parties at any time after the date six weeks subsequent to the date of this Agreement, if the Buyer has not by the end of such six week period received the consent to this Agreement and the transactions contemplated by this Agreement of Fleet National Bank under the Fleet Loan Agreement;

    (h) the Buyer may terminate this Agreement by giving written notice to the other Parties at any time after the date 75 days subsequent to the date of this Agreement if (i) the Company has not provided the Buyer with the disclosure required by Part I-Section C-Information About the Company Being Acquired of Form S-4 of the SEC, and such other disclosure as is customarily provided by a company being acquired for inclusion in a registration statement on Form S-4 and reasonably requested by the Buyer, including, without limitation, a letter to the Company's stockholders and risk factors relating to the Company, all of such disclosures in form and substance reasonably appropriate for inclusion in the Registration Statement and filing with the SEC, and (ii) the Buyer has not filed the Registration Statement with the SEC as of the date of such notice; or

    (i) the Company may terminate this Agreement by giving written notice to the other Parties at any time after the date 75 days subsequent to the date of this Agreement if (i) the Buyer has not prepared the disclosure required by Form S-4 (and not to be provided by the Company by requirement, custom or otherwise), all of such disclosures in form and substance reasonably appropriate for inclusion in the Registration Statement and filing with the SEC, and (ii) the Buyer has not filed the Registration Statement with the SEC as of the date of such notice.

    7.2  EFFECT OF TERMINATION.

    (a) If any Party terminates this Agreement pursuant to Section 7.1 of this Agreement, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for willful breaches of this Agreement; provided, that, Sections 4.5(e) and
(f) of this Agreement shall survive any such termination).

    (b) Notwithstanding the provisions of Section 7.2(a) of this Agreement, if the Buyer terminates this Agreement pursuant to Section 7.1(b) and/or
Section 7.1(h) of this Agreement, the Company shall pay to the Buyer
$2.0 million in cash by wire transfer to an account designated by the Buyer within five business days of the Company's receipt of the Buyer's written notice pursuant to Section 7.1(b) and/or Section 7.1(h) of this Agreement; provided, that, such payment shall in no way limit any liabilities of the Company to, or damages suffered by, the Buyer as a result of the breach or breaches which form the foundation of such termination under Section 7.1(b) and/or Section 7.1(h) of this Agreement.

    (c) Notwithstanding the provisions of Section 7.2(a) of this Agreement, if the Company terminates this Agreement pursuant to Section 7.1(c) and/or
Section 7.1(i) of this Agreement, the Buyer shall pay to the Company
$2.0 million in cash by wire transfer to an account designated by the Company within five business days of the Buyer's receipt of the Company's written notice pursuant to Section 7.1(c) and/or Section 7.1(i) of this Agreement; provided, that, such payment shall in no way limit any liabilities of the Buyer to, or damages suffered by, the Company as a result of the breach or breaches which form the foundation of such termination under Section 7.1(c) and/or
Section 7.1(i) of this Agreement.

    (d) Notwithstanding the provisions of Section 7.2(a) of this Agreement, if the Company terminates this Agreement pursuant to Section 7.1(g) of this Agreement, the Buyer shall pay to the Company $500,000 in cash by wire transfer to an account designated by the Company within five business days of the Buyer's receipt of the Company's written notice pursuant to Section 7.1(g) of this Agreement; provided, that, such payment shall in no way limit any liabilities of the Buyer to, or damages suffered by, the Company as a result of the breach or breaches which form the foundation of such termination under Section 7.1(g) of this Agreement.

                           ARTICLE VIII MISCELLANEOUS

    8.1 PRESS RELEASES AND ANNOUNCEMENTS. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

    8.2 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, that, (a) the provisions in
Article I concerning issuance of the Merger Shares are intended for the benefit of the Company Stockholders and (b) the provisions in Section 4.8 concerning indemnification are intended for the benefit of the individuals specified therein and their successors and assigns.

    8.3 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

    8.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights or interests nor delegate its obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer.

    8.5 COUNTERPARTS AND FACSIMILE SIGNATURE. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

    8.6 HEADINGS. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

    8.7 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

IF TO THE COMPANY:                             COPY TO:

PADS Software, Inc.                            Gadsby Hannah LLP
165 Forest Street                              225 Franklin Street
Marlboro, Massachusetts 01752                  Boston, Massachusetts 02110
Attention: President                           Attention: Lawrence H. Gennari, Esq.

IF TO THE PRINCIPAL STOCKHOLDER:               COPY TO:

Kyoden Company, Ltd.                           Gadsby Hannah LLP
c/o Mr. Naotada Kushitani                      225 Franklin Street
PADS Software, Inc.                            Boston, Massachusetts 02110
165 Forest Street                              Attention: Lawrence H. Gennari, Esq.
Marlboro, Massachusetts 01752

IF TO THE BUYER OR THE TRANSITORY SUBSIDIARY:  COPY TO:

Innoveda, Inc.                                 Hale and Dorr LLP
293 Boston Post Road West                      60 State Street
Marlboro, Massachusetts 01752                  Boston, Massachusetts 02109
Attention: Chief Legal Officer                 Attention: John A. Burgess, Esq.

    Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

    8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the Commonwealth of Massachusetts.

    8.9 SUBMISSION TO JURISDICTION. Each of the Parties (a) submits to the jurisdiction of any state or federal court sitting in the Commonwealth of Massachusetts in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 8.7. Nothing in this Section 8.9, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

    8.10 AMENDMENTS AND WAIVERS. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time; provided, that, any amendment effected subsequent to the Requisite Stockholder Approval shall be subject to any restrictions contained in the General Corporation Law of the State of Delaware. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

    8.11 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to, and the Parties intend that such court shall, limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

    8.12  CONSTRUCTION.

    (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

    (b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

    8.13 PADS NAMES. The Principal Stockholders and the Company hereby agree that effective as of the Effective Time any and all agreements and licenses and other instruments, whether oral or in writing, granting or permitting the Principal Stockholder or any of its Affiliates (including, without limitation, PADS Japan and PADS Korea) the right to use to any extent (including, without limitation, as a "doing business as" or d/b/a) the name "PADS," "PADS Software" or any other trademark, service mark or domain name of the Company, whether registered or unregistered (the "PADS NAMES"), shall be terminated in full and that neither the Principal Stockholder nor any of its Affiliates (including, without limitation, PADS Japan and PADS Korea) shall thereafter have any right or privilege to, nor shall they, use to any extent the PADS Names; provided, that, PADS Japan and PADS Korea may continue to use the PADS Names through December 31, 2000 consistent with their practice as of the date hereof. The Buyer and the Principal Stockholder agree to discuss any continued use of the PADS Names by the Principal Stockholder after December 31, 2000. The Parties agree that effective as of the Effective Time no person or entity other than the Buyer and the Surviving Corporation shall have the right to use to any extent the PADS Names, except for PADS Japan and PADS Korea as set forth in the immediately preceding sentence.

    8.14 LEASE GUARANTEE. The Principal Stockholder agrees that after the Effective Time, it will use reasonable efforts to replace the Principal Stockholder as the named guarantor on that certain real estate lease effective March 1, 1993 entered into by the Company for the property located at 165 Forest Street, Marlborough, Massachusetts 01752 (the "MARLBOROUGH LEASE") with the Buyer, and the Buyer agrees to provide to the lessor under the Marlborough Lease such financial information as may be reasonably requested by such lessor in connection with any such guarantee to be entered into by the Buyer; provided, that, any such guarantee to be entered into by the Buyer shall be on the same terms as the guarantee of the Principal Stockholder which it is replacing. If the lessor under the Marlborough Lease does not consent to or otherwise approve or permit such replacement guarantee, the Principal Stockholder agrees to cause its guarantee of the Marlborough Lease to remain in effect pursuant to its terms, and the Buyer agrees to indemnify the Principal Stockholder with respect to the Principal Stockholder's liabilities under such guarantee.

                                  * * * * * *

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                                       BUYER:

                                                       INNOVEDA, INC.

                                                       By:  /s/ WILLIAM J. HERMAN
                                                            ----------------------------------------
                                                            Name: William J. Herman
                                                            Title: President and Chief Executive
                                                            Officer

                                                       TRANSITORY SUBSIDIARY:

                                                       INNOVATIVE SOFTWARE, INC.

                                                       By:  /s/ WILLIAM J. HERMAN
                                                            ----------------------------------------
                                                            Name: William J. Herman
                                                            Title: President and Chief Executive
                                                            Officer

                                                       COMPANY:

                                                       PADS SOFTWARE, INC.

                                                       By:  /s/ KENNETH L. TEPPER
                                                            ----------------------------------------
                                                            Name: Kenneth L. Tepper
                                                            Title: President and Chief Executive
                                                            Officer

                                                       PRINCIPAL STOCKHOLDER:

    The Principal Stockholder is executing this Agreement solely for the purpose of agreeing to and becoming bound by Sections 1.3(g) and 4.3(f) and Articles VI and VIII of this Agreement. The Principal Stockholder represents and warrants to the Buyer that it has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Principal Stockholder of this Agreement and the consummation by the Principal Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Principal Stockholder.

                                                       KYODEN COMPANY, LTD.

                                                       By:  /s/ HIROSHI HASHIMOTO
                                                            ----------------------------------------
                                                            Name: Hiroshi Hashimoto
                                                            Title: President

                                                                         ANNEX B

                   VOTING AND TRANSFER RESTRICTION AGREEMENT

                                  June 2, 2000

Innoveda, Inc.
293 Boston Post Road West
Marlboro, MA 01752

PADS Software, Inc.
165 Forest Street
Marlboro, MA 01752

Dear Sirs:

    An Agreement and Plan of Merger and Reorganization dated as of June 2, 2000 (the "MERGER AGREEMENT") is being or has been entered into by and among Innoveda, Inc., a Delaware corporation (the "BUYER"), Innovative
Software, Inc., a Delaware corporation and a wholly owned subsidiary of the Buyer (the "TRANSITORY SUBSIDIARY"), PADS Software, Inc., a Delaware corporation (the "COMPANY") and Kyoden Company, Ltd. (the "PRINCIPAL STOCKHOLDER"). The Merger Agreement provides for the merger of the Transitory Subsidiary with and into the Company (the "MERGER"). In accordance with the Merger Agreement, the shares of each class of capital stock of the Company (collectively, the "COMPANY STOCK") shall be converted into shares of common stock, $0.01 par value per share, of the Buyer (the "BUYER COMMON STOCK") and Cash Consideration (as defined in the Merger Agreement), as more fully described in the Merger Agreement.

    The undersigned is the record holder and beneficial owner of such number of shares of Company Stock (the "SHARES") as is indicated on the final page of this Voting and Transfer Restriction Agreement (this "AGREEMENT").

    The undersigned may be deemed to be an Affiliate (as defined in the Merger Agreement) of the Company.

    In consideration of the mutual agreements set forth in the Merger Agreement and hereinafter in this Agreement, the undersigned represents and agrees as follows:

    1.  VOTING.

    (a) At every meeting of the stockholders of the Company called with respect to any of the matters set forth in clauses (i) or (ii) of this Section 1(a), and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the matters set forth in clauses (i) or (ii) of this Section 1(a), the undersigned shall (i) vote the Shares and any New Shares (as defined in Section 1(b) of this Agreement) in favor of the adoption of the Merger Agreement and the approval of the Merger and any matter that could reasonably be expected to facilitate the Merger and as specified by the Buyer with respect to any matter that would be inconsistent with or make it more difficult or less desirable for the Buyer to complete the transactions contemplated by the Merger Agreement and (ii) not vote the Shares nor any New Shares in favor of any other acquisition (whether by way of merger, consolidation, share exchange, stock purchase, asset purchase or otherwise) of all or a majority of the outstanding capital stock or assets of the Company.

    (b) The undersigned agrees that any shares of Company Stock that the undersigned purchases or with respect to which the undersigned otherwise acquires beneficial ownership after the execution of this Agreement and prior to the termination of this Agreement in accordance with Section 7 of this Agreement ("NEW SHARES") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

    (c) Concurrently with the execution of this Agreement, the undersigned agrees to deliver to the Buyer a proxy in the form attached hereto as Appendix A (the "PROXY"), which shall be irrevocable, with respect to the Shares.

    2. TRANSFER RESTRICTIONS. The undersigned will not, for the period commencing on the date hereof and terminating on the date one year subsequent to the Effective Time (as defined in the Merger Agreement), sell, transfer, pledge, hypothecate or otherwise dispose of, or reduce the undersigned's interest in or risk relating to, any securities of the Company or any shares of Buyer Common
Stock: (i) issued to the undersigned upon the conversion of the undersigned's shares of Company Stock in accordance with the terms of the Merger Agreement;
(ii) issued to the undersigned upon the exercise of any Options (as defined in the Merger Agreement) assumed by the Buyer in accordance with the terms of the Merger Agreement; or (iii) otherwise acquired or beneficially owned by the undersigned as a result of the transactions contemplated by the Merger Agreement (collectively with the shares of Buyer Common Stock described in the preceding clauses (i) and (ii), the "RESTRICTED SHARES"). The provisions of the preceding sentence shall not apply: (a) during the period beginning at the Effective Time and ending on the date six months subsequent to the Effective Time, with respect to 20% of the Restricted Shares; and (b) during the period beginning after the date six months subsequent to the Effective Time and ending on the date one year subsequent to the Effective Time, with respect to 60% of the Restricted Shares (including the 20% of the Restricted Shares set forth in the preceding clause (a)). The Company shall cause stop transfer orders to be placed with its transfer agent with respect to the securities of the Company restricted by this
Section 2.

    3.  RULE 145.

    (a) The undersigned will not offer, sell, transfer, pledge, hypothecate or otherwise dispose of, or reduce the undersigned's interest in or risk relating to, any shares of Buyer Common Stock issued to the undersigned in the Merger unless at such time either: (i) such transaction shall be permitted pursuant to the provisions of Rule 145 under the Securities Act of 1933, as amended (the "SECURITIES ACT"); (ii) the undersigned shall have furnished to the Buyer an opinion of counsel, satisfactory to the Buyer, to the effect that no registration under the Securities Act would be required in connection with the proposed offer, sale, transfer, pledge, hypothecation or other disposition; or
(iii) a registration statement under the Securities Act covering the proposed offer, sale, transfer, pledge, hypothecation or other disposition shall be effective under the Securities Act.

    (b) The undersigned understands that all certificates representing shares of Buyer Common Stock delivered to the undersigned pursuant to the Merger shall bear a legend substantially in the form set forth below, until the earliest to occur of (i) one of the events referred to in clauses (i), (ii) or (iii) of
Section 3(a) or (ii) the date on which the undersigned requests removal of such legend, provided that such request occurs at least two years from the Effective Time and that the undersigned is not at the time of such request, and has not been during the three-month period immediately preceding such request, an affiliate of the Buyer:

    "The shares represented by this certificate were issued in a transaction to which Rule 145 of the Securities Act of 1933 applies and may only be transferred in accordance with the provisions of such rule. In addition, the shares represented by this certificate may only be transferred in accordance with the terms of a Voting and Transfer Restriction Agreement dated as of June 2, 2000 between the initial holder hereof and the corporation, a copy of which agreement may be inspected by the holder of this certificate at the principal offices of the corporation, or furnished by the corporation to the holder of this certificate upon written request without charge."

Notwithstanding the foregoing, in no event shall such legend be removed prior to the expiration of the transfer restrictions set forth in Section 2 of this Agreement.

    (c) The Buyer, in its discretion, may cause stop transfer orders to be placed with its transfer agent with respect to the certificates for the shares of Buyer Common Stock which are required to bear the foregoing legend.

    4. REPRESENTATIONS AND WARRANTIES. The undersigned represents and warrants that he, she or it: (i) is the beneficial owner of the Shares, which at the date hereof are free and clear of any liens, claims, options, charges or other encumbrances; (ii) does not beneficially own any shares of capital stock of the Company other than the Shares; and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement.

    5. ADDITIONAL DOCUMENTS. The undersigned hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of the Buyer, to carry out the intent of this Agreement.

    6. CONSENTS AND WAIVERS. The undersigned hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which the undersigned is a party or pursuant to any rights the undersigned may have.

    7. TERMINATION. This Agreement shall terminate and shall have no further force or effect as of the date and time the Merger Agreement is terminated in accordance with its terms. Notwithstanding the foregoing, the provisions of
Section 1 of this Agreement, including the Proxy, shall terminate and shall have no further force or effect on the earlier to occur of (i) the date and time the Merger Agreement is terminated in accordance with its terms and (ii) the date and time on which the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement.

    8.  GENERAL.

    (a) ENTIRE AGREEMENT. Except for the Merger Agreement and the Escrow Agreement (as defined in the Merger Agreement), this Agreement constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, written or oral, with respect to the subject matter hereof.

    (b) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

    (c) COUNTERPARTS AND FACSIMILE SIGNATURE. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

    (d) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

    (e) NOTICES. All notices, instructions and other communications hereunder shall be in writing. Any notice, instruction or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

    IF TO THE BUYER:                             COPY TO:

    Innoveda, Inc.                               Hale and Dorr LLP
    293 Boston Post Road West                    60 State Street
    Marlboro, Massachusetts 01752                Boston, Massachusetts 02109
    Attention: Chief Legal Officer               Attention: John A. Burgess, Esq.

  IF TO THE UNDERSIGNED:

    At the address set forth on the signature page to this Agreement.

    IF TO THE COMPANY:                           COPY TO:

    PADS Software, Inc.                          Gadsby Hannah LLP
    165 Forest Street                            225 Franklin Street
    Marlboro, Massachusetts 01752                Boston, Massachusetts 02110
    Attention: President                         Attention: Lawrence H. Gennari, Esq.

Any party hereto may give any notice, instruction or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, instruction or other communication shall be deemed to have been duly given unless and until it actually is received by the party to whom it is intended. Any party hereto may change the address to which notices, instructions, or other communications hereunder are to be delivered by giving the other parties hereto notice in the manner set forth in this Section 8(e).

    (f) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the Commonwealth of Massachusetts.

    (g) AMENDMENTS AND WAIVERS. This Agreement may be amended only with the written consent of the Buyer and the undersigned. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party giving such waiver. No waiver by any party hereto with respect to any condition, default or breach of covenant hereunder shall be deemed to extend to any prior or subsequent condition, default or breach of covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

    (h) SUBMISSION TO JURISDICTION. Each of the parties hereto (a) submits to the jurisdiction of any state or federal court sitting in the Commonwealth of Massachusetts in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party hereto by sending or delivering a copy of the process to the party hereto to be served at the address and in the manner provided for the giving of notices in Section 8(e). Nothing in this Section 8(h), however, shall affect the right of any party to serve legal process in any other manner permitted by law.

    (i) SEVERABLILITY. If any provisions of this Agreement is declared invalid or unenforceable by any tribunal, then such provision shall be deemed automatically adjusted to conform to the requirements for validity and enforceability as declared at such time and, as so adjusted, shall be deemed a provision of this Agreement as though originally included herein. If the provision that is declared invalid or unenforceable is of such a nature that it cannot be so adjusted, the provision shall be deleted from this Agreement as though the provision had never been included herein. In either case, all other provisions of this Agreement shall remain in full force and effect.

    (j) SPECIFIC PERFORMANCE; INJUNCTIVE RELIEF. The parties hereto acknowledge that the Buyer will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the undersigned set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the Buyer upon any such violation, the Buyer shall have the right to seek to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Buyer at law or in equity.

    The undersigned has carefully read this agreement and discussed its requirements, to the extent the undersigned believed necessary, with its counsel.

                                                       Very truly yours,
                                                       KYODEN COMPANY, LTD.

                                                       /s/ HIROSHI HASHIMOTO
                                                       ---------------------------------------------
                                                       Print Name: Hiroshi Hashimoto
                                                       Title: President

                                                       Number of Shares Beneficially
                                                       Owned: 2,500,000
                                                       --------------------------------------------
                                                       Address:  3-2-1 Yoyogi, Shibuya-ku
                                                                 -------------------------------------
                                                                 Tokyo 151, Japan
                                                                 -------------------------------------
                                                                 -------------------------------------

Accepted:
INNOVEDA, INC.
/s/ WILLIAM J. HERMAN
------------------------------------
(signature)
William J. Herman, President and Chief Executive Officer
--------------------------------------------------
(print name and title) June 2, 2000
------------------------------------
(date)

PADS SOFTWARE, INC.
/s/ JAMES L. GENNARI
------------------------------------
(signature)
James L. Gennari, Vice President and Controller
------------------------------------------
(print name and title)
June 2, 2000
------------------------------------
(date)
adjusted, the provision shall be deleted from this Agreement as though the provision had never been included herein. In either case, all other provisions of this Agreement shall remain in full force and effect.

    (j) SPECIFIC PERFORMANCE; INJUNCTIVE RELIEF. The parties hereto acknowledge that the Buyer will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the undersigned set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the Buyer upon any such violation, the Buyer shall have the right to seek to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Buyer at law or in equity.

    The undersigned has carefully read this agreement and discussed its requirements, to the extent the undersigned believed necessary, with its counsel.


                                                       Very truly yours,
                                                       /s/ RICHARD T. FINIGAN
                                                       ---------------------------------------------
                                                       Print Name: Richard T. Finigan

                                                       Number of Shares Beneficially
                                                       Owned: 187,500
                                                       --------------------------------------------
                                                       Address:  Windingwood Lane
                                                                 -------------------------------------
                                                                 Acton, MA 01720
                                                                 -------------------------------------
                                                                 -------------------------------------

Accepted:
INNOVEDA, INC.
/s/ WILLIAM J. HERMAN
------------------------------------
(signature)
William J. Herman, President and Chief Executive Officer
--------------------------------------------------
(print name and title) June 2, 2000
------------------------------------
(date)

PADS SOFTWARE, INC.
/s/ JAMES L. GENNARI
------------------------------------
(signature)
James L. Gennari, Vice President and Controller
------------------------------------------
(print name and title)
June 2, 2000
------------------------------------
(date)
    adjusted, the provision shall be deleted from this Agreement as though the provision had never been included herein. In either case, all other provisions of this Agreement shall remain in full force and effect.

    (j) Specific Performance; Injunctive Relief. The parties hereto acknowledge that the Buyer will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the undersigned set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the Buyer upon any such violation, the Buyer shall have the right to seek to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Buyer at law or in equity.

    The undersigned has carefully read this agreement and discussed its requirements, to the extent the undersigned believed necessary, with its counsel.


                                                       Very truly yours,
                                                       /s/ KENNETH L. TEPPER
                                                       ---------------------------------------------
                                                       Print Name: Kenneth L. Tepper

                                                       Number of Shares Beneficially
                                                       Owned: 37,500
                                                       --------------------------------------------
                                                       Address:  29 Apple Blosson Lane
                                                                 -------------------------------------
                                                                 Stow, MA 01775
                                                                 -------------------------------------
                                                                 -------------------------------------

Accepted:
INNOVEDA, INC.
/s/ WILLIAM J. HERMAN
------------------------------------
(signature)
William J. Herman, President and Chief Executive Officer
--------------------------------------------------
(print name and title) June 2, 2000
------------------------------------
(date)

PADS SOFTWARE, INC.
/s/ JAMES L. GENNARI
------------------------------------
(signature)
James L. Gennari, Vice President and Controller
------------------------------------------
(print name and title)
June 2, 2000
------------------------------------
(date)

                                                                      APPENDIX A

                               IRREVOCABLE PROXY

    The undersigned securityholder of PADS Software, Inc., a Delaware corporation (the "COMPANY"), hereby irrevocably appoints the members of the Board of Directors of Innoveda, Inc., a Delaware corporation (the "BUYER"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to the securities of the Company beneficially owned by the undersigned, which securities are listed on the final page of this Irrevocable Proxy (the "SHARES"), and any and all other securities of the Company that the undersigned purchases or with respect to which the undersigned otherwise acquires beneficial ownership on or after the date hereof and prior to the date this proxy terminates, until the earlier to occur of
(i) the date and the time on which the Merger (as defined in the Agreement and Plan of Merger and Reorganization dated as of June 2, 2000 (the "MERGER AGREEMENT") by and among the Buyer, a wholly owned subsidiary of the Buyer, the Company and the Company's majority stockholder) shall become effective in accordance with the terms and provisions of the Merger Agreement and (ii) the date that the Merger Agreement is terminated in accordance with its terms (which such other securities shall be deemed Shares for purposes of this proxy) (such earlier date, the "PROXY TERMINATION"). Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares are hereby revoked and no subsequent proxies will be given until such time as this proxy shall be terminated in accordance with its terms.

    This proxy is irrevocable, is granted pursuant to the Voting and Transfer Restriction Agreement dated as of June 2, 2000 between the Buyer and the undersigned stockholder (the "VOTING AGREEMENT"), and is granted in consideration of the Buyer entering into the Merger Agreement. The Buyer and the undersigned stockholder agree and acknowledge that the grant of this irrevocable proxy is a material inducement for the Buyer to enter into the Merger Agreement, and is therefore coupled with an interest and irrevocable. The attorneys and proxies named above will be empowered at any time prior to the Proxy Termination to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned (a) in favor of the adoption of the Merger Agreement and the approval of the Merger (as defined in the Merger Agreement) and any matter that could reasonably be expected to facilitate the Merger, (b) as such attorneys and proxies deem appropriate with respect to any matter that would be inconsistent with or make it more difficult or less desirable for the Buyer to complete the transactions contemplated by the Merger Agreement and (c) against any other acquisition (whether by way of merger, consolidation, share exchange, stock purchase, asset purchase or otherwise) of all or a majority of the outstanding capital stock or assets of the Company at every annual, special or adjourned meeting of the Company stockholders, and in every written consent in lieu of such a meeting, or otherwise. This proxy will terminate upon the Proxy Termination.

    The attorneys and proxies named above may only exercise this proxy to vote the Shares at any time prior to the Proxy Termination at every annual, special or adjourned meeting of the stockholders of the Company and in every written consent in lieu of such meeting, (a) in favor of the adoption of the Merger Agreement and the approval of the Merger and any matter than could

                                     B-a-i
reasonably be expected to facilitate the Merger, (b) as such attorneys and proxies deem appropriate with respect to any matter that would be inconsistent with or make it more difficult or less desirable for the Buyer to complete the transactions contemplated by the Merger Agreement and (c) against any other acquisition (whether by way of merger, consolidation, share exchange, stock purchase, asset purchase or otherwise) of all or a majority of the outstanding capital stock or assets of the Company. The undersigned securityholder may vote the Shares on all other matters.

    Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

    Dated:  June 2, 2000

    Name of Stockholder:  Kyoden Company, Ltd.

    By:  /s/ HIROSHI HASHIMOTO
       ---------------------------------------------

    Print Name of Signatory:  Hiroshi Hashimoto

    Title of Signatory:  President

    Number of Shares of Common Stock Beneficially Owned:  -0-

    Number of Shares of Preferred Stock Beneficially Owned:  2,500,000

                                     B-a-ii
reasonably be expected to facilitate the Merger, (b) as such attorneys and proxies deem appropriate with respect to any matter that would be inconsistent with or make it more difficult or less desirable for the Buyer to complete the transactions contemplated by the Merger Agreement and (c) against any other acquisition (whether by way of merger, consolidation, share exchange, stock purchase, asset purchase or otherwise) of all or a majority of the outstanding capital stock or assets of the Company. The undersigned securityholder may vote the Shares on all other matters.

    Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

    Dated:  June 2, 2000

    Name of Stockholder:  Richard T. Finigan

    By:  /s/ RICHARD T. FINIGAN
       ---------------------------------------------

    Print Name of Signatory:  Richard T. Finigan

    Title of Signatory:  ______________

    Number of Shares of Common Stock Beneficially Owned:  187,500

    Number of Shares of Preferred Stock Beneficially Owned:  -0-

                                    B-a-iii
reasonably be expected to facilitate the Merger, (b) as such attorneys and proxies deem appropriate with respect to any matter that would be inconsistent with or make it more difficult or less desirable for the Buyer to complete the transactions contemplated by the Merger Agreement and (c) against any other acquisition (whether by way of merger, consolidation, share exchange, stock purchase, asset purchase or otherwise) of all or a majority of the outstanding capital stock or assets of the Company. The undersigned securityholder may vote the Shares on all other matters.

    Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

    Dated:  June 2, 2000

    Name of Stockholder:  Kenneth L. Tepper

    By:  /s/ KENNETH L. TEPPER
       ---------------------------------------------

    Print Name of Signatory:  Kenneth L. Tepper

    Title of Signatory:  ______________

    Number of Shares of Common Stock Beneficially Owned:  37,500

    Number of Shares of Preferred Stock Beneficially Owned:  -0-

                                     B-a-iv

                                                                         ANNEX C

                   SECTION 262 OF THE GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE

262.  APPRAISAL RIGHTS.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section251 (other than a merger effected pursuant to Section251(g) if this title), Section252, Section254, Section257, Section258, Section263 or Section264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractions depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections
(d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of SUCH STOCKHOLDER'S shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of SUCH STOCKHOLDER'S shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of SUCH STOCKHOLDER'S shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section228 or Section253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw SUCH STOCKHOLDER'S demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after SUCH STOCKHOLDER'S written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to appraisal, the Court shall apraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger of consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection
(f) of this section and who has submitted SUCH STOCKHOLDER'S certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that SUCH STOCKHOLDER is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of SUCH STOCKHOLDER'S demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law grants the Registrant the power to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of the Registrant where the person involved is adjudged to be liable to the Registrant except to the extent approved by a court. Article VI of the Registrant's Restated By-laws provide that the Registrant shall, to the fullest extent permitted by applicable law, indemnify each director and officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding by reason of the fact that he is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving at the written request of the Registrant, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust, or other enterprise. The indemnification provided for in Article VI is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement, or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors, and administrators of such persons. Article VI also provides that the Registrant shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant, or is or was serving at the request of the Registrant, as a director, trustee, partner, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against and incurred by such person in any such capacity.

    Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article EIGHTH of the Registrant's Restated Certificate of Incorporation eliminates a director's personal liability for monetary damages to the Registrant and its stockholders for breaches of fiduciary duty as a director, except in circumstances involving a breach of a director's duty of loyalty to the Registrant or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, self-dealing, or the unlawful payment of dividends or repurchase of stock.

    The Registrant maintains an insurance policy on behalf of itself and its subsidiaries, and on behalf of the directors and officers thereof, covering certain liabilities which may arise as a result of the actions of the directors and officers.

    The Registrant has entered into agreements with certain of its directors affirming the Registrant's obligation to indemnify them to the fullest extent permitted by law and providing various other protections.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS


       2.1(1)           Agreement and Plan of Reorganization dated as of February
                        17, 1997 between the Registrant, NYE Acquisition, Inc. and
                        TriQuest Design Automation, Inc.

       2.2(2) Asset Purchase Agreement dated as of May 19, 1997 between the Registrant, Credence Systems Corporation and Test
                        Systems Strategies, Inc.

       2.3(3)           Agreement and Plan of Reorganization dated as of September
                        5, 1997 between the Registrant, Star Acquisition, Inc. and
                        Simulation Technologies Corp.

       2.4(4)           Agreement and Plan of Reorganization dated as of September
                        16, 1999 between the Registrant, Hood Acquisition Corp. and
                        Viewlogic Systems, Inc.

       2.5(4)           Form of Viewlogic Systems, Inc. Voting Agreement.

       2.6(5)*          Agreement and Plan of Merger and Reorganization dated as of
                        June 2, 2000 between the Registrant, Innovative Software,
                        Inc., PADS Software, Inc. and Kyoden Company, Ltd.

       2.7(6)           Voting and Transfer Restriction Agreement dated as of June
                        2, 2000 between the Registrant and

       2.8*+            Software Purchase Agreement and Source Code Grant-Back dated as of July 28, 2000 between the Registrant, Innoveda
                        Minnesota Holding, Inc., Synopsys, Inc. and Synopsys
                        International Limited.

       3.1(7)           Amended and Restated Certificate of Incorporation of the
                        Registrant.

       3.2(8)           First Amendment to Amended and Restated Certificate of
                        Incorporation of the Registrant.

       3.2(9)           Amended and Restated By-laws of the Registrant, as amended.

       4.1(8) Specimen stock certificate representing common stock, $.01 par value per share, of the Registrant.

       4.2(7) Investor Rights' Agreement between the Registrant and the parties named therein dated February 10, 1994, as amended.

       5.1              Opinion of Hale and Dorr LLP.

       8.1              Opinion of Hale and Dorr LLP as to tax matters.

      10.1(7)           Form of Indemnification Agreement between Registrant and its executive officers and directors.

      10.2(7)           1994 Stock Plan, as amended.

      10.3(7)           1996 Employee Stock Purchase Plan.

      10.4(7)           1996 Director Option Plan.

      10.5              2000 Stock Incentive Plan.

      10.6              2000 Employee Stock Purchase Plan.

      10.7(10)          Employment Agreement between the Registrant and Larry J.
                        Gerhard dated February 25, 1999.

      10.8(11)          Employment Agreement between the Registrant and C. Albert
                        Koob dated July 30, 1999.

      10.9(12)          Amendment to Employment Agreement between the Registrant and
                        Richard Davenport dated October 24, 1999.

      10.10(13)         Employment Agreement between the Registrant and Arthur
                        Fletcher dated July 1, 1997.

      10.11(11)         Employment Agreement between the Registrant and Eric
                        Benhayoun dated February 25, 1999.

      10.12(11)         Employment Agreement between the Registrant and Moshe Guy
                        dated February 25, 1999.

      10.13(13)         Employment Agreement between the Registrant and Joseph
                        Masarich dated December 22, 1997.

      10.14(9)++        Software OEM License Agreement between the Registrant, Test
                        System Strategies Inc. and Credence Systems Corporation
                        dated May 19, 1997.

      10.15(7)          Lease Agreement between the Registrant and Petula Associates
                        Ltd. and Koll Creekside Associates II dated October 26,
                        1993, as amended.

      10.16(7)          Sublease Agreement dated as of January 1993 between DCL
                        Technologies, Ltd. and SEE Technologies, Ltd.

      10.17(14)         Bank Line of Credit Agreement between Registrant and U.S.
                        National Bank of Oregon dated June 24, 1997.

      10.18(10)         Employment Agreement between the Registrant and Sharon L.
                        Beelart dated January 5, 1998.

      10.19(7)++        Distributor Agreement between the Registrant and Seiko
                        Instruments, Inc., dated February 1, 1996.

      10.20(15)         Option Exchange Agreement dated as of June 30, 1998 among
                        the Registrant, ProSoft Oy and Optionholders of ProSoft Oy.

      10.21(10)         First Amendment to Employment Agreement between the
                        Registrant and Richard Davenport dated December 21, 1998.

      10.22(9)          Loan Agreement between the Registrant and Moshe Guy dated
                        May 20, 1997.

      10.23(14)         Loan Agreement between the Registrant and Dasys, Inc. dated
                        July 26, 1997.

      10.24(16)         TriQuest Design Automation, Inc. 1995 Stock Option Plan.

      10.25(17)         Simulation Technologies 1994 Stock Option Plan and form of agreement thereto.

      10.26(18)         1997 NonStatutory Stock Option Plan and form of agreement
                        thereto.

      10.27(13)         Amendment to the Distributor Agreement between the
                        Registrant and Seiko Instruments, Inc.

      10.28(10)++       Amendment to Software OEM License Agreement between the
                        Registrant and Credence Systems Corporation dated December
                        18, 1998.

      10.29(19)         Shareholders Agreement between the Registrant and Summit
                        Design Asia, Ltd. dated May 12, 1998.

      10.30(19)         Shareholders Agreement between the Registrant and Asia
                        Design Corporation, Ltd. dated May 12, 1998.

      10.31(19)++       Distributor Agreement between the Registrant and Summit
                        Design Asia, Ltd. dated May 12, 1998.

      10.32(19)         Loan Agreement between the Registrant and Summit Design
                        Asia, Ltd. dated June 2, 1998.

      10.33(19)         Joint Escrow Agreement between the Registrant, Perkins Coie
                        (Hong Kong) Limited, Summit Design Asia, Ltd. and Asia
                        Design Corporation, Ltd.

      10.34(19)         Guarantee Agreement between the Registrant and Asia Design
                        Corporation, Ltd. dated May 12, 1998.

      10.35(19)         Security Agreement between the Registrant and Asia Design
                        Corporation, Ltd. dated May 12, 1998.

      10.36(20)         Amendment to Employment Agreement between the Registrant and
                        Larry J. Gerhard dated April 30, 1999.

      10.37(4)          Viewlogic 1998 Stock Incentive Plan, as amended, and form of agreements thereto.

      10.38(4) Transcendent Design Technology, Inc. Restricted Stock Plan and form of agreements thereto.

      10.39(4) Transcendent Design Technology, Inc. Stock Option Plan and form of agreements thereto.

      10.40(4)          Employment Agreement between Viewlogic and Richard G. Lucier dated October 2, 1998.

      10.41(4)          Employment Agreement between Viewlogic and William J. Herman dated October 2, 1998.

      10.42(4) Investors' Rights Agreement between Viewlogic and the parties named therein dated October 2, 1998.

      10.43(4)          VCS OEM Agreement between Viewlogic and Synopsys dated
                        October 2, 1998.

      10.44(4)          FPGA OEM Agreement between Viewlogic and Synopsys dated
                        October 2, 1998.

      10.45(4)          Software Assignment and License Agreement between Viewlogic and Synopsys dated October 2, 1998.

      10.46(4)          Patent Assignment and Cross-License Agreement between
                        Viewlogic and Synopsys dated October 2, 1998.

      10.47(4)          Blast Software License and Assignment Agreement between
                        Viewlogic and Synopsys dated October 2, 1998.

      10.48             Amended and Restated Loan Agreement among the Registrant,
                        Viewlogic, Fleet National Bank, as Agent and a Lender and the other financial institutions now or hereafter parties hereto, dated July 31, 2000.

      10.49(4)          Office Lease Agreement between Viewlogic and Rosewood III
                        Associates Limited Partnership, as amended, dated November
                        16, 1989.

      10.50(4)          Secured Promissory Note by Paula J. Cassidy and John F.
                        Cassidy in favor of Viewlogic dated August 11, 1999.

      10.51(4)          Secured Promissory Note by Peter T. Johnson and Andrea R.
                        Johnson in favor of Viewlogic dated August 11, 1999.

      10.52(4)          Secured Promissory Note by William J. Herman in favor of
                        Viewlogic dated August 11, 1999.

      10.53(4)          Secured Promissory Note by Richard G. Lucier in favor of
                        Viewlogic dated August 12, 1999.

      10.54(4)          Secured Promissory Note by Kevin P. O'Brien in favor of
                        Viewlogic dated August 11, 1999.

      21.1+             Subsidiaries of the Registrant.

      23.1              Consent of Hale and Dorr LLP (included in opinions filed as
                        Exhibits 5.1 and 8.1).

      23.2 Independent Auditors' Consent of Deloitte & Touche LLP regarding the financial statements of the Registrant.

      23.3 Independent Auditors' Consent of Deloitte & Touche LLP regarding the financial statements of PADS Software, Inc.

      23.4              Independent Accountant's Consent of PricewaterhouseCoopers
                        LLP.

      24.1+             Power of Attorney.

      99.1+             Form of Consent Solicitation Statement.

      99.2+             Form of Waiver of Appraisal Rights.


------------------------

(1) Incorporated by reference to the Registrant's Current Report on Form 8-K dated February 28, 1997.

(2) Incorporated by reference to the Registrant's Current Report on Form 8-K dated July 11, 1997.

(3) Incorporated by reference to the Registrant's Current Report on Form 8-K dated September 9, 1997.

(4) Incorporated herein by reference to the Registrant's Registration Statement on Form S-4 (Commission File No. 333-89491) as filed on October 22, 1999.

(5) Filed as Annex A to the consent solicitation statement/prospectus, constituting a part of this Registration Statement.

(6) Filed as Annex B to the consent solicitation statement/prospectus, constituting a part of this Registration Statement.

(7) Incorporated by reference to the Registration Statement on Form S-1 (File No. 333-06445) as declared effective by the Securities and Exchange Commission on October 17, 1996.


(8) Incorporated by reference to the Registrant's Current Report on Form 8-K dated March 13, 2000.


(9) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

(10) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

(11) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

(12) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

(13) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

(14) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

(15) Incorporated by reference to the Registrant's Current Report on Form 8-K dated June 30, 1998.

(16) Incorporated by reference to the Registration Statement on Form S-8 (File No. 333-32551) as filed on July 31, 1997.

(17) Incorporated by reference to the Registration Statement on Form S-8 (File No. 333-47481) as filed on March 6, 1998.

(18) Incorporated by reference to the Registration Statement on Form S-8 (File No. 333-47545) as filed on March 9, 1998.

(19) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

(20) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.


+  Previously filed.



++ Documents for which confidential treatment has been granted.



* The exhibits and schedules to this agreement were omitted by the Registrant. The Registrant agrees to furnish any exhibit or schedule to this agreement supplementally to the Securities and Exchange Commission upon written request.

(B) FINANCIAL STATEMENT SCHEDULES

    All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are not applicable, and, therefore, have been omitted.

ITEM 22.  UNDERTAKINGS.

    A. The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    B. The Registration hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    C. The Registrant hereby undertakes as follows:

        (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
    Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    D. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    E. The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

    F. The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marlboro, Commonwealth of Massachusetts on the 10th day of August, 2000.



                                                       INNOVEDA, INC.

                                                       By:            /s/ WILLIAM J. HERMAN
                                                            -----------------------------------------
                                                                        William J. Herman
                                                                PRESIDENT, CHIEF EXECUTIVE OFFICER
                                                                    AND CHAIRMAN OF THE BOARD



    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the date indicated.



                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                                                       Chairman of the Board,
                /s/ WILLIAM J. HERMAN                    President, Chief
     -------------------------------------------         Executive Officer and       August 10, 2000
                  William J. Herman                      Director (Principal
                                                         Executive Officer)

                                                       Vice President, Finance and
                          *                              Chief Financial Officer
     -------------------------------------------         (Principal Financial        August 10, 2000
                  Kevin P. O'Brien                       Officer and Principal
                                                         Accounting Officer)

     -------------------------------------------       Director
                  William V. Botts

                          *
     -------------------------------------------       Director                      August 10, 2000
                   Lorne J. Cooper

                          *
     -------------------------------------------       Director                      August 10, 2000
                  Keith B. Geeslin

                          *
     -------------------------------------------       Director                      August 10, 2000
                   Steven P. Erwin



*By:  /s/ WILLIAM J. HERMAN
      --------------------------------------
      William J. Herman
      ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


       2.1(1)           Agreement and Plan of Reorganization dated as of February
                        17, 1997 between the Registrant, NYE Acquisition, Inc. and
                        TriQuest Design Automation, Inc.

       2.2(2) Asset Purchase Agreement dated as of May 19, 1997 between the Registrant, Credence Systems Corporation and Test
                        Systems Strategies, Inc.

       2.3(3)           Agreement and Plan of Reorganization dated as of September
                        5, 1997 between the Registrant, Star Acquisition, Inc. and
                        Simulation Technologies Corp.

       2.4(4)           Agreement and Plan of Reorganization dated as of September
                        16, 1999 between the Registrant, Hood Acquisition Corp. and
                        Viewlogic Systems, Inc.

       2.5(4)           Form of Viewlogic Systems, Inc. Voting Agreement.

       2.6(5)*          Agreement and Plan of Merger and Reorganization dated as of
                        June 2, 2000 between the Registrant, Innovative Software,
                        Inc., PADS Software, Inc. and Kyoden Company, Ltd.

       2.7(6)           Voting and Transfer Restriction Agreement dated as of June
                        2, 2000 between the Registrant and

       2.8*+            Software Purchase Agreement and Source Code Grant-Back dated as of July 28, 2000 between the Registrant, Innoveda
                        Minnesota Holding, Inc., Synopsys, Inc. and Synopsys
                        International Limited.

       3.1(7)           Amended and Restated Certificate of Incorporation of the
                        Registrant.

       3.2(8)           First Amendment to Amended and Restated Certificate of
                        Incorporation of the Registrant.

       3.2(9)           Amended and Restated By-laws of the Registrant, as amended.

       4.1(8) Specimen stock certificate representing common stock, $.01 par value per share, of the Registrant.

       4.2(7) Investor Rights' Agreement between the Registrant and the parties named therein dated February 10, 1994, as amended.

       5.1              Opinion of Hale and Dorr LLP.

       8.1              Opinion of Hale and Dorr LLP as to tax matters.

      10.1(7)           Form of Indemnification Agreement between Registrant and its executive officers and directors.

      10.2(7)           1994 Stock Plan, as amended.

      10.3(7)           1996 Employee Stock Purchase Plan.

      10.4(7)           1996 Director Option Plan.

      10.5              2000 Stock Incentive Plan.

      10.6              2000 Employee Stock Purchase Plan.

      10.7(10)          Employment Agreement between the Registrant and Larry J.
                        Gerhard dated February 25, 1999.

      10.8(11)          Employment Agreement between the Registrant and C. Albert
                        Koob dated July 30, 1999.

      10.9(12)          Amendment to Employment Agreement between the Registrant and
                        Richard Davenport dated October 24, 1999.

      10.10(13)         Employment Agreement between the Registrant and Arthur
                        Fletcher dated July 1, 1997.

      10.11(11)         Employment Agreement between the Registrant and Eric
                        Benhayoun dated February 25, 1999.

      10.12(11)         Employment Agreement between the Registrant and Moshe Guy
                        dated February 25, 1999.

      10.13(13)         Employment Agreement between the Registrant and Joseph
                        Masarich dated December 22, 1997.

      10.14(9)++        Software OEM License Agreement between the Registrant, Test
                        System Strategies Inc. and Credence Systems Corporation
                        dated May 19, 1997.

      10.15(7)          Lease Agreement between the Registrant and Petula Associates
                        Ltd. and Koll Creekside Associates II dated October 26,
                        1993, as amended.

      10.16(7)          Sublease Agreement dated as of January 1993 between DCL
                        Technologies, Ltd. and SEE Technologies, Ltd.

      10.17(14)         Bank Line of Credit Agreement between Registrant and U.S.
                        National Bank of Oregon dated June 24, 1997.

      10.18(10)         Employment Agreement between the Registrant and Sharon L.
                        Beelart dated January 5, 1998.

      10.19(7)++        Distributor Agreement between the Registrant and Seiko
                        Instruments, Inc., dated February 1, 1996.

      10.20(15)         Option Exchange Agreement dated as of June 30, 1998 among
                        the Registrant, ProSoft Oy and Optionholders of ProSoft Oy.

      10.21(10)         First Amendment to Employment Agreement between the
                        Registrant and Richard Davenport dated December 21, 1998.

      10.22(9)          Loan Agreement between the Registrant and Moshe Guy dated
                        May 20, 1997.

      10.23(14)         Loan Agreement between the Registrant and Dasys, Inc. dated
                        July 26, 1997.

      10.24(16)         TriQuest Design Automation, Inc. 1995 Stock Option Plan.

      10.25(17)         Simulation Technologies 1994 Stock Option Plan and form of agreement thereto.

      10.26(18)         1997 NonStatutory Stock Option Plan and form of agreement
                        thereto.

      10.27(13)         Amendment to the Distributor Agreement between the
                        Registrant and Seiko Instruments, Inc.

      10.28(10)++       Amendment to Software OEM License Agreement between the
                        Registrant and Credence Systems Corporation dated December
                        18, 1998.

      10.29(19)         Shareholders Agreement between the Registrant and Summit
                        Design Asia, Ltd. dated May 12, 1998.

      10.30(19)         Shareholders Agreement between the Registrant and Asia
                        Design Corporation, Ltd. dated May 12, 1998.

      10.31(19)++       Distributor Agreement between the Registrant and Summit
                        Design Asia, Ltd. dated May 12, 1998.

      10.32(19)         Loan Agreement between the Registrant and Summit Design
                        Asia, Ltd. dated June 2, 1998.

      10.33(19)         Joint Escrow Agreement between the Registrant, Perkins Coie
                        (Hong Kong) Limited, Summit Design Asia, Ltd. and Asia
                        Design Corporation, Ltd.

      10.34(19)         Guarantee Agreement between the Registrant and Asia Design
                        Corporation, Ltd. dated May 12, 1998.

      10.35(19)         Security Agreement between the Registrant and Asia Design
                        Corporation, Ltd. dated May 12, 1998.

      10.36(20)         Amendment to Employment Agreement between the Registrant and
                        Larry J. Gerhard dated April 30, 1999.

      10.37(4)          Viewlogic 1998 Stock Incentive Plan, as amended, and form of agreements thereto.

      10.38(4) Transcendent Design Technology, Inc. Restricted Stock Plan and form of agreements thereto.

      10.39(4) Transcendent Design Technology, Inc. Stock Option Plan and form of agreements thereto.

      10.40(4)          Employment Agreement between Viewlogic and Richard G. Lucier dated October 2, 1998.

      10.41(4)          Employment Agreement between Viewlogic and William J. Herman dated October 2, 1998.

      10.42(4) Investors' Rights Agreement between Viewlogic and the parties named therein dated October 2, 1998.

      10.43(4)          VCS OEM Agreement between Viewlogic and Synopsys dated
                        October 2, 1998.

      10.44(4)          FPGA OEM Agreement between Viewlogic and Synopsys dated
                        October 2, 1998.

      10.45(4)          Software Assignment and License Agreement between Viewlogic and Synopsys dated October 2, 1998.

      10.46(4)          Patent Assignment and Cross-License Agreement between
                        Viewlogic and Synopsys dated October 2, 1998.

      10.47(4)          Blast Software License and Assignment Agreement between
                        Viewlogic and Synopsys dated October 2, 1998.

      10.48             Amended and Restated Loan Agreement among the Registrant,
                        Viewlogic, Fleet National Bank, as Agent and a Lender and the other financial institutions now or hereafter parties hereto, dated July 31, 2000.

      10.49(4)          Office Lease Agreement between Viewlogic and Rosewood III
                        Associates Limited Partnership, as amended, dated November
                        16, 1989.

      10.50(4)          Secured Promissory Note by Paula J. Cassidy and John F.
                        Cassidy in favor of Viewlogic dated August 11, 1999.

      10.51(4)          Secured Promissory Note by Peter T. Johnson and Andrea R.
                        Johnson in favor of Viewlogic dated August 11, 1999.

      10.52(4)          Secured Promissory Note by William J. Herman in favor of
                        Viewlogic dated August 11, 1999.

      10.53(4)          Secured Promissory Note by Richard G. Lucier in favor of
                        Viewlogic dated August 12, 1999.

      10.54(4)          Secured Promissory Note by Kevin P. O'Brien in favor of
                        Viewlogic dated August 11, 1999.

      21.1+             Subsidiaries of the Registrant.

      23.1              Consent of Hale and Dorr LLP (included in opinions filed as
                        Exhibits 5.1 and 8.1).

      23.2 Independent Auditors' Consent of Deloitte & Touche LLP regarding the financial statements of the Registrant.

      23.3 Independent Auditors' Consent of Deloitte & Touche LLP regarding the financial statements of PADS Software, Inc.

      23.4              Independent Accountant's Consent of PricewaterhouseCoopers
                        LLP.

      24.1+             Power of Attorney.

      99.1+             Form of Consent Solicitation Statement.

      99.2+             Form of Waiver of Appraisal Rights.


------------------------

(1) Incorporated by reference to the Registrant's Current Report on Form 8-K dated February 28, 1997.

(2) Incorporated by reference to the Registrant's Current Report on Form 8-K dated July 11, 1997.

(3) Incorporated by reference to the Registrant's Current Report on Form 8-K dated September 9, 1997.

(4) Incorporated herein by reference to the Registrant's Registration Statement on Form S-4 (Commission File No. 333-89491) as filed on October 22, 1999.

(5) Filed as Annex A to the consent solicitation statement/prospectus, constituting a part of this Registration Statement.

(6) Filed as Annex B to the consent solicitation statement/prospectus, constituting a part of this Registration Statement.

(7) Incorporated by reference to the Registration Statement on Form S-1 (File No. 333-06445) as declared effective by the Securities and Exchange Commission on October 17, 1996.


(8) Incorporated by reference to the Registrant's Current Report on Form 8-K dated March 13, 2000.



(9) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.


(10) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

(11) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

(12) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

(13) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

(14) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

(15) Incorporated by reference to the Registrant's Current Report on Form 8-K dated June 30, 1998.

(16) Incorporated by reference to the Registration Statement on Form S-8 (File No. 333-32551) as filed on July 31, 1997.

(17) Incorporated by reference to the Registration Statement on Form S-8 (File No. 333-47481) as filed on March 6, 1998.

(18) Incorporated by reference to the Registration Statement on Form S-8 (File No. 333-47545) as filed on March 9, 1998.

(19) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

(20) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.


+  Previously filed.



++ Documents for which confidential treatment has been granted.



* The exhibits and schedules to this agreement were omitted by the Registrant. The Registrant agrees to furnish any exhibit or schedule to this agreement supplementally to the Securities and Exchange Commission upon written request.